As filed with the Securities and Exchange Commission on May 11, 2010

Registration No. 333-162771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TeleNav, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7379	77-0521800
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

TeleNav, Inc.

1130 Kifer Road

Sunnyvale, California 94086

(408) 245-3800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

H.P. Jin, Ph.D.

Chairman, Chief Executive Officer and President

TeleNav, Inc.

1130 Kifer Road

Sunnyvale, California 94086

(408) 245-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carmen Chang Julia Reigel Valerie Barnett Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Loren Hillberg General Counsel and Secretary TeleNav, Inc. 1130 Kifer Road Sunnyvale, California 94086 (408) 245-3800	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

Prior to April 15, 2010, we were known as TNAV Holdings, Inc. and we conducted our business through TeleNav, Inc. and its subsidiaries. Except as disclosed in the accompanying prospectus, the consolidated financial statements and selected historical consolidated financial data and other financial information included in this registration statement are those of TeleNav, Inc. and its subsidiaries and do not give effect to the corporate reorganization described below. On April 15, 2010, TeleNav, Inc. merged with and into its wholly owned subsidiary, TNAV Holdings, Inc., the registrant. The stockholders of TeleNav, Inc. became stockholders of TNAV Holdings, Inc. and TNAV Holdings, Inc. changed its name to TeleNav, Inc. The stockholders of both entities approved the merger in December 2009. Shares of the common stock of TeleNav, Inc., the surviving entity, are being offered by the prospectus. Prior to the merger, TNAV Holdings, Inc. held no material assets and did not engage in any operations.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 11, 2010

Preliminary Prospectus

7,000,000 shares

TELENAV, INC.

Common stock

This is an initial public offering of shares of common stock by TeleNav, Inc. We are selling 5,500,000 shares of common stock. The selling stockholders identified in this prospectus are selling an additional 1,500,000 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The estimated initial public offering price is between $11.00 and $13.00 per share.

Our common stock has been approved for listing on the NASDAQ Global Market under the symbol TNAV, subject to official notice of issuance.

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to us, before expenses	$	$

Proceeds to selling stockholders, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase from us up to 1,050,000 additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions.

Menlo Ventures and its related funds, or together the Menlo Funds, which are affiliated with Shawn Carolan, a member of our Board of Directors, and which, as of March 31, 2010, beneficially owned 14.1% of our outstanding common stock (assuming conversion of all outstanding shares of preferred stock), are being allocated the opportunity to purchase shares of our common stock in this offering at the initial public offering price per share of not more than $11.00, for an aggregate purchase price of up to $7,000,000. Based on an initial public offering price of $11.00 per share, the Menlo Funds are being allocated the opportunity to purchase 636,363 shares of our common stock in this offering and have indicated an interest in purchasing all of such shares. The underwriters will receive the same discount from any shares of our common stock purchased by the Menlo Funds as they will from any other shares of our common stock sold to the public in this offering.

Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     .

J.P. Morgan	Deutsche Bank Securities

Baird	Canaccord Genuity	Piper Jaffray

Pacific Crest Securities

                    , 2010

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

i

Prospectus summary

The following summary highlights information contained elsewhere in this prospectus. Before deciding whether to buy shares of our common stock, you should read this summary and the more detailed information in this prospectus, including our consolidated financial statements and related notes and the discussion of the risks of investing in our common stock in the section entitled “Risk factors.”

Overview

We are a leading provider of location based services, or LBS, including voice guided navigation, on mobile phones. Our LBS solutions provide consumers and enterprises with convenient and easy to use location specific, real time and personalized features and functions. By using an integral tool of their daily lives, their mobile phone, our end users can access our LBS almost anytime and anywhere to efficiently navigate to their destinations and easily obtain relevant local information. Through our hosted service delivery model, we provide our solutions through the networks of leading wireless carriers in the United States, including Sprint Nextel Corporation, or Sprint, and AT&T Inc., or AT&T, as well as through certain carriers in other countries. Our flexible and proprietary LBS platform enables us to efficiently provide our LBS to millions of end users, across more than 500 types of mobile phones, all major mobile phone operating systems and a broad range of wireless network protocols. In the three months ended March 31, 2010, we had a monthly average of 14.5 million paying end users, who represented less than seven percent of our U.S. wireless carrier partners’ total subscribers.

Our core LBS solution is GPS Navigator, our industry leading voice guided, real time, turn by turn mobile navigation service, which offers many innovative features such as real time traffic alerts, route planning and updated points of interest, or POIs. We leverage our LBS platform to provide an easy to implement and cost effective mobile resource management, or MRM, solution for enterprises. We are also using our LBS platform to develop new offerings such as a feature rich, in-dash navigation solution for automotive consumers. Additionally, we are expanding the scope of our LBS platform by developing solutions that support a broad range of location enhanced applications such as location based mobile advertising, commerce and social networking.

We receive a monthly subscription fee per end user as a fixed fee or a revenue sharing arrangement from our wireless carrier partners, who offer our services on a stand alone basis or bundled with other voice and data services. Our flexible LBS platform and hosted delivery model enable our wireless carrier partners to leverage our infrastructure, expertise and resources to deploy customized LBS offerings, which allows them to attract and retain subscribers and increase data revenue. Due to our established and deep relationships with our wireless carrier and mobile phone manufacturer partners, our client software is generally preloaded on new mobile phones prior to commercial launch, making it easy for end users to discover and activate our LBS.

In the fiscal years ended June 30, 2007, 2008 and 2009 and the nine months ended March 31, 2010, we had revenue of $27.7 million, $48.1 million, $110.9 million and $121.7 million, respectively, and net income (loss) of $(9.6) million, $4.6 million, $29.6 million and $30.8 million, respectively. In this prospectus, we refer to the fiscal years ended June 30, 2007, 2008 and 2009 as fiscal 2007, fiscal 2008 and fiscal 2009, respectively, and the fiscal year ending June 30, 2010 as fiscal 2010.

Industry background

The mobile phone is the most widely used portable communication device in the world and continues to play an increasingly prominent role in consumers’ and business professionals’ lives. The inclusion of location determination technologies, such as the satellite based global positioning system, or GPS, in mobile phones has allowed location data to be used to enhance and expand the services that can be delivered to mobile phone users and contributed to the emergence of the LBS market. The LBS market consists of advanced mobile Internet and data applications that leverage location information to provide mobile phone users with location specific, real time and personalized features and functions. LBS that incorporate location information include turn by turn navigation, route planning, real time traffic alerts and POIs. Beyond these navigation specific services, new mobile LBS are emerging, such as location based mobile advertising, commerce and social networking.

The LBS market represents a significant opportunity due to key industry trends:

Advanced, GPS enabled mobile phones and wireless networks are proliferating.    Mobile phone manufacturers and wireless carriers are rapidly introducing mobile phones with enhanced features and functions, including GPS, bringing the richness of the personal computer, or PC, based Internet experience to the mobile phone and enabling the emergence of LBS. In 2009, Gartner, Inc., or Gartner, an independent market research firm, estimated that GPS enabled mobile phones would account for 96.0% of all North American mobile phone shipments, or 207 million phones, by 2012.

Wireless carriers are seeking to increase data revenue.    Wireless carriers face increasing downward pressure on the prices they charge for their core voice services and, in an effort to mitigate this trend, are aggressively seeking to market new mobile data services to attract new subscribers, increase total average revenue per user, or ARPU, and enhance subscriber loyalty.

Consumers are rapidly adopting mobile navigation.    The enhanced convenience and utility associated with LBS is driving rapid adoption and growth of the LBS market. Mobile navigation is the most popular LBS application today, with Frost & Sullivan, an independent market research firm, estimating that mobile navigation accounted for 80% of all U.S. LBS revenue in 2008.

The LBS market offers multiple opportunities for expansion.    LBS are not limited to mobile phone based navigation services. LBS enable consumers to enjoy the benefits of an enhanced mobile Internet experience, such as location based mobile advertising, commerce and social networking, on their mobile phones and on other mobile devices, including an enriched navigation experience in their cars. Similarly, services such as MRM enable enterprises to leverage the benefits of LBS to more effectively and efficiently manage their mobile resources.

Industry challenges

Challenges facing end users.    Technological advancements have led consumers to expect immediate access to the latest, most accurate information, real time responses and greater convenience at lower cost in both their personal and professional lives. Traditional navigation solutions based on paper maps or downloaded and printed directions from the Internet often require advanced planning, are cumbersome and dangerous to use while driving and cannot provide updated directions based on route conditions or reroute a driver when he or she is lost. Most GPS based solutions require consumers to expend time, effort and money to periodically refresh the content and software. In-dash navigation systems are limited to the vehicle in which they are installed and personal navigation devices, or PNDs, require dedicated, navigation only hardware. Mobile Internet mapping applications currently lack functions such as voice guided navigation and real time rerouting. While end users can download third party LBS mobile navigation applications from the Internet to their mobile phones, these applications often entail frustrating or complicated downloading and installation processes, uncertainty regarding the reliability and quality of the vendor or their services and limited customer support. Similarly, enterprises face basic challenges such as locating, tracking and dispatching workforces, as well as delivering time sensitive information to and from the field, in a simple, cost effective manner.

Challenges facing wireless carriers.    Wireless carriers’ core voice businesses are threatened by several key factors, including strong competition and a lack of subscriber loyalty. Wireless carriers are also under increasing pressure to continually invest in infrastructure to keep pace with consumer expectations and the demand for low cost, fast and reliable network service. Compounding these issues, some mobile phone manufacturers and mobile phone operating system providers are seeking to develop direct relationships with consumers, which could weaken the existing relationships wireless carriers share with their subscribers. To address these challenges, wireless carriers are investing heavily in innovative consumer applications to increase revenue and subscriber loyalty. LBS represent an opportunity for wireless carriers to respond to these threats and enhance their relationships with their subscribers. However, the design and delivery of these services are highly complex. As a result, wireless carriers have partnered with third party LBS providers who can deliver low cost, high quality applications, are aligned with their long term interests and can help them achieve a sustainable competitive advantage.

Our solutions

We are a leading provider of scalable and reliable LBS solutions, including voice guided navigation through our GPS Navigator service, on mobile phones, which deliver the following benefits to our end users and wireless carrier partners:

Convenience and ease of use.    We primarily deliver our LBS on a device that is completely mobile and an integral tool of daily life—the mobile phone. We have focused significant resources on delivering consistent and rich LBS across a broad range of mobile phones and mobile phone operating systems, as well as wireless network protocols, making our LBS convenient and easy to use while enhancing the overall user experience.

Rich, personalized, real time features and functions.    We integrate mapping, POI, traffic, gas price and weather content with location specific information and advanced features and functions to develop rich, personalized LBS. Through our hosted delivery model, we provide accurate, updated information to our end users on their mobile phones in real time.

Over the air updates.    We deliver enhancements to our existing LBS and introduce new LBS to our end users by using our wireless carrier partners’ networks. This approach allows our end users to enjoy our latest features and functions and avoid the confusion and inconvenience often associated with updating software.

Deep integration across mobile phones, mobile phone operating systems and wireless network protocols.    We support more than 500 types of mobiles phones and all major mobile phone operating systems. We deliver our LBS in more than 10 languages and operate on all major wireless network protocols. We allow our wireless carrier partners to deliver carrier branded, or white label, offerings and our LBS are tightly integrated with their back-end systems. This approach enables our wireless carrier partners to provide highly scalable, reliable LBS to their subscribers, which strengthens their brand and increases subscriber loyalty.

Support for new platforms and services.    We are deploying new LBS for mobile phones, extending our LBS to new device platforms, including in-dash navigation systems, and providing enterprises with cost effective, easy to install MRM solutions. We are also developing solutions that support a broad range of location enhanced applications, such as location based mobile advertising, commerce and social networking.

Our competitive strengths

We believe the following competitive strengths differentiate us from our competitors and allow us to build on our 10-year history of developing and delivering advanced mobile navigation and other LBS solutions:

Large and growing end user base.    In the three months ended March 31, 2010, we had a monthly average of 14.5 million paying end users. This large and growing end user base enables us to realize economies of scale and deliver incremental value to existing and future end users as well as our wireless carrier and other partners, such as third party content and advertising providers.

Strong and deep partnerships with key members of the LBS value chain.    We partner with leading wireless carriers, mobile phone manufacturers, application developers, map providers and other third parties to deliver high quality, robust LBS to our end users. Our wireless carrier partners continue to make investments that foster our long term relationships because our LBS help them to increase their data ARPU and strengthen their subscriber relationships.

Closely aligned business objectives with wireless carrier partners.    Our hosted delivery model enables our wireless carrier partners to brand and market our LBS and leverage our infrastructure, partnerships and expertise. Our offerings enhance subscriber loyalty and increase revenue for our wireless carrier partners while helping us to drive adoption of our LBS without incurring significant sales and marketing costs.

Leading solutions and technology.    Our success has been driven by the strength of the LBS and GPS credentials of our founders and breadth of experience of our research and development team. Our technical experience and deep understanding of GPS technologies, hosted service deployments, mobile phones, mobile phone operating systems and wireless network protocols have allowed us to develop a flexible LBS platform that positions us to address new market opportunities rapidly and at low cost.

Our strategy

Our objective is to enhance our position as a leading provider of LBS by continuing to increase the value we deliver to our end users and partners worldwide. Specifically, we plan to:

Increase end user penetration within our existing wireless carrier partners.    We intend to continue to collaborate with our wireless carrier partners to attract and retain subscribers using our LBS.

Strengthen and broaden our LBS offerings and technology platform.    We intend to continue to strengthen and broaden our LBS offerings and technology platform to improve the performance of our LBS and anticipate and address the changing demands of our end users and wireless carrier partners.

Pursue new carrier relationships, expand geographically and develop additional sales channels.     We intend to pursue partnerships with additional wireless carriers, domestically and internationally, and intend to sell our LBS through a greater range of sales channels, such as Internet application stores.

Leverage our core competencies to expand into adjacent markets.    We intend to introduce affordable in-dash navigation systems and are pursuing opportunities to enhance our LBS platform with new features and functions, including location based mobile advertising, commerce and social networking.

Evaluate and pursue strategic acquisitions.    We intend to continue to evaluate strategic investment and acquisition opportunities to enhance our LBS, extend our technology platform, increase our global presence and take advantage of new market opportunities.

Risk factors

We are subject to a number of risks which you should be aware of before you buy our common stock, including the following:

•

We are substantially dependent on two wireless carrier partners for a large portion of our revenue and if these wireless carrier partners were to limit or terminate our relationships with them or to offer LBS directly or from other vendors, our revenue and net income would be adversely affected. Sprint and AT&T are not required to offer our LBS and may terminate our agreements with them without cause after December 31, 2010 and March 19, 2011, respectively, either of which would have a material adverse effect on our revenue.

•

We operate in a highly competitive market, including against competitors who offer their services for free, which could make it difficult for us to acquire and retain wireless carrier partners and end users. If our competitors establish relationships with our wireless carrier partners or our wireless carrier partners offer our LBS for free, our revenue would be harmed.

•

Our ARPU has declined over time which may result in a decline in our gross margin and if we are unable to manage our costs in light of the anticipated reduction in ARPU or a potential increase in end user activity, our gross margin would decline and our operating results would be adversely affected. Our ARPU has declined in the past as a result of the shift in end user growth to bundled offerings and our wireless carrier partners’ white label offerings, both of which have lower per end user monthly fees paid to us.

•

We rely on our wireless carrier partners to introduce, market and promote our LBS to end users and our business may be harmed if our wireless carrier partners elect not to broadly offer our services. Our wireless carrier partners determine the pricing, marketing and bundling strategies for offering our services to their subscribers and if they were to cease offering our services, cease marketing them to their subscribers or reduce the prices for our LBS, our revenue could be harmed.

•

We operate in an industry with extensive intellectual property litigation and claims of infringement against us or our wireless carrier partners may cause our business, operating results and financial condition to suffer. We are subject to a lawsuit alleging that we have infringed another party’s patents and our wireless carrier partners have requested indemnification from us for similar claims against them; our financial condition could be harmed if we were found to have infringed a third party’s patents or we are required to indemnify our wireless carrier partners for their losses.

These and other risks are discussed more fully in the section entitled “Risk factors” following this prospectus summary.

Corporate information

Our predecessor company, TeleNav, Inc., incorporated in the State of Delaware in 1999 and we incorporated in the State of Delaware in 2009 as TNAV Holdings, Inc. Pursuant to stockholder approvals received in December 2009, our predecessor company merged with and into us on April 15, 2010. As the entity surviving the merger, upon completion of the merger, we changed our name to TeleNav, Inc. Our executive offices are located at 1130 Kifer Road, Sunnyvale, California 94086, and our telephone number is (408) 245-3800. Our website address is www.telenav.com. The information on, or that can be accessed through, our website is not part of this prospectus.

In this prospectus, “we,” “us” and “our” refer to TeleNav, Inc. and its subsidiaries.

The names “TeleNav®,” “TeleNav GPS Navigator™,” “GPS Navigator™,” “TeleNav Track™,” “TeleNav Vehicle Tracker™,” “TeleNav Asset Tracker™,” “TeleNav Shotgun™,” “TeleNav Vehicle Manager™,” “ONMYWAY™,” “OMW™,” “Sipity™,” “Always Find Your Way™” and “Whereboutz™” and our logo are our trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

The offering

Common stock offered by TeleNav, Inc.	5,500,000 shares

Common stock offered by the selling stockholders	1,500,000 shares

Over-allotment option	1,050,000 shares

Common stock to be outstanding after this offering	40,873,962 shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital. We also may use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. We do not have any current plans, proposals or understandings to acquire complimentary businesses, products, services or technologies. We will not receive any proceeds from the sale of shares by the selling stockholders.

Proposed symbol on the NASDAQ Global Market	TNAV

The Menlo Funds, which are affiliated with Shawn Carolan, a member of our Board of Directors, and which, as of March 31, 2010, beneficially owned 14.1% of our outstanding common stock (assuming conversion of all outstanding shares of preferred stock), are being allocated the opportunity to purchase shares of our common stock in this offering at the initial public offering price per share of not more than $11.00, for an aggregate purchase price of up to $7,000,000. Based on an initial public offering price of $11.00 per share, the Menlo Funds are being allocated the opportunity to purchase 636,363 shares of our common stock in this offering and have indicated an interest in purchasing all of such shares.

The shares of common stock to be outstanding after this offering are based on:

•	34,934,772 shares of our common stock outstanding as of March 31, 2010;

•

20,833 shares of our common stock reserved for issuance pursuant to an outstanding warrant to purchase our common stock as of March 31, 2010, with a weighted average exercise price of $3.30 per share, which will be net exercised for 15,103 shares of our common stock upon the closing of the offering assuming an initial public offering price of $12.00 per share, the midpoint of the price range set forth on the front cover of this prospectus; and

•

424,087 shares of our common stock to be issued as a dividend to the holders of our Series E preferred stock upon the closing of this offering assuming an initial public offering price of $12.00 per share, the midpoint of the price range set forth on the front cover of this prospectus.

The shares of common stock to be outstanding after this offering exclude:

•

5,675,615 shares of common stock issuable upon the exercise of options outstanding under our stock option plans as of March 31, 2010, with a weighted average exercise price of $3.17 per share (1,138 of these shares of our common stock are expected to be issued upon the exercise of options by selling stockholders in connection with the offering);

•	2,083,333 shares of our common stock reserved for future issuance under our 2009 Equity Incentive Plan, which will become effective in connection with this offering; and

•

190,885 shares of our common stock issuable upon the exercise of options outstanding under our 1999 Stock Option Plan pursuant to options granted in April 2010 to certain of our employees who are not executive officers, with a per share exercise price of $12.00.

Unless otherwise noted, the information in this prospectus reflects and assumes:

•	the completion of the merger of TeleNav with and into TNAV Holdings, Inc., a wholly owned subsidiary, which occurred on April 15, 2010;

•	the completion of a one for 12 reverse split of our common and preferred stock which occurred on April 15, 2010;

•	no exercise of the underwriters’ over-allotment option;

•	the conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering;

•

no exercise of options outstanding as of March 31, 2010 (including options to purchase 1,138 shares of our common stock expected to be exercised by selling stockholders in connection with the offering); and

•	the filing of our amended and restated certificate of incorporation, which will occur prior to the completion of this offering.

Summary consolidated financial information

The following summary consolidated financial data should be read together with our consolidated financial statements and notes and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. We have derived the following consolidated statements of operations data for our fiscal years ended June 30, 2007, 2008 and 2009 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the following consolidated statements of operations data for our nine months ended March 31, 2009 and 2010 and the consolidated balance sheet data as of March 31, 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of the financial information set forth in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and the results for the nine months ended March 31, 2010 are not necessarily indicative of results to be expected for fiscal 2010 or for any other period.

The additional key metrics presented are used in addition to the financial measures reflected in the consolidated statements of operations data to help us evaluate growth trends, establish budgets and measure the effectiveness of our sales and marketing efforts.

(in thousands, except per share data)	Fiscal year ended June 30,			Nine months ended March 31,
	2007	2008	2009	2009	2010

Consolidated statements of operations data:
Revenue	$27,716	$48,065	$110,880	$76,626	$121,652
Cost of revenue(1)	7,965	11,359	20,250	13,773	21,130

Gross profit	19,751	36,706	90,630	62,853	100,522

Operating expenses:
Research and development(1)	10,923	13,687	23,500	16,276	28,083
Sales and marketing(1)	14,506	13,245	16,536	12,030	12,523
General and administrative(1)	4,677	4,993	8,302	5,888	9,275

Total operating expenses	30,106	31,925	48,338	34,194	49,881

Income (loss) from operations	(10,355)	4,781	42,292	28,659	50,641
Other income (expense), net	710	10	(776)	(448)	(330)

Income (loss) before provision for income taxes	(9,645)	4,791	41,516	28,211	50,311
Provision for income taxes	1	184	11,898	8,926	19,513

Net income (loss)	$(9,646)	$4,607	$29,618	$19,285	$30,798

Net income (loss) applicable to common stockholders	$(10,852)	$1,875	$15,719	$10,163	$16,624

Net income (loss) per share applicable to common stockholders:
Basic	$(1.00)	$0.17	$1.39	$0.90	$1.44

Diluted	$(1.00)	$0.07	$0.57	$0.37	$0.58

Weighted average shares used in computing net income (loss) per share applicable to common stockholders:
Basic	10,840	11,173	11,273	11,259	11,550

Diluted	10,840	26,872	27,724	27,621	28,787

(1) Includes stock-based compensation expense as follows:

Cost of revenue	$1	$2	$4	$3	$14
Research and development	44	202	237	139	741
Sales and marketing	45	194	155	107	346
General and administrative	57	57	111	79	346

Total stock-based compensation	$147	$455	$507	$328	$1,447

(in millions, except per user data)	Fiscal year ended June 30,			Three months ended March 31,		Nine months ended March 31,
	2007	2008	2009	2009	2010	2009	2010

Additional key metrics:
Average monthly revenue per user (ARPU)	$5.21	$3.58	$1.28	$1.21	$1.02	$1.33	$1.05
Average monthly paying end users	0.4	1.1	7.1	8.0	14.5	6.3	12.7

The following table presents consolidated balance sheet data as of March 31, 2010 (i) on an actual basis; (ii) on a pro forma basis to reflect the conversion of our outstanding convertible preferred stock into common stock in connection with this offering and the payment of a dividend to holders of our Series E preferred stock in common stock at the time of conversion of the Series E preferred stock; and (iii) on a pro forma as adjusted basis to further reflect the exercise of our outstanding common stock warrant and the sale of 5,500,000 shares of common stock in this offering by us, in each case at an assumed initial public offering price of $12.00 per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

March 31, 2010 (in thousands)	Actual	Pro forma	Pro forma as adjusted

	(unaudited)

Consolidated summary balance sheet data:
Cash and cash equivalents	$46,109	$46,109	$103,489
Working capital	74,878	74,878	132,258
Total assets	110,056	110,056	167,436
Convertible preferred stock	56,007	—	—
Common stock and additional paid in capital	5,531	61,538	118,918
Total stockholders’ equity	34,216	90,223	147,603

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as the other information contained in this prospectus before deciding to purchase any shares of our common stock. These risks could harm our business, operating results, financial condition and prospects. In addition, the trading price of our common stock could decline due to any of these risks and you might lose all or part of your investment.

Risk related to our business

We are substantially dependent on two wireless carrier partners for a large portion of our revenue and if these wireless carrier partners were to limit or terminate our relationships with them or to offer LBS directly or from other vendors, our revenue and net income would be adversely affected.

We are substantially dependent on two wireless carrier partners for a large portion of our revenue. In fiscal 2007, 2008, 2009 and the nine months ended March 31, 2010, Sprint represented 90%, 62%, 61% and 55% of our revenue, respectively. Sprint is not required to offer our LBS. Our current agreement with Sprint expires on December 31, 2011; however, our right to be Sprint’s exclusive provider of Sprint Navigation expires on December 31, 2010. Commencing on December 31, 2010, Sprint may terminate its agreement with us at any time by giving us 30 business days prior written notice. Our failure to renew or renegotiate this agreement on favorable terms or at all, a termination of our agreement by Sprint or our failure to otherwise maintain our relationship with Sprint would substantially reduce our revenue and significantly harm our business, operating results and financial condition. In March 2008, Sprint began offering the Simply Everything plans which currently include our LBS. As a result, we have experienced a significant increase in end users and benefitted from increased marketing exposure since the Simply Everything plans’ introduction. If Sprint reduces its expenditures for marketing our LBS, changes its Simply Everything plans to eliminate our services, prices our LBS at a level that makes them less attractive or offers and promotes competing LBS, in lieu of, or to a greater degree than, our LBS, our revenue would be materially reduced and our business, operating results and financial condition would be materially and adversely affected.

In fiscal 2007, 2008, 2009 and the nine months ended March 31, 2010, AT&T represented 2%, 26%, 29% and 34% of our total revenue, respectively. AT&T is not required to offer our LBS. Our current agreement with AT&T expires on March 19, 2011 and during the term of our agreement, we are the exclusive provider of white label GPS navigation services to AT&T. If AT&T were to terminate its agreement with us or fail to renew or renegotiate the agreement on favorable terms when it expires, we would lose a substantial portion of our revenue and our business operating results and financial condition could be harmed. Furthermore, our failure to otherwise maintain our relationship with AT&T would substantially harm our business.

We operate in a highly competitive market, including against competitors who offer their services for free, which could make it difficult for us to acquire and retain wireless carrier partners and end users.

The market for development, distribution and sale of LBS is highly competitive. Many of our competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than we do.

Competitors could begin offering LBS that have at least equivalent functionality to ours for free. For example, Google offers free voice guided, turn by turn navigation as part of its Google Maps product for mobile devices based on the Android 1.6 and higher operating system platform and Nokia announced its latest version of Ovi Maps on its smartphones which also provides turn by turn navigation functions. Competition from these free offerings may reduce our revenue and harm our business. If our wireless carrier partners can offer these LBS to their subscribers for free, they may elect to cease their relationships with us, alter or reduce the manner or extent to which they market or offer our services or require us to substantially reduce our subscription fees or pursue other business strategies that may not prove successful.

Our primary competitors include providers of LBS such as Google, Navigon, TeleCommunication Systems, or TCS, through its acquisition of Networks in Motion, or NIM, Telmap, TomTom and Nokia; PND providers such as Garmin and TomTom; integrated navigation mobile phone providers such as Garmin and Nokia; providers of Internet and mobile based maps and directions such as AOL/Mapquest, Google, Microsoft and Yahoo!; and wireless carriers and communication solutions providers developing their own LBS, such as TCS through its acquisition of NIM. Some of our competitors’ and our potential competitors’ advantages over us, either globally or in particular geographic markets, include the following:

•	the provision of their services at no or low cost to consumers;

•	significantly greater revenue and financial resources;

•	stronger brand and consumer recognition regionally or worldwide;

•	the capacity to leverage their marketing expenditures across a broader portfolio of mobile and nonmobile products;

•	access to core technology and intellectual property, including more extensive patent portfolios;

•	access to custom or proprietary content;

•	quicker pace of innovation;

•	stronger wireless carrier relationships;

•	greater resources to make and integrate acquisitions;

•	lower labor and development costs; and

•	broader global distribution and presence.

Our competitors’ and potential competitors’ advantages over us could make it more difficult for us to sell our LBS, and could result in increased pricing pressures, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share or expected market share, any of which would likely cause harm to our business, operating results and financial condition.

We are substantially dependent on our wireless carrier partners to market and distribute our LBS to end users and our business may be harmed if our wireless carrier partners elect not to broadly offer our services.

We rely on our wireless carrier partners to introduce, market and promote our LBS to end users. None of our wireless carrier partners are contractually obligated to continue to do so. If wireless carrier partners do not introduce, market and promote mobile phones that are GPS enabled and on which our client software is preloaded and do not actively market our LBS, our LBS will not achieve broader acceptance and our revenue may not grow as fast as anticipated, or may decline.

Wireless carriers, including those with which we have existing relationships, may decide not to offer our services and may enter into exclusive relationships with one or more of our competitors. While our LBS may still be available to customers of those wireless carriers as downloads from application stores or our website, sales of our LBS would likely be much more limited than if our LBS were preloaded as a white label service actively marketed by the carrier or were included as part of a bundle of services. Our inability to offer our LBS through a white label offering or as part of a bundle on popular mobile phones would harm our operating results and financial condition.

If we are unable to manage our costs in light of the anticipated reduction in average revenue per user, or ARPU, or a potential increase in end user activity, our gross margin would decline and our operating results would be adversely affected.

Our ARPU has declined over time due to a number of factors, including the bundling of our LBS with voice and other data services and the introduction of white label services. We expect the current trend of declining ARPU to continue. Our wireless carrier partners have the ability to lower end user pricing on our LBS which would have an immediate adverse effect on our ARPU. Our gross margin may decrease if the average cost per end user to provide our services does not decline proportionately. These costs include third party map and other data costs and internal costs to provide our services. Many of these costs increase as the number of end users increases, and also increase based on incremental usage by end users, both of which could have a negative effect on our gross margins.

Our success depends on significantly increasing the number of end users that purchase our LBS from our wireless carrier partners.

Our revenue is derived almost exclusively from subscription fees that we receive from our wireless carrier partners for end users who subscribe to our service on a stand alone basis or in a bundle with other services. Depending on the wireless carrier contracts, we receive revenue per end user as a fixed fee or a revenue sharing arrangement. To date, a relatively small number of end users have subscribed for our services in connection with their wireless plans compared to the total number of mobile phone users. Our near term success depends heavily on achieving significantly increased subscriber adoption of our LBS either through stand alone subscriptions to our services or as part of bundles from our existing wireless carrier partners. Our success also depends on achieving widespread deployment of our LBS by attracting and retaining additional wireless carrier partners. The use of our LBS will depend on the pricing and quality of those services, subscriber demand for those services, which may vary by market, as well as the level of subscriber turnover experienced by our wireless carrier partners. If subscriber turnover increases more than we anticipate, our financial results could be adversely affected.

If our current and future wireless carrier partners do not successfully market our LBS, particularly GPS Navigator, to their customers or if we are not successful in maintaining and expanding our relationships with our wireless carrier partners, we will not be able to maintain or increase the number of end users that use our LBS and our business, operating results and financial condition will be materially adversely affected.

If our wireless carrier partners lose net subscribers, such as the losses Sprint has experienced, or if their subscribers do not continue to purchase service plans that include our LBS and we are unable to develop relationships with other significant wireless carriers, we will lose end users and our revenue and operating results will be adversely affected.

Wireless carriers’ relationships with subscribers have been threatened by several factors, including strong competition, lack of subscriber loyalty and the development of direct relationships between mobile phone manufacturers and mobile phone operating system providers and consumers. A loss of net subscribers by one or more of our wireless carrier partners could harm our business as we rely on our wireless carrier partners to market our products. For example, one of our key wireless carrier partners, Sprint, has been experiencing losses in net subscribers. If Sprint continues to lose net subscribers or if Sprint subscribers do not continue to purchase service plans that include our LBS, we may also lose end users and experience a decline in revenue to the extent we are unable to develop similar relationships with other significant wireless carriers which include our services in attractive bundled or other LBS offerings that generate comparable revenue. A significant decrease in the number of our end users will adversely affect our revenue and operating results.

Our ability to increase or maintain our end user base and revenue will be impaired if mobile phone manufacturers do not allow us to customize our services for their new devices.

We typically deliver our services through client software that has been customized to work with a given mobile phone’s operating system, features and form factors. Wireless carrier partners often insist that mobile phone manufacturers permit us to customize our client software for their devices in order to provide the end user with a positive experience. Wireless carriers or mobile phone manufacturers may enter into agreements with other providers of LBS for new or popular mobile phones. For this reason or others, some mobile phone manufacturers may refuse to permit us to access preproduction models of their mobile phones or the mobile phone manufacturers may offer a competing service. If mobile phone manufacturers do not permit us to customize our client software and preload it on their devices, we may have difficulty attracting end users because of poor user experiences or an inconvenient provisioning process. If we are unable to provide seamless provisioning or end users cancel their subscriptions to our services because they have poor experiences, our revenue may be harmed.

Our wireless carrier partners may change the pricing and other terms by which they offer our LBS, which could result in increased end user turnover, lower revenue and adverse effects on our business.

Several of our wireless carrier partners sell unlimited data service plans, which include our LBS. As a result, end users do not have to pay a separate monthly fee to use our services. If our wireless carrier partners were to eliminate our services from their unlimited data service plans, such as the Sprint Simply Everything plans, we could lose end users as they would be required to pay a separate monthly fee to continue to use our services. In addition, we could be required to change our fee structure to retain end users, which could negatively affect our gross margins. Our wireless carrier partners may also seek to reduce the monthly fees per subscriber that they pay us if their subscribers do not use our services as often as the wireless carriers expect or for any other reason in order to reduce their costs. Our wireless carrier partners may also decide to raise prices, impose usage caps or discontinue unlimited data service plans, which could cause our end users who receive our services through those plans to move to a less expensive plan that does not include our services or terminate their relationship with the wireless carrier. If imposed, these pricing changes or usage restrictions could make our LBS less attractive and could result in current end users abandoning our LBS. If end user turnover increased, the number of our end users and our revenue would decrease and our business would be harmed. We are also required to give Sprint and AT&T certain most favored customer pricing on specified products and in certain markets. In certain circumstances this may require us to reduce the price per end user under the Sprint and AT&T contracts.

New entrants and the introduction of other distribution models in the LBS market may harm our competitive position.

The markets for development, distribution and sale of LBS are rapidly evolving. New entrants seeking to gain market share by introducing new technology and new products may make it more difficult for us to sell our LBS, and could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share or expected market share, any of which may significantly harm our business, operating results and financial condition.

Although historically wireless carriers controlled provisioning and access to the applications that could be used on mobile phones connected to their networks, in recent years consumers have been able to download and provision applications from individual provider websites and to select from a menu of applications through the Apple iTunes App Store, the Blackberry App World and other application aggregators. Increased competition from providers of LBS which do not rely on a wireless carrier may result in fewer wireless carrier subscribers electing to purchase their wireless carrier’s branded LBS, which could harm our business and revenue. In addition, these LBS may be offered for free or on a one time fee basis, which could force us to reduce monthly subscription fees or migrate to a one time fee model to remain competitive. We may also lose end users or face erosion in ARPU if these competitors deliver their products without charge to the consumer by generating revenue from advertising or as part of other applications or services.

Our operating income and net income could decline as a percentage of revenue as we make further expenditures to enhance and expand our operations in order to support additional growth in our business.

As a percentage of revenue, our operating income (loss) was (38)%, 10%, 38% and 42% and our net income (loss) was (35)%, 10%, 27% and 25% in fiscal 2007, 2008, 2009 and the nine months ended March 31, 2010, respectively. Since June 30, 2008, we have made significant investments in new operating and information systems and additional data centers, hired substantial numbers of new research and development, sales and marketing and general and administrative personnel and expanded our operations outside the United States. Efforts to develop new services and products and attract new wireless carrier partners require investments in anticipation of longer term revenue. We intend to make additional investments in systems and personnel and continue to expand our operations to support anticipated growth in our business. We also expect to incur additional operating costs as a public reporting company following the completion of this offering. As a result of these factors, we believe our operating income and net income may decline as a percentage of revenue at least through fiscal 2010. Furthermore, our investments and expenditures may not result in the growth that we anticipate. We also will not be able to reduce our expenditures on a timely basis, if at all, if anticipated revenue is not generated.

We are substantially dependent on revenue from our GPS Navigator service, our flagship LBS, and, if we fail to generate significant revenue from other services, our operating results may be harmed if revenue from GPS Navigator declines.

Although revenue in absolute dollars from sources other than GPS Navigator rose in all periods presented, revenue from our GPS Navigator service represented 74%, 84%, 92% and 94% of our revenue in fiscal 2007, 2008, 2009 and the nine months ended March 31, 2010, respectively. If we were unable to be the exclusive provider of white label navigation services to our major wireless carrier partners or the number of end users for GPS Navigator were to decline, our revenue would be substantially harmed. We have experienced a reduction of ARPU from GPS Navigator over time as our wireless carrier partners implement white label and more bundled offerings, for which we typically receive a lower monthly subscription fee. We may be unable to increase our revenue from our MRM services, and we may not be successful in our efforts to diversify into areas such as in-dash navigation. If we were unable to offset declining ARPU from GPS Navigator by increasing the number of end users or the amount of revenue that our other services and products represent, our business, operating results and financial condition would be harmed.

We rely on our wireless carrier partners for timely and accurate subscriber information. A failure or disruption in the provisioning of this data to us would materially and adversely affect our ability to manage our business effectively.

We rely on our wireless carrier partners to bill subscribers and collect monthly fees for our LBS, either directly or through third party service providers. If our wireless carrier partners or their third party service providers provide us with inaccurate data or experience errors or outages in their own billing and provisioning systems when performing these services, our revenue may be less than anticipated or may be subject to adjustment with the wireless carrier. In the past, we have experienced errors in wireless carrier reporting. If we are unable to identify and resolve discrepancies in a timely manner, our revenue may vary more than anticipated from period to period and this could harm our business, operating results and financial condition.

We rely on a proprietary provisioning and reporting system to track end user activation, deactivation and usage data and any material failures in this system could harm our revenue, affect our costs and impair our ability to manage our business effectively.

Our provisioning and reporting system that authenticates end users and tracks the number of end users and their use of our services is a proprietary and customized system that we developed internally. Although we believe that the flexibility of this service to integrate tightly with wireless carriers’ reporting and provisioning systems gives us a competitive advantage, we might lose revenue and the ability to manage our business effectively if the system were to experience material failures or be unable to scale as our business grows. In addition, we may not be able to report our financial results on a timely basis if our wireless carrier partners question the accuracy of our records or we experience significant discrepancies between the data generated by our provisioning and reporting systems and data generated by the wireless carriers’ systems, or if our systems fail or we are unable to report timely and accurate information to our third party data providers. The inability to timely report our financial results would impair the quality of our financial reporting and could result in the delisting of our common stock.

Our profitability may decline as we expand into other service and product areas and we may be unable to recoup our investments.

We receive a substantial majority of our revenue from monthly subscription fees paid by wireless carrier partners who bill their subscribers for our services on a stand alone or bundled basis. As we expand our LBS offerings to enable end users to purchase our services from application stores outside of wireless carriers’ sales platforms, we may have to adapt our revenue model to a one time fee for services. In addition, as we enter the in-dash navigation market or other markets for LBS, we may be required to adopt pricing models other than monthly subscription fees and may incur cost of revenue substantially different than that which we have experienced historically due in part to third party content costs. These different pricing models and increased costs of revenue may result in declines in our gross margins.

We have limited experience in selling our services and products outside of the wireless carrier application platform. As we expand into new service and product areas, such as in-dash navigation systems, we may not be able to compete effectively with existing market participants and may not be able to realize a positive return on the investment we have made in these products or services. If our introduction of a new product or service is not successful or we are not able to achieve the revenue or margins we expect, our operating results may be harmed and we may not recover our product development and marketing expenditures.

We may not be able to enhance our LBS to keep pace with technological and market developments, or develop new LBS in a timely manner or at competitive prices.

The market for LBS is emerging and is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. To keep pace with technological developments, satisfy increasing customer requirements and achieve product acceptance, our future success depends upon our ability to enhance our current LBS platform and to continue to develop and introduce new LBS offerings and enhanced performance features and functionality on a timely basis at competitive prices. Our inability, for technological or other reasons, to enhance, develop, introduce or deliver compelling LBS in a timely manner, or at all, in response to changing market conditions, technologies or consumer expectations could have a material adverse effect on our operating results or could result in our LBS becoming obsolete. Our ability to compete successfully will depend in large measure on our ability to maintain a technically skilled development and engineering team and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of our LBS platform with evolving industry standards and protocols and competitive network operating environments.

Development and delivery schedules for LBS are difficult to predict. We have in the past and may in the future fail to deliver new versions of our services in a timely fashion. If new releases of our LBS are delayed or our services are not preloaded on mobile phones upon their initial commercial release, our wireless carrier partners may curtail their efforts to market and promote our LBS and end users may switch to competing services, any of which would result in a delay or loss of revenue and could harm our business. In addition, we cannot assure you that the technologies and related LBS that we develop will be brought to market by our wireless carrier partners as quickly as anticipated or that they will achieve broad acceptance among wireless carriers or consumers.

We rely on third party data and content to provide our services and if we were unable to obtain content at reasonable prices, or at all, our gross margins and our ability to provide our services would be harmed.

We rely on third party data and content to provide our services including map data, POI, traffic information, gas prices and weather information. If our suppliers of this data or content were to enter into exclusive relationships with other providers of LBS or were to discontinue providing such information and we were unable to replace them cost effectively, or at all, our ability to provide our services would be harmed. Our gross margins may also be affected if the cost of third party data and content increases substantially.

We obtain map data from Tele Atlas North America, Inc., or Tele Atlas, and Navigation Technologies Corporation, or NAVTEQ, which are companies owned by our current and potential competitors TomTom and Nokia, respectively. Accordingly, these third party data and content providers may act in a manner that is not in our best interest. For example, they may cease to offer their map data to us.

We may not be able to upgrade our LBS platform to support certain advanced features and functionality without obtaining technology licenses from third parties. Obtaining these licenses may be costly and may delay the introduction of such features and functionality, and these licenses may not be available on commercially favorable terms, or at all. The inability to offer advanced features or functionality, or a delay in our ability to upgrade our LBS platform, may adversely affect consumer demand for our LBS and, consequently, harm our business.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, our financial performance may suffer.

We have substantially expanded our overall business, end user base, headcount and operations in recent periods. We increased our total number of full time employees from 294 at June 30, 2006 to 878 at March 31, 2010. During this same period, we made substantial investments in our information systems and significantly expanded our operations outside the United States, including an expansion of our research and development activities in China. For example, we added 222 new employees in China during the past 12 months. Our expansion has placed, and our expected future growth will continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. If we are unable to manage our growth successfully, our operating results will suffer.

Network failures, disruptions or capacity constraints in our third party data center facilities or in our servers could affect the performance of our LBS and harm our reputation and our revenue.

Our LBS are provided through a combination of our servers, which we house at third party data centers, and the networks of our wireless carrier partners. Our operations rely to a significant degree on the efficient and uninterrupted operation of the third party data centers we use. Our hosted data centers are currently located in third party facilities located in the San Francisco Bay Area. We have recently entered into an agreement to add third party data center facilities in the Sacramento, California area to provide for disaster recovery and, in the long term, accommodate the anticipated growth of our LBS. Depending on the growth rate in the number of our end users and their usage of our services, if we do not timely complete and open additional data centers, we may experience capacity issues, which could lead to service failures and disruptions. In addition, if we are unable to secure data center space with appropriate power, cooling and bandwidth capacity, we may be unable to efficiently and effectively scale our business to manage the addition of new wireless carrier partners, increases in the number of our end users or increases in data traffic.

Our data centers are potentially vulnerable to damage or interruption from a variety of sources including fire, flood, earthquake, power loss, telecommunications or computer systems failure, human error, terrorist acts or other events. We have not yet completed a comprehensive business continuity plan and there can be no assurance that the measures implemented by us to date, or measures implemented by us in the future, to manage risks related to network failures or disruptions in our data centers will be adequate, or that the redundancies built into our servers will work as planned in the event of network failures or other disruptions. In particular, if we experienced damage or interruptions to our data centers in the San Francisco Bay Area, or were unable to build out and commence operations in our new data center in Sacramento, California, our ability to provide efficient and uninterrupted operation of our services would be significantly impaired.

We could also experience failures of our data centers or interruptions of our services, or other problems in connection with our operations, as a result of:

•	damage to or failure of our computer software or hardware or our connections and outsourced service arrangements with third parties;

•	errors in the processing of data by our servers;

•	computer viruses or software defects;

•	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events; or

•	errors by our employees or third party service providers.

Poor performance in or disruptions of our services could harm our reputation, delay market acceptance of our services and subject us to liabilities. Our wireless carrier agreements require us to meet at least 99.9% operational uptime requirements, excluding scheduled maintenance periods, or be subjected to penalties. For example, in August 2009 we experienced a four hour interruption of service, although no penalties were applied. If we are unable to meet these requirements, our wireless carrier partners could terminate our agreements or we may be required to refund a portion of monthly subscriptions fees they have paid us.

In addition, if our end user base continues to grow, additional strain will be placed on our technology systems and networks, which may increase the risk of a network disruption. Any outage in a network or system, or other unanticipated problem that leads to an interruption or disruption of our LBS, could have a material adverse effect on our operating results and financial condition.

If our LBS platform does not scale as anticipated, or we are unable to grow data center capacity as needed, our business will be harmed.

Despite frequent testing of the scalability of our LBS platform in a test environment, the ability of our LBS platform to scale to support a substantial increase in the use of our services or number of users in an actual commercial environment is unproven. If our LBS platform does not efficiently and effectively scale to support and manage a substantial increase in the use of our services or number of users while maintaining a high level of performance, our business will be seriously harmed.

Our quarterly revenue and operating results have fluctuated in the past and may fluctuate in the future due to a number of factors. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

Our quarterly revenue and operating results may vary significantly in the future. Therefore, you should not rely on the results achieved in any one quarter as an indication of future performance. Period to period comparisons of our revenue and operating results may not be meaningful. Our quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, those listed below, many of which are outside of our control:

•	changes in the pricing of our services or products or those of our competitors and changes in the pricing and content of bundled LBS offerings of our wireless carrier partners;

•	loss of subscribers by our wireless carrier partners or a reduction in the number of subscribers to plans that include our services;

•	the timing and quality of information we receive from our wireless carrier partners;

•	our inability to attract new end users;

•	the timing and success of new service introductions by us or our competitors;

•	the timing and success of new mobile phone introductions by our wireless carrier partners;

•	the loss of our relationship with any particular wireless carrier partner;

•	the timing and success of wireless carrier partners’ marketing expenditures;

•	the extent of any interruption in our services;

•	the amount and timing of operating costs and capital expenditures related to the expansion of our operations and infrastructure;

•	the timing of expenses related to the development or acquisition of technologies, products or businesses;

•	potential foreign currency exchange gains and losses associated with expenses and sales denominated in currencies other than the U.S. dollar; and

•	general economic, industry and market conditions that impact expenditures for smartphones and LBS in the United States and other countries where we sell our services and products.

Fluctuations in our quarterly operating results might lead analysts to change their models for valuing our common stock. As a result, our stock price could decline rapidly and we could face costly securities class action suits or other unanticipated issues.

If a substantial number of end users change mobile phones or if our wireless carrier partners switch to subscription plans that require active monthly renewal by end users, our revenue could suffer.

Subscription fees represent the vast majority of our revenue. As mobile phone development continues and new mobile phones are offered at subsidized rates to subscribers in connection with plan renewals, an increasing percentage of end users who already subscribe to our services will likely upgrade from their existing mobile phones. With some wireless carriers, subscribers are unable to automatically transfer their existing subscriptions from one mobile phone to another.

In addition, wireless carriers may switch to subscription billing systems that require subscribers to actively renew, or opt-in, each month from current systems that passively renew unless subscribers take some action to opt-out of their subscriptions. In either case, unless we or our wireless carrier partners are able to resell subscriptions to these subscribers or replace these subscribers with other subscribers, our revenue would suffer and this could harm our business, operating results and financial condition.

If we are unable to attract new wireless carrier partners, our revenue growth may be adversely affected and our net income could decline.

If we do not add new wireless carrier partners and increase the number of end users who receive our services through those new wireless carrier partners, we may not be able to increase our revenue in the longer term. Our sales and marketing efforts may not be successful in establishing relationships with new wireless carrier partners. We will not be successful in expanding into new geographic markets without developing relationships with successful wireless carriers in those markets. We expect to incur significant additional expenses in hiring additional personnel and expanding our international operations in order to attract new wireless carrier partners in different geographic markets to achieve revenue growth. If we fail to attract new successful wireless carrier partners and their subscribers or our new service introductions are not successful, we may be unable to increase our revenue and our operating results may be adversely affected.

Our lengthy sales cycle makes it difficult for us to predict when we will generate revenue from new wireless carrier partners.

We have a lengthy and complex sales process. The integration and testing of our LBS platform with a prospective wireless carrier requires substantial time and expense before launching our LBS with that wireless carrier. In new geographic markets, our sales cycles are typically longer and may involve more challenges such as language or government regulation/compliance requirements. Even after a wireless carrier decides to launch our LBS, the integration of our LBS platform with a wireless carrier’s network and billing systems generally requires several months to complete. Moreover, launch of our LBS by a wireless carrier typically will be timed to coincide with a new mobile phone launch, over which we have no control. Because of this lengthy cycle, we may experience delays from the time we begin the sales process and incur increased costs and expenses to obtain a new wireless carrier as a customer and integrate our LBS platform until the time we generate revenue from such wireless carrier. These delays may make it difficult to predict when we will generate revenue from new wireless carrier partners.

The failure of mobile phone providers selected by our wireless carrier partners to keep pace with technological and market developments in mobile phone design may negatively affect the demand for our LBS.

Wireless carriers select various mobile phones to run on their wireless networks. Our future success will depend on these mobile phone providers’ ability to design and manufacture mobile phones that meet the demands of wireless carriers and their subscribers. In order to continue their relationships with the wireless carriers, these mobile phone providers will have to continue to invest in developing mobile phones that are compatible with the advanced network technology that wireless carriers are deploying to increase network capacity and speed. If our wireless carrier partners fail to select mobile phone providers whose products have superior GPS capabilities or fail to adopt other advanced technologies, our ability to sell our LBS may suffer. If we do not extend our client software to these devices in a timely and efficient manner before the initial commercial launch of the mobile phone, our adoption rates will suffer. In addition, if our wireless carrier partners select mobile phones that are incompatible with our LBS client software, we will incur additional time and expenses to extend our services to those devices, which may cause us to incur unanticipated operating expenses and miss product launch windows. Because of short product life cycles in the wireless communications industry, if we fail to integrate our software on a mobile phone prior to its commercial launch or if it is preloaded with another provider’s LBS, we may lose a substantial opportunity to gain end users who purchase that device and our revenue may suffer.

Successful sales of our LBS depend on our wireless carrier partners keeping pace with changing consumer preferences for mobile phones. If our wireless carrier partners do not select mobile phones with the design attributes attractive to consumers, such as thin form factors, high resolution screens and desired functionality, customers may select wireless carriers with whom we do not have a relationship and subscriptions for our LBS may decline and, consequently, our business may be harmed.

A large percentage of our research and development operations are conducted in China and our ability to introduce new services and support our existing services cost effectively depends on our ability to manage those remote development sites successfully.

Our success depends on our ability to enhance our current services and develop new services and products rapidly and cost effectively. We opened two research and development centers in China, in addition to our existing facility, for the purpose of conducting more fundamental product development in those locations. We currently have a majority of our research and development personnel in China. As we do not have substantial experience managing core product development operations that are remote from our U.S. headquarters, we may not be able to manage these remote centers successfully. We could incur unexpected costs or delays in product development that could impair our ability to meet market windows or cause us to forego certain new product opportunities.

Because our long term success depends on our ability to increase the number of end users located outside of the United States, our business will be susceptible to risks associated with international operations.

As of March 31, 2010, we had international operations in China, the United Kingdom and Brazil. Our experience with wireless carriers outside the United States is limited. Although we have entered into agreements with 15 wireless carriers to provide our LBS in approximately 29 countries and in absolute dollars our revenue from international operations increased in each of the periods presented, our revenue from the United States constituted 99%, 97%, 96% and 97% of our total revenue for fiscal 2007, 2008, 2009 and the nine months ended March 31, 2010, respectively. Our limited experience in operating our business outside the United States increases the risk that our current and future international expansion efforts may not be successful. In particular, our business model may not be successful in particular countries or regions outside the United States for reasons that we currently do not anticipate. In addition, conducting international operations subjects us to risks that we have not generally faced in the United States. These include:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	difficulties in managing the staffing of remote operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, restrictions on the repatriation of earnings and changes in tax rates;

•	dependence on foreign wireless carriers with different pricing models;

•	availability of reliable 2G, 3G and 4G mobile networks in those countries;

•	requirements that we comply with local telecommunication regulations in those countries;

•	the burdens of complying with a wide variety of foreign laws and different legal standards;

•	increased financial accounting and reporting burdens and complexities;

•	political, social and economic instability in some jurisdictions;

•	terrorist attacks and security concerns in general; and

•	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our operating results. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depend on the skills, working relationships and continued services of our management team and in particular, our founders, Y.C. Chao, H.P. Jin and Robert Rennard. Our future performance will depend on our ability to continue to retain our senior management. Our future success also will depend on our ability to attract, retain and motivate highly skilled personnel in the United States and internationally. All of our employees work for us on an at will basis. Competition for personnel is intense, particularly in the software industry and for persons with experience with GPS and LBS. As a result, we may be unable to attract or retain qualified personnel. Our inability to attract and retain the necessary personnel could adversely affect our business. We do not maintain key person insurance for any of our personnel.

If we are unable to integrate future acquisitions successfully, our operating results and prospects could be harmed.

We have not made any acquisitions to date and we do not have any current plans, proposals or understandings relating to any material acquisitions or licenses. In the future, we may make acquisitions to improve our LBS offerings or expand to new markets. Our future acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions we complete may not be successful. Any mergers and acquisitions we may pursue would involve numerous risks, including the following:

•	difficulties in integrating and managing the operations, technologies and products of the companies we acquire;

•	diversion of our management’s attention from normal daily operation of our business;

•	our inability to maintain the key business relationships and the reputations of the businesses we acquire;

•	our inability to retain key personnel of the acquired company;

•	uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

•	our dependence on unfamiliar affiliates and partners of the companies we acquire;

•	insufficient revenue to offset our increased expenses associated with acquisitions;

•	our responsibility for the liabilities of the businesses we acquire, including those which we may not anticipate; and

•	our inability to maintain internal standards, controls, procedures and policies.

We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will likely experience dilution, and if we finance future acquisitions with debt funding, we will incur interest expense and may have to comply with financial covenants and secure that debt obligation with our assets.

If our end users increase their usage of our services, our net operating income may decline because we receive a monthly subscription fee per end user as a fixed fee or a revenue sharing arrangement that does not depend on usage.

With limited exceptions, our wireless carrier partners pay us an amount per end user per month that does not vary depending on whether or how often an end user uses our services. Historically, end users using certain mobile phones or under certain service plans tended to use our services more than other end users. We budget and operate our services by making certain assumptions about usage patterns. Over time, usage by subscribers who have access to our services under bundled plans has increased. If our end users were to further increase their usage of our services substantially, we would incur additional expenses to expand our server capacity, operate additional data centers and pay additional third party content fees. These additional costs would harm our operating results and financial condition.

We may be required to incur unanticipated capital expenditures.

Circumstances may arise that require us to make unanticipated capital expenditures including:

•	the implementation of our equipment at new data centers and expansion of our operations at data centers;

•	the replacement of outdated or failing equipment; and

•	the acquisition of key technologies to support or expand our LBS.

We rely on network infrastructures provided by our wireless carrier partners and mobile phones for the delivery of our LBS to end users.

We generally provide our services from our own servers, which requires close integration with the wireless carriers’ networks. We may be unable to provide high quality services if the wireless carriers’ networks perform poorly or experience delayed response times. Our future success will depend on the availability and quality of our wireless carrier partners’ networks in the United States and abroad to run our LBS. This includes deployment and maintenance of reliable 2G, 3G and 4G networks with the speed, data capacity and security necessary to provide reliable wireless communications services. We do not establish or maintain these wireless networks and have no control over interruptions or failures in the deployment and maintenance by wireless carrier partners of their network infrastructure. In addition, these wireless network infrastructures may be unable to support the demands placed on them if the number of subscribers increases, or if existing or future subscribers increase their use of limited bandwidth. Market acceptance of our LBS will depend in part on the quality of these wireless networks and the ability of our wireless carrier partners to effectively manage their subscribers’ expectations.

Wireless communications have experienced a variety of outages and other delays as a result of infrastructure and equipment failures and could face outages and delays in the future. These outages and delays could affect our ability to provide our LBS successfully. In addition, changes by a wireless carrier to network infrastructure may interfere with the integration of our servers with their network and delivery of our LBS and may cause end users to lose functionality for services they have already purchased. Any of the foregoing could harm our business, operating results and financial condition.

We cannot control the quality standards of our wireless carrier partners, their mobile phone providers and other technology partners. We cannot guarantee that the mobile phones are free from errors or defects. If errors or defects occur in mobile phones or services offered by our wireless carrier partners, it could result in consumers terminating our services, damage to our reputation, increased customer service and support costs, warranty claims, lost revenue and diverted development resources, any of which could adversely affect our business, results of operations and financial condition.

Mergers, consolidations or other strategic transactions in the wireless communications industry could weaken our competitive position, reduce the number of our wireless carrier partners and adversely affect our business.

The wireless communications industry continues to experience consolidation and an increased formation of alliances among wireless carriers and between wireless carriers and other entities. Should one of our wireless carrier partners consolidate or enter into an alliance with another carrier, this could have a material adverse impact on our business. For example, our wireless carrier partner Alltel was acquired by Verizon in early 2009. Although we had an agreement with Alltel to be the exclusive white label provider of navigation services, Verizon elected to discontinue selling mobile phones preloaded with our LBS. We have experienced a decline in our revenue from the combined entity as a result of this decision. Such a consolidation or alliance may cause us to lose a wireless carrier partner or require us to reduce prices as a result of enhanced customer leverage, which would have a negative effect on our business. We may not be able to expand our base of wireless carrier partners to offset revenue declines if we lose a wireless carrier partner or if the number of end users for our services declines.

In addition, if two or more of our competitors or wireless carrier partners were to merge or partner, the change in the competitive landscape could adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with their wireless carrier partners, sales channel partners or other parties with whom we have strategic relationships, thereby limiting our ability to promote our LBS. These events could reduce our revenue and adversely affect our operating results.

Reduced expenditures for mobile phones or wireless services due to adverse or uncertain economic conditions may negatively affect our business and results of operations.

Recent adverse economic conditions and future uncertainties may directly affect the marketing and distribution of mobile phones and our LBS by our wireless carrier partners. As current and future conditions in the domestic and global economies remain uncertain, it is difficult to estimate the level of economic growth, which may cause some wireless carriers to emphasize marketing basic voice services rather than data services, such as LBS. In addition, subscribers may try to reduce their monthly expenses by reducing spending on discretionary wireless services, such as ours. Accordingly, the future direction of the overall domestic and global economies will have an impact on our overall performance. Economic conditions are beyond our control. If these economic conditions worsen or fail to improve, we may experience reduced demand for and pricing pressure on our LBS, which could harm our operating results.

Risks related to our intellectual property and regulation

We operate in an industry with extensive intellectual property litigation. Claims of infringement against us or our wireless carrier partners may cause our business, operating results and financial condition to suffer.

Our commercial success depends in part upon us and our customers not infringing intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures. We operate in an industry with extensive intellectual property litigation and it is not uncommon for our wireless carrier partners and competitors to be involved in infringement lawsuits by or against third parties. Many industry participants that own, or claim to own, intellectual property aggressively assert their rights, and our wireless carrier partners, which we agree in certain circumstances to indemnify for intellectual property infringement claims related to our services, are often targets of such assertions. We cannot determine with certainty whether any existing or future third party intellectual property rights would require us to alter our technologies, obtain licenses or cease certain activities.

We have received, and may in the future receive, claims from third parties asserting infringement and other related claims. For example, on November 17, 2009, WRE-Hol, LLC filed a complaint against us in the United States District Court for the Western District of Washington (Case No. 2:09-cv-01642-MJP) alleging that we infringe a patent owned by WRE-Hol, LLC. According to the patent, the invention generally relates to a system and method for providing navigation and automated guidance to a mobile user. The complaint seeks unspecified monetary damages, fees and expenses, and injunctive relief against us. On January 25, 2010, we answered the WRE-Hol complaint asserting that the patent-in-suit is not infringed and is invalid and unenforceable. On March 11, 2010, WRE-Hol amended its complaint to add a new defendant, and we subsequently answered, repeating our assertions that the patent-in-suit is not infringed and is invalid and unenforceable. On April 27, 2010, we filed a reexamination request for all of the claims of the asserted patent before the U.S. Patent and Trademark Office. On April 29, 2010, we filed a motion to stay the litigation pending the reexamination. On May 3, 2010, WRE-Hol filed a motion for leave to amend the complaint against us, seeking to add claims for misappropriation of trade secrets against us and our founders, Y.C. Chao, H.P. Jin and Robert Rennard. WRE-Hol’s motion for leave to amend also seeks to add a breach of contract claim against us and a claim for wrongful inventorship involving two of our patents, requesting a declaratory judgment that a WRE-Hol inventor be named as an inventor on these patents. Both our motion to stay and WRE-Hol’s motion for leave to amend will be fully submitted to the court by May 28, 2010. On May 10, 2010, the parties filed a joint status report with the court proposing a litigation schedule but the court has not yet set a schedule for the litigation. Additionally, on December 31, 2009, Vehicle IP, LLC filed a complaint against us in the U.S. District Court for the District of Delaware (Case No. 1:09-cv-01007-JJF) alleging that certain of our navigation services, including our GPS Navigator, infringe a patent owned by Vehicle IP, LLC. According to the patent, the invention generally relates to a navigation system that determines an expected time of arrival. The complaint seeks unspecified monetary damages, fees and expenses and injunctive relief against us. On March 11, 2010, we answered the complaint, asserting that the patent-in-suit is not infringed and is invalid. Vehicle IP denied these counterclaims and requested that they be dismissed. Verizon Wireless was named as a co-defendant in the Vehicle IP litigation based on the VZ Navigator product and has demanded that we indemnify and defend Verizon against Vehicle IP. AT&T Mobility was also named as a co-defendant in the Vehicle IP litigation based on the AT&T Navigator product. AT&T Mobility has tendered the defense of the litigation to us and we are negotiating the scope of our indemnification obligations with AT&T. The court has not yet set a schedule for the remainder of the case. Furthermore, on April 30, 2010, Traffic Information, LLC filed a complaint against us in the U.S. District Court for the Eastern District of Texas (Case No. 2:10-cv-00145-TJW). The suit alleges that certain of our products and/or services infringe U.S. Patent No. 6,785,606, and that we induce infringement and contribute to the infringement of U.S. Patent No. 6,785,606 by others. According to the patent, the invention generally relates to a system for providing traffic information to a plurality of mobile users connected to a network. The complaint seeks unspecified monetary damages, fees and expenses and injunctive relief against us. Due to the preliminary status of these lawsuits and uncertainties related to litigation, we are unable to evaluate the likelihood of either favorable or unfavorable outcomes. Accordingly, we are unable at this time to estimate the effects of these lawsuits on our financial condition, results of operations, or cash flows.

These cases and future litigation may make it necessary to defend ourselves and our wireless carrier partners by determining the scope, enforceability and validity of third party proprietary rights or to establish our proprietary rights. Some of our competitors may have substantially greater resources than we do and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us or our wireless carrier partners. These companies typically have little or no product revenue and therefore our patents may provide little or no deterrence against such companies filing patent infringement lawsuits against us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time consuming and costly to evaluate and defend and could:

•	adversely affect our relationships with our current or future wireless carrier partners;

•	cause delays or stoppages in the shipment of TeleNav enabled mobile phones, or cause us to modify or suspend the provision of our LBS;

•	cause us to incur significant expenses in defending claims brought against our wireless carrier partners or us;

•	divert management’s attention and resources;

•	subject us to significant damages or settlements;

•	require us to enter into settlements, royalty or licensing agreements on unfavorable terms; or

•	require us to cease certain activities.

In addition to liability for monetary damages against us or, in certain circumstances, our wireless carrier partners, we may be prohibited from developing, commercializing or continuing to provide certain of our LBS unless we obtain licenses from the holders of the patents or other intellectual property rights. We cannot assure you that we will be able to obtain any such licenses on commercially reasonable terms, or at all. If we do not obtain such licenses, our business, operating results and financial condition could be materially adversely affected and we could, for example, be required to cease offering our LBS or be required to materially alter our LBS, which could involve substantial costs and time to develop.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by defective software and other losses.

Our agreements with our wireless carrier partners include indemnification provisions. We agree to indemnify them for losses suffered or incurred in connection with our LBS, including as a result of intellectual property infringement, damages caused by defects and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding agreement, and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally substantial and may be unlimited. In addition, some of these agreements permit our indemnitees to terminate their agreements with us if they determine that the use of our LBS infringes third party intellectual property.

We have received, and expect to receive in the future, demands for indemnification under these agreements. These demands can be very expensive to settle or defend, and we have in the past incurred substantial legal fees in connection with certain of these indemnity demands. For example, we have been notified by several wireless carriers that they have been named as defendants in three patent infringement cases for which they may seek indemnification from us. See the section entitled “Business—Legal proceedings.” These indemnity demands relate to pending litigation and remain outstanding and unresolved as of the date of this prospectus. Large future indemnity payments and associated legal fees and expenses, including potential indemnity payments and legal fees and expenses relating to the current or future notifications, could materially harm our business, operating results and financial condition.

We may in the future agree to defend and indemnify our wireless carrier partners in connection with the pending notifications or future demands, irrespective of whether we believe that we have an obligation to indemnify them or whether we believe that our services and products infringe the asserted intellectual property rights. Alternatively, we may reject certain of our wireless carrier partners’ indemnity demands, which may lead to disputes with our wireless carrier partners and may negatively impact our relationships with them or result in litigation against us. Our wireless carrier partners may also claim that any rejection of their indemnity demands constitutes a material breach of our agreements with them, allowing them to terminate such agreements. Our agreements with Sprint and AT&T may be terminated in the event an infringement claim is made against us and it is reasonably determined that there is a possibility our technology or services infringed upon a third party’s rights. If, as a result of indemnity demands, we make substantial payments, our relationships with our wireless carrier partners are negatively impacted or if any of our wireless carrier agreements is terminated, our business, operating results and financial condition could be materially adversely affected. See the section entitled “Business—Legal proceedings.”

Changes in government regulation of the wireless communications industry may adversely affect our business.

It is possible that a number of laws and regulations may be adopted in the United States and elsewhere that could restrict the wireless communications industry, including laws and regulations regarding lawful interception of personal data, use of mobile phones while driving, privacy, taxation, content suitability, copyright and antitrust. Furthermore, the growth and development of electronic storage of personal information may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours that store personal information. We anticipate that regulation of our industry will increase and that we will be required to devote legal and other resources to address this regulation. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the wireless communications industries may lessen the growth of wireless communications services and may materially reduce our ability to increase or maintain sales of our LBS.

We may become subject to significant product liability costs.

If our LBS or products contain defects, there are errors in the maps supplied by third party map providers or if our end users do not heed our warnings about the proper use of these products, collisions or accidents could occur resulting in property damage, personal injury or death. If any of these events occurs, we could be subject to significant liability for personal injury and property damage and under certain circumstances could be subject to a judgment for punitive damages. We maintain limited insurance against accident related risks involving our products. However, we cannot assure you that this insurance would be sufficient to cover the cost of damages to others or will continue to be available at commercially reasonable rates. In addition, insurance coverage generally will not cover awards of punitive damages and may not cover the cost of associated legal fees and defense costs. If we are unable to maintain sufficient insurance to cover product liability costs or if our insurance coverage does not cover an award, our business, financial condition and results of operations could be adversely affected.

Government regulation designed to protect end user privacy may make it difficult for us to provide our services or adopt advertising based revenue models.

We transmit and store a large volume of personal information in the course of providing our LBS. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world. This government action is typically intended to protect the privacy and security of personal information that is collected, stored and transmitted in or from the governing jurisdiction.

Legislation may also be adopted in various jurisdictions that prohibits use of personal information and search histories to target end users with tailored advertising, or provide advertising at all. Although our current business model does not rely on advertising revenue, we may explore advertising revenue in the future to improve ARPU in certain markets.

We could be adversely affected if domestic or international legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business. For example, the USA PATRIOT Act provides certain rights to U.S. law enforcement authorities to obtain personal information in the control of U.S. persons and entities without notifying the affected individuals. If we are required to allocate significant resources to modify the delivery of our services to enable enhanced legal interception of the personal information that we transmit and store, our results of operations and financial condition may be adversely affected.

In addition, because various foreign jurisdictions have different laws and regulations concerning the storage and transmission of personal information, we may face unknown requirements that pose compliance challenges in new international markets that we seek to enter. Such variation could subject us to costs, delayed service launches, liabilities or negative publicity that could impair our ability to expand our operations into some countries and therefore limit our future growth.

As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of personal information. These and other privacy concerns could adversely impact our business, results of operations and financial condition.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.

We rely primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. However, our issued patents and any future patents that may issue may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for us. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. In addition, patents may not issue from any of our current or any future applications.

Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our LBS. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

We have devoted substantial resources to the development of our proprietary technology, including the proprietary software components of our LBS and related processes. In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of our confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of our confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We use open source software in our LBS platform and client applications that may subject our LBS platform and client applications to general release or require us to re-engineer our LBS platform and client applications, which may cause harm to our business.

We use open source software in our LBS platform and client applications and may use more open source software in the future. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. If we combine our proprietary software products with open source software in a certain manner, we could, under certain of the open source licenses, be required to release our proprietary source code. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Open source license terms may be ambiguous and many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, we may be required to release our proprietary source code, re-engineer our LBS platform and client applications, discontinue the sale of our service in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, operating results and financial condition.

The occurrence or perception of a security breach or disclosure of confidential information could harm our business.

Our LBS include the transmission and storage of personal, private and confidential information primarily related to the location of our end users. If there is a security breach or if there is an inappropriate disclosure of any of these types of information, we could be exposed to investigations, litigation, fines and penalties. Remediation of and liability for loss or misappropriation of end user or employee personal information could have a material adverse effect on our business and financial results. Even if we were not held liable for such event, a security breach or inappropriate disclosure of personal, private or confidential information could harm our reputation and our relationships with current and potential end users. Even the perception of a security risk could inhibit market acceptance of our LBS. In addition, we may be required to invest additional resources to protect against damages caused by any actual or perceived disruptions of our LBS or security breaches. We may also be required to provide information about the location of an end user’s mobile phone (or vehicle, with respect to certain TeleNav Track services) to government authorities, which could result in public perception that we are providing the government with intelligence information and deter some end users from using our services. Any of these developments could harm our business.

Risks related to this offering and ownership of our common stock

As a result of becoming a public company, we will be obligated to develop and maintain effective internal controls over financial reporting. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our auditors will also have to issue an opinion on the effectiveness of our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to conclude that our internal control over financial reporting is effective, or if our auditors were to express an adverse opinion on the effectiveness of our internal controls because we had one or more material weaknesses, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline.

In the past, we identified a material weakness and a significant deficiency in our internal control over financial reporting and a significant deficiency remains, which, with any future material weaknesses or deficiencies we identify, may adversely affect our ability to operate our business.

In the past, we identified a material weakness and a significant deficiency in our internal control over financial reporting and, although we believe we have remediated the material weakness, the significant deficiency remains. The significant deficiency relates to the internal control environment surrounding access to and program change management for systems that can affect the timelines and accuracy of financial reporting. We are taking steps to remediate the deficiency but we cannot provide any assurances that we will be successful. Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and add necessary personnel as well as take significant time to complete. These changes may not, however, be effective in achieving or maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. We cannot assure you that there will not be material weaknesses and significant deficiencies in our internal controls in the future. If we fail to address material weaknesses or significant deficiencies in our internal control over financial reporting, our ability to operate our business may be adversely affected.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we will incur significant legal, accounting, investor relations and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or SEC, and the stock exchange on which our common stock is traded. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically over the past several years. We expect these rules and regulations to increase our legal and financial compliance costs substantially and to make some activities more time consuming and costly. We are unable currently to estimate these costs with any degree of certainty. We also expect that, as a public company, it will be more expensive for us to obtain director and officer liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

Regulations relating to offshore investment activities by residents of China may limit our ability to acquire Chinese companies and could adversely affect our business.

In October 2005, SAFE, a Chinese government agency, promulgated “Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles,” or Circular 75, that states that if Chinese residents use assets or equity interests in their Chinese entities as capital contributions to establish offshore companies or inject assets or equity interests of their Chinese entities into offshore companies to raise capital overseas, they must register with local SAFE branches with respect to their overseas investments in offshore companies. They must also file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spinoff transactions, long term equity or debt investments or uses of assets in China to guarantee offshore obligations. Under this regulation, their failure to comply with the registration procedures set forth in such regulation may result in restrictions being imposed on the foreign exchange activities of the relevant Chinese entity, including restrictions on the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the Chinese entity.

We attempt to comply, and attempt to ensure that our stockholders who are subject to Circular 75 and other related rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our stockholders who are Chinese residents have complied or will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules. Any future failure by any of our stockholders who is a Chinese resident, or controlled by a Chinese resident, to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the Chinese government, including restrictions on our Chinese subsidiary’s ability to pay dividends or make distributions to us.

We may be subject to fines and legal sanctions if we or our employees who are Chinese citizens fail to comply with Chinese regulations relating to employee stock options granted to Chinese citizens.

On December 25, 2006, the PBOC, a Chinese government agency, issued the “Administration Measures on Individual Foreign Exchange Control,” and its implementation rules were issued by SAFE and took effect as of February 1, 2007. Under these regulations, all foreign exchange matters involved in an employee stock option plan or similar plan in which Chinese citizens participate requires approval from the SAFE or its authorized branch. On March 28, 2007, SAFE promulgated the “Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company,” or the Stock Option Rule. Under the Stock Option Rule, Chinese citizens who are granted stock options or restricted share units, or issued restricted shares by an overseas publicly listed company are required to complete certain procedures and transactional foreign exchange matters upon the examination by, and approval of, SAFE. We and our employees who are Chinese citizens who have been granted stock options are subject to the Stock Option Rule. However, currently, SAFE does not accept applications made by companies whose stock is not listed for trading on an exchange. As a result, we have not made such application. If the relevant Chinese regulatory authority determines that our Chinese employees who hold such options or our Chinese subsidiaries fail to comply with these regulations after our listing, such employees and our Chinese subsidiaries may be subject to fines and legal sanctions.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

We expect that the trading price for our common stock will be affected by any research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who may elect to cover us downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease coverage of our company, our stock may lose visibility in the market, which in turn could cause its price to decline.

Our common stock could trade at prices below the initial public offering price.

There has not been a public trading market for shares of our common stock prior to this offering. An active trading market may not develop or be sustained after this offering. The initial public offering price for the shares of common stock sold in this offering will be determined by negotiations among us, the selling stockholders and representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering, and our common stock could easily trade below the initial public offering price.

The concentration of ownership of our capital stock with insiders upon the completion of this offering will limit your ability to influence corporate matters.

Assuming the purchase of 636,363 shares in this offering by the Menlo Funds (based on an initial public offering price of $11.00 per share), we anticipate that our executive officers, directors, current 5% or greater stockholders and entities affiliated with them will together beneficially own (as determined in accordance with the rules of the SEC) approximately 68.0% of our common stock outstanding after this offering. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, these stockholders, acting together, will be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

Participation in this offering by the Menlo Funds would reduce the available public float for our shares.

The Menlo Funds, which are affiliated with Shawn Carolan, a member of our Board of Directors, and which, as of March 31, 2010, beneficially owned 14.1% of our outstanding common stock (assuming conversion of all outstanding shares of preferred stock), are being allocated the opportunity to purchase shares of our common stock in this offering at the initial public offering price per share of not more than $11.00, for an aggregate purchase price of up to $7,000,000. Based on an initial public offering price of $11.00 per share, the Menlo Funds are being allocated the opportunity to purchase 636,363 shares of our common stock in this offering and have indicated an interest in purchasing all of such shares. If the Menlo Funds were to purchase all of these shares, the Menlo Funds would beneficially own approximately 14.2% of our outstanding common stock after this offering and our current directors and executive officers as a group would beneficially own approximately 63.4% of our outstanding common stock after this offering, based on 40,873,962 shares of common stock outstanding after this offering (excluding 1,138 shares of common stock which we expect to issue upon the exercise of options by selling stockholders in connection with the offering).

If the Menlo Funds purchase all or a portion of the shares in which they have indicated an interest in purchasing in this offering, such purchase would reduce the available public float for our shares because the Menlo Funds would be restricted from selling the shares by a lock-up agreement the Menlo Funds have entered into with our underwriters and by restrictions under applicable securities laws. As a result, any purchase of shares by the Menlo Funds in this offering would reduce the liquidity of our common stock relative to what it would have been had these shares been purchased by investors that were not affiliated with us.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate.

Upon completion of this offering, we will have 40,873,962 outstanding shares of common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options after March 31, 2010 (including the 1,138 shares of our common stock expected to be issued upon the exercise of options by selling stockholders in connection with the offering). The shares sold in this offering (other than shares sold to the Menlo Funds, if any) will be immediately tradable without restriction. Of the remaining shares:

•	23,329 shares will be eligible for sale immediately upon completion of this offering;

•	6,736 shares will be eligible for sale 90 days after the completion of this offering; and

•

34,482,211 shares will be eligible for sale upon the expiration of lock-up agreements (assuming the purchase of 636,363 shares in this offering by the Menlo Funds for an initial public offering price of $11.00 per share) subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act of 1933, as amended.

In addition, 3,251,693 shares will be eligible for sale upon the exercise of vested options after the expiration of the lock-up agreements.

The lock-up agreements expire 180 days after the date of this prospectus, except that the 180-day period may be extended in certain cases for up to 34 additional days under certain circumstances where we announce or pre-announce earnings or a material event occurs within approximately 17 days prior to, or approximately 16 days after, the termination of the 180-day period. The representatives of the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. After this offering, we intend to register approximately 8,128,504 shares of common stock that have been reserved for future issuance under our stock plans.

Because our estimated initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution.

The estimated initial public offering price of $12.00 is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of approximately $8.39 per share, the difference between the price you pay for our common stock and its pro forma as adjusted net tangible book value after completion of the offering. Furthermore, investors purchasing common stock in this offering will own only approximately 13% of our shares outstanding after the offering even though they will have contributed 57% of the total consideration received by us in connection with our sales of common stock. To the extent outstanding options to purchase common stock are exercised, there will be further dilution.

Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

Our management will have broad discretion in the application of the net proceeds of this offering. We cannot specify with certainty the uses to which we will apply these net proceeds. The failure by our management to apply these funds effectively could adversely affect our ability to continue to maintain and expand our business.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our bylaws will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	providing for a classified board of directors with staggered, three year terms;

•	authorizing the board to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent;

•	limiting the persons who may call special meetings of stockholders; and

•	requiring advance notification of stockholder nominations and proposals.

In addition, the provisions of Section 203 of the Delaware General Corporate Law govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors.

These and other provisions in our amended and restated certificate of incorporation and our bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. See the section entitled “Description of capital stock.”

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future although we are required to pay a stock dividend to the holders of our Series E preferred stock upon conversion of those shares. If we do not pay cash dividends, you would receive a return on your investment in our common stock only if the market price of our common stock increases before you sell your shares. Although we currently do not have credit facilities, future credit facilities may restrict our ability to pay dividends.

Our stock price may be volatile, and you may be unable to sell your shares at or above the initial public offering price.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the factors described in this “Risk factors” section or otherwise, and other factors beyond our control, such as fluctuations in the valuations of companies perceived by investors to be comparable to us.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, systemic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have become subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

Special note regarding forward-looking statements and industry data

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections entitled “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Business” and “Executive compensation—Compensation discussion and analysis.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in “Risk factors” and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus also contains estimates and other information concerning our industry and the mobile communications industry, including market size and growth rates, that we obtained from industry publications, surveys and forecasts, including those generated by eMarketer, Frost & Sullivan, Gartner and IDC. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the section entitled “Risk factors.”

The Gartner Report described herein (the “Gartner Report”) represents data, research opinion or viewpoints published, as part of a syndicated subscription service by Gartner, and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report are subject to change without notice.

Use of proceeds

We estimate that the net proceeds from our sale of 5,500,000 shares of common stock in this offering at an assumed initial offering price of $12.00 per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $57.4 million or $69.1 million if the underwriters’ option to purchase additional shares is exercised in full. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $5.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We intend to use the net proceeds to us from this offering for working capital and general corporate purposes. Accordingly, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. We may also use a portion of the net proceeds to us from this offering to acquire or license products, technologies or businesses we believe to be complementary, but we currently have no agreements, commitments or understandings relating to any material acquisitions or licenses.

Pending their use, we plan to invest the net proceeds to us from this offering in short term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend policy

We have never declared or paid dividends on our common stock and do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. However, in connection with conversion of our Series E preferred stock upon the closing of this offering, we will issue a dividend of our common stock for each Series E preferred share outstanding equal to $0.5436 divided by the price per share of the shares we sell in this offering. Based on an assumed initial offering price of $12.00 per share, the midpoint of the range set forth on the front cover of this prospectus, we will issue an aggregate of approximately 424,087 shares for the Series E dividend. Any future determination to pay dividends on our common stock would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition, liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2010 on:

•	an actual basis;

•

on a pro forma basis to reflect the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock and the issuance of a stock dividend of approximately 424,087 shares of our common stock to holders of our Series E preferred stock upon the conversion of those preferred shares into common stock; and

•

on a pro forma as adjusted basis to further reflect the (i) exercise of our outstanding common stock warrant and (ii) the sale by us of 5,500,000 shares of common stock in this offering, in each case at an assumed initial public offering price of $12.00 per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with the section entitled “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of March 31, 2010 (in thousands, except share and per share data)
	Actual	Pro forma	Pro forma as adjusted

	(unaudited)
Cash and cash equivalents	$46,109	$46,109	$103,489

Convertible preferred stock, $0.001 par value: 23,358,062 shares authorized, 23,345,247 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	56,007	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; no shares authorized, issued or outstanding, actual; 50,000,000 shares authorized, no shares issued or outstanding, pro forma or pro forma as adjusted	—	—	—
Common stock, $0.001 par value; 41,666,666 shares authorized, 11,589,525 shares issued and outstanding, actual; 600,000,000 shares authorized, 35,358,859 shares issued and outstanding, pro forma; and 600,000,000 shares authorized, 40,873,962 shares issued and outstanding, pro forma as adjusted	12	35	41
Additional paid in capital	5,519	61,503	118,877
Accumulated other comprehensive income	354	354	354
Retained earnings	28,331	28,331	28,331

Total stockholders’ equity	34,216	90,223	147,603

Total capitalization	$90,223	$90,223	$147,603

The number of pro forma as adjusted shares of common stock shown as issued and outstanding in the table is based on the number of shares of our common stock outstanding as of March 31, 2010 and excludes:

•

5,675,615 shares of common stock issuable upon the exercise of options outstanding under our stock option plans as of March 31, 2010, with a weighted average exercise price of $3.17 per share (1,138 of these shares of our common stock are expected to be issued upon the exercise of options by selling stockholders in connection with the offering);

•	2,083,333 shares of our common stock reserved for future issuance under our 2009 Equity Incentive Plan, which will become effective in connection with this offering; and

•

190,885 shares of our common stock issuable upon the exercise of options outstanding under our 1999 Stock Option Plan pursuant to options granted in April 2010 to certain of our employees who are not executive officers, with an exercise price of $12.00 per share.

A $1.00 decrease or increase in the offering price would result in an approximately $5.1 million decrease or increase in each of pro forma as adjusted cash and cash equivalents, additional paid in capital, total stockholders’ equity and total capitalization. If the underwriters exercise their over allotment option in full, there would be a $11.7 million increase in each of pro forma as adjusted cash and cash equivalents, additional paid in capital, total stockholders’ equity and total capitalization.

Dilution

At March 31, 2010, our pro forma net tangible book value was approximately $90.2 million, or $2.55 per share of common stock. Pro forma net tangible book value per share represents the amount of our tangible assets less our liabilities (after giving effect to the conversion of all our outstanding shares of preferred stock into shares of common stock, including the issuance of a stock dividend of approximately 424,087 shares of our common stock to holders of our Series E preferred stock upon such conversion, upon the closing of this offering), divided by the shares of common stock outstanding at March 31, 2010. After giving effect to the exercise of our outstanding common stock warrant and our sale of 5,500,000 shares of common stock in this offering, each at an assumed initial public offering price of $12.00, the midpoint of the price range set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2010 would have been $147.6 million, or $3.61 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.06 per share to existing stockholders and an immediate dilution of $8.39 per share to new investors.

The following table illustrates this dilution:

Assumed initial public offering price per share		$12.00
Pro forma net tangible book value per share as of March 31, 2010	$2.55
Increase per share attributable to this offering	1.06

Pro forma as adjusted net tangible book value per share after this offering		3.61

Net tangible book value dilution per share to new investors in this offering		$8.39

If all our outstanding options had been exercised, the pro forma net tangible book value as of March 31, 2010 would have been $108.2 million, or $2.64 per share, and the pro forma net tangible book value after this offering would have been $165.6 million, or $3.56 per share, causing dilution to new investors of $8.44 per share.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2010, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the initial public offering price of $12.00, the midpoint of the price range set forth on the front cover of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent

Existing stockholders	35,373,962	87%	$49,703,408	43%	$1.41
New investors	5,500,000	13	66,000,000	57	12.00

Total	40,873,962	100%	$115,703,408	100%	$2.83

The foregoing calculations assume each of the following occur at the time of this offering:

•	the conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering;

•

the issuance of a stock dividend of approximately 424,087 shares of our common stock to holders of our Series E preferred stock upon the conversion of those preferred shares into common stock, the number of which will be determined by the initial public offering price, which we have assumed is $12.00, the midpoint of the price range set forth on the front cover of this prospectus; and

•

the issuance of 15,103 shares of our common stock pursuant to the exercise of our outstanding warrant to purchase 20,833 shares of our common stock as of March 31, 2010, with a weighted average exercise price of $3.30 per share, which we have assumed is net exercised at an initial public offering price equal to the midpoint of the price range set forth on the front cover of this prospectus.

The foregoing calculations are based on 34,934,772 shares of our common stock outstanding as of March 31, 2010 and exclude:

•

5,675,615 shares of common stock issuable upon the exercise of options outstanding under our stock option plans as of March 31, 2010, with a weighted average exercise price of $3.17 per share (1,138 of these shares of our common stock are expected to be issued upon the exercise of options by selling stockholders in connection with the offering);

•	2,083,333 shares of our common stock reserved for future issuance under our 2009 Equity Incentive Plan, which will become effective in connection with this offering; and

•

190,885 shares of our common stock issuable upon the exercise of options outstanding under our 1999 Stock Option Plan pursuant to options granted in April 2010 to certain of our employees who are not executive officers, with an exercise price of $12.00 per share.

Selected consolidated financial data

The following summary consolidated financial data should be read together with our consolidated financial statements and notes and the section entitled “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. We have derived the following consolidated statements of operations data for the fiscal years ended June 30, 2007, 2008 and 2009 and consolidated balance sheet data as of June 30, 2008 and 2009 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the fiscal years ended June 30, 2005 and 2006 and the balance sheet data as of June 30, 2005, 2006 and 2007 from our audited consolidated financial statements not included in this prospectus. We have derived the following consolidated statements of operations data for the nine months ended March 31, 2009 and 2010 and the consolidated balance sheet data as of March 31, 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of the financial information set forth in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and the results for the nine months ended March 31, 2010, are not necessarily indicative of results to be expected for fiscal 2010 or for any other period.

	Fiscal year ended June 30,					Nine months ended March 31,
(in thousands, except per share data)	2005	2006	2007	2008	2009	2009	2010

Consolidated statements of operations data:
Revenue	$6,711	$17,288	$27,716	$48,065	$110,880	$76,626	$121,652
Cost of revenue(1)	1,999	3,599	7,965	11,359	20,250	13,773	21,130

Gross profit	4,712	13,689	19,751	36,706	90,630	62,853	100,522

Operating expenses:
Research and development(1)	3,133	6,288	10,923	13,687	23,500	16,276	28,083
Sales and marketing(1)	2,099	6,101	14,506	13,245	16,536	12,030	12,523
General and administrative(1)	972	2,962	4,677	4,993	8,302	5,888	9,275

Total operating expenses	6,204	15,351	30,106	31,925	48,338	34,194	49,881

Income (loss) from operations	(1,492)	(1,662)	(10,355)	4,781	42,292	28,659	50,641
Other income (expense), net	(593)	(141)	710	10	(776)	(448)	(330)

Income (loss) before provision for income taxes	(2,085)	(1,802)	(9,645)	4,791	41,516	28,211	50,311
Provision for income taxes	1	1	1	184	11,898	8,926	19,513

Net income (loss)	$(2,086)	$(1,803)	$(9,646)	$4,607	$29,618	$19,285	$30,798

Net income (loss) applicable to common stockholders(2)	$(2,086)	$(2,317)	$(10,852)	$1,875	$15,719	$10,163	$16,624

Net income (loss) per share applicable to common stockholders:(2)
Basic	$(0.40)	$(0.29)	$(1.00)	$0.17	$1.39	$0.90	$1.44

Diluted	$(0.40)	$(0.29)	$(1.00)	$0.07	$0.57	$0.37	$0.58

Weighted average shares used in computing net income (loss) per share applicable to common stockholders:
Basic	5,199	8,126	10,840	11,173	11,273	11,259	11,550

Diluted	5,199	8,126	10,840	26,872	27,724	27,621	28,787

(1)	Includes stock-based compensation expense as follows:

	Fiscal year ended June 30,					Nine months ended March 31,
	2005	2006	2007	2008	2009	2009	2010

Cost of revenue	$—	$—	$1	$2	$4	$3	$14
Research and development	—	—	44	202	237	139	741
Sales and marketing	—	—	45	194	155	107	346
General and administrative	—	—	57	57	111	79	346

Total stock-based compensation	$—	$—	$147	$455	$507	$328	$1,447

(2)	Basic and diluted net income (loss) per share applicable to common stockholders are presented in conformity with the two-class method required for participating securities. Our Series E convertible preferred stock is a participating security. Net income (loss) applicable to common stockholders is determined by allocating undistributed earnings, calculated as net income (loss) less current period Series E convertible preferred stock cumulative dividends, between common and Series E convertible preferred stockholders. See Note 2 to our Consolidated Financial Statements.

	June 30,					March 31,
(in thousands)	2005	2006	2007	2008	2009	2010

Consolidated balance sheets data:
Cash and cash equivalents	$5,072	$27,267	$18,733	$16,850	$33,128	$46,109
Working capital	(563)	27,478	17,599	22,676	44,899	74,878
Total assets	7,337	32,071	26,582	36,029	72,210	110,056
Preferred stock warrant liability	—	724	1,016	1,668	2,511	—
Convertible preferred stock	17,228	47,196	47,196	50,160	51,368	56,007
Common stock and additional paid in capital	1,548	2,003	2,543	2,926	3,501	5,531
Total stockholders’ equity (deficit)	(17,619)	(18,934)	(27,877)	(25,765)	3,376	34,216

Management’s discussion and analysis of

financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk factors.”

Overview

We are a leading provider of LBS, including voice guided navigation, on mobile phones. Our LBS solutions provide consumers and enterprises with convenient and easy to use location specific, real time and personalized features and functions. By using an integral tool of their daily lives, their mobile phone, our end users can access our LBS almost anytime and anywhere to efficiently navigate to their destinations and easily obtain relevant local information. Through our hosted service delivery model, we provide our solutions through the networks of leading wireless carriers in the United States, including Sprint and AT&T, as well as through certain carriers in other countries. Our flexible and proprietary LBS platform enables us to efficiently provide our LBS to millions of end users, across more than 500 types of mobile phones, all major mobile phone operating systems and a broad range of wireless network protocols. In the three months ended March 31, 2010, we had a monthly average of 14.5 million paying end users, who represented less than seven percent of our U.S. wireless carrier partners’ total subscribers.

We primarily derive our revenue from our partnerships with wireless carriers who sell our LBS to their subscribers either as a stand alone service or in a bundle with other applications. End users are generally billed for our services through their wireless carrier. The wireless carriers bill subscribers monthly and provide us a monthly subscription fee per end user as a fixed fee or a revenue sharing arrangement. We and our wireless carrier partners may offer subscribers a 30-day free trial for our service. We believe that the wireless carrier billing makes our services more appealing to consumers and enterprises as they are not required to pay a separate monthly charge to a different vendor. For a small minority of end users who purchase our LBS through our website or in application stores, we bill their credit cards directly on a monthly basis.

Our total revenue grew from $48.1 million in fiscal 2008 to $110.9 million in fiscal 2009 and from $76.6 million in the nine months ended March 31, 2009 to $121.7 million in the nine months ended March 31, 2010. Our net income also increased from $4.6 million in fiscal 2008 to $29.6 million in fiscal 2009 and from $19.3 million in the nine months ended March 31, 2009 to $30.8 million in the nine months ended March 31, 2010.

Key components of our results of operations

Sources of revenue

We primarily derive our revenue from monthly fees paid on a per end user basis by our wireless carrier partners for their customers’ subscriptions to our LBS, as well as from activation fees for certain of our services. Our wireless carrier partners pay us a monthly subscription fee per end user as a fixed fee or a revenue sharing arrangement that include a minimum fee per end user. Certain of our contracts provide our wireless carrier partners with discounts based on the number of end users paying for our services in a given month. In general, our wireless carrier partners pay us a lower monthly fee per end user if an end user subscribes to our LBS as part of a bundle of mobile data or voice services than if an end user subscribes to our LBS on a stand alone basis. Our wireless carrier partners are responsible for billing and collecting the fees they charge their subscribers for the right to use our LBS. When we are paid on a revenue sharing basis with our wireless carrier partners, the amount we receive varies depending on several factors including the revenue share rate negotiated with the wireless carrier partner, the price charged to the subscriber by the wireless carrier partner, the specific sales channel of the wireless carrier partner in which the service is offered and the features and capability of the service. As a result, the amount we receive for any subscriber may vary considerably, and is subject to change over time. In addition, the amount we are paid per end user may also vary depending upon the metric used to determine the amount of the payment, including the number of end users at any time during a month, the average monthly paying end users, the number and timing of end user billing cycles and end user activity. Although our wireless carrier partners generally have sole discretion about how to price our LBS to their subscribers, our revenue sharing arrangements generally include monthly minimum fees per end user. To a much lesser extent, we also sell our services directly to consumers through our website and through application stores.

Subscription fees from our wireless carrier partners represented substantially all of our revenue for the nine months ended March 31, 2010. In the nine months ended March 31, 2010, Sprint and AT&T represented 55% and 34% of our revenue, respectively. Subscription fees from our GPS Navigator service represented 92% and 94% of our revenue in the nine months ended March 31, 2009 and 2010, respectively. Subscription fees from our MRM services represented less than 10% of our revenue in each of the nine months ended March 31, 2009 and 2010. In absolute dollars, revenue from our non-GPS Navigator services, which include MRM services, increased in the nine months ended March 31, 2010. GPS Navigator is our flagship voice guided real time, turn by turn, mobile navigation service. Our MRM solutions allow enterprises to monitor and manage mobile workforces and assets by using our LBS platform to track job status and the location of workers, field assets and equipment. We are developing other LBS solutions with new business models and distribution channels in our current LBS market and adjacent markets. These solutions include in-dash navigation services, location based mobile advertising, commerce and social networking services and an Internet connected PND. While we have already introduced certain components or initial versions of several of these LBS solutions, the scope and timing of broader and more commercially viable offerings is uncertain. The ultimate scope and timing of any future releases are dependent on many factors including adoption by wireless carrier partners and automotive suppliers of the LBS solutions; end user adoption and preferences; the quality, features and timing of our product offerings; the impact of competition; and market acceptance of mobile advertising and social networking. See the section entitled “Business — Our services and products” for additional information relating to our GPS Navigator and MRM services and other LBS solutions. We do not expect to derive material amounts of revenue from these service offerings or our Internet connected PND in fiscal 2010. We believe our cash, cash equivalents and anticipated cash flows from operations will be sufficient to cover the costs of these development efforts.

In the nine months ended March 31, 2010, we generated 97% of our revenue in the United States. In absolute dollars, revenue from our international operations increased in the nine months ended March 31, 2010. We are pursuing expansion opportunities with wireless carriers in other countries and therefore expect international revenue to increase in absolute dollars over the longer term.

Cost of revenue

Our cost of revenue consists primarily of the cost of the third party content, such as map, POI, traffic, gas price and weather data and voice recognition technology, that we use in providing our LBS. Our cost of revenue also includes expenses associated with data center operations, customer support, the amortization of capitalized software and stock-based compensation. The largest component of our cost of revenue is the fees we pay to providers of map and POI data, Tele Atlas and NAVTEQ. We have long term agreements with Tele Atlas and NAVTEQ pursuant to which we pay royalties according to a variety of different fee schedules, including on a per use basis and on a per end user per month basis. We primarily provide customer support through a third party provider to whom we provide training and assistance with problem resolution. We use three outsourced, hosted data centers to provide our services and industry standard hardware to provide our LBS. We generally offer to our wireless carrier partners and generally maintain at least 99.9% uptime every month, excluding designated periods of maintenance. Our internal targets for service uptime are even higher. We have in the past, and may in the future, not achieve our targets for service availability and may incur penalties for failure to meet contractual service availability requirements, including loss of a portion of subscriber fees for the month or termination of our wireless carrier partner agreement. We expect that our cost of revenue will increase in both absolute dollars and as a percentage of revenue as the number of our end users, including those through bundled offerings, increases, average use of our services by end users increases and from additional operating costs and depreciation associated with our planned additional data center capacity increases, as well as increased amortization of capitalized software development costs.

Operating expenses

We classify our operating expenses into three categories: research and development, sales and marketing and general and administrative. Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, payroll taxes, employee benefit costs and stock-based compensation expense. Other expenses include marketing program costs, facilities, legal, audit and tax consulting and other professional service fees. We allocate stock-based compensation expense resulting from the amortization of the fair value of options granted, based on the department in which the option holder works. We allocate overhead, such as rent and depreciation, to each expense category based on headcount. Our operating expenses have increased in absolute dollars from fiscal 2007 to fiscal 2009 and we expect them to continue to increase in fiscal 2010 as we continue to build our infrastructure and add employees across all categories to support our growth, develop new services and products, and expand into international markets.

Research and development.    Research and development expenses consist primarily of personnel costs for our development employees and use of outside consultants. We have focused our research and development efforts on improving the ease of use and functionality of our existing services, as well as developing new service and product offerings in our existing markets and in new markets. The majority of our research and development employees are located in our development centers in China and, as a result, a substantial portion of our research and development expense is subject to changes in foreign exchange rates, notably the Chinese renminbi, or RMB.

Sales and marketing.    Sales and marketing expenses consist primarily of personnel costs for our sales and marketing staff, commissions earned by our sales personnel and the cost of marketing programs and advertising. As we primarily rely on our wireless carrier partners to market and promote our services to their subscribers, our sales and marketing expenses consist primarily of the cost of supporting our wireless carrier partners and attracting new wireless carrier partners to offer our LBS. We cooperate with our wireless carrier partners in marketing our LBS solutions to their subscribers by preparing marketing materials and working with them on promotional campaigns. We also promote our service offerings through a variety of other programs and online advertisements.

General and administrative.    General and administrative expenses consist primarily of personnel costs for our executive, finance, legal, human resources and administrative personnel, consultants, legal, audit and tax consulting and other professional fees and other corporate expenses.

Other income (expense), net.    Other income (expense), net consists of interest we earn on our cash and cash equivalents, and the expense resulting from the change in fair value of our outstanding Series E preferred stock warrants. We classify these warrants as liabilities on our balance sheets and record changes in their fair value from period to period in other income (expense), net on our consolidated statements of operations. As of December 31, 2009, all remaining outstanding Series E preferred stock warrants had been exercised and the warrant liability was reclassified to preferred stock.

Provision for income taxes.    Our provision for income taxes primarily consists of corporate income taxes related to profits earned from our LBS in the United States. We expect our income tax expense to increase as a percentage of pretax income because of the concentration of earnings in the United States and as a result of our recent utilization of federal tax credits which are no longer available. Our effective tax rate could be reduced if our international revenue substantially increases as a percentage of revenue, due to the lower corporate tax rates available in certain countries outside the United States and the availability of net operating loss carryforwards in those countries.

Critical accounting policies and estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require our judgment in its application. In other cases, our judgment is required in selecting among available alternative accounting policies that allow different accounting treatment for similar transactions. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances. In many instances, we could reasonably use different accounting estimates, and in some instances changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving our judgments and estimates.

Revenue recognition.    We primarily derive our revenue from subscriptions to access our LBS, which are generally provided through our wireless carrier partners that offer our services to their subscribers. Our revenue is primarily comprised of monthly subscription fees for the use of our LBS, as well as activation fees related to certain services. We recognize revenue when persuasive evidence of an arrangement exists, delivery of those services has occurred, the fee is fixed or determinable and collectability is reasonably assured.

We recognize monthly fees related to our services in the month we provide the services. We defer amounts received in advance of the service being provided and recognize the deferred amounts when the monthly service has been provided. Our agreements do not contain general rights of refund once the service has been provided. We defer activation fees received upon the initiation of certain services and recognize the deferred amounts over the estimated average length of subscription to the service, historically 16 months.

We recognize as revenue the amount our wireless carrier partners report to us as we provide our services, which are net of any revenue sharing or other fees earned and deducted by our wireless carrier partners. We are not the principal provider when selling access to our LBS through our wireless carrier partners as the subscribers directly contract with our wireless carrier partners. In addition, we earn a fixed fee or fixed percentage of fees charged by our wireless carrier partners and our wireless carrier partners have the sole ability to set the price charged to their subscribers for our service. Our wireless carrier partners have direct responsibility for billing and collecting those fees from their subscribers and we and our wireless carrier partners may offer subscribers a 30-day free trial for our service.

In certain instances, due to the nature and timing of monthly revenue and subscriber reporting from our wireless carrier partners, we may be required to make estimates of the amount of LBS revenue to recognize from a wireless carrier partner for the current period. For example, several of our wireless carrier partners do not provide us with sufficient monthly individual subscriber billing period details to allow us to compute the allocation of monthly service fees to the individual end user’s service period, and in such cases we make estimates of any required service period revenue cutoff. In addition, if we fail to receive an accurate revenue report from a wireless carrier partner for the month, we will need to estimate the amount of revenue that should be recorded for that month. These estimates may require judgment, and we consider certain factors and information in making these estimates such as:

•	subscriber data supplied by our wireless carrier partners;
•	wireless carrier partner specific historical subscription and revenue reporting trends;
•	end user subscription data from our internal systems; and
•	data from comparable distribution channels of our other wireless carrier partners.

If we are unable to reasonably estimate recognizable revenue from a wireless carrier partner for a given period, we defer recognition of revenue to the period in which we receive and validate the wireless carrier partner’s revenue report and all of our revenue recognition criteria have been met. If we have recorded an estimated revenue amount, we record any difference between the estimated revenue and actual revenue in the period when we receive the final revenue reports from our wireless carrier partner, which typically occurs within the following month.

In addition to our LBS, we offer mobile phone accessories and other related hardware products through our website. We recognize revenue related to these products upon delivery, assuming all other revenue recognition criteria have been met. Revenue from mobile phone accessories and other related hardware products represented less than 5% of our revenue for fiscal 2007. Revenue from mobile phone accessories and other related hardware products represented less than 2% of our revenue for fiscal 2008 and 2009 and the nine months ended March 31, 2009 and 2010, and we anticipate that this revenue will remain insignificant for the remainder of fiscal 2010.

Software development costs.    We account for the costs of computer software we develop for internal use by capitalizing qualifying costs, which are incurred during the application development stage, and amortizing those costs over the application’s estimated useful life, which generally ranges from 18 to 24 months depending on the type of application. Costs incurred and capitalized during the application development stage generally include the costs of software configuration, coding, installation and testing. Such costs primarily include payroll and payroll related expenses for employees directly involved in the application development, as well as third party developer fees. We expense preliminary evaluation costs as they are incurred before the application development stage, as well as post development implementation and operation costs, such as training, maintenance and minor upgrades. We begin amortizing capitalized costs when a project is ready for its intended use, and we periodically reassess the estimated useful life of a project considering the effects of obsolescence, technology, competition and other economic factors which may result in a shorter remaining life.

We capitalized approximately $353,000, $443,000 and $2.5 million of software development costs during fiscal 2007, 2008 and 2009, respectively, and approximately $1.3 million and $2.2 million during the nine months ended March 31, 2009 and 2010, respectively. Amortization expense related to these costs, which was recorded in cost of revenue, totaled approximately $71,000, $279,000 and $424,000 for fiscal 2007, 2008 and 2009, respectively, and approximately $299,000 and $572,000 for the nine months ended March 31, 2009 and 2010, respectively.

Impairment of long-lived assets.    We evaluate long-lived assets held and used for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. We continually evaluate whether events and circumstances have occurred that indicate the balance of our property and equipment and intangible assets with definite lives may not be recoverable. Our evaluation is significantly impacted by our estimates and assumptions of future revenue, costs, and expenses and other factors. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our property and equipment, that revision could result in a non-cash impairment charge that could have a material impact on our financial results. When these factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. We base the impairment, if any, on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows of those assets, and record it in the period in which we make the determination.

Stock-based compensation expense.    We grant our employees options to purchase our common stock. Effective July 1, 2006, we adopted the fair value recognition method of accounting for stock-based employee compensation arrangements, which requires us to measure the stock-based compensation costs of share-based compensation arrangements based on the grant date fair value, and recognize the costs in the financial statements over the employees’ requisite service period. We adopted fair value accounting for stock-based compensation under the prospective-transition method and, therefore, our stock-based compensation expense is based on the grant date fair value for all awards granted or modified on or after July 1, 2006. We recognize compensation expense for the fair value of these awards with time based vesting on a straight-line basis over an employee’s requisite service period of each of these awards, net of estimated forfeitures.

We did not recognize any compensation cost for employee stock-based compensation arrangements prior to fiscal 2007. Accordingly, our results of operations for fiscal 2007 and future periods are not comparable to our results of operations for periods prior to fiscal 2007.

Our stock-based compensation expense was as follows:

	Fiscal year ended June 30,			Nine months ended March 31,
(in thousands)	2007	2008	2009	2009	2010

				(unaudited)
Cost of revenue	$1	$2	$4	$3	$14
Research and development	44	202	237	139	741
Selling and marketing	45	194	155	107	346
General and administrative	57	57	111	79	346

Total stock-based compensation expense	$147	$455	$507	$328	$1,447

As of June 30, 2009 and March 31, 2010, there was approximately $1.5 million and $7.8 million, respectively, of unrecognized stock-based compensation expense related to unvested stock option awards, net of estimated forfeitures, that we expect to be recognized over a weighted average period of 3.4 and 3.5 years, respectively.

We utilize the Black-Scholes option-pricing model to determine the fair value of our stock option awards, which requires a number of estimates and assumptions. In valuing share-based awards under the fair value accounting method, significant judgment is required in determining the expected volatility of our common stock and the expected term individuals will hold their share-based awards prior to exercising. The expected volatility of our stock is based on the volatility of various comparable companies, as we do not have sufficient historical data with regards to the volatility of our own stock. The expected term of options granted represents the period of time that options granted are expected to be outstanding. For options granted prior to 2008, the expected term was calculated as the average of the option vesting and contractual terms. For options granted on or after July 1, 2007, the expected term was based on an analysis of our historical exercise and cancellation activity. In the future, as we gain historical data for volatility in our own stock and the actual term for which employees hold our options, the expected volatility and expected term may change which could substantially change the grant date fair value of future awards of stock options and ultimately the expense we record. In addition, the estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as an adjustment in the period estimates are revised.

For fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2010, we calculated the fair value of options granted to employees using the Black-Scholes pricing model with the following weighted average assumptions:

	Fiscal year ended June 30,			Nine months ended March 31,
	2007	2008	2009	2010

				(unaudited)
Dividend yield	—	—	—	—
Expected volatility	75%	61%	72%	75%
Expected term (in years)	6.80	4.69	4.76	4.90
Risk-free interest rate	4.92%	3.24%	2.46%	2.38%

The fair value of options granted to nonemployees is initially determined on the date of grant and is remeasured as the options vest using the Black-Scholes option-pricing model. During fiscal 2007 and 2008, we issued to nonemployees options to purchase 30,245 and 39,995 shares of common stock, respectively. No options were granted to nonemployees during fiscal 2009 or the nine months ended March 31, 2010. During fiscal 2007, 2008 and 2009, and the nine months ended March 31, 2010, approximately $31,000, $65,000, $20,000 and $59,000, respectively, was expensed in connection with stock options granted to nonemployees.

The table below summarizes all stock option grants from July 1, 2008 through March 31, 2010:

Grant date	Number of options granted	Stock option fair value per share at grant date(1)	Exercise price
October 21, 2008	146,169	$1.33	$2.40
February 3, 2009	107,182	1.52	2.52
May 21, 2009	299,650	2.56	4.20
August 18, 2009	1,449,321	3.77	6.12
October 28, 2009	52,989	7.03	11.40
November 19, 2009	112,861	7.02	11.40
February 10, 2010	235,057	7.60	12.00

(1)	Computed using the Black-Scholes option pricing model.

Commencing in December 2006, we have generally obtained contemporaneous valuation analyses prepared by an unrelated third party valuation firm in order to assist us in determining the fair market value of our common stock. The initial contemporaneous valuation report valued our common stock as of December 2006 and our most recent contemporaneous valuation report was as of December 31, 2009. Our board of directors has considered these reports when determining the fair market value of our common stock and related exercise prices of option awards on the date such awards were granted.

We have also used these contemporaneous third party valuations for purposes of determining the Black-Scholes fair value of our stock option awards and related stock based compensation expense. These contemporaneous valuations of our common stock use the discounted cash flow method, the comparable company method and the comparative transaction method to recommend a fair market value of our common stock. In allocating the total equity value between preferred and common stock, we have considered the impact of the liquidation preferences of our preferred stock. Additionally, valuations have also considered the probability weighted method and the option pricing method for allocating the total equity value between preferred and common stock.

The significant input assumptions used in the valuation model are based on subjective future expectations combined with management judgment.

Assumptions utilized in the discounted cash flow method are:

•	our expected revenue, operating performance, cash flow and EBITDA for the current and future years, determined as of the valuation date based on our estimates;

•	a discount rate, which is applied to discretely forecasted future cash flows in order to calculate the present value of those cash flows; and

•	a terminal value multiple, which is applied to our last year of discretely forecasted EBITDA to calculate the residual value of our future cash flows.

Assumptions utilized in the comparable company method are:

•	our expected revenue, operating performance, cash flow and EBITDA for the current and future years, determined as of the valuation date based on our estimates;

•	multiples of market value to trailing 12 months revenue, determined as of the valuation date, based on a group of comparable public companies we identified; and

•	multiples of market value to expected future revenue, determined as of the valuation date, based on the group of comparable public companies that we identified.

Assumptions utilized in the comparable transaction method are:

•	our historical revenue and EBITDA for the 12 months prior to the valuation date; and

•	multiples based on the final transaction values for comparable companies that were sold or acquired compared to their revenue prior to the acquisition date.

Our board of directors has historically set the exercise price of stock options based on a price per share not less than the estimated fair market value of our common stock on the date of grant. Our board has taken into consideration numerous objective and subjective factors to determine the fair market value of our common stock on each grant date in order to set exercise prices at or above the fair market value. Such factors included, but were not limited to:

•	valuations using the methodologies described above;

•	our operating and financial performance;

•	the lack of liquidity of our capital stock and likelihood of achieving a liquidity event given then current market conditions and trends in the broader technology markets; and

•	during the recent economic downturn, the benefits of preserving relative consistency of exercise prices during periods characterized by decreasing market values.

Preferred stock warrants.    In January 2006, we issued warrants to purchase 272,684 shares of our Series E convertible preferred stock. Warrants to purchase 261,323 shares of our Series E convertible preferred stock were outstanding at June 30, 2008 and 2009 and were classified as a liability on the consolidated balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net. As of December 31, 2009, all remaining outstanding Series E preferred stock warrants had been exercised and the warrant liability was reclassified to preferred stock.

We recorded charges of $292,000, $652,000, $843,000 and $346,000 to other income (expense), net for fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2010, respectively, to reflect an increase in the fair value of these warrants. We estimated the fair value using the Black-Scholes model, which requires the input of highly subjective assumptions.

Provision for income taxes.    We use the liability method of accounting for income taxes, whereby deferred tax assets or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount that will more likely than not be realized.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits and deductions and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Significant changes to these estimates may result in an increase or decrease to our tax provision in a subsequent period.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of taxable income in the future. Due to the uncertainty surrounding our ability to realize such deferred tax assets, we had a full valuation allowance as of June 30, 2008. During fiscal 2009, we determined that it was more likely than not that approximately $2.5 million of our deferred tax assets would be realizable, based on our earnings history and projected future taxable income. As a result, we recognized an income tax benefit of $2.5 million in fiscal 2009 from the release of a portion of our valuation allowance.

We make estimates and judgments about our future taxable income that are based on assumptions that are consistent with our plans and estimates. Should the actual amounts differ from our estimates, the amount of our valuation allowance could be materially impacted. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement for the periods in which the adjustment is determined to be required.

On July 1, 2009, we adopted the Financial Accounting Standards Board, or FASB, standard for accounting for uncertainty in income taxes. The revised standard, now codified under the “Income Taxes Topic in the FASB Accounting Standards Codification” clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and may not accurately anticipate actual outcomes.

Results of operations

The following tables set forth our results of operations for fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2009 and 2010, as well as a percentage that each line item represents of our revenue for those periods. The period to period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods, and the results for the first nine months of fiscal 2010 are not necessarily indicative of financial results to be expected for the full year or for any other period.

Consolidated statements of operations data	Fiscal year ended June 30,			Nine months ended March 31,
(in thousands)	2007	2008	2009	2009	2010

				(unaudited)
Revenue	$27,716	$48,065	$110,880	$76,626	$121,652
Cost of revenue	7,965	11,359	20,250	13,773	21,130

Gross profit	19,751	36,706	90,630	62,853	100,522

Operating expenses:
Research and development	10,923	13,687	23,500	16,276	28,083
Sales and marketing	14,506	13,245	16,536	12,030	12,523
General and administrative	4,677	4,993	8,302	5,888	9,275

Total operating expenses	30,106	31,925	48,338	34,194	49,881

Income (loss) from operations	(10,355)	4,781	42,292	28,659	50,641

Other income (expense), net	710	10	(776)	(448)	(330)

Income (loss) before provision for income taxes	(9,645)	4,791	41,516	28,211	50,311
Provision for income taxes	1	184	11,898	8,926	19,513

Net income (loss)	$(9,646)	$4,607	$29,618	$19,285	$30,798

	Fiscal year ended June 30,			Nine months ended March 31,
(as a percentage of revenues)	2007	2008	2009	2009	2010

				(unaudited)
Revenue	100%	100%	100%	100%	100%
Cost of revenue	29	24	18	18	17

Gross profit	71	76	82	82	83

Operating expenses:
Research and development	39	28	21	21	23
Sales and marketing	53	28	15	16	10
General and administrative	17	10	8	8	8

Total operating expenses	109	66	44	45	41

Income (loss) from operations	(38)	10	38	37	42

Other income (expense), net	3	—	(1)	—	(1)

Income (loss) before provision for income taxes	(35)	10	37	37	41
Provision for income taxes	—	—	11	12	16

Net income (loss)	(35)%	10%	27%	25%	25%

Comparison of the nine months ended March 31, 2010 and 2009

Revenue.    Revenue increased 59% from $76.6 million in the nine months ended March 31, 2009 to $121.7 million in the nine months ended March 31, 2010. The increase was due to growth in the average monthly paying end users from 6.3 million in the nine months ended March 31, 2009 to 12.7 million in the nine months ended March 31, 2010, primarily due to adoption of Sprint’s Simply Everything plans which include our LBS (Sprint Navigation), as well as an increase in end users of AT&T Navigator. Average monthly paying end users for a period is calculated by averaging the number of paying end users for each month in the period, and excludes any users that subscribe under daily plans. Average monthly revenue is calculated by dividing revenue for the period associated with paying end users by the number of months in the period. Average monthly revenue per end user (ARPU) is calculated by dividing average monthly revenue by average monthly paying end users. Although our end users increased substantially, our ARPU declined 21% from $1.33 in the nine months ended March 31, 2009 to $1.05 in the nine months ended March 31, 2010. This decline in ARPU was due in part to the increasing proportion of end users accessing our services through our wireless carrier partners’ white label offerings, for which we receive lower monthly fees per end user when compared to our branded offerings. The contractual terms of our bundled offerings with certain wireless carrier partners also provide us a lower per end user fee as the absolute number of subscriptions to those bundled offerings increases, thereby reducing ARPU. In addition, ARPU also declined as a result of the July 1, 2009 reduction of our monthly fees per end user for a majority of our LBS that are bundled with other Sprint services.

Growth in revenue and number of end users for the periods presented primarily reflect Sprint’s decision to offer and promote certain bundles in which all end users under those plans receive the right to use our LBS without additional charge. To benefit from increased numbers of end users, we agreed to provide Sprint with lower monthly per end user fees for these bundles compared to other plans with Sprint. In the nine months ended March 31, 2010, we further lowered pricing on bundled offerings to Sprint, as discussed below. Because a substantial majority of our end users are able to access our LBS through bundled offerings, our ARPU has declined; however, the substantial increase in number of end users has resulted in an increase in revenue. In addition, AT&T’s decision to provide our GPS Navigator as a white label offering to its end users, for which we are paid a lower monthly fee per end user compared to TeleNav branded offerings, also contributed to the decline in our ARPU. Although the migration of AT&T to a white label offering reduced our ARPU, the number of end users subscribing to our services through AT&T has increased.

As a result of these pricing strategies, ARPU declined by $0.28 from $1.33 for the nine months ended March 31, 2009 to $1.05 for the nine months ended March 31, 2010; however, the average monthly paying end users of our LBS increased by 102% and our revenue increased 59% during the same period. The impact of this $0.28 decline in ARPU for our 6.3 million average monthly paying end users during the nine months ended March 31, 2009 was a reduction in revenue based on these end users of $16.0 million for the nine months ended March 31, 2010 . The impact of this lower ARPU was more than offset by the 6.4 million increase in average monthly paying end users, from 6.3 million for the nine months ended March 31, 2009 to 12.7 million for the nine months ended March 31, 2010, resulting in a net revenue increase of $45.1 million for the nine months ended March 31, 2010. We believe we would not have achieved the $45.1 million increase in revenue had we not adopted these pricing strategies.

Based on the terms of our current contracts, we anticipate that ARPU from our LBS will decline if bundled subscriptions continue to increase. In addition, ARPU may also decrease if the proportion of end users of white label offerings increases or if competition intensifies. See the section entitled “Risk factors.”

In the nine months ended March 31, 2009 and 2010, revenue from Sprint represented 61% and 55% of our revenue, respectively, and revenue from AT&T represented 29% and 34% of our revenue, respectively. No other wireless carrier or other customer represented more than 10% of our revenue in either period. Effective July 1, 2009, we amended our agreement with Sprint and agreed to receive a reduced monthly fee per end user for a majority of our LBS that are bundled with Sprint services. We also agreed to provide certain activity based discount incentives to Sprint for the remainder of calendar 2009. In return, Sprint agreed to extend our right to be its exclusive provider of Sprint Navigation, agreed not to terminate our agreement without cause prior to December 31, 2010, agreed to increase the share of any future advertising revenue we are entitled to receive and modified certain other terms.

Subscription fees from our GPS Navigator service represented 92% and 94% of our revenue in the nine months ended March 31, 2009 and 2010, respectively. Activation fees represented less than 1% of our revenue in each of the nine months ended March 31, 2009 and 2010.

We primarily sell our services in the United States. In the nine months ended March 31, 2009 and 2010, revenue derived from U.S. sources represented 96% and 97% of our revenue, respectively.

Cost of revenue. Our cost of revenue increased 53% from $13.8 million in the nine months ended March 31, 2009 to $21.1 million in the nine months ended March 31, 2010. As a percentage of revenue, cost of revenue decreased from 18% in the nine months ended March 31, 2009 to 17% in the nine months ended March 31, 2010. The substantial majority of our cost of revenue related to costs of third party content and technology that we use in providing our LBS, such as map, POI, traffic, gas price and weather data and voice recognition technology. The remaining portion of our cost of revenue included expenses associated with data center operations, customer support, the amortization of capitalized software and stock-based compensation. Cost of revenue increased at a slightly lower rate than the 59% increase in revenue for the comparable period as a result of the use of lower cost content and lower customer support costs per end user resulting from an increased portion of customer support provided by our wireless carrier partners and our greater use of outsourcing. However, these factors were partially offset by the decrease in ARPU and higher usage rates of third party content by our end users who purchase our services as part of a bundle. The increase in cost of revenue in absolute dollars was primarily driven by the increase in our number of end users. The majority of the increase in cost of revenue in absolute dollars was due to a 53% increase in third party content costs and, to a lesser extent, a 44% increase in customer support costs.

We expect that our cost of revenue will increase in both absolute dollars and as a percentage of revenue as the number of our end users increases, average usage of our services by end users increases and from amortization and depreciation expense associated with planned data center capacity increases, as well as increased amortization of capitalized software development costs. In addition, we anticipate that ARPU from our LBS will continue to decline, which will further increase cost of revenue as a percentage of revenue.

Gross profit.    Our gross profit increased 60% from $62.9 million in the nine months ended March 31, 2009 to $100.5 million in the nine months ended March 31, 2010 primarily due to an increase in the number of our end users. Our gross margin increased from 82% in the nine months ended March 31, 2009 to 83% in the nine months ended March 31, 2010. We expect our gross margin to decline as the ARPU from our LBS continues to decline and cost of revenue increases in both absolute dollars and as a percentage of revenue.

Research and development.    Our research and development expenses increased 73% from $16.3 million in the nine months ended March 31, 2009 to $28.1 million in the nine months ended March 31, 2010. The increase was primarily due to additional costs from hiring research and development employees to enhance the functionality of our services and develop new offerings. As a percentage of revenue, research and development expenses increased from 21% in the nine months ended March 31, 2009 to 23% in the nine months ended March 31, 2010. The total number of research and development personnel increased 63%, from 411 at March 31, 2009 to 670 at March 31, 2010. We believe that as we continue to invest in expanding the LBS we offer, establish relationships with new wireless carrier partners and develop new services and products, revenue from those investments and development efforts will lag the related research and development expenses. We expect that research and development expenses will increase in absolute dollars as we continue to enhance and expand the services and products we offer.

Sales and marketing.    Our sales and marketing expenses increased 4% from $12.0 million in the nine months ended March 31, 2009 to $12.5 million in the nine months ended March 31, 2010. As a percentage of revenue, sales and marketing expenses decreased from 16% in the nine months ended March 31, 2009 to 10% in the nine months ended March 31, 2010. The decline in sales and marketing expenses as a percentage of revenue in the nine months ended March 31, 2010 was the result of leveraging our investment in sales and marketing across a higher revenue base. We expect that our sales and marketing expenses will continue to increase in absolute dollars as we establish relationships with new wireless carrier partners, begin programs to market our services to their subscribers and support our efforts to market and promote other services and products.

General and administrative.    Our general and administrative expenses increased 58% from $5.9 million in the nine months ended March 31, 2009 to $9.3 million in the nine months ended March 31, 2010. The increase was primarily due to added personnel, consultants, audit and tax professional fees and legal expenses. The total number of general and administrative personnel increased 50%, from 38 at March 31, 2009 to 57 at March 31, 2010. As a percentage of revenue, general and administrative expenses were 8% in each of the nine months ended March 31, 2009 and 2010. We expect our general and administrative expenses to increase in absolute dollars in fiscal 2010 as we incur legal fees and potentially other costs in connection with litigation in which we are named defendants or our wireless carrier partners are named defendants and for which they have notified us that they are seeking or may seek indemnification from us. We also expect to incur additional costs in fiscal 2010 and beyond associated with being a public company, including higher legal, corporate insurance, audit and tax and financial reporting expenses as well as the costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act. We expect this to cause our general and administrative expenses to increase in absolute dollars.

Other income (expense), net.    Our other income (expense), net was $(448,000) in the nine months ended March 31, 2009 and $(330,000) in the nine months ended March 31, 2010. The change was primarily due to decreases in the expense related to the increase in fair value of our Series E preferred stock warrants, partially offset by reductions in the interest rates paid on our cash and cash equivalent balances. As of December 31, 2009, all remaining Series E preferred stock warrants had been exercised and the warrant liability was reclassified to preferred stock.

Provision for income taxes.    Our provision for income taxes increased 119% from $8.9 million in the nine months ended March 31, 2009 to $19.5 million in the nine months ended March 31, 2010. Our effective tax rate increased from 32% in the nine months ended March 31, 2009 to 39% in the nine months ended March 31, 2010. The increase in the effective tax rate was primarily attributable to a tax benefit in fiscal 2009 related to the release of a portion of our valuation allowance against deferred tax assets and a reduction in the forecasted federal research credit for fiscal 2010 due to the expiration of the federal research and development tax credit effective December 31, 2009. The increase was partially offset by a tax benefit recognized for a tax deduction related to Qualified Domestic Production Activities under Section 199 of the Internal Revenue Code. The usage of our remaining U.S. federal loss carryforwards is substantially limited each fiscal year by Section 382 of the Internal Revenue Code. In addition, on September 30, 2008, the State of California enacted Assembly Bill 1452 into law which among other provisions, suspended net operating loss deductions for our fiscal 2009 and 2010, extends for two years the carryforward period of any net operating losses not utilized due to such suspension, and limits the utilization of research and development credit carryforwards to no more than 50% of the tax liability before credits. We expect that for fiscal 2010 our effective tax rate will be approximately 39%.

We adopted the FASB standard for accounting for uncertainty in income taxes at the beginning of fiscal 2010. At the adoption date of July 1, 2009, the cumulative unrecognized tax benefit was $1.1 million, of which $384,000 was netted against deferred tax assets. During the nine months ended March 31, 2010, the cumulative unrecognized tax benefit increased by $751,000. If recognized, all of the unrecognized tax benefit would affect our effective tax rate, before consideration of our valuation allowance. Upon adoption, we recognized no adjustment in the liability for unrecognized income tax benefits. We do not believe that it is reasonably possible that the unrecognized tax benefits would materially change in the next 12 months.

We file income tax returns in the U.S. federal jurisdiction, California and various state and foreign tax jurisdictions in which we have subsidiaries. Fiscal 2000 through 2009 remain open to examination by U.S. and state tax authorities, and fiscal 2004 through 2009 remain open to examination by the foreign tax authorities.

We recognize interest and penalties related to uncertain tax positions as part of our provision for federal, state and foreign income taxes. As of the date of adoption, we had not accrued any interest or penalties.

Comparison of the fiscal years ended June 30, 2009 and 2008

Revenue.    Revenue increased 131% from $48.1 million in fiscal 2008 to $110.9 million in fiscal 2009. The increase was due to an increase in end users primarily from Sprint’s Simply Everything plans which include our LBS (Sprint Navigation), as well as an increase in end users of AT&T Navigator. Our average monthly paying end users increased from 1.1 million in fiscal 2008 to 7.1 million in fiscal 2009. Although end users increased substantially, our ARPU declined 64% from $3.58 in fiscal 2008 to $1.28 in fiscal 2009 due to the increased adoption of our services through our wireless carrier partners’ bundled offerings, for which we receive lower monthly per end user fees.

Growth in revenue and number of end users for the periods primarily reflects Sprint’s decision to offer and promote a bundled strategy, and our support of this strategy with lower unit pricing, resulting in a lower ARPU for fiscal 2009. ARPU declined by $2.30 from $3.58 for fiscal 2008 to $1.28 for fiscal 2009. The impact of this $2.30 decline in ARPU for our 1.1 million average monthly paying end users during fiscal 2008 was a reduction in revenue based on these end users of $30.1 million for fiscal 2009. However, the impact of this lower ARPU was more than offset by the 6.0 million increase in average monthly paying end users from 1.1 million during fiscal 2008 to 7.1 million for fiscal 2009, resulting in an increase of $62.8 million in revenue for fiscal 2009.

In fiscal 2008 and 2009, revenue from Sprint represented 62% and 61%, respectively, of our revenue and revenue from AT&T represented 26% and 29%, respectively, of our revenue. No other customer represented more than 10% of our revenue in fiscal 2008 or 2009.

Subscription fees from our GPS Navigator service, including carrier white label versions such as Sprint Navigation and AT&T Navigator, represented approximately 84% and 92% of revenue in fiscal 2008 and 2009, respectively. Revenue from our MRM services comprised 15% of revenue in fiscal 2008. Activation fees represented 1% of our revenue in each of fiscal 2008 and 2009. In fiscal 2008 and 2009, revenue derived from U.S. sources represented approximately 97% and 96% of our revenue, respectively.

Cost of revenue.    Our cost of revenue increased 78% from $11.4 million in fiscal 2008 to $20.2 million in fiscal 2009. As a percentage of revenue, cost of revenue declined from 24% in fiscal 2008 to 18% in fiscal 2009. The substantial majority of our cost of revenue related to costs of third party content and technology that we use in providing our LBS, such as map, POI, traffic, gas price and weather data and voice recognition technology. The remaining portion of our cost of revenue included expenses associated with data center operations, customer support, the amortization of capitalized software and stock-based compensation. Cost of revenue increased at a lower rate than the 131% increase in revenue for the comparable period due to the use of lower cost content and lower customer support costs per end user resulting from an increased portion of customer support provided by our wireless carrier partners and our greater use of outsourcing, partially offset by the decrease in ARPU. The increase in cost of revenue in absolute dollars was primarily driven by the increase in our number of end users. The majority of the increase in cost of revenue in absolute dollars was due to a 121% increase in third party content costs and, to a lesser extent, a 28% increase in customer support costs. The decline in cost of revenue as a percentage of revenue was primarily due to the increase in revenue from end users who receive our services as part of a bundle of services and who, to date, have had lower average usage rates than other subscribers, as well as from the use of lower cost content for our LBS.

Gross profit.    Our gross profit increased 147% from $36.7 million in fiscal 2008 to $90.6 million in fiscal 2009 primarily due to the increase in our number of end users. Our gross margin also increased from 76% in fiscal 2008 to 82% in fiscal 2009.

Research and development.    Our research and development expenses increased 72% from $13.7 million in fiscal 2008 to $23.5 million in fiscal 2009. The increase was primarily due to additional research and development employees to enhance the functionality of our services and develop new offerings. The total number of research and development personnel increased 94% from 270 at June 30, 2008 to 524 at June 30, 2009. We have China based development locations in Shanghai and Beijing, China. During fiscal 2009, we also opened a research and development facility in Xi’an, China. As a percentage of revenue, research and development expenses fell from 28% in fiscal 2008 to 21% in fiscal 2009 due to the significant increase in revenue and expansion of our research and development headcount in lower cost Chinese development centers.

Sales and marketing.    Our sales and marketing expenses increased 25% from $13.2 million in fiscal 2008 to $16.5 million in fiscal 2009. The increase was primarily due to growth in the size and compensation of our sales and marketing team. The total number of sales and marketing personnel increased 8% from 97 at June 30, 2008 to 105 at June 30, 2009. As a percentage of revenue, sales and marketing expenses decreased from 28% in fiscal 2008 to 15% in fiscal 2009 as a result of leveraging our investment in sales and marketing across a higher revenue base.

General and administrative.    Our general and administrative expenses increased 66% from $5.0 million in fiscal 2008 to $8.3 million in fiscal 2009. The increase was primarily due to added personnel, consultants and legal expenses and investment in our management information and internal control systems. The total number of general and administrative personnel increased 50% from 28 at June 30, 2008 to 42 at June 30, 2009. As a percentage of revenue, general and administrative expenses decreased from 10% in fiscal 2008 to 8% in fiscal 2009.

Other income (expense), net.    Our other income (expense), net was $10,000 in fiscal 2008 and $(776,000) in fiscal 2009. The change was primarily due to increases in the expense related to the increase in the fair value of our Series E preferred stock warrants and reductions in the interest paid on our cash balances.

Provision for income taxes.    Our provision for income taxes increased from $184,000 in fiscal 2008 to $11.9 million in fiscal 2009. Our effective tax rate increased from 4% in fiscal 2008 to 29% in fiscal 2009. Our total tax liability and effective tax rate increased in fiscal 2009 due to our higher taxable income, offset somewhat by utilization of research and development tax credits and U.S. federal loss carryforwards, to the extent not limited by Section 382 of the Internal Revenue Code. In addition, we had established a valuation allowance in an amount equal to the deferred tax assets at June 30, 2008. During fiscal 2009, we determined that it was more likely than not that approximately $2.5 million of our deferred tax assets would be realizable, based on our earnings history and projected future taxable income. As a result, we recognized an income tax benefit of approximately $2.5 million in fiscal 2009 through the release of a portion of our valuation allowance.

Comparison of the fiscal years ended June 30, 2008 and 2007

Revenue.    Revenue increased 73% from $27.7 million in fiscal 2007 to $48.1 million in fiscal 2008. The increase was primarily the result of an increase in end users at Sprint, driven by the launch of their Simply Everything plans which include our LBS (Sprint Navigation), as well as an increase in end users at AT&T. Our average monthly paying end users increased from 0.4 million in fiscal 2007 to 1.1 million in fiscal 2008. Although end users increased substantially, our ARPU declined 31% from $5.21 in fiscal 2007 to $3.58 in fiscal 2008 due to the increased adoption of our services through our wireless carrier partners’ bundled offerings, for which we receive lower monthly per end user fees.

In fiscal 2007 and 2008, revenue from Sprint represented 90% and 62%, respectively, of our revenue and revenue from AT&T represented 2% and 26%, respectively, of our revenue. No other customer represented more than 10% of our revenue in fiscal 2007 or 2008.

Subscription fees from our GPS Navigator service, including carrier white label versions such as Sprint Navigation and AT&T Navigator, represented 74% and 84% of our revenue, respectively, in fiscal 2007 and 2008, while revenue from our MRM services comprised 21% and 15% of our revenue in fiscal 2007 and 2008, respectively. Activation fees represented 3% and 1% of our revenue in fiscal 2007 and 2008, respectively. In fiscal 2007 and 2008, revenue derived from U.S. sources represented 99% and 97% of our revenue, respectively.

Cost of revenue.    Our cost of revenue increased 43% from $8.0 million in fiscal 2007 to $11.4 million in fiscal 2008. The increase was primarily due to a 77% increase in third party content costs resulting from the increase in our number of end users. As a percentage of revenue, our cost of revenue declined from 29% in fiscal 2007 to 24% in fiscal 2008. The decline as a percentage of revenue was primarily due to the increase in revenue from end users who receive our services as part of a bundle of services and, to date, who have had lower usage rates than other subscribers, as well as from the use of lower cost content for our LBS.

Gross profit.    Our gross profit increased 86% from $19.8 million in fiscal 2007 to $36.7 million in fiscal 2008 primarily due to the increase in our number of end users. Our gross margin also increased from 71% in fiscal 2007 to 76% in fiscal 2008.

Research and development.    Our research and development expenses increased 25% from $10.9 million in fiscal 2007 to $13.7 million in fiscal 2008. The increase was primarily due to personnel related costs from hiring research and development employees to enhance the functionality of our services and develop new offerings. The total number of research and development personnel increased 43% from 189 at June 30, 2007 to 270 at June 30, 2008. As a percentage of revenue, research and development expenses fell from 39% in fiscal 2007 to 28% in fiscal 2008.

Sales and marketing.    Our sales and marketing expenses decreased 9% from $14.5 million in fiscal 2007 to $13.2 million in fiscal 2008. The decrease was primarily due to the discontinuation of certain advertising campaigns and sales activities carried out in fiscal 2007. Our total number of sales and marketing personnel increased 31% from 74 at June 30, 2007 to 97 at June 30, 2008. As a percentage of revenue, sales and marketing expenses decreased from 53% in fiscal 2007 to 28% in fiscal 2008.

General and administrative.    Our general and administrative expenses increased 7% from $4.7 million in fiscal 2007 to $5.0 million in fiscal 2008. The increase was primarily due to added personnel and increased accounting and legal expenses. The total number of general and administrative personnel increased 27% from 22 at June 30, 2007 to 28 at June 30, 2008. As a percentage of revenue, general and administrative expenses decreased from 17% in fiscal 2007 to 10% in fiscal 2008.

Other income (expense), net.    Our other income (expense), net decreased 99% from $710,000 in fiscal 2007 to $10,000 in fiscal 2008. The decrease was primarily due to increases in the expense related to the increase in the fair value of our Series E preferred stock warrants and reductions in the interest rates available for the investment of our cash balances.

Provision for income taxes.    Our provision for income taxes increased from $1,000 in fiscal 2007 to $184,000 in fiscal 2008. The increase was primarily due to our increase in net income, partially offset by the utilization of net operating loss carryforwards. Our effective tax rate increased from 0% in fiscal 2007 to 4% in fiscal 2008.

Quarterly results of operations

The following tables set forth unaudited quarterly consolidated statements of operations data for the third and fourth quarters of fiscal 2008, each quarter of fiscal 2009 and the first three quarters of fiscal 2010, as well as the percentage that each line item represented of our revenue for those periods. We have prepared the statement of operations for each of these quarters on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in our opinion, it includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This information should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

Consolidated statements of operations data (in thousands)	Three months ended
	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010

	(unaudited)
Revenue	$12,543	$17,430	$21,523	$25,257	$29,846	$34,254	$36,048	$40,503	$45,101
Cost of revenue(1)	2,708	3,815	4,023	4,454	5,296	6,477	7,067	6,890	7,173

Gross profit	9,835	13,615	17,500	20,803	24,550	27,777	28,981	33,613	37,928

Operating expenses:
Research and development(1)	3,448	4,283	4,642	5,497	6,137	7,224	7,912	9,389	10,782
Sales and marketing(1)	3,453	4,080	3,880	4,059	4,091	4,506	3,914	4,098	4,511
General and administrative(1)	1,591	1,215	1,617	1,912	2,359	2,414	2,559	3,104	3,612

Total operating expenses	8,492	9,578	10,139	11,468	12,587	14,144	14,385	16,591	18,905

Income from operations	1,343	4,037	7,361	9,335	11,963	13,633	14,596	17,022	19,023

Other income (expense), net	(71)	109	111	144	(703)	(328)	(522)	212	(20)

Income before provision for income taxes	1,272	4,146	7,472	9,479	11,260	13,305	14,074	17,234	19,003
Provision for income taxes	30	155	2,497	2,617	3,812	2,972	5,953	7,098	6,462

Net income	$1,242	$3,991	$4,975	$6,862	$7,448	$10,333	$8,121	$10,136	$12,541

(1)	Includes stock-based compensation expense as follows:

	Three months ended
(in thousands)	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010

	(unaudited)
Cost of revenue	$1	$1	$1	$1	$1	$1	$3	$4	$7
Research and development	18	22	34	41	65	97	157	264	320
Sales and marketing	32	68	37	42	28	48	77	130	139
General and administrative	15	16	16	44	18	33	78	124	144

Stock-based compensation expense	$66	$107	$88	$128	$112	$179	$315	$522	$610

	Three months ended
(as a percentage of revenue)	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010

	(unaudited)
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	22	22	19	18	18	19	20	17	16

Gross profit	78	78	81	82	82	81	80	83	84

Operating expenses:
Research and development	27	25	22	22	20	21	22	23	24
Sales and marketing	28	23	18	16	14	13	11	10	10
General and administrative	13	7	7	7	8	7	7	8	8

Total operating expenses	68	55	47	45	42	41	40	41	42

Income from operations	10	23	34	37	40	40	40	42	42

Other income (expense), net	—	1	1	—	(2)	(1)	(1)	1	—

Income before provision for income taxes	10	24	35	37	38	39	39	43	42
Provision for income taxes	—	1	12	10	13	9	16	18	14

Net income	10%	23%	23%	27%	25%	30%	23%	25%	28%

	Three months ended
(in millions except per user data)	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010

Additional key metrics:
Average monthly revenue per user (ARPU)	$4.23	$2.48	$1.56	$1.32	$1.21	$1.18	$1.10	$1.04	$1.02
Average monthly paying end users	1.0	2.3	4.5	6.3	8.0	9.5	10.8	12.7	14.5

Quarterly revenue trends.    Revenue increased sequentially in each of the quarters presented due to increases in end users of our services, primarily driven by substantial increases in subscribers to Sprint’s Simply Everything plans which include our LBS (Sprint Navigation), as well as an increase in end users of AT&T Navigator. Our average monthly paying end users increased from 1.0 million for the three months ended March 31, 2008 to 14.5 million for the three months ended March 31, 2010. We believe we have experienced some seasonality in our revenue due to an increase in activations in November and December associated with the increased purchase of mobile phones during the holiday season. As our wireless carrier partners may offer a 30-day free trial period with certain subscription plans, we would begin to recognize revenue from these activations in December and January. However, recent periods include the effect of significant changes in the types of plans and mobile devices offered by our wireless carrier partners to their subscribers that include our LBS and, as result, it may be difficult for us to determine the nature and degree of any seasonality in our business.

Quarterly cost of revenue trends.    Cost of revenue generally increased in absolute dollars over the quarters presented primarily due to increases in third party data and technology costs to support our growing end user base and higher costs of operating our data centers. While cost of revenue generally increased in absolute dollars, gross profit also increased during the same periods. The decline in cost of revenue in the three months ended December 31, 2009 was due primarily to lower costs associated with providing customer support and certain lower third party content and technology costs. Our gross margins ranged from 78% to 84% for the periods presented, and are impacted by declines in ARPU and changes in usage rates as more of our end users began to receive our services as part of a bundle. We expect our gross margin to decline as the ARPU from our LBS continues to decline and cost of revenue increases in both absolute dollars and as a percentage of revenue.

Quarterly operating expense trends.    Total operating expenses increased in absolute dollars over the quarters presented to support our growth in the number of end users and the accompanying growth in revenue. The increases in operating expenses were driven primarily by headcount, which increased from 375 as of March 31, 2008 to 878 as of March 31, 2010. During the same period, our number of research and development personnel increased by 446 to enhance the functionality of our services and develop new offerings. Although we added sales and marketing personnel in the quarters presented, we completed a reorganization of our sales team in the three months ended September 30, 2009, which reduced the number of our sales and marketing personnel, as well as other related costs. Increased sales and marketing expenses during the three months ended June 30, 2008 and 2009 resulted from increased trade show expenses and other marketing activities in those periods. The increase in general and administrative expenses over the quarters presented reflects the increase in our general and administrative personnel from 27 as of March 31, 2008 to 57 as of March 31, 2010, as well as added legal expenses and investment in our management information systems. However, total operating expenses decreased as a percentage of revenue reflecting the economies of scale of our business. We expect our operating expenses to continue to increase in absolute dollars as we continue to build our infrastructure and add employees across all categories to support our growth, develop new services and products and expand into international markets, incur additional costs associated with potential litigation, as well as incur additional administrative costs associated with being a public company.

Provision for income taxes.    In the three months ended December 31, 2008 and June 30, 2009, we recorded an income tax benefit of approximately $725,000 and $1.8 million, respectively, due to the release of a portion of our deferred tax asset valuation allowance. There were no similar income tax benefits recognized in the six months ended December 31, 2009 as our tax rate remained constant at approximately 42%. During the three months ended March 31, 2010, our effective tax rate decreased to approximately 34% in conjunction with a tax benefit recognized for a tax deduction related to Qualified Domestic Production Activities under Section 199 of the Internal Revenue Code. We expect that our effective tax rate will be approximately 39% for fiscal 2010.

Liquidity and capital resources

The following table sets forth the major sources and uses of cash for each of the periods set forth below:

	Fiscal year ended June 30,			Nine months ended March 31,
(in thousands)	2007	2008	2009	2009	2010

				(unaudited)
Net cash provided by (used in) operating activities	$(6,580)	$(280)	$23,874	$21,880	$19,942
Net cash used in investing activities	(2,470)	(1,727)	(7,828)	(3,790)	(7,197)
Net cash provided by (used in) financing activities	368	(35)	68	29	286
Effect of exchange rate changes on cash and cash equivalents	148	159	164	90	(50)

Net increase (decrease) in cash	$(8,534)	$(1,883)	$16,278	$18,209	$12,981

Since our inception, we have financed our operations primarily through private sales of our preferred stock with aggregate net proceeds of $48.1 million and cash flow from operations. Our most recent sale of preferred stock was our Series E convertible preferred stock in January 2006.

Our accounts receivable are heavily concentrated in two wireless carrier partners. As of March 31, 2010, our accounts receivable balance was approximately $38.6 million, of which Sprint and AT&T represented approximately 59% and 27%, respectively.

Our future capital requirements will depend on many factors including our growth rate, the timing and extent of expenditures to support development efforts, the expansion of research and development and sales and marketing activities and headcount, the introduction of our new and enhanced service and product offerings and the growth in our end user base. We believe our cash, cash equivalents and anticipated cash flows from operations and the proceeds of this offering will be sufficient to satisfy our financial obligations through at least the next 12 months. However, we may experience lower than expected cash generated from operating activities, revenue that is lower than we anticipate, or greater than expected cost of revenue or operating expenses. Our revenue and operating results could be lower than we anticipate if, among other reasons, our wireless carrier partners, two of which we are substantially dependent upon for a large portion of our revenue, were to limit or terminate our relationships with them; we were to fail to successfully compete in our highly competitive market, including against competitors who offer their services for free; our wireless carrier partners were to elect not to market and distribute our LBS to end users; our wireless carrier partners were to elect to lower the prices charged to their subscribers for our service; or if we were to experience a decline in our ARPU without a proportionate decrease in the average cost per end user. In the future, we may acquire complementary businesses or technologies or license technologies from third parties, and we may decide to raise additional capital through debt or equity financing to the extent we believe this is necessary to successfully complete these acquisitions or license these technologies. However, additional financing may not be available to us on favorable terms, if at all, at the time we make such determinations, which could have a material adverse affect on our business, operating results, financial condition and liquidity and cash position.

Net cash provided by (used in) operating activities.    Net cash provided by (used in) operating activities was $(6.6) million, $(280,000) and $23.9 million in fiscal 2007, 2008 and 2009, respectively. Net cash provided by operating activities in the nine months ended March 31, 2009 and 2010 was $21.9 million and $19.9 million, respectively. The improvement in cash provided by operating activities was primarily due to the increased number of end users of our services and related revenue generated from those end users, offset to a lesser extent by increases in our operating costs. Cash provided by or used in operating activities has historically been affected by growth in our end user base and increases in our operating costs, which are primarily due to increased headcount and royalty payments for portions of the content provided in our services.

Net cash used in investing activities.    We used net cash in investing activities of $2.5 million, $1.7 million, $7.8 million, $3.8 million and $7.2 million during fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2009 and 2010, respectively. The cash was used primarily for purchases of property and equipment and internal software development costs. We expect to increase our capital expenditures in future periods as we continue to invest in the infrastructure needed to operate our services for an increasing end user base, as well as in equipment and facilities for our growing worldwide employee base as we expand our business.

Net cash provided by (used in) financing activities.    During fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2009 and 2010, we generated (used) cash in our financing activities of $368,000, $(35,000), $68,000, $29,000 and $286,000, respectively, due to proceeds from the exercise of warrants and options for our preferred and common stock, net of any settlement or repurchases of our outstanding stock or options.

Contractual obligations, commitments and contingencies

We generally do not enter into long term minimum purchase commitments. However, we have agreed to pay minimum annual license fees to certain of our third party content providers. Our principal commitments, in addition to those related to our third party content providers, consist of obligations under facility leases for office space in Sunnyvale, California; Kirkland, Washington; Ashburn, Virginia; Shanghai, China; Beijing, China; Xi’an, China; and London, England.

The following table summarizes our outstanding contractual obligations as of June 30, 2009:

	Payments due by period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Operating lease obligations(1)	$7,783	$1,919	$4,732	$1,132	$—
Purchase obligations(2)	7,583	3,600	3,983	—	—

Total contractual obligations	$15,366	$5,519	$8,715	$1,132	$—

(1)	Consists of contractual obligations from noncancelable office space under operating leases.

(2)	Consists of minimum annual license fees owed to certain third party content providers, regardless of usage level.

Warranties and indemnifications

Our agreements with our wireless carrier partners that offer our LBS generally include certain provisions for indemnifying them against liabilities if our LBS infringe a third party’s intellectual property rights or for other specified reasons. We have in the past received indemnification requests or notices of their intent to seek indemnification in the future from our wireless carrier partners with respect to litigation in which our wireless carrier partners have been named as defendants. See the section entitled “Business—Legal proceedings.” Although we have not agreed to defend or indemnify our wireless carriers for the outstanding and unresolved indemnity demands, we may in the future agree to defend and indemnify our wireless carriers or other partners in connection with current or future demands for indemnification, irrespective of whether we believe that we have an obligation to indemnify them or whether we believe our LBS infringe the asserted intellectual property rights. Alternatively, we may reject certain of our wireless carrier or other partners’ indemnity demands, including the outstanding demands, which may lead to disputes with our wireless carrier or other partners, negatively impact our relationships with them or result in litigation against us. Our wireless carrier or other partners may also claim that any rejection of their indemnity demands constitutes a material breach of our agreements with them, allowing them to terminate such agreements. If we make substantial payments as a result of indemnity demands, our relationships with our wireless carrier or other partners are negatively impacted or any of our wireless carrier or partner agreements is terminated, our business, operating results and financial condition could be materially harmed. To date, we have not incurred material costs and do not have material liabilities related to such obligations recorded in our consolidated financial statements.

We have agreed to indemnify our directors, officers and certain other employees for certain events or occurrences, subject to certain limits, while such persons are or were serving at our request in such capacity. We may terminate the indemnification agreements with these persons upon the termination of their services with us, but termination will not affect claims for indemnification related to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited. We have a director and officer insurance policy that limits our potential exposure. We believe the fair value of these indemnification agreements is minimal. We have not recorded any liabilities for these agreements as of June 30, 2008 and 2009 and March 31, 2010.

Based upon our historical experience and information known as of March 31, 2010, we do not believe it is likely that we will have significant liability for the above indemnities at March 31, 2010.

Off-balance sheet arrangements

During fiscal 2007, 2008 and 2009 and for the nine months ended March 31, 2009 and 2010, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent accounting pronouncements

In October 2009, the FASB issued its revised standard which supersedes certain guidance with respect to accounting for revenue arrangements with multiple deliverables. The revised standard changes the determination of when individual deliverables in a multiple element arrangement may be treated as separate units of accounting and modifies the manner in which the transaction consideration is allocated across separately identifiable deliveries. The revised standard is effective for our fiscal year beginning July 1, 2010, with an option of early adoption. We have not assessed the potential impact, if any, of the revised standard on our financial position, cash flows or results of operations.

Quantitative and qualitative disclosures about market risk

Interest rate sensitivity.    The primary objectives of our investment activities are to preserve principal, provide liquidity and maximize income without significantly increasing risk. Some of the securities we invest in are subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, we have historically maintained our portfolio of cash and cash equivalents in money market funds and certificates of deposit. The risk associated with fluctuating interest rates is limited to our investment portfolio. A 10% decrease in interest rates in fiscal 2008 and 2009 would have resulted in a decrease in our interest income of approximately $59,000 and $27,000, respectively. As of March 31, 2010, our cash and cash equivalents were in interest bearing money market funds and non-interest bearing bank checking accounts.

Foreign currency risk.    Substantially all of our revenue has been generated to date from our end users in the United States and, as such, our revenue has not been substantially exposed to fluctuations in currency exchange rates. However, most of our contracts with our wireless carrier partners outside of the United States are denominated in currencies other than the U.S. dollar and therefore expose us to foreign currency risk. Should the revenue generated outside of the United States grow in absolute amounts and as a percentage of our revenue, we will increasingly be exposed to foreign currency exchange risks. In addition, a substantial portion of our operating expenses are incurred outside the United States and are denominated in foreign currencies and are subject to changes in foreign currency exchange rates, particularly the Chinese RMB. Additionally, changes in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. The effect of an immediate 10% adverse change in exchange rates on foreign denominated receivables as of June 30, 2008 and June 30, 2009 would result in a loss of approximately $68,000 and $71,000, respectively.

To date, we have not used any foreign exchange forward contracts or similar instruments to attempt to mitigate our exposure to changes in foreign currency rates.

Business

Overview

We are a leading provider of LBS, including voice guided navigation, on mobile phones. Our LBS solutions provide consumers and enterprises with convenient and easy to use location specific, real time and personalized features and functions. By using an integral tool of their daily lives, their mobile phone, our end users can access our LBS almost anytime and anywhere to efficiently navigate to their destinations and easily obtain relevant local information. Through our hosted service delivery model, we provide our solutions through the networks of leading wireless carriers in the United States, including Sprint and AT&T, as well as through certain carriers in other countries. Our flexible and proprietary LBS platform enables us to efficiently provide our LBS to millions of end users, across more than 500 types of mobile phones, all major mobile phone operating systems and a broad range of wireless network protocols. In the three months ended March 31, 2010, we had a monthly average of 14.5 million paying end users, who represented less than seven percent of our U.S. wireless carrier partners’ total subscribers.

Our core LBS solution is GPS Navigator, our industry leading voice guided, real time, turn by turn mobile navigation service, which offers many innovative features such as real time traffic alerts, route planning and updated POIs. We leverage our LBS platform to provide easy to implement and cost effective MRM solutions for enterprises. We are also using our LBS platform to develop new offerings such as a feature rich, in-dash navigation solution for automotive consumers. Additionally, we are broadening the scope of our LBS platform by developing solutions that support a broad range of location enhanced applications such as location based mobile advertising, commerce and social networking.

We receive a monthly subscription fee per end user as a fixed fee or a revenue sharing arrangement from our wireless carrier partners, who offer our services on a stand alone basis or bundled with other voice and data services. Our flexible LBS platform and hosted delivery model enable our wireless carrier partners to leverage our infrastructure, expertise and resources to deploy customized LBS offerings, which allows them to attract and retain subscribers and increase data revenue. Due to our established and deep relationships with our wireless carrier and mobile phone manufacturer partners, our client software is generally preloaded on new mobile phones prior to commercial launch, making it easy for end users to discover and activate our LBS.

Our total revenue grew from $48.1 million in fiscal 2008 to $110.9 million in fiscal 2009 and from $76.6 million in the nine months ended March 31, 2009 to $121.7 million in the nine months ended March 31, 2010. Our net income also increased from $4.6 million in fiscal 2008 to $29.6 million in fiscal 2009 and from $19.3 million in the nine months ended March 31, 2009 to $30.8 million in the nine months ended March 31, 2010.

Industry background

The mobile phone is the most widely used portable communication device in the world and continues to play an increasingly prominent role in consumers’ and business professionals’ lives. Significant improvements in device technologies and the deployment of advanced mobile wireless networks have not only enhanced mobile phones’ performance, but also made possible the integration of features and functions such as email, instant messaging, Internet browsing and various forms of multimedia. Historically, these features and functions were only available on

Internet connected PCs. In 2009, IDC, an independent market research firm, estimated that there were more than 450 million mobile Internet users worldwide in 2009, a number that IDC expects to more than double by the end of 2013. The inclusion of location determination technologies, such as the satellite based GPS, in mobile phones has allowed location data to be used to enhance and expand the services that can be delivered to mobile phone users and contributed to the emergence of the LBS market.

The LBS market consists of advanced mobile Internet and data applications that leverage location information to provide mobile phone users with location specific, real time and personalized features and functions. LBS that incorporate location information include turn by turn navigation, route planning, real time traffic alerts and POIs. Beyond these navigation specific services, new mobile LBS, such as location based advertising, commerce and social networking, are emerging. Heightened consumer awareness of the scope and benefits of these services are leading to increased demand. These dynamics result, in part, from the availability of advanced GPS enabled mobile phones and wireless networks as well as wireless carriers’ strong marketing efforts as they seek to increase revenue from data applications, such as LBS.

Advanced, GPS enabled mobile phones and wireless networks are proliferating.    In an effort to remain competitive, mobile phone manufacturers and wireless carriers are rapidly introducing mobile phones with enhanced features and functions, including GPS. In 2009, Gartner estimated that GPS enabled mobile phones would account for 53.4% of all worldwide mobile phone shipments, or 828 million phones, in 2012, up from 15.1%, or 187 million phones, in 2008, representing a compound annual growth rate, or CAGR, of 45.1%. Gartner also noted that the North American market is expected to have the highest penetration rate of GPS enabled mobile phones of any market worldwide. GPS enabled mobile phones are expected to account for 96.0% of all North American mobile phone shipments, or 207 million phones, in 2012, up from 64.3%, or 118 million phones, in 2008.

Mobile phones that incorporate GPS technology are typically capable of supporting advanced mobile phone operating systems and rich data applications because of other enhancements, such as faster processors, increased memory and larger high resolution screens. Wireless carriers continue to invest hundreds of billions of dollars deploying 3G and 4G wireless networks worldwide. In combination, these advancements and investments have changed the way consumers access and interact with Internet based content and services, effectively bringing the richness of the PC based Internet experience to the mobile phone and enabling the emergence of LBS.

Wireless carriers are seeking to increase data revenue.    As the market for mobile voice services matures, the competition among wireless carriers to acquire and retain customers has intensified, putting increasing downward pressure on the prices they charge for their core voice services. In 2009, IDC estimated that the ARPU wireless carriers receive for their core U.S. consumer mobile voice services would decline from $41.25 in 2008 to $36.49 in 2012, representing a compounded annual rate of decline of 3.0%. At the same time, wireless carriers are seeking to recoup their significant investments in 3G and 4G wireless networks. In response to these dynamics, wireless carriers are aggressively seeking and marketing new mobile data services to attract new customers, increase total ARPU and enhance subscriber loyalty. Many wireless carriers are achieving higher data ARPU by offering stand alone data applications or unlimited mobile data plans that include a bundle of key applications, such as mobile navigation. In 2009, IDC estimated that ARPU for consumer mobile data services in the United States would grow from $7.56 in 2008 to $10.10 in 2012, representing a CAGR of 7.5%.

Consumers are rapidly adopting mobile navigation.    The enhanced convenience and utility associated with LBS is driving rapid adoption and growth of the LBS market. For example, mobile navigation, the most popular LBS application today, makes it easier for consumers to drive from one location to another. In 2008, Frost & Sullivan estimated that U.S. consumer LBS revenue would increase from $482 million in 2008 to $2.8 billion in 2012, representing a CAGR of 55.8%, and mobile navigation accounted for approximately 80% of the total U.S. LBS market in 2008.

The LBS market offers multiple opportunities for expansion.    LBS are not limited to mobile phone based navigation services. LBS enable consumers to enjoy benefits of an enhanced mobile Internet experience, such as location based mobile advertising, commerce and social networking, on their mobile phones and on other mobile devices, including an enriched navigation experience in their cars. Similarly, services such as MRM enable enterprises to leverage the benefits of LBS to more effectively and efficiently manage their mobile resources.

In response to consumer demand for affordable and easy to use LBS, LBS providers are developing and introducing new applications that integrate location information in innovative ways. For example, a consumer can use a mobile phone to search for restaurant recommendations and get personalized and targeted results based on the consumer’s location and preferences. Once the consumer selects a restaurant, he or she can access services such as voice guided, real time, turn by turn navigation or third party reviews, or elect to receive a mobile coupon. As LBS applications increasingly incorporate consumers’ locations and preferences, targeted mobile advertising will become more compelling and valuable to advertisers. In 2009, eMarketer, an independent market research firm, estimated that U.S. mobile advertising would grow from $320 million in 2008 to $1.6 billion in 2013, representing a CAGR of 37.3%.

In a similar response to consumer demand, automobile manufacturers are introducing affordable navigation units as a central component of in-dash entertainment and information systems. In 2009, IDC estimated that the worldwide original equipment manufacturer, or OEM, in-dash navigation market would grow from 7.7 million units in 2008 to 12.2 million units in 2012, representing a CAGR of 12.2%. These integrated units extend beyond traditional navigation units by combining audio and voice capabilities with wireless network connectivity to deliver real time LBS, such as traffic and weather information.

Enterprises are seeking solutions that enable them to cost effectively and efficiently manage their mobile resources, as well as their company data, communications and work flow. Historically, these solutions required the deployment of costly applications and hardware, primarily limiting the use of these solutions to large enterprises. The development and widespread availability of LBS provides enterprises of all sizes with a viable alternative, MRM. In 2009, Frost & Sullivan estimated that the U.S. MRM market would grow from $86 million in 2008 to $744 million in 2013, representing a CAGR of 53.9%.

Industry challenges

Technological advancements have led consumers to expect immediate access to the latest, most accurate information, real time responses and greater convenience at lower cost in both their personal and professional lives. At the same time, wireless carriers are facing pressure to increase revenue and increase subscriber loyalty. As a result, wireless carriers are investing heavily in innovative consumer applications, as well as wireless network infrastructure, to keep pace with end user demand and the latest technologies.

Challenges facing end users.    Historically, consumers relied on paper maps for navigation and paper directories for limited information about POIs. More recently, many consumers began to rely on directions they could download and print from the Internet. However, these solutions often require advanced planning, are cumbersome and dangerous to use while driving and cannot provide updated directions based on route conditions or reroute a driver when he or she is lost. The increased use of GPS technology in various consumer applications addressed many of the shortcomings of these traditional navigation solutions. In-dash navigation systems are limited to the vehicle in which they are installed and PNDs require dedicated navigation only hardware. Most GPS based solutions also rely on mapping and POI information that is static, requiring consumers to expend time, effort and money to periodically refresh the content and software. Due to the general lack of upgradeability, these solutions become obsolete very quickly, requiring consumers to replace the device if they want to take advantage of many of the latest features and functions.

Mobile Internet mapping applications currently lack functions such as voice guided navigation and real time rerouting. These limitations have spurred the availability of LBS applications that can be downloaded from the Internet or application stores. While end users can download third party LBS navigation applications from the Internet to their mobile phones, these applications often entail frustrating or complicated downloading and installation processes, create uncertainty regarding the reliability and quality of the vendor or their services and provide limited customer support.

Enterprises also face the challenge of managing the complexity of their organizations and increasing the productivity of their workforces and assets in a cost effective manner. Addressing basic needs such as locating, tracking and dispatching workforces, as well as delivering time sensitive information to and from the field, is often difficult and expensive. Developing solutions that securely link enterprises’ information technology infrastructure with diverse mobile devices in the field typically requires costly, time consuming implementations that rely largely on customized components.

Challenges facing wireless carriers.    Wireless carriers are under pressure to increase revenue and enhance subscriber loyalty. Their core voice businesses are threatened by several key factors, including strong competition in a heavily penetrated market, a lack of subscriber loyalty due to phone number portability and potential competition from free voice service providers. Compounding these issues, wireless carriers are under increasing pressure to invest in infrastructure to keep pace with consumer expectations and the demand for low cost, fast and reliable network service. Additionally, some mobile phone manufacturers and mobile phone operating system providers are seeking to develop direct relationships with consumers, which could weaken the existing relationship wireless carriers share with their subscribers. These dynamics are driving wireless carriers to seek innovative ways to differentiate themselves by delivering more compelling applications and services.

LBS represent an opportunity for wireless carriers to respond to these threats and enhance their relationships with their subscribers. However, the design and delivery of these services are highly complex. For example, developing a compelling LBS offering involves the coordination of many unrelated parties including application developers, geographic information system, or GIS, providers, map and other content providers and voice recognition engine providers. The design and large scale deployment of LBS also requires a deep understanding of GPS technology and the ability to deliver services across a continually evolving universe of mobile phones and mobile phone operating systems. Given the significant competitive pressures wireless carriers face, they have partnered with third party LBS providers who can deliver low cost, high quality applications, are aligned with their long term interests and can help them achieve a sustainable competitive advantage.

Our solutions

We are a leading provider of LBS solutions, including voice guided navigation through our GPS Navigator service, on mobile phones, which are convenient and easy to use, contain personalized, updated content and enable wireless carriers to increase data revenue and enhance subscriber loyalty. The majority of our LBS are delivered through a broad array of GPS enabled mobile phones. We have also leveraged our LBS platform to develop new LBS for mobile phones and are extending our LBS beyond the mobile phone. For example, we deliver LBS through an enterprise MRM solution, an in-dash navigation system and a TeleNav branded, connected PND. We have a 10 year history of designing and delivering highly scalable and reliable LBS, which deliver the following benefits to our end users and wireless carrier partners:

Convenience and ease of use.    We primarily deliver our LBS on a device that is completely mobile and an integral tool of daily life—the mobile phone. Our ability to deliver consistent and rich LBS across a broad range of mobile phones and mobile phone operating systems, as well as wireless network protocols, enables end users to avoid the cost and inconvenience of acquiring a dedicated navigation device and allows our LBS to be accessed almost anytime and anywhere.

Because of our proven capabilities and the flexibility of our solutions, we have developed strong relationships with leading wireless carriers. Our wireless carrier partners typically require mobile phone manufacturers to preload our LBS on new mobile phones, which enables the wireless carriers to seamlessly deploy our LBS and increases adoption of our LBS. Alternative solutions, most frequently those found in online application stores, require end users to search for and download an application, a process that is often time consuming and frustrating. We have focused significant resources on delivering consistent and rich LBS across a broad range of mobile phones and mobile phone operating systems, as well as wireless network protocols, making our LBS convenient and easy to use while enhancing the overall end user experience.

Rich, personalized, real time features and functions.    We partner with leading content vendors and technology companies which provide mapping, POI, traffic, gas price and weather data and voice recognition technology. We integrate third party content with location specific information and advanced features and functions to develop feature rich, personalized LBS. Through our hosted delivery model, we provide accurate, updated information to our end users on their mobile phones in real time. This approach enables us to enhance the end user experience by offering innovative features such as 3D moving maps, voice recognition for address input and local business and POI searches, integration with contacts, email or text traffic alerts and voice guided, turn by turn directions that account for real time traffic changes.

Over the air updates.    We deliver enhancements to our existing LBS and introduce new LBS to our end users by using our wireless carrier partners’ networks. By delivering updates and enhancements over the air, we allow our end users to enjoy our latest features and functions while avoiding the confusion and inconvenience often associated with updating software.

Deep integration across mobile phones, mobile phone operating systems and wireless network protocols.    We work closely with our wireless carrier and mobile phone manufacturer partners early in the development lifecycle of new mobile phones to test our LBS on their mobile phones before they are introduced to the market. We support more than 500 types of mobiles phones.

We also support all major mobile phone operating systems including Android, BlackBerry, Brew, iPhone OS, Java, MBP, Palm WebOS and Symbian, deliver our LBS in more than 10 languages and operate on all major wireless network protocols. Our mobile phone and mobile phone operating system agnostic approach, in combination with our testing process, allows us to deliver consistent, high quality LBS to a broad universe of end users. Our approach allows our wireless carrier partners to easily deploy, manage, market and promote our LBS across their subscriber bases.

Our solutions are highly customizable, allowing our wireless carrier partners to deliver carrier branded offerings and integrate our LBS with other key features and functions on their mobile phones, such as address book and calendar. This level of customization enables them to strengthen their brand and increase subscriber loyalty by developing targeted LBS offerings for specific subscriber segments. Our solutions are tightly integrated with our wireless carriers’ back-end systems, such as provisioning and billing, which streamlines the subscriber authentication and provisioning process and allows them to maintain control of their subscriber relationships. For example, we maintain a dedicated connection from our data center to one of our wireless carrier partners’ data centers, which enables a faster, superior service.

Support for new platforms and services.    We primarily deliver our LBS solutions as a hosted service, which enables us to continue to deploy new LBS to mobile phones, as well as to extend our LBS to new device platforms, such as in-dash navigation systems. We also provide enterprises with cost effective, easy to install MRM solutions. Our MRM solutions leverage our LBS platform and integrate with enterprises’ back-end systems to enable them to use mobile phones or low cost dedicated devices to locate, track and dispatch their workforces and deliver time sensitive information to and from the field. We are also developing solutions that support a broad range of location enhanced applications, such as location based mobile advertising, commerce and social networking.

Our competitive strengths

We were one of the early pioneers in LBS and have a 10-year history of developing and delivering advanced mobile navigation and other LBS solutions. The breadth and depth of our technical and market expertise has enabled us to develop robust LBS, attract a large end user base and establish deep relationships with wireless carriers and other members of the LBS value chain, including mobile phone manufacturers and content, applications and technology providers.

Large and growing end user base.    In the three months ended March 31, 2010, we had a monthly average of 14.5 million paying end users. Our large and growing end user base, and our experience supporting a broad range of mobile phones, mobile phone operating systems and wireless network protocols, enables us to realize economies of scale and deliver incremental value to existing and future end users and our wireless carrier and other partners, such as third party content and advertising providers. By delivering our services to millions of end users, we can leverage our product development costs and expertise more effectively and efficiently. The potential returns to third party content and advertising providers are higher across a larger end user base, which makes them more inclined to partner with us. From our end user base, we generate meaningful market data and product development insights, and with this information we are able to expand our services and address the evolving needs of our end users. Our end user base also allows us to enhance our solutions with user generated content and introduce new services and solutions, such as community based applications, without incurring significant customer acquisition costs.

Strong and deep partnerships with key members of the LBS value chain.    Our LBS have been deployed by 15 wireless carriers in 29 countries, including leading wireless carriers in the United States. Our wireless carrier partners continue to make investments that foster our long term relationships because our LBS assist them to increase their data ARPU and strengthen their subscriber relationships. We work closely with our wireless carrier partners during their product development and testing cycles and undergo a comprehensive certification process. Our back-end systems are tightly integrated with those of our wireless carrier partners, which enables the seamless delivery of our services from product launch to billing. These factors, as well as our growing installed end user base, promote our relationships with our wireless carrier partners and enhance the growth opportunities associated with them. We also collaborate closely with our mobile phone manufacturer and wireless carrier partners so that our services work in many countries and on a wide range of mobile phones and wireless network protocols. In combination with an established track record of delivering reliable, scalable LBS to the market, we help mobile phone manufacturers to meet critical time to market windows and wireless carriers to attract and retain subscribers and increase data revenue.

We also have strong and deep relationships with key players across the LBS value chain, including application developers, map and other content providers and voice recognition platform providers. These relationships allow us to develop and deliver high quality, robust LBS to our end users.

Closely aligned business objectives with wireless carrier partners.    Our hosted delivery model enables our wireless carrier partners to brand and market a customized version of our LBS and leverage our infrastructure, partnerships and expertise. Our offerings enhance subscriber loyalty and increase revenue for our wireless carrier partners while helping us to drive adoption of our LBS without incurring significant sales and marketing costs. We primarily rely on the substantial resources of our wireless carrier partners for our marketing and sales efforts. We also use our wireless carrier partners’ infrastructure to assist in validation and provisioning of and to bill for our services. This allows our wireless carrier partners to maintain their subscriber relationships and reduces our cost of acquiring, retaining and billing end users. We receive a monthly subscription fee per end user as a fixed fee or revenue sharing arrangement from our wireless carrier partners, aligning our interests in attracting and retaining subscribers.

Leading solutions and technology.    Our success has been driven by the strength of the LBS and GPS credentials of our founders and breadth of experience of our research and development team. Our technical team has a deep understanding of GPS technologies, hosted service deployments, mobile phones, mobile phone operating systems and wireless network protocols. We believe we were the first to market with many advanced mobile phone based navigation features, including 3D moving maps, location relevant gas prices, search along route, real time traffic alerts and one-click rerouting. Our technical expertise has allowed us to develop a flexible LBS platform that positions us to address new market opportunities rapidly and at low cost.

Our strategy

Our objective is to enhance our position as a leading provider of LBS by increasing the value of our services to consumers, enterprises, wireless carriers and mobile phone manufacturers worldwide. We intend to use our deep expertise in LBS, flexible technology platform and large end user base to expand our position in adjacent markets, such as in-dash navigation and location based advertising.

Increase end user penetration within our existing wireless carrier partners.    Our ability to foster deep relationships with and provide value to our wireless carrier partners has significantly contributed to our success. We intend to continue to collaborate with our wireless carrier partners to strengthen and enhance these relationships and attract and retain subscribers using our LBS. We had an average of 14.5 million paying end users in the three months ended March 31, 2010, which represented less than seven percent of our U.S. wireless carrier partners’ total subscribers. We intend to continue to leverage our wireless carrier partners’ sales and marketing channels as we introduce future LBS offerings aimed at attracting more end users and increasing our revenue.

Strengthen and broaden our LBS offerings and technology platform.    We intend to continue to further strengthen and broaden our LBS offerings and technology platform to improve the performance of our LBS and anticipate and address the changing demands of our end users and wireless carrier partners. For example, we recently introduced a proprietary GIS for faster route calculations. We intend to continue to enhance our technology platform through our internal efforts and by continuing to build and strengthen our relationships with technology partners, content providers, enterprise software providers, mobile phone manufacturers and wireless carriers. These efforts will continue to deeply integrate their offerings with ours and facilitate further adoption of our LBS.

Pursue new carrier relationships, expand geographically and develop additional sales channels.    Our ability to use a wireless carrier based distribution model has been critical to our success. Given the demonstrated success of our existing wireless carrier relationships, we intend to pursue partnerships with additional wireless carriers, domestically and internationally, particularly in markets outside of North America where end user adoption of mobile data services is expected to grow rapidly. In October 2008, eMarketer estimated that worldwide LBS revenue would grow from $515 million in 2007 to $13.3 billion in 2013 and that the worldwide share of LBS revenue attributable to regions outside of North America would increase from 16% in 2007 to 58% in 2013. We believe that we are well positioned to add new wireless carrier partners through the delivery of highly differentiated, scalable and reliable LBS with localized features and functions.

With the growth of the mobile Internet, we also intend to sell our LBS through a greater range of sales channels. For example, we intend to increase adoption of our applications by using new mobile phone application sales channels, such as Apple’s iTunes App Store. Our wireless carrier relationships, as well as our easy to use and convenient solutions, allow us to provide a differentiated offering in application stores. For example, we believe our Apple iTunes App Store offering was the first application to provide for monthly billing through the wireless carrier.

Leverage our core competencies to expand into adjacent markets.    We believe that our deep expertise in GPS technologies, mobile phones and connected services coupled with our reliable and scalable technology platform will enable us to expand into adjacent markets. For example, we intend to leverage our mobile navigation technology to introduce affordable in-dash navigation systems with mass market appeal. Additionally, we continue to explore opportunities to enhance our LBS and LBS platform with new features and functions, including location based mobile advertising and commerce. We are also incorporating innovative features such as location based social networking into our solutions and making other enhancements to our LBS platform.

Evaluate and pursue strategic acquisitions.    We intend to continue to evaluate strategic investment and acquisition opportunities to enhance the features and functions of our LBS,

extend our technology platform, increase our geographic presence and take advantage of new market opportunities. When evaluating acquisitions, we intend to consider time to market, synergies with our existing service and product offerings and potential market share gains.

Our services and products

We provide a range of LBS for consumers and enterprises. Our core LBS include mobile navigation for consumers and MRM for enterprises. We are also extending our core LBS to new device platforms, such as in-dash navigation solutions, as well as developing new LBS for mobile phones, including location based mobile advertising, commerce and social networking.

Mobile navigation.    We deliver our solutions through our location based technology, applications and service delivery platform, or SDP, which are tightly integrated with a broad range of mobile phones, mobile phone operating systems and wireless network protocols. GPS Navigator is our flagship voice guided, real time, turn by turn, mobile navigation service. Accessed primarily through mobile phones, this service delivers many innovative features and functions and is available to end users both on a white label basis, such as Sprint Navigation and AT&T Navigator, and under the TeleNav brand. GPS Navigator utilizes accurate, updated information to provide end users with an enhanced mobile navigation experience. The core functions and enhanced connected features of GPS Navigator include:

Core functions:	Enhanced connected features:

•voice guided, turn by turn directions;

•3D moving maps;

•automatic rerouting for missed turns;

•over 13 million searchable POIs in North America, including restaurants, hotels, ATMs, Wi-Fi hotspots and gas stations;

•search along route; and

•integration with contacts.

•updated maps, POIs, real time traffic, gas prices and weather information;

•voice recognition for address input and local business and POI searches;

•traffic optimized routing, intelligent one-click navigation rerouting and updated estimated time of arrival based on current traffic flow;

•POI reviews, including end user generated reviews and POI review sharing;

•real time traffic alerts specific to a chosen route;

•preplanned routes through our website that can be saved, downloaded to mobile phones and accessed with a one-click routing function; and

•address sharing.

Mobile resource management.    We offer enterprises an integrated suite of MRM solutions to better manage mobile workforces and fleets and improve productivity. Depending on their specific needs and requirements, enterprises may use one or all of our MRM solutions, which include our flagship TeleNav Track service, as well as TeleNav Vehicle Manager, TeleNav Vehicle Tracker and TeleNav Asset Tracker.

Our MRM solutions allow enterprises to monitor and manage mobile workforces and assets by using our LBS platform to track job status and the location of workers, field assets and equipment. TeleNav Track enables two-way data communications between an enterprise’s back-end systems and its mobile workforces, providing more effective and efficient management of assignments. Workers in the field using TeleNav Track can easily transmit information wirelessly to the enterprise’s back-end systems via our customizable and flexible forms from their mobile phones. Key features and functions of our MRM solutions include:

•	voice guided, turn by turn directions to efficiently navigate workers to their destinations;

•	real time and historical reports of the location of the mobile workforce and routes taken and transit times as compared to optimal routes and ideal transit times;

•	updated job status information to improve efficiency and productivity in connection with assignments;

•	automatic alerts when workers or vehicles enter or exit a specific area, have stopped or are speeding;

•	customizable wireless forms to capture field information and improve communication, including job details, signatures and barcode scans;

•	wireless timecards to improve payroll accuracy and workforce time and attendance; and

•	integration with an enterprise’s back-end systems and applications, such as accounting, billing and dispatching applications.

In-dash navigation.    We have been working with certain OEM and automobile manufacturers to provide our mobile navigation services through connected in-dash systems. Our technology powers an in-dash navigation service that provides accurate, easy to use, updated and connected real time LBS to drivers at a low cost, unlike most other in-dash navigation systems currently available. Our first in-dash navigation service is available as a premium option in the 2010 Ford Focus and Taurus models sold in North America today. By combining Microsoft’s SYNC and other connected technologies with our GPS Navigator in these vehicles, drivers are able to utilize their car’s existing radio screen and speaker system in conjunction with their mobile phone to utilize our LBS.

We are developing an in-dash navigation service that will incorporate our navigation software loaded in the vehicle and a connected service to deliver real time traffic information, gas prices and frequently updated maps. We intend to leverage our established LBS platform, large end user base and real time content, including user generated content, to provide rich in-dash navigation features and functions and enhance the end user experience. We expect this service to be available in the U.S. market in certain 2011 model cars.

Other LBS solutions.    We are also developing other LBS solutions with new technologies, business models and distribution channels in our current LBS market segment and adjacent segments. The following are some of the initiatives we are undertaking:

Location based mobile advertising.    We have begun a limited release of mobile location based advertising services that deliver personalized, location based and time sensitive mobile advertising with features such as location specific sponsored listings, content, coupons and dining menus. In October 2009, we deployed our mobile location based advertising services to a limited number of our end users.

Internet connected PND.    TeleNav Shotgun is our two-way, Internet connected PND that provides users with turn by turn navigation and access to real time traffic alerts and rerouting, real time POI searches, updated maps and data and address sharing. TeleNav Shotgun showcases our hybrid navigation solution technology, which enables the delivery of real time content and over the air updates of enhanced versions of our service on a device with a larger high resolution screen. We released TeleNav Shotgun in late 2008 and offer it through our online store.

Social networking LBS applications.    We are exploring a suite of social networking LBS applications. In 2008, we released a beta version of Whereboutz, our social networking application which allows end users to share their location and status with friends online or via mobile phones. We launched a social networking application which connects end users based upon their locations and interests in the fourth calendar quarter of 2009.

End user billing and support

End user billing.    End users are generally billed for our services through their wireless carrier, which may offer our services on a stand alone basis or bundled with other voice and data services. The wireless carriers bill subscribers monthly and provide us a monthly fee per end user, which consists of a fixed amount or a portion of the wireless carrier’s per end user revenue related to our service. We and our wireless carrier partners may offer subscribers a 30-day free trial for our service. We believe that the wireless carrier billing makes our services more appealing to consumers and enterprises as they are not required to pay a separate monthly charge to a different vendor. For a small minority of end users who purchase our LBS through our website or in application stores, we bill their credit cards directly on a monthly basis.

End user support.    Our wireless carrier partners generally provide first level support to their subscribers if the wireless carrier provides our services on a white label basis. We provide secondary support for issues that cannot be resolved by our wireless carrier partners. If the service is provided under the TeleNav brand, we generally provide all support to end users. For our GPS Navigator support functions, we utilize a third party customer support service provider located in the Philippines that provides live customer support 24 hours a day, seven days a week. We provide training and technical management to their employees and assist with problem resolution. We also maintain our own call center available during business hours that generally focuses on support escalations for all our services and products.

Platform and architecture

Our hosted SDP and client software enable us to deliver our end user interface as well as the features and functions of our LBS on GPS enabled mobile phones and other GPS enabled devices.

Service delivery platform.     Our hosted SDP is a modular and scalable platform that enables us to bring different types of information together to respond to voice or data requests by our end users. Our SDP manages different engines, such as mapping, routing, converting addresses into geographic coordinates (known as geocoding), local searches, location specific alerts, traffic alerts, searches along the route, gas prices and weather, as well as our proprietary account authentication system and other functionalities. Our SDP communicates with our client software in mobile phones or other devices over our wireless carrier partners’ networks. Our SDP is designed to easily add capacity for our rapidly expanding end user base through the addition of individual service elements, such as application servers or database nodes. We have developed many proprietary technologies to differentiate our LBS offerings. For example, our routing engine produces fast and accurate results, our content search engine and address capture engine use relevance scoring technology to provide end users with accurate and relevant results and we provide voice activated search and address input that is customized for street names.

In addition, our SDP has the following advantages that further strengthen our position in the LBS industry:

Tight integration with many wireless carrier networks.    Our SDP allows us to operate effectively with the networks of our wireless carrier partners, minimize downtime and achieve efficient server load balancing. Our SDP is integrated with our wireless carrier partners’ back-end systems, such as billing and authentication, permitting rapid end user verification and improved response times. For example, we maintain a dedicated connection from our data center to one of our wireless carrier partners’ data centers, which enables a faster, superior service.

Integration with a large number of third party content providers.    Our SDP is integrated with many third party content providers through our proprietary applications. This integration facilitates a high quality end user experience by enabling the delivery of rich local information and more accurate search results by removing duplicate and conflicting data, and providing the flexibility to incorporate a wide array of content, including POI, traffic, gas prices and weather information. The flexibility of our SDP enables us to quickly add new content providers and meet evolving market demands.

Scalability to other applications and business models.    Our SDP is highly scalable, which allows us to address rapid growth in our end user base. For example, our SDP is able to support different applications and business models such as our GPS Navigator, our wireless carrier partners’ white label navigation services, TeleNav Track, TeleNav Shotgun, Whereboutz and location based mobile advertising.

Client software

Client application approach.    Our client application approach is to deliver a flexible client application environment, which enables us to quickly and effectively support different mobile phones and integrate with the continually evolving feature sets they include to create a better user experience. Our client software interfaces with our SDP to access updated information and data, routing and other services without using device memory for data intensive functions such as map and POI storage. Our client software conducts core navigation functions such as GPS data noise filtering, 3D moving map generation, user friendly and audio and graphical guidance generation. Our client software also enables our user interface to capture end user requests.

Intuitive user interface.    Our LBS provide one-button access to local information, an intuitive user interface and consistent features and functions regardless of the mobile phone, mobile phone operating system or wireless network protocol the end user is utilizing. For many mobile phones, we also offer customized user interfaces and features and functions based on the feature preferences of our wireless carrier partners, including the ability to obtain directions from the end user’s contact data on the mobile phone without having to retype the address.

Easy feature and functions upgrades.    We can automatically provide over the air updates of enhanced versions of our service to mobile phones that use our recent client applications, without the need to upload new client software.

Cached data for operation with limited connectivity.    Our client applications are also built to address the realities of wireless networks. Our client applications allow us to provide simplified navigation services even if users enter an area of no or limited network connectivity by caching the route and navigation information along the route at the beginning of the trip.

Technology

Our proprietary technologies enable us to provide our LBS to millions of end users, across hundreds of mobile phones as well as all major mobile phone operating systems and wireless network protocols. Our scalable LBS includes technologies that are deployed on the client and in the back-end to deliver an integrated service.

Client technology.    Our client technologies include a navigation and guidance engine and tools allowing us to efficiently develop and deploy new applications to mobile phones.

Navigation and guidance engine.    GPS technology provides a precise latitude and longitude of an object in digital form. Our navigation engine uses our proprietary algorithms to filter

GPS data noise and direct end users to the correct location through the timely delivery of voice guidance to enable end users to easily follow the directions and minimize the risks of making an incorrect turn or missing a turn.

Client application development technology.    We have developed a cross platform framework and proprietary markup language that allow us to extend our LBS applications across different mobile phone operating systems more efficiently, eliminating the need for costly and time consuming redesign and development. On newer versions of our client applications, our markup language enables us to add features to our services remotely from our servers without requiring the end user to load new client software. On some mobile phones, we can also deliver client software updates to the mobile phone directly over the wireless network. In addition, in Europe and Canada, end users can select a language and our client software interface and related services will be delivered in that language over the wireless network.

Client application development processes.    Our client application development processes, which include design, porting and publication processes, allow us to extend our services effectively and efficiently to different mobile phones across multiple mobile phone operating systems, wireless network protocols, languages and countries. Our processes also allow us to tailor our services to different mobile phone operating systems and address different feature preferences of our wireless carrier partners. We work with mobile phone manufacturers to extend our client software to their new mobile phones so that our services can work most efficiently on their device and provide a better user experience. We generally conduct these activities prior to commercial launch of the mobile phone so that our client software can be preloaded on the device before it is launched for sale. This ensures that our end users have an intuitive experience without the need for lengthy application downloads or installation. This also allows our wireless carrier and mobile phone manufacturer partners to maximize marketing and sales during the limited market windows for new mobile phones.

Back-end technology.    Our back-end technologies include our GIS, engines for local search, mobile voice recognition, geo alert and advanced geo data aggregation, traffic and a local advertising platform.

Voice recognition technology.    We have developed customized voice recognition technology built upon a third party voice recognition engine to serve the specific needs of navigation services and LBS customers. Our voice recognition technology is optimized for street names and local searches and special navigation commands, such as “go home.”

Local search technology.    We have developed a mobile search technology, which focuses on information with localized relevance and accuracy, to address the needs of mobile phone users and the relatively small screens of mobile phones.

Routing and mapping technology.    We have developed a proprietary GIS, which provides fast route and map generation while optimizing the route based on current traffic conditions. Because our proprietary GIS uses less computing resources, these efficiencies enable us to scale our servers more economically.

Application hosting and provisioning system.    We have developed an application hosting and provisioning system that we integrate with the billing systems of our wireless carrier partners. Our application hosting and provisioning system provides a range of billing options designed to maximize the attractiveness of our services to end users with different payment preferences. We believe that this system allows us to deepen our relationships with our wireless carrier partners. This system is also integrated with third party verification services to allow us to bill our end users’ credit cards if a carrier partner is not involved.

Infrastructure and operations

Our end users rely on our services while on the road. As a result, we strive to ensure the continuous availability of our services through our high quality hosting platform and operational excellence.

Data center facilities.    We have developed our infrastructure with the goal of maximizing the availability of our applications, which are hosted on a highly scalable and available network located in two secure third party facilities in Santa Clara and Sunnyvale, California. We have a disaster recovery facility in Sacramento, California that is currently able to deploy our services to end users in the case of a prolonged outage. In addition, we anticipate this facility providing load balancing benefits for our data center operations by the second half of calendar 2011.

We have entered into service agreements with Internap Network Services Corporation, Qwest Communication Corporation and RagingWire Enterprise Solutions, Inc. in connection with our data center facilities in Santa Clara, Sunnyvale and Sacramento, California, respectively. Pursuant to the service agreements, we have leased facility space, power, cooling and Internet connectivity for a term of one, two and three years, respectively, with an annual option to renew for additional one year terms.

Hosting infrastructure.    Our hosting operations incorporate industry standard hardware and software, including the Apache Tomcat open source operating system and Oracle and MySQL databases, into a flexible, scalable architecture. Elements of our infrastructure can be replaced or added with no interruption in service, helping to ensure that any single hardware failure will not cause a broad service outage. Our architecture enables us to host multiple wireless carriers and millions of end users on a single server farm and is designed to use inexpensive, industry standard hardware. Our infrastructure is also designed to support the varying needs of different wireless carriers.

Service level commitment.    The combination of our hosting infrastructure and flexible architecture enables us to offer our wireless carrier partners at least 99.9% uptime every month, excluding designated periods of maintenance. We target achieving an even higher level of service availability. However, we have in the past and may in the future experience service outages.

Performance monitoring.    We continuously monitor and optimize the performance of our SDP. We have built a custom application common logging infrastructure that continuously records the transactional behavior of the system, which can be reviewed to address any anomalies or issues. We have also built or licensed centralized performance consoles, automated load distribution tools and various self-diagnostic tools and programs. We have live performance monitoring 24 hours a day, seven days a week, to promptly identify and address any technical issues.

Research and development

Our research and development organization is responsible for the design, development and testing of our services and products. Our engineering team has deep expertise and experience in GPS and wireless and connected services and we have a number of personnel with longstanding experience with LBS applications and scaling hosted service models.

Our current research and development efforts are focused on:

•	improving and expanding features, functionality and performance of our existing services;

•	developing applications, services and products for new mobile phones, mobile phone operating systems and emerging wireless network technologies; and

•	developing key technology and content to reduce third party costs.

Our development strategy is to identify features, services and products that are, or are expected to be, needed or desired by our end users. We also work closely with our wireless carrier partners to develop and offer service features that are attractive to their subscriber base, which are complementary to their other offered applications, and strategies to address their need to increase subscribers and ARPU.

As of March 31, 2010, our research and development team consisted of 670 people, 185 of whom are located in Sunnyvale, California and 485 of whom are located in Beijing, Shanghai and Xi’an, China. We have been successful in creating cross border capabilities in the United States and China for high value engineering at low cost. Our U.S. and China research and development operations function together on service and product development and extension of our existing services to new mobile phones. Our research and development expenses were $10.9 million, $13.7 million, $23.5 million and $28.1 million for fiscal 2007, fiscal 2008, fiscal 2009 and the nine months ended March 31, 2010, respectively. We expect that the number of our research and development personnel will continue to increase over time and that the absolute dollar amount of our research and development expenses will also increase.

Marketing and sales

We rely on the extensive distribution channels of our wireless carrier partners to expand the adoption of our LBS. In addition, we sell our LBS to end users through our website and mobile phone application stores, such as Apple’s iTunes App Store. We focus the majority of our marketing efforts on supporting our wireless carrier partners’ marketing programs to promote our LBS to their subscribers through either our wireless carrier partners’ white label or our own branded version of our solution. This strategy enables us to leverage the marketing resources of our wireless carrier partners and minimize our sales and marketing costs.

Marketing.    Our wireless carrier partners are our primary source of marketing to end users. They employ a variety of marketing programs to sell our LBS, including promotion in retail stores and through their sales forces, and through television, radio, Internet and print advertising. We also implement selected public relations activities to support the launch of our LBS on new devices or the release of new LBS.

We typically provide original marketing and promotion materials, as well as electronic sales tools, to the wireless carrier partners with which we work closely to drive the adoption of our LBS. We also provide a limited number of demonstration subscriptions for use by our wireless carrier partners’ sales and marketing personnel. Our wireless carrier partners generally determine the distribution channels to be used and ensure that the marketing materials are accessible to their direct and indirect sales forces, which may include third party distribution vendors. We often assist our wireless carrier partners with trade shows and other events at their request. We also provide our wireless carrier partners with access to application demonstrations and self-guided training.

Sales.    Our wireless carrier partners are primarily responsible for obtaining our end users through their sales and marketing efforts to their existing and potential subscribers. For example, mobile phones enabled with our LBS are sold in AT&T’s direct channels, such as retail stores, and through the AT&T website and indirect channels, such as national retail partners and indirect dealers. Certain of our wireless carrier partners offer our LBS as part of a bundle of services, such as Sprint’s Simply Everything plans. Bundling of our LBS with voice and/or data packages has led to substantial increases in the number of our new end users. In connection with sales efforts directed primarily at enterprises, we work closely with representatives of our wireless carrier partners, often participating in sales calls and other aspects of the selling process.

Customers

We primarily derive our revenue from our partnerships with wireless carriers who sell our LBS to their subscribers either as a stand alone service or in a bundle with other data or voice services. End users may also subscribe to our services directly from our website, but these customers represent a small minority of our end users. We currently provide our LBS to customers in North America, Asia, Europe and South America.

As of March 31, 2010, we had entered into agreements with 15 wireless carriers to provide our LBS in approximately 29 countries. Our revenue from the United States constituted 99%, 97%, 96% and 97% of our total revenue for fiscal 2007, fiscal 2008, fiscal 2009 and the nine months ended March 31, 2010, respectively.

Our wireless carrier partners generally pay us a monthly subscription fee for each end user that subscribes to our LBS through the wireless carrier. Our agreements with wireless carriers either provide for a monthly fee per end user as a fixed fee or revenue sharing arrangement. In many cases, end users purchase our LBS bundled with data and voice services provided by the wireless carriers.

We are substantially dependent on Sprint and AT&T for our revenue. For fiscal 2007, 2008, 2009 and the nine months ended March 31, 2010, Sprint represented 90%, 62%, 61% and 55% of our revenue, respectively, and AT&T represented 2%, 26%, 29% and 34% of our revenue, respectively. We expect Sprint and AT&T to represent a significant portion of our revenue for the foreseeable future.

Our current agreement with Sprint was effective as of January 30, 2009 and expires on December 31, 2011. Pursuant to the terms of our agreement with Sprint, we are the exclusive provider of Sprint Navigation and we are required to give Sprint most favored customer pricing on specified products during the term of our agreement. Sprint is not required to offer our LBS. The agreement with Sprint will automatically renew at the end of the initial term for successive 12-month periods unless either party provides notice of termination at least 90 days prior to the expiration of the applicable term; however, our right to be the exclusive provider of Sprint Navigation expires on December 31, 2010. If Sprint begins to use other LBS providers, we cannot currently predict the impact on our business as our revenue sharing arrangement with Sprint applies only to services provided by us. Our agreement with Sprint also allows either party to terminate the agreement if the other party materially breaches its obligations and fails to cure such breach. Additionally, Sprint may terminate the agreement if we effect a change in control transaction or become insolvent and, beginning December 31, 2010, Sprint may terminate our agreement for any reason by providing notice at least 30 business days prior to termination.

Our current agreement with AT&T was effective as of March 19, 2008 and expires on March 19, 2011. During the term of our agreement with AT&T, we are the exclusive white label provider to AT&T of GPS enabled navigation services for wireless devices with voice and data capability. AT&T is not required to offer our LBS. The agreement with AT&T will automatically renew at the end of the initial term for successive one year periods unless either party provides notice of termination at least 60 days prior to the expiration of the applicable term. Our agreement with AT&T also allows either party to terminate the agreement if the other party is insolvent or materially breaches its obligations and fails to cure such breach. Until March 2010, AT&T has rights of first refusal for exclusivity for a period of 90 days from release of certain enhanced features of our GPS Navigator products and its derivatives in the United States. We are also required to give AT&T preferred pricing during the term of our agreement.

Under our agreements with Sprint and AT&T, we have obligations to indemnify Sprint and AT&T against, among other things, losses arising out of or in connection with any claim that our technology or services infringe third party proprietary or intellectual property rights. Our agreements with Sprint and AT&T may be terminated in the event an infringement claim is made against us and it is reasonably determined that there is a possibility our technology or service infringed upon a third party’s rights.

We employ administrative, physical and technical safeguards to prevent unauthorized collection, access, use and disclosure of our end users’ private data and to comply with applicable federal, state and local laws, rules and regulations. We do not use any end user data for direct marketing or promotions and do not store any user location information that is specifically identifiable with an end user except to deliver and support our services. We are also required to comply with our wireless carrier partners’ stringent privacy policies and standards.

Intellectual property

We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection and the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving. Furthermore, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our services and products are available.

We seek to patent key concepts, components, protocols, processes and other inventions. As of March 31, 2010, we held eight U.S. patents and 10 foreign patents expiring between April 11, 2020 and July 15, 2023, and have 51 U.S. and 43 foreign patent applications pending. Of the pending 51 U.S. patent applications, 48 are nonprovisional patent applications, which are patent applications that are examined on their merits by the U.S. Patent and Trademark Office, and three are provisional patent applications, which are filed for purposes of establishing priority but cannot result in an issued U.S. patent unless they are first converted to nonprovisional patents. These patents and patent applications cover claims associated with features and functions of our LBS and the technology platform we use to provide them. We have filed, and will continue to file, patent applications in the United States and other countries where there exists a strategic technological or business reason to do so. Any future patents issued to us may be challenged, invalidated or circumvented. Any patents that may issue in the future with respect to pending or future patent applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers.

As of March 31, 2010, we owned the TeleNav trademark, registered with the U.S. Patent and Trademark Office, and had a trademark application pending for Whereboutz. We also own the TeleNav and design logo registered trademark in the United Kingdom and European Union. We have several unregistered trademarks, including TeleNav GPS Navigator, TeleNav Track, TeleNav Vehicle Tracker, TeleNav Asset Tracker, TeleNav Shotgun, TeleNav Vehicle Manager, ONMYWAY, OMW, Sipity and “Always Find Your Way.”

We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that infringe our intellectual property. The enforcement of our intellectual property rights also depends on the success of our legal actions against these infringers, but these actions may not be successful, even when our rights have been infringed.

We also enter into various types of licensing agreements to obtain access to technology or data that end users utilize in connection with our LBS. Our contracts with certain licensors include minimum guaranteed royalty payments, which are payable regardless of the ultimate volume of revenue derived from the number of paying end users. Our most important agreements are with the providers of maps and POI data pursuant to which we generally pay a monthly fee per end user or per transaction fee for data provided based in each case upon a multi-tiered fee structure. We obtain map and POI data pursuant to an agreement with Tele Atlas dated May 26, 2006. Our agreement with Tele Atlas has an initial term of five years which may be extended by mutual agreement. We also obtain map data from NAVTEQ pursuant to an agreement dated December 1, 2002. Our agreement with NAVTEQ had an initial term of one year which has been extended until January 31, 2012 and will automatically renew for successive one year periods thereafter unless either party provides written notice of termination at least 180 days prior to the expiration of the then current term. Our agreements with Tele Atlas and NAVTEQ also allow a party to terminate the agreement if the other party materially breaches its obligations and fails to cure such breach. In addition, we obtain other data such as weather updates, commute alerts, POI and traffic information from additional providers.

Competition

The market for development, distribution and sale of LBS is highly competitive. Many of our competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than we do.

Competitors could begin offering LBS that have at least equivalent functionality to ours for free. For example, Google offers free voice guided, turn by turn navigation as part of its release of Google Maps Navigation for mobile devices based on the Android 1.6 and higher operating system platform and Nokia announced a download for its latest version of Ovi Maps on its smartphones which also provides turn by turn navigation functions. Competition from these free offerings may reduce our revenue and harm our business. If our wireless carrier partners can offer these LBS to their subscribers for free, they may elect to cease their relationships with us, alter or reduce the manner or extent to which they market or offer our services or require us to substantially reduce our subscription fees or pursue other business strategies that may not prove successful.

We compete in the LBS market and our primary competitors include providers of LBS such as Google, Navigon, TCS through its acquisition of NIM, Telmap, TomTom and Nokia; PND providers such as Garmin and TomTom; integrated navigation mobile phone manufacturers such as Garmin and Nokia; providers of Internet and mobile based maps and directions such as AOL/Mapquest, Google, Microsoft and Yahoo!; and wireless carriers and communication solutions providers developing their own LBS, such as TCS through its acquisition of NIM.

Competition in our market is based primarily on product performance which includes features, functions, reliability, flexibility, scalability and interoperability; wireless carrier relationships; technological expertise, capabilities and innovation; price of services and products and total cost of ownership; brand recognition; and size and financial stability of operations. We believe we compete favorably with respect to these factors based upon the performance, reliability and breadth of our services and products and our technical experience.

We believe that we are a leading provider of LBS because of the benefits our LBS offers to end users and wireless carrier partners and that our competitive position relative to the wireless LBS market is strong. We believe that we were the largest provider of voice guided, turn by turn navigation services on mobile phones in North America in the third quarter of 2009 based upon revenue share. During the three months ended March 31, 2010, our number of average monthly paying end users increased to 14.5 million. We believe that our number of average monthly paying end users in North America grew faster during the last 12 months than those of our competitors whose paying end user numbers were publicly reported during the same period. We cannot assure you that our number of average monthly paying end users will continue to increase at past rates or at all, or that the growth of our paying end user base will continue to exceed those of our competitors.

Some of our competitors and potential competitors enjoy advantages over us, either globally or in particular geographic markets, including with respect to the following:

•	significantly greater revenue and financial resources;

•	stronger brand and consumer recognition in a particular market segment, geographic region or worldwide;

•	the capacity to leverage their marketing expenditures across a broader portfolio of products;

•	access to core technology and intellectual property, including more extensive patent portfolios;

•	access to custom or proprietary content;

•	quicker pace of innovation;

•	stronger wireless carrier relationships;

•	more financial flexibility and experience to make acquisitions;

•	lower labor and development costs; and

•	broader global distribution and presence.

Our competitors’ and potential competitors’ advantages over us could make it more difficult for us to sell our LBS, and could result in increased pricing pressures, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share or expected market share, any of which would likely cause harm to our business, operating results and financial condition.

Employees

As of March 31, 2010, we employed 878 people, including 670 in research and development, 105 in sales and marketing, 46 in customer support and data center operations and 57 in a general and administrative capacity. As of that date, we had 331 employees in the United States, 541 in China, five in the United Kingdom and one in Brazil. We also engage a number of temporary employees and consultants. None of our employees is represented by a labor union or is a party to a collective bargaining agreement.

Facilities

Our corporate headquarters are located at 1130 Kifer Road, Sunnyvale, California in an office consisting of approximately 46,500 square feet pursuant to a lease that expires in January 2012. We sublease additional office space in Sunnyvale, California of approximately 23,000 square feet pursuant to a sublease that expires in December 2011. We lease approximately 48,500 square feet of space in Shanghai, China for our research and development, sales and support operations pursuant to leases expiring in September 2014, as well as approximately 17,000 square feet and approximately 9,500 square feet in Beijing and Xi’an, China, respectively, for research and development operations pursuant to leases expiring in May 2012 and October 2011, respectively. We also lease office space of less than 2,500 square feet each in Kirkland, Washington, Ashburn, Virginia and London, England for our sales, marketing and business development personnel located in those areas. In addition to our headquarters and other offices, we lease data center space in Sunnyvale, Sacramento and Santa Clara, California. We believe our current facilities will be adequate or that additional space will be available on commercially reasonable terms for the foreseeable future.

Legal proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We have received, and may in the future continue to receive, claims from third parties asserting infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves and our wireless carrier partners by determining the scope, enforceability and validity of third party proprietary rights or to establish our proprietary rights. There can be no assurance with respect to the outcome of any current or future litigation brought against us or pursuant to which we have indemnification obligations and the outcome could have a material adverse impact on our business, operating results and financial condition.

On November 17, 2009, WRE-Hol, LLC filed a complaint against us in the U.S. District Court for the Western District of Washington (Case No. 2:09-cv-01642-MJP). The suit alleges that certain of our products and/or services infringe U.S. Patent No. 7,149,625, and that we induce infringement and contribute to the infringement of U.S. Patent No. 7,149,625 by others. According to the patent, the invention generally relates to a system and method for providing navigation and automated guidance to a mobile user. The complaint seeks unspecified monetary damages, fees and expenses and injunctive relief against us. On November 27, 2009, WRE-Hol served the complaint on us. On January 25, 2010, we answered the WRE-Hol complaint asserting that the patent-in-suit is not infringed and is invalid and unenforceable. On March 11, 2010, WRE-Hol amended its complaint to add a new defendant, and we subsequently answered, repeating our assertions that the patent-in-suit is not infringed and is invalid and unenforceable. On April 27, 2010, we filed a reexamination request for all of the claims of the asserted patent before the U.S.

Patent and Trademark Office. On April 29, 2010, we filed a motion to stay the litigation pending the reexamination. On May 3, 2010, WRE-Hol filed a motion for leave to amend the complaint against us, seeking to add claims for misappropriation of trade secrets against us and our founders, Y.C. Chao, H.P. Jin and Robert Rennard. WRE-Hol’s motion for leave to amend also seeks to add a breach of contract claim against us and a claim for wrongful inventorship involving two of our patents, requesting a declaratory judgment that a WRE-Hol inventor be named as an inventor on these patents. Both our motion to stay and WRE-Hol’s motion for leave to amend will be fully submitted to the court by May 28, 2010. On May 10, 2010, the parties filed a joint status report with the court proposing a litigation schedule but the court has not yet set a schedule for the litigation. Due to the preliminary status of the lawsuit and uncertainties related to litigation, we are unable to evaluate the likelihood of either a favorable or unfavorable outcome. We cannot currently estimate a range of any possible losses we may experience in connection with this case. Accordingly, we are unable at this time to estimate the effects of this complaint on our financial condition, results of operations or cash flows.

On December 31, 2009, Vehicle IP, LLC filed a complaint against us in the U.S. District Court for the District of Delaware (Case No. 1:09-cv-01007-JJF). The suit alleges that certain of our navigation services, including our GPS Navigator, infringe U.S. Patent No. 5,987,377, and that we induce infringement and contribute to the infringement of U.S. Patent No. 5,987,377 by others. According to the patent, the invention generally relates to a navigation system that determines an expected time of arrival. The complaint seeks unspecified monetary damages, fees and expenses and injunctive relief against us. On March 11, 2010, we answered the complaint, asserting that the patent-in-suit is not infringed and is invalid. Vehicle IP denied these counterclaims and requested that they be dismissed. Verizon Wireless was named as a co-defendant in the Vehicle IP litigation based on the VZ Navigator product and has demanded that we indemnify and defend Verizon against Vehicle IP. AT&T Mobility was also named as a co-defendant in the Vehicle IP litigation based on the AT&T Navigator product. AT&T Mobility has tendered the defense of the litigation to us and we are negotiating the scope of our indemnification obligations with AT&T. The court has not yet set a schedule for the remainder of the case. Due to the preliminary status of the lawsuit and uncertainties related to litigation, we are unable to evaluate the likelihood of either a favorable or unfavorable outcome. Accordingly, we are unable at this time to estimate the effects of this lawsuit on our financial condition, results of operations, or cash flows.

On April 30, 2010, Traffic Information, LLC filed a complaint against us in the U.S. District Court for the Eastern District of Texas (Case No. 2:10-cv-00145-TJW). The suit alleges that certain of our products and/or services infringe U.S. Patent No. 6,785,606, and that we induce infringement and contribute to the infringement of U.S. Patent No. 6,785,606 by others. According to the patent, the invention generally relates to a system for providing traffic information to a plurality of mobile users connected to a network. The complaint seeks unspecified monetary damages, fees and expenses and injunctive relief against us. Due to the preliminary status of the lawsuit and uncertainties related to litigation, we are unable to evaluate the likelihood of either a favorable or unfavorable outcome. We cannot currently estimate a range of any possible losses we may experience in connection with this case. Accordingly, we are unable at this time to estimate the effects of this complaint on our financial condition, results of operations or cash flows.

In addition, we have received, and expect to continue to receive, demands for indemnification from our wireless carrier partners, which demands can be very expensive to settle or defend, and we have in the past offered to contribute to settlement amounts and incurred legal fees in connection with certain of these indemnity demands. A number of these indemnity demands, including demands relating to pending litigation, remain outstanding and unresolved as of the date of this prospectus. Furthermore, in response to these demands we may be required to assume control of and bear all costs associated with the defense of our wireless carrier partners in compliance with our contractual commitments. We are not a party to the following cases; however our wireless carrier partners have requested that we indemnify them in connection with such cases:

In 2008, Alltel, AT&T, Sprint and T-Mobile, each demanded that we indemnify and defend them against a lawsuit brought by Emsat Advanced Geo-Location Technology LLC and Location Based Services LLC (collectively, “Emsat”) in the Northern District of Ohio (Case Nos. 4:08-cv-822, 4:08-cv-821, 4:08-cv-817, 4:08-cv-818) alleging that the wireless carriers infringe U.S. Patent Nos. 5,946,611, 6,324,404, 6,847,822 and 7,289,763 in connection with the delivery of wireless telephone services and seeking unspecified damages. The Emsat entities are patent holding companies. In May 2009, several of the cases were stayed pending proceedings relating to a request for reexamination of all the patents at issue in the litigation. In June 2009, the U.S. Patent and Trademark Office denied the requests for reexamination as it relates to all of the patent claims asserted in the lawsuits. Subsequently, the defendants in certain of the cases filed requests for reexamination of U.S. Patent No. 6,847,822 and indicated that they would do the same with respect to U.S. Patent No. 7,289,763. On December 22, 2009, the U.S. Patent and Trademark Office granted the request for reexamination of 17 claims of U.S. Patent No. 6,847,822. On March 16, 2010, the U.S. Patent and Trademark Office confirmed two of the 17 claims and rejected the other 15 claims. In the Sprint and Alltel cases, the court has not yet lifted the stay, and has not ruled on a pending motion to vacate the stay. In the T-Mobile and AT&T cases, the parties voluntarily vacated the stay and a trial status conference with the court was held on September 24, 2009. A claim construction hearing was held on May 10, 2010 but a ruling has not yet been rendered by the court. T-Mobile and AT&T also filed a motion for partial summary judgment on the invalidity of some asserted claims of the patents-in-suit. The motion is pending before the court. Google joined as an intervenor in the T-Mobile case because T-Mobile also sought indemnification from Google. In the AT&T case, Emsat amended the complaint to allege a breach of contract claim and AT&T denied the allegation in its answer. The AT&T case was consolidated with EMSAT Advanced Geo-Location Technology, LLC et al v. Tracfone Wireless, Inc. (Case No. 5:10-CV-00245). As of the date of this prospectus, we and the wireless carriers have not determined whether, and to what extent, we will provide indemnification regarding the litigation. We cannot reasonably estimate whether and to what extent we would indemnify our wireless carrier partners or the potential losses they and we may experience in connection with such litigation.

In March, April and May 2009, AT&T, Sprint and T-Mobile demanded that we indemnify and defend them against a lawsuit brought by Traffic Information LLC in the Eastern District of Texas (Case No. 2:09-cv-083) alleging that the wireless carriers infringe U.S. Patent Nos. 6,785,606 and 6,466,862 in connection with the collection and delivery of traffic information to wireless telephone customers and claiming unspecified damages. Traffic Information is a patent holding company. In June 2009, AT&T and T-Mobile responded to the allegations, filing an answer that the two patents were not infringed and were invalid. In July 2009, Sprint did the same. On March 16, 2010, the court granted a motion to dismiss the claims against Sprint with prejudice following a settlement between Traffic Information and Sprint. On May 6, 2010, the court granted a motion to dismiss the claims against T-Mobile with prejudice following a settlement between Traffic Information and T-Mobile. The court has scheduled a claim construction hearing on November 10, 2010 and a trial on February 6, 2012 as to the remaining defendants. In December 2009 and March 2010, we entered into agreements with two of the wireless carriers that clarify and limit our liabilities and any indemnification obligations with respect to those carriers to an amount that is not material to our consolidated financial statements. As of the date of this prospectus, we and one of the wireless carriers have not determined whether, and to what extent, we will provide indemnification to such wireless carrier regarding the litigation.

In March and May 2009, AT&T and Sprint demanded that we indemnify and defend them against a lawsuit brought by Tendler Cellular of Texas LLC in the Eastern District of Texas (Case No. 6:09-cv-0115) alleging that the wireless carriers infringe U.S. Patent No. 7,447,508 in connection with the delivery of certain LBS as part of their wireless telephone services and seeking unspecified damages. Tendler Cellular of Texas is a patent holding company. In May 2009, AT&T responded to the allegations, filing an answer that the patent-in-suit is not infringed, is invalid and unenforceable. In June 2009, Sprint did the same. A claim construction hearing has been scheduled for June 24, 2010 and the court has set a trial date of January 10, 2011. As of the date of this prospectus, we and the wireless carriers have not determined whether, and to what extent, we will provide indemnification regarding the litigation. We cannot reasonably estimate whether and to what extent we would indemnify our wireless carrier partners or the potential losses they and we may experience in connection with such litigation.

In February 2010, Sprint demanded that we indemnify and defend it against a lawsuit brought by Alfred P. Levine, an individual, in the Eastern District of Texas (Case No. 2:09-cv-00372) alleging that Sprint and Samsung infringe U.S. Patent Nos. 6,243,030 and 6,140,943 in connection with providing wireless navigation systems, products and services. In March 2010, Sprint responded to the allegations, filing an answer that the patents-in-suit are not infringed, are invalid and unenforceable. Alfred Levine subsequently denied these counterclaims and requested that they be dismissed. The court has not yet set a schedule for the remainder of the case. We agreed to indemnify and defend Sprint against the lawsuit, with certain limitations, and we are presently negotiating the scope of our indemnification obligations with Sprint. We cannot reasonably estimate to what extent we will indemnify Sprint or the potential losses it and we may experience in connection with such litigation.

Large future indemnity payments and associated legal fees and expenses, including potential indemnity payments and legal fees and expenses relating to wireless carriers’ indemnity demands with respect to pending litigation, could materially harm our business, operating results and financial condition. When we believe a loss or a cost of indemnification is probable and can be reasonably estimated, we accrue the estimated loss or cost of indemnification in our consolidated financial statements. Where the outcome of these matters is not determinable, we do not make a provision in our financial statements until the loss or cost of indemnification, if any, is probable and can be reasonably estimated or the outcome becomes known. Although we have not agreed to defend or indemnify our wireless carrier partners for the outstanding and unresolved indemnity demands, we may in the future agree to defend and indemnify our wireless carrier or other partners in connection with demands for indemnification, irrespective of whether we believe that we have an obligation to indemnify them or whether we believe our solution infringes the asserted intellectual property rights. Alternatively, we may reject certain of our wireless carriers’ or other partners’ indemnity demands, including the outstanding demands, which may lead to disputes with our wireless carrier or other partners, negatively impact our relationships with them or result in litigation against us. Our wireless carrier or other partners may also claim that any rejection of their indemnity demands constitutes a material breach of our agreements with them, allowing them to terminate such agreements. If we make substantial payments as a result of indemnity demands, our relationships with our wireless carrier or other partners are negatively impacted, or any of our wireless carrier or partner agreements is terminated, our business, operating results and financial condition could be materially harmed.

Management

Executive officers and directors

The following table sets forth the names, ages and positions of our executive officers and directors as of March 31, 2010:

Name	Age	Position

H.P. Jin	46	President, Chief Executive Officer and Chairman of the Board of Directors

Douglas Miller	52	Chief Financial Officer and Treasurer

Y.C. Chao	45	Vice President, Research and Development

Salman Dhanani	36	Vice President, Products and Marketing

Loren Hillberg	51	General Counsel and Secretary

Robert Rennard	65	Chief Technical Officer

Hassan Wahla	38	Vice President, Business Development and Carrier Sales

Shawn Carolan(2)	35	Director

Samuel Chen(1)	59	Director

Hon Jane (Jason) Chiu(1), (2)	54	Director

Soo Boon Koh(2)	59	Director

Joseph M. Zaelit(1)	64	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

Executive officers

H.P. Jin is a cofounder of our company and has served as our president and a member of our board of directors since October 1999. Dr. Jin has also served as our chief executive officer and chairman of our board of directors from October 1999 to May 2001 and since December 2001. Prior to TeleNav, Dr. Jin served as a senior strategy consultant at the McKenna Group, a strategy consulting firm. Prior to that time, Dr. Jin was a business strategy and management consultant at McKinsey & Company, a management consulting firm. Dr. Jin was also previously a technical director at Loral Integrated Navigation Communication Satellite Systems, or LINCSS, a division of Loral Space & Communications, Inc., a GPS service and engineering company. Dr. Jin holds a B.S. and M.S. in Mechanical Engineering from Harbin Institute of Technology in China and a Ph.D. in Guidance, Navigation and Control, with a Ph.D. minor in Electrical Engineering, from Stanford University.

Douglas Miller has served as our chief financial officer since May 2006. From July 2005 to May 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. From October 1998 to July 2005, Mr. Miller held various management positions at Synplicity, Inc., a publicly traded electronic design automation company acquired by Synopsys, Inc., including senior vice president of finance and chief financial officer. Prior to that time, Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as a partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University.

Y.C. Chao is a cofounder of our company and has served as our vice president, research and development, since March 2006. From October 1999 to March 2006, Dr. Chao served as our senior director of technology. From June 1998 to October 1999, Dr. Chao was a GPS software engineer at Snaptrack, an assisted GPS technology company and a subsidiary of Qualcomm Incorporated. Prior to that, Dr. Chao was a GPS receiver engineer at Trimble Navigation, a positioning products solutions company. Dr. Chao holds a B.S. in Mechanical Engineering from National Taiwan University, an M.S. in Aerospace Engineering from the University of Texas Aerospace Engineering, Center for Space Research and a Ph.D. in Aeronautics and Astronautics from Stanford University.

Salman Dhanani is a cofounder of our company and was promoted to vice president, products and marketing, in August 2009. Mr. Dhanani served as our executive director of marketing from March 2009 to July 2009 and as our senior director of marketing from November 1999 to February 2009. From January 1999 to November 1999, Mr. Dhanani served as a consultant at the McKenna Group, a strategy consulting firm. From July 1996 to December 1998, Mr. Dhanani served as an application engineer at Schlumberger Ltd., a technology consulting services company. Mr. Dhanani holds a B.S. in Electrical Engineering from the University of Washington.

Loren Hillberg has served as our general counsel since April 2009. From September 2007 to September 2008, Mr. Hillberg served as vice president and general counsel at Force10 Networks, a privately held communications and networks company. From April 2005 to May 2007, Mr. Hillberg held various management positions, including executive vice president and general counsel at Macrovision Corporation (now Rovi Corporation), a publicly traded digital entertainment company. From May 1998 to March 2005, Mr. Hillberg served as senior vice president and general counsel at Macromedia, Inc., a provider of web publishing products and solutions that was acquired by Adobe Systems Incorporated. Mr. Hillberg holds a B.A. in Economics from Stanford University and a J.D. from the University of California, Hastings College of Law.

Robert Rennard is a cofounder of our company and has served as our chief technical officer since February 2002. From December 1999 to February 2002, Dr. Rennard served as our vice president of engineering. From March 1998 to November 1999, Dr. Rennard served as director of product development at Cyberstar/Loral, a division of Loral Space & Communications, Inc. From April 1997 to February 1998, Dr. Rennard served as director of systems engineering at Cyberstar/Loral. From July 1996 to April 1997, Dr. Rennard served as vice president of engineering at LINCSS/Loral. Prior to that time, Dr. Rennard was a vice president of GPS Navigation Systems at Stanford Telecom, a telecommunications company acquired by ITT and Newbridge Networks Corporation, and an acquisition program manager for the U.S. Air Force. Dr. Rennard holds a B.S. in Electrical Engineering from the University of Wyoming, an M.S. in Electrical Engineering from Ohio State University and a Ph.D. in Aerospace Science from the Air Force Institute of Technology.

Hassan Wahla was promoted to vice president, business development and carrier sales, in August 2009 and served as our executive director of business development from May 2005 to August 2009. From April 2003 to May 2005, Mr. Wahla served as a senior product manager at Nextel Communications, a wireless communications company that merged with Sprint. From

February 2002 to April 2003, Mr. Wahla served as vice president of business development of Wireless Multimedia Solutions, a privately held wireless software platform company. From September 1999 to February 2002, Mr. Wahla served as director of business development at MicroStrategy, Inc., a business intelligence software company. Prior to that time, Mr. Wahla served as a senior consultant at Maritime Power, a maritime equipment company. Mr. Wahla holds a B.S. in Industrial Engineering from Virginia Tech, an M.S. in Management from Stevens Institute of Technology and a Masters of International Affairs from Columbia University.

Nonemployee directors

Shawn Carolan has served as a member of our board of directors since January 2006. Mr. Carolan has served as a managing director of Menlo Ventures, a venture capital investment firm, since September 2002. Mr. Carolan holds a B.S. and M.S. in Electrical Engineering from the University of Illinois, Champaign and an M.B.A. from Stanford University.

Samuel Chen has served as a member of our board of directors since January 2002. Mr. Chen has served as chairman of the board of directors of Rayson Technology Co., Ltd., a wireless communications company, for the last 17 years. Since 1994, Mr. Chen has also served as chairman of the board of directors of Sonix Technology Co., Ltd., an integrated circuit development company. Since 2000, Mr. Chen has also served as chairman of the board of directors of GlobalSat Technology Corp., an electronic communications company. Mr. Chen holds a B.S. in Chemistry from National Tsing Hua University in Taiwan.

Hon Jane (Jason) Chiu has served as a member of our board of directors since January 2002. Since October 2008, Mr. Chiu has served as a director of Comchip Technology Co., Ltd., a surface mount diode manufacturing company. Mr. Chiu is also a founder of Union Polymer Material Co., Ltd., a heat shrinkable materials company, and has served as a director since 2002 and is currently chairman of its board of directors. Since January 2001, Mr. Chiu has served as a director of Secureinside.com, a software and Internet services company. Mr. Chiu is a cofounder of Taiwan Parking Corp. Ltd., a parking lot rental management and outsourcing operation company, and has served as a director since 1995. Mr. Chiu holds a B.S. in Hydraulic Engineering from National Cheng Kong University in Taiwan.

Soo Boon Koh has served as a member of our board of directors since May 2001. Ms. Koh has served as managing partner of iGlobe Partners Fund, L.P., a venture capital investment firm, since October 1999. Prior to that, Ms. Koh held various management positions at Vertex Management Inc., the venture capital investment branch of Singapore Technologies, and the Development Bank of Singapore. Since September 2006, Ms. Koh has served as a director of u-blox AG, a fabless semiconductor company that provides positioning and wireless communication technology. Ms. Koh holds a B.S.C. in Mathematics from King’s College, University of London.

Joseph M. Zaelit has served as a member of our board of directors since June 2009. Since August 2003, Mr. Zaelit has served as a venture partner of iGlobe Partners Fund, L.P., a venture capital investment firm. Prior to that time, Mr. Zaelit served as executive vice president and chief financial officer of Celestry Design Technologies, an integrated circuit design products company, and he also served as chief financial officer of GRIC Communications, Inc., a mobile office communications company. Mr. Zaelit holds a B.S. in accounting and an M.B.A., each from the University of Utah. Mr. Zaelit is a certified public accountant in the State of California (inactive).

Board composition

Our board of directors is currently composed of six members. Our amended and restated bylaws permit our board of directors to establish by resolution the authorized number of directors, and seven directors are currently authorized.

Classified board

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during 2010 for the Class I directors, 2011 for the Class II directors and 2012 for the Class III directors.

•	Our Class I directors will be Samuel Chen and Hon Jane (Jason) Chiu;
•	Our Class II directors will be Shawn Carolan and Soo Boon Koh; and
•	Our Class III directors will be H.P. Jin and Joseph M. Zaelit.

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

Director independence

In October 2009, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that each of Messrs. Carolan, Chen, Chiu and Zaelit and Ms. Koh are “independent directors” as defined under the rules of the NASDAQ Global Market, constituting a majority of independent directors of our board of directors as required by the rules of the NASDAQ Global Market.

Board committees

Our board of directors has an audit committee and a compensation committee, each of which has the composition and responsibilities described below.

Audit committee. The audit committee oversees our corporate accounting and financial reporting processes. The audit committee generally oversees:

•	Our accounting and financial reporting processes as well as the audit and integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our independent registered public accounting firm; and

•

Our compliance with its systems of disclosure controls and procedures, internal controls over financial reporting and compliance of our employees, directors and consultants with ethical standards adopted by us.

The audit committee also has certain responsibilities, including without limitation, the following:

•	Selecting and hiring the independent registered public accounting firm;

•	Supervising and evaluating the independent registered public accounting firm;

•	Evaluating the independence of the independent registered public accounting firm;

•	Approving audit and non-audit services and fees;

•

Reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls; and

•	Reviewing reports and communications from the independent registered public accounting firm.

The members of our audit committee are Messrs. Chen, Chiu and Zaelit. Our board of directors has determined that Mr. Zaelit is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002. Mr. Zaelit has also been appointed to serve as the chairman of the audit committee. After the completion of this offering, we anticipate that Mr. Chen will hold more than 10% of our outstanding common stock. Our board of directors has considered the independence and other characteristics of each member of our audit committee. Our board of directors believes that the composition of the audit committee meets the requirements for independence under the current requirements of the NASDAQ Global Market and SEC rules and regulations. We believe that the audit committee charter and the functioning of the audit committee comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. Our audit committee also serves as our qualified legal compliance committee. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of the offering contemplated by this prospectus, copies of the charter for our audit committee will be available without charge, upon request in writing to TeleNav, Inc., 1130 Kifer Road, Sunnyvale, California 94086; Attn: Secretary or on the investor relations portion of our website, www.telenav.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation committee.    The compensation committee oversees our corporate compensation policies, plans and benefits programs and has the responsibilities described in the “Compensation discussion and analysis” below.

The members of our compensation committee are Messrs. Carolan and Chiu and Ms. Koh. Mr. Carolan has been appointed to serve as the chairman of the compensation committee. We believe that each member of the compensation committee meets the requirements for independence under the current requirements of the NASDAQ Global Market, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or Internal Revenue Code. We believe that the compensation committee charter and the functioning of the compensation committee comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of the offering contemplated by this prospectus, copies of the charter for our compensation committee will be available without charge, upon request in writing to 1130 Kifer Road, Sunnyvale, California 94086; Attn: Secretary or on the investor relations portion of our website, www.telenav.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Our board of directors may from time to time establish other committees.

Director compensation

Historically, we have not provided our nonemployee directors, in their capacities as such, with any cash, equity or other compensation, other than Mr. Zaelit. Certain nonemployee directors and their affiliated entities have been granted warrants to purchase our common or preferred stock in the past as part of our financing activities; however, such grants were not intended as compensation for the services of our nonemployee directors. For more information regarding grants of warrants since July 1, 2004, see the section entitled “Certain relationships and related party transactions—Private placement financings.”

We do not have a formal policy of reimbursing directors, but we reimburse them for travel, lodging and other reasonable expenses incurred in connection with their attendance at board of directors or committee meetings.

In anticipation of this offering, our board of directors approved the following compensation package for our nonemployee directors, based on the recommendation of our chief executive officer and the compensation committee of our board of directors.

Annual retainer	$15,000
Additional retainer audit committee chair	$10,000
Additional retainer compensation committee chair	$5,000

Our 2009 Equity Incentive Plan provides for the automatic grant of nonstatutory stock options to our nonemployee directors. Each individual who first joins our board of directors as a nonemployee director will receive, at the time of such initial election or appointment, an automatic option grant to purchase 10,416 shares of our common stock, provided such person has not previously been in our employ. In addition, on the date of each annual stockholders meeting commencing in 2011, each individual who continues to serve as a nonemployee member of the board of directors, whether or not such individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 4,166 shares of common stock, provided such individual has served as a nonemployee member of our board of directors for at least six months. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under our 2009 Equity Incentive Plan.

Each automatic grant under our 2009 Equity Incentive Plan will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of 10 years, subject to earlier termination should such an individual cease to serve as a member of our board of directors.

None of our nonemployee directors received compensation from us prior to 2009. In August 2009, we granted Mr. Zaelit an option to purchase 41,666 shares of our common stock with an exercise price of $6.12 per share.

Employee directors are not compensated for their service as directors.

Compensation committee interlocks and insider participation

Our compensation committee currently consists of Messrs. Carolan and Chiu and Ms. Koh. None of the members of the compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Executive officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and officers.

Code of business conduct and ethics

In June 2009, our board of directors adopted a Code of Business Conduct and Ethics for all employees, officers and directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full texts of our Code of Business Conduct and Ethics will be posted on our website at the investor relations portion of our website, www.telenav.com. We intend to disclose future amendments to our Code of Business Conduct and Ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

In June 2009, our board of directors also adopted a Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full texts of our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers will be posted on our website at the investor relations portion of our website, www.telenav.com. We intend to disclose future amendments to our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers, or certain waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Executive compensation

Compensation discussion and analysis

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2009 and fiscal 2010 to date should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview.    The compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. Historically, this function was performed by our board of directors. The committee seeks to ensure that the total compensation paid to our executive officers is fair and reasonable. Currently, we have seven executive officers. Details of our fiscal 2009 compensation for our chief executive officer, chief financial officer, our former chief sales and marketing officer, and the three other most highly compensated executive officers, to whom we refer to as the named executive officers, can be found in the section entitled “Executive compensation—2009 summary compensation table.” We provide types of compensation and benefits to our named executive officers similar to those we provide to our other executive officers and senior managers.

This section describes our compensation program for our executive officers. The discussion focuses on our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We address why we believe our compensation program is appropriate for us and our stockholders and explain how executive compensation is determined.

Compensation philosophy and objectives.    Historically, our compensation philosophy was to preserve cash and minimize expenses while rewarding the creation of long term stockholder value. Until recently, our historic compensation philosophy and design more closely resembled that of a private company than a public company. As our organizational priorities continue to evolve, we intend to re-evaluate as circumstances dictate, at least on an annual basis, each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives.

Our executive compensation program seeks to attract talented, qualified executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short term and long term components, cash and equity elements, and performance contingent payments in proportions that we believe will provide appropriate incentives to reward and retain our executives.

Our philosophy towards executive compensation reflects the following principles:

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Total compensation opportunities should be competitive.    We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented executive officers who will help us to perform better than our competitors.

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Total compensation should be related to our performance.    We believe that a significant portion of our executive officers’ total compensation should be linked to achieving specified financial and business objectives that we believe will create stockholder value and provide incentives to our officers to work as a team.

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Total compensation should be related to individual performance.    We believe that executive officers’ total compensation should reward individual performance achievements and encourage individual contributions to achieve exceptional performance.

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Equity awards help executive officers think like stockholders.    We believe that our executive officers’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive officer’s long term interest in our overall performance and thereby align the interests of the executive officer with the interests of our stockholders.

Based on these philosophies, we seek to reward our executive officers as and when we achieve our goals and objectives and to generate stockholder returns by giving significant weight to performance-based compensation. While ensuring that appropriate risk management measures are implemented by our executive officers, a significant portion of the compensation for our executive officers is at risk based on the achievement of established goals, which we believe aligns their interests with the interests of our stockholders.

Role of the compensation committee and executive officers in setting executive compensation.    Since January 2008, the compensation committee of our board of directors has had overall responsibility for recommending to our board of directors the compensation of our chief executive officer and determining the compensation of our other executive officers. Members of the committee are appointed by the board of directors. Currently, the committee consists of three members of the board of directors, Messrs. Carolan and Chiu, and Ms. Koh. Our board of directors determined that each member of our compensation committee was and remains an outside director for purposes of Section 162(m) of the Internal Revenue Code, a nonemployee director for purposes of Rule 16b-3 under the Securities Act of 1934, as amended, or the Exchange Act and an independent director as that term is defined under the FINRA rules.

The compensation committee operates under a written charter adopted by the board of directors, which establishes the duties and authority of the compensation committee. Following the completion of the offering contemplated by this prospectus, copies of our compensation committee charter will be available on the investor relations portion of our website, www.telenav.com.

Although the responsibilities detailed below have historically been performed by our board of directors, going forward such responsibilities will be handled primarily by our compensation committee. The fundamental responsibilities of our compensation committee are:

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to provide oversight of our compensation policies, plans and benefit programs including reviewing and making recommendations to our board of directors regarding compensation plans, as well as general compensation goals and guidelines for our executive officers and the board of directors;

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to review and determine all compensation arrangements for our executive officers (including our chief executive officer) and to allocate total compensation among the various components of executive pay;

•	to review and approve all equity compensation awards to our executive officers (including our chief executive officer); and

•	to oversee and direct our equity compensation plans, including the 1999 Stock Option Plan, 2002 Executive Stock Option Plan and the 2009 Equity Incentive Plan, as applicable to all of our employees.

The compensation committee has the authority to engage the services of outside consultants, and it retained Compensia, Inc., or Compensia, an independent compensation consulting firm with substantial experience in the technology sector, as its compensation consultant in June 2009 to advise the compensation committee in matters related to executive and director compensation for fiscal and calendar 2010. The compensation committee did not engage Compensia or any other compensation consultant to assist it in the structuring and determination of executive compensation for fiscal 2009, and instead relied on other sources as described below. Historically, we have set and paid compensation to our executive officers on a calendar rather than fiscal year basis.

In determining each executive officer’s compensation, our compensation committee reviews our corporate financial performance and financial condition and assesses the performance of the individual executive officers. The evaluation of individual performance is done by the compensation committee, in the case of the chief executive officer, and by the chief executive officer, in the case of other executives. The chief executive officer meets with the compensation committee to discuss executive compensation matters and to make recommendations to the compensation committee with respect to other executives. The compensation committee may modify individual compensation components for executives other than the chief executive officer after reviewing the chief executive officer’s recommendations. The committee is not bound to and does not always accept the chief executive officer’s recommendations. The compensation committee also reviews the chief executive officer’s performance and confers with the full board of directors (excluding the chief executive officer). The compensation committee then makes all final compensation decisions for executive officers and approves any equity incentive awards for all of our executive officers. In addition, it is the committee’s practice to consult with the independent members of the board of directors prior to making material changes to our compensation policies.

Although we make many compensation decisions in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed annually or more often as needed. The compensation committee has the discretion to (i) increase, reduce or eliminate the bonus plan participant’s bonus award and/or (ii) increase an executive officer’s base salary in connection with a promotion or increased responsibilities during the year in the event that it determines that circumstances warrant. With regard to the bonus plan, the compensation committee may in its sole discretion determine the amount of any reduction on the basis of such factors as it deems relevant. In addition, pursuant to the compensation committee charter, the compensation committee is authorized to take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance. There are no limits on the amounts of such modification. Base salaries may be decreased with the agreement of the executive officer.

Components of executive compensation.    Prior to September 2009, our executive compensation program consisted of the following components: base salary; short term incentive compensation, or STI, consisting of cash bonuses; and long term equity-based incentive awards. We believe that each individual component is useful in achieving one or more of the objectives of our program. Together, we believe these components have been effective in achieving our overall objectives.

•	Base salary is utilized to retain employees, reflect differences in job scope and compensate for significant responsibilities.

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Cash bonuses are utilized to encourage executives to deliver on short term corporate financial and operating goals and individual objectives, and to ensure that a meaningful portion of compensation is based upon short term performance in accordance with our performance-based pay philosophy.

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Equity awards are utilized to balance executives’ short term thinking with a longer term perspective, reward for innovation, provide alignment with stockholder interests and attract and retain key talent.

Our executives’ total compensation may vary from year to year based on our financial results and individual performance.

Weighting of compensation components.    We do not use predefined ratios in determining the allocation of compensation between base salary, bonus and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, competitive market data and other factors. Our compensation policies related to executive compensation apply equally to all of our executive officers including our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities and relative contributions.

Prior to September 2009, the specifics of each compensation element were as follows:

Base salary.    We pay an annual base salary to each of our executives in order to provide them with a fixed rate of cash compensation during the year. Historically, we paid base salaries that we believe are below the market median for officers performing comparable jobs at comparable public companies. Based on a compensation survey that we obtained from informal reviews of compensation information gained through marketplace contacts (prior to the compensation review described under the caption “—Third party analysis of compensation” below), we believe base salary ranges for our named executive officers during fiscal 2009 were within the middle of the range for private companies and at the low end of the range for public companies. We analyzed the annual base salaries of executive officers in the information technology industry of companies predominantly headquartered in California with up to $40 million in annual revenue.

Each year, the compensation committee (or prior to the establishment of the compensation committee, our board of directors) has considered executive compensation as part of its performance review process. We did not apply specific formulas to determine increases to the base salaries of our named executive officers, including the chief executive officer. The compensation committee increased the base salaries of all of our executive officers (other than our chief executive officer and chief financial officer) for fiscal 2009 by amounts ranging between 7% and 17%, based on the recommendations of the chief executive officer and the compensation committee’s or the board of directors, as the case may be, view of relative performance or where an executive officer’s job responsibilities changed significantly. During fiscal 2009, base salaries were set for the other named executive officers as follows: Y.C. Chao, vice president, research and development, $180,000; Salman Dhanani, executive director of marketing, $165,000; Robert Rennard, chief technical officer, $200,000; and Hassan Wahla, vice president, business development, $160,000. In addition, effective as of August 1, 2009, upon the promotion of Mr. Wahla to vice president of business development and carrier sales and Mr. Dhanani to vice president of marketing and products, each of their annual base salaries were increased to $180,000. The base salary of Loren E. Hillberg, our general counsel, of $200,000 was negotiated with him in connection with offering him employment. We did not increase the base salary of William Bettencourt, our former chief sales and marketing officer, in fiscal 2009.

Bonuses.    Our compensation program seeks to balance our executive officers’ focus on company goals as well as individual performance. Consequently, our compensation committee sets and refines our corporate performance objectives alongside individual objectives and measures performance against those objectives. We have set and paid compensation to our executive officers on a calendar rather than fiscal year basis, and as a result two of our calendar year bonus plans may be in effect during portions of any given fiscal year. For example, during fiscal 2009, we had in effect the 2008 Short Term Incentive Bonus Plan and the 2009 Short Term Incentive Bonus Plan, or collectively, the STI Bonus Plans. The purpose of our STI Bonus Plans is to reward selected managers, director level and executive officers for the successful achievement of certain individual and corporate performance goals.

The actual bonuses paid or payable under the STI Bonus Plans, if any, vary depending on the executive officer’s individual performance and our achievement of certain corporate performance goals. For calendar 2008 and calendar 2009, the corporate performance goals, known as Key Performance Indicators, or KPIs, related to the achievement of specified revenue targets, operating efficiency objectives and certain customer satisfaction goals. Corporate performance is measured by all three KPIs with a higher weighting given to the achievement of revenue targets. The amount of each individual officer’s target bonus is set at a specified dollar amount. Actual bonuses paid are based on the computation of point values achieved on corporate and individual KPIs and may exceed the target bonuses depending on the achievement of corporate and individual KPIs. In calendar 2009, we implemented a 240% cap on the achievement of our corporate KPIs in the aggregate, although this limitation was not in effect in calendar 2008. For our executive officers other than our chief executive officer, the calendar 2008 target bonuses were split between successful completion of corporate KPIs (30%) and individual KPIs (70%), while the calendar 2009 target bonuses were split between corporate KPIs (60%) and individual KPIs (40%). However, our chief executive officer’s target bonus for both calendar years was based entirely (100%) on the achievement of our corporate KPIs and our general counsel’s calendar 2009 target bonus was split between successful completion of corporate KPIs (80%) and individual KPIs (20%).

Our compensation committee recently determined that the calendar 2010 target bonuses of our executive officers will be split between corporate KPIs of 70% and individual KPIs of 30%. However, the target bonuses for our chief executive officer and chief financial officer for calendar 2010 shall be based entirely (100%) on the achievement of our corporate KPIs. While our compensation committee has set our 2010 corporate KPIs, our 2010 individual KPIs have not yet been determined.

We utilize non-GAAP operating measures internally to evaluate elements of our operating performance, and in some instances exclude certain revenue, costs, gains, losses and other charges that are considered by management to be outside of the core operating results that are being measured for performance. Our operating plan is an internal, non-public financial plan approved by our board of directors at the beginning of the fiscal year and is reviewed with our board of directors at each board meeting, as well as compared against actual results on a monthly basis. Our compensation committee creates KPIs based in part upon our operating plan and other operating metrics. The KPIs which are derived in part from the operating plan are generally considered by management to be aggressive but not unattainable based on management’s evaluation of, among other things, customer feedback and demand projections, historical revenue and trends, and industry and economic environment. Because the operating plan represents a proposed annual business plan, disclosure of our KPIs which are derived from our operating plan would be competitively harmful and confusing to investors. For example, for calendar 2009, we needed to achieve a minimum of 30% of each applicable target to earn points which are computed into percentages of bonus targets achieved. Most of the financial and revenue targets in our STI Bonus Plans are set significantly higher than the objectives in our operating plan. We do not disclose the specific revenue targets that must be achieved for payment of bonuses under the STI Bonus Plans because we believe it would result in competitive harm and therefore we believe it may be omitted pursuant to Instruction 4 to Item 402(b) of Regulation S-K.

The compensation committee established target bonuses for calendar 2008 and 2009 relating to revenue, operating efficiencies and customer satisfaction goals. In establishing these targets, the compensation committee considered management’s historic performance relative to prior operating plans as well as the committee’s view of the prospects for our business in fiscal 2008 and fiscal 2009. As a result of the review, our compensation committee believed that the targets identified were attainable while requiring substantial time and attention from management to ensure continued growth of our business. In order to increase our revenue, our chief executive officer and our business development and marketing executives need to identify and establish (i) ways to more deeply penetrate the subscriber bases of our existing wireless carrier partners without suffering substantial declines in ARPU and (ii) new carrier and sales channels to sell and support our services and products, particularly as we seek to expand into international markets. Identifying and reaching mutually agreeable terms with wireless carriers can be challenging, particularly because new wireless carriers seek to control costs of third party services, provide for coverage on a sufficient number of handsets and tightly integrate back-end services with us prior to launch. More deeply penetrating existing wireless carrier partners’ subscriber bases and limiting declines in ARPU can be challenging in light of wireless carrier partners’ concerns about third party costs, lack of subscriber loyalty faced by the carriers and the timing of the rollout of new mobile phones. Improving our operating efficiency will require our financial and operating executives to maintain tight controls over our operating expenses while concurrently investing in our infrastructure to improve the quality of our services and in developing and deploying new services and products to increase our revenue. In addition, some subscribers may seek to reduce the costs of their wireless plans by relying on free or one time fee LBS.

Assuming such corporate performance goals are met, the actual bonus paid to each executive officer (other than our chief executive officer) depend on such executive officer’s individual performance, as evaluated by our chief executive officer and as agreed upon by the compensation committee. With respect to the chief executive officer, the compensation committee evaluates and determines if the corporate performance goals were met and the computed percentage of the target bonus to be paid. Based on individual performance, each executive officer may receive up to 100% or more of his portion of the total bonus if the corporate performance goals are achieved. If corporate performance goals or individual objectives are not met, the portion of the total bonus such executive officer would otherwise be entitled to receive may be reduced. Upon the achievement of KPIs or at the discretion of our compensation committee, the actual payout may exceed 100% of an executive officer’s total target bonus. Our chief executive officer also has the discretion, subject to the approval of the compensation committee, to increase or decrease, up to 15%, the actual bonus paid to an executive officer. He may decrease his own bonus payout by up to 15% but is not authorized to increase the actual bonus paid to him. In addition, we have paid a nonrecoupable portion of the target bonus to eligible employees, including the executive officers, in the third quarter of each calendar year, which amount has not exceeded 30% of the target bonus. We have paid a portion of the target bonus after determining the amount of the payments would not exceed the amount of bonus that would be expected to be paid based on the KPIs achieved.

The table below shows the annual target bonuses approved for our executive officers for calendar 2008 and 2009:

Officer	Calendar year	Target bonus	Annual target as percentage of calendar year base salary	Calendar year bonus earned	Bonus earned as percent of calendar year target	Bonus earned in fiscal 2009

H.P. Jin	2009 2008	$100,000 100,000	50 50%	$117,000 125,000	117.0 125.0%	$112,500
Douglas Miller	2009 2008	50,000 40,000	25 20	59,023 53,066	118.4 132.7	51,533
Y.C. Chao	2009 2008	40,000 35,000	22 25	44,658 33,775	111.6 96.5	36,888
Salman Dhanani(1)	2009 2008	44,167 35,000	28 25	49,683 34,886	112.5 99.7	37,443
Loren Hillberg(2)	2009 2008	30,000 —	— —	35,318 —	117.7 —	10,000
Robert Rennard	2009 2008	50,000 35,000	25 19	55,113 32,428	110.2 92.7	41,214
Hassan Wahla(3)	2009 2008	50,000 50,000	28 38	58,385 62,706	116.8 125.4	56,353
William Bettencourt(4)	2009 2008	— 50,000	— 20	— 42,450	— 84.9	70,411	(5)

(1)	Mr. Dhanani’s target bonus was increased to $50,000 from $40,000 effective as of August 1, 2009, in connection with his promotion to vice president of marketing and product. Mr. Dhanani’s target bonus was pro rated to reflect his August 1, 2009 promotion.

(2)	Mr. Hillberg joined us in April 2009 as our general counsel. Mr. Hillberg’s target bonus was pro rated to reflect his April 2009 start date.

(3)	Although Mr. Wahla’s target bonus remained the same upon his promotion to vice president of business development and carrier sales effective as of August 1, 2009, his target bonus as a percentage of his 2009 annual base salary changed to 28% from 31.25%.

(4)	Mr. Bettencourt was our chief sales and marketing officer until January 2009.

(5)	Includes the sum of $49,186 which represents a payment made to Mr. Bettencourt in connection with pre-employment negotiations related to certain stock options.

Each executive officer (including our named executive officers but excluding our chief executive officer) have individual KPIs which were recommended by our chief executive officer and approved by our compensation committee or our board of directors, as the case may be. Due to differences in roles and responsibilities among our executive officers, individual performance goals vary by person. Depending on the executive officer, the KPIs may relate to our financial performance, service or product launch timelines, revenue or other financial targets related to the individual officer’s functional responsibilities, new or strategic account penetration or negotiated supplier terms. For example, individual KPIs for an executive officer responsible for product management may include new market identification, launch of a new service or product or meeting aggressive revenue or other financial targets related to our internal operating plan; while individual KPIs for our vice president of marketing may include advertising targets or new or strategic account identification and penetration. Other executive officer KPIs may include improved customer satisfaction, positioning us for a potential public offering and improved operating margins. We do not have individual KPIs for our chief executive officer, since we believe that the overall performance of our company is the best indicator of his performance.

The tables below illustrate specific targets for each named executive officer.

Corporate and individual KPIs and calendar 2009 achievement

KPI	H.P. Jin		Douglas Miller		Y.C. Chao		Salman Dhanani		Loren Hillberg		Robert Rennard		Hassan Wahla

	Percentage of bonus available upon achievement of KPI
Corporate objectives:
Total revenue growth of 70%(1)	40%		24%		24%		24%		32%		24%		24%
10% improvement of revenue relative to cost of revenue and operating expenses	20%		12%		12%		12%		16%		12%		12%
Other corporate objectives	40%		24%		24%		24%		32%		24%		24%
Individual objectives	N/A	(2)	40%		40%		40%		20%		40%		40%

Total:	100%		100%		100%		100%		100%		100%		100%

Calendar 2009 achievement:	Percentage of bonus earned upon achievement of KPI
Corporate objectives:
Total revenue growth of 70%(1)(3)	41%		26%		27%		27%		35%		28%		26%
10% improvement of revenue relative to cost of revenue and operating expenses(4)	32%		20%		21%		21%		27%		22%		20%
Other corporate objectives	27%		17%		18%		18%		22%		18%		17%
Individual objectives	N/A	(2)	37%	(5)	34%	(6)	34%	(7)	16%	(8)	32%	(9)	37%	(10)

Total:	100%		100%		100%		100%		100%		100%		100%

Corporate objectives achieved versus plan of 60%	N/A	(2)	74%		74%		74%		74%		74%		74%
Individual objectives achieved versus plan of 40%	N/A	(2)	44%		38%		38%		19%	(11)	36%		43%
Calendar 2009 total achievement versus plan of 100%	117%	(12)	118%		112%		112%		118%		110%		117%

(1)	Based upon total revenue calculated in accordance with GAAP in calendar 2009 less revenue from hardware sales calculated in accordance with GAAP during the same period. Revenue from hardware sales constituted less than 1% of our total revenue in calendar 2009.

(2)	Mr. Jin’s individual objectives are the corporate objectives, which comprise 100% of his bonus plan.

(3)	Each executive officer achieved 126% of the KPI target.

(4)	Each executive officer achieved 242% of the KPI target.

(5)	Mr. Miller’s individual objectives included improvement in departmental level efficiency, IPO readiness, third party reporting effectiveness and human resource management.

(6)	Mr. Chao’s individual objectives included improvement in departmental level efficiency, service and product development, operational uptime and patent management.

(7)	Mr. Dhanani’s individual objectives included improvement in departmental level efficiency, customer satisfaction performance and revenue growth.

(8)	Mr. Hillberg’s individual objectives included IPO readiness, litigation management and internal legal services.

(9)	Mr. Rennard’s individual objectives included improvement in departmental level efficiency, service and product development, data center management and customer satisfaction performance.

(10)	Mr. Wahla’s individual objectives included service and product development, customer satisfaction performance, relationship management and revenue growth.

(11)	Mr. Hillberg’s corporate objectives were 80% and his individual objectives were 20%.

(12)	Mr. Jin exercised his discretion as chief executive officer to reduce his percentage achievement from 123% to 117%.

Mr. Bettencourt resigned as our chief sales and marketing officer in January 2009 and he resigned as an employee in July 2009. He did not have any KPIs in 2009.

Long term incentives.    We grant equity-based incentives to employees, including our executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. Until the completion of our initial public offering, our long term equity compensation program consists solely of stock options issued under our 1999 Stock Option Plan and 2002 Executive Stock Option Plan. Our compensation committee grants equity incentives to our executive officers to enable them to participate in any long term appreciation in our stockholder value. Additionally, these equity incentives provide a means of enhancing the retention of our executive officers because the options typically vest over periods of four years.

Generally, we have granted options following an executive officer’s start date. The initial option grant to each executive officer was principally based on the prevailing range of our other executives with consideration given to the nature of the job and the individual’s experience, as well as the current market conditions relating to equity ownership of officers in similar positions at similarly situated companies. Our historical ownership targets were based on the number of options by position as a percentage of the total options and common shares outstanding. This percentage has been diluted over time as we received several rounds of financing to sustain our operations before reaching profitability. With the exception of certain of our founders, we believe our executive officers’ ownership as a percentage of total common shares outstanding is at or above median compared to both public and private companies of our size.

Our compensation committee does not have any specific policy regarding the timing of stock option grants and equity awards have not historically been granted regularly or automatically to our executive officers on an annual basis. Our chief executive officer and chief financial officer have historically proposed an aggregate option pool to be allocated among participating officers and employees worldwide and approved, with respect to each individual option grant, by the compensation committee or the board of directors, as the case may be. In setting the size of the proposed aggregate option award pool, the chief executive officer and the chief financial officer take into consideration the impact of the size of the pool on share dilution, employee motivation, employee retention, expected hiring and accounting charges. The pool has not historically included an allocation for the chief executive officer. The proposals have generally included a division of the award pool based on a grant matrix established by employee class. The board of directors or compensation committee, as the case may be, has reviewed and discussed the award pool and approves the final option grants, if any, for each individual executive officer. If a proposed grant differs materially from the grant matrix, either our chief executive officer or our chief financial officer would provide the compensation committee or the board of directors, as the case may be, with an explanation or justification for such proposal. The board of directors, without Dr. Jin participating, or compensation committee, as the case may be, also determined the size of the option grant, if any, to be granted to our chief executive officer.

It has been our practice to grant additional option grants to employees, including our executive officers, when an individual has become substantially vested and the board of directors or compensation committee believe additional unvested equity incentives are appropriate as a retention incentive. In making its determination concerning additional option grants to our executive officers, the board of directors or compensation committee, as the case may be, has also considered, among other factors, individual performance and the size and terms of the individual’s outstanding equity grants. We expect that the compensation committee will assume this responsibility for future grants after the effective time of our initial public offering.

In August 2009, we completed a focal review of equity grants for our employees and our board of directors approved option grants to a substantial majority of our employee population, which grants were designed to provide additional retention for employees whose prior grants were largely vested and better align employees’ option positions to the grant matrix previously adopted by our board of directors.

Prior to this offering, our board of directors determined the fair market value of our common stock based on a number of factors, including contemporaneous third party valuation reports. Our board of directors has granted options with exercise prices equal to 100% of fair market value on the date of grant.

Benefits.    Our executives participate in our standard benefit plans, which are offered to all U.S.-based employees and include our 401(k) plan. We maintain a 401(k) retirement plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate in the 401(k) plan as of the first day of the first full calendar month following the start of their employment. The 401(k) plan provides a salary deferral program pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $16,500 in 2009, and contribute the withheld amount to the 401(k) plan. We may, in our sole discretion, make discretionary profit sharing and/or matching contributions to the 401(k) plan on behalf of our employees who are eligible to participate in the 401(k) plan. To date, we have not made any profit sharing contributions but, beginning in July 2006, we began matching employee contributions to the 401(k) plan with up to 4% of an employee’s salary, subject to certain vesting conditions.

Our executives have the opportunity to participate in our health and welfare benefit programs which include a medical program, a dental program, a vision program, life insurance, disability insurance, and flexible spending accounts. These benefits are the same as those offered to all other U.S.-based employees. Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of his annual base salary. See the “All other compensation” column of the summary compensation table in the section entitled “Management—Executive compensation.”

Stock ownership guidelines.    We do not currently have stock ownership guidelines.

Recent compensation activity

Equity incentive compensation.    In August 2009, our board of directors approved one time grants of options to purchase our common stock at an exercise price of $6.12 per share as follows to our executive officers, as well as grants to approximately 360 of our employees for an aggregate of 957,655 shares of our common stock:

Name	Shares(1)

H.P. Jin	125,000
Douglas Miller	50,000
Y.C. Chao	50,000
Salman Dhanani	100,000
Loren Hillberg	—
Robert Rennard	50,000
Hassan Wahla	62,500

(1)	25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and the remaining options vest at a rate of 1/36 each month thereafter. The options have a maximum term of 10 years.

In determining equity incentive awards for our executive officers, the compensation committee reviewed Compensia’s analysis of equity compensation practices within the initial comparable companies (as described below under the caption “—Third party analysis of compensation”), the current unvested equity position of each of our executive officers, and the current value of outstanding equity awards held by our officers.

In the course of making its August 2009 determinations, the compensation committee consulted with H.P. Jin, our chief executive officer, to obtain his input and suggestions concerning proposed compensation adjustments for executive officers reporting to Dr. Jin. The committee also discussed with Dr. Jin proposals relating to Dr. Jin’s compensation, but Dr. Jin did not participate in any deliberations concerning his compensation.

Consistent employment agreements.    In September 2009, our compensation committee received a report from Compensia regarding our employment agreements versus the initial comparable companies, which are described below under the caption “—Third party analysis of compensation.” In September and October 2009, the compensation committee discussed and approved our entering into employment agreements with each of our executive officers providing for benefits payable in the event the executive officer is involuntarily terminated other than for Cause or resigns for Good Reason within a two-month period before or a 12-month period after a Change of Control (as such terms are described in the section entitled “Executive compensation—Potential payments upon termination or change of control”). From time to time, our board of directors may consider the possibility of an acquisition of us by other companies or other change of control transactions. We recognize that such consideration can be a distraction to our executive officers and could cause them to consider alternative employment opportunities. Our compensation committee believes that providing severance and change of control benefits to our executive officers is imperative to ensure their continued dedication and objectivity, notwithstanding the possibility of a change of control, to provide them with an incentive to continue employment and motivate them to maximize stockholder value in the event of a change of control, and to provide them with enhanced financial security. Under the agreements approved by our compensation committee, each of our executive officers will be entitled to receive, if his employment is terminated in the circumstances described not more than two months prior to nor more than 12 months after a Change of Control, the following benefits: (i) cash severance equal to 12 months of base salary (with the exception of Dr. Jin, who is entitled to receive 18 months of base salary), (ii) bonus payment equal to his target bonus as in effect for the fiscal year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), (iii) reimbursement of COBRA premiums for 12 months (or 18 months with respect to Dr. Jin), and (iv) accelerated vesting of 100% of any then unvested equity incentive awards. Our existing employment agreements with Messrs. Hillberg, Miller and Wahla were also amended and restated to provide for the benefits set forth above.

In the absence of a Change of Control, under the employment agreements, if we terminate an executive officer’s employment other than for Cause, death or disability two months prior or 12 months after a Change of Control, then such executive officer will be entitled to receive a lump sum severance payment in an amount equal to six months of base salary (or 12 months with respect to Dr. Jin), a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), and continued coverage under our benefit plans for a specified period of time.

Bonus plan.    One of our compensation objectives is to have a significant portion of each executive officer’s compensation tied to performance. To this end, in September 2009, we established a formal bonus plan that will provide for performance-based cash incentive opportunities for our employees, including each of our executive officers. Under the Bonus Plan established in September 2009, the compensation committee will determine the performance goals applicable to any award which goals may include, without limitation, total revenue, revenue from specific product lines, subscriber metrics, cash flow; customer satisfaction, earnings; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; operating profit; operating efficiency; gross or operating margin and individual objectives. These objectives may change from year to year as we continue to evolve and different priorities are established, but shall be subject to the review and approval of the compensation committee. The compensation committee may select the performance goals based on GAAP or Non-GAAP results and any actual results may be adjusted by the compensation committee for one time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be on an individual, divisional, business unit or company wide basis. The performance goals may differ from participant to participant and from award to award. As in prior years, our compensation committee will approve the bonus award for our chief executive officer. For all other executive officers, our compensation committee will approve the bonus award with input from our chief executive officer.

Under the Bonus Plan, at the beginning of each calendar year or performance period, the compensation committee or its delegate will set the performance metrics or targets and bonus pool under the plan and will also determine the target bonus amounts which may be awarded under the plan for all of our employees including our executive officers.

Our compensation committee maintains sole discretion to provide for cash incentive awards under the Bonus Plan in excess of the target base salary percentages if we exceed the established financial performance targets. In addition, the committee has discretion to reduce or eliminate the cash incentive awards regardless of performance. We do not currently have any policy regarding the adjustment or recovery of awards or payments if the relevant performance measures are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Awards will be reduced if we do not achieve the targets under the plan. The compensation committee may, however, approve payments of bonuses outside the plan regardless of whether performance targets have been achieved.

New equity plans.    Our board of directors adopted our 2009 Equity Incentive Plan, or 2009 Plan, in October 2009, and our stockholders are expected to approve the 2009 Plan prior to completion of this offering. Prior to this offering, the long term equity incentive component of our compensation program consisted solely of stock options. However, following this offering, we may begin utilizing restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares as additional forms of equity compensation incentives. The 2009 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and the employees of our parent, if any, and subsidiaries, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants, and the employees and consultants of our parent and subsidiaries. Although the board of directors has delegated to the compensation committee the authority to serve as administrator of the 2009 Plan, the board of directors reserves the right to approve the grant of incentive awards under the 2009 Plan.

The meeting date of the board of directors or compensation committee shall be the grant date of any award under the 2009 Plan approved by the board of directors or compensation committee.

Third party analysis of compensation.    In June 2009, our compensation committee engaged Compensia to evaluate our current levels and types of compensation for executive officers and to recommend appropriate changes. Among other activities, Compensia:

•	assisted us in identifying a group of peer companies for purposes of benchmarking our levels of compensation;

•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys; and

•	assisted us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.

Compensia commenced its analysis by initially conducting a survey of compensation data and practices at companies that recently went public within the last 24 months and pre-IPO companies comparable to us with respect to revenue, headcount, capitalization, stage of development, and/or industry or technological focus. Because of our stage of growth, the compensation committee believed that a comparison of compensation levels to companies at a similar stage was most relevant for purposes of evaluating current compensation levels. These newly public benchmark companies are listed below and are referred to as publicly traded comparable companies.

•3PAR	•MEMSIC
•ArcSight	•NetSuite
•Constant Contact	•OpenTable
•Data Domain	•Rackspace Hosting
•Deltek	•Rosetta Stone
•DemandTec	•Rubicon Technology
•DigitalGlobe	•ShoreTel
•Entropic Communications	•SolarWinds
•GT Solar International	•SoundBite Communications
•Intellon Corporation	•SuccessFactors

In conducting its analysis, Compensia also reviewed its proprietary survey data for pre-IPO companies it considered comparable to us based on an unidentified group of private companies with average revenue of $95 million and capitalization ranging between $25 million and $75 million. We refer to these companies as the pre-IPO companies and we refer to the publicly traded comparable companies and the pre-IPO companies collectively as the initial comparable companies.

For purposes of our 2010 compensation decisions, the benchmark companies to be considered by our compensation committee and Compensia, as our peer companies, will be as follows:

Broader market peers:

•3PAR	•NetSuite
•ArcSight	•Neutral Tandem
•Aruba Networks	•Nextwave Wireless
•Bankrate	•OpenTable
•BigBand Networks	•Smith Micro Software
•DemandTec	•SolarWinds
•Limelight Networks	•SourceFire
•LogMeln	•SuccessFactors

Industry peers:

•DigitalGlobe	•Harmonic
•EMS Technologies	•TeleCommunication Systems
•GeoEye

Compensia gathered and evaluated our compensation levels relative to compensation data from the public filings of the peer companies listed above. In addition, Compensia compared our compensation practices to compensation data from (i) a proprietary database of the pre-IPO comparable companies (with a minimum capitalization of $25 million); (ii) proxy data from the publicly traded comparable companies (with annual revenues between $25 million to $550 million); and (iii) the Radford Executive Survey (for companies with annual revenues between $50 million and $200 million).

Compensia’s review concluded, and our compensation committee concurred, that our historic compensation practices placed us within the market range of the pre-IPO comparable companies but below median in all categories other than long term equity compensation. In particular, Compensia and our compensation committee concluded that:

•	Our base salary levels placed us slightly below the 25th percentile of the publicly traded comparable companies but at the 50th percentile of the pre-IPO comparable companies;

•	Our aggregate cash incentive compensation was also below the 25th percentile of the publicly traded comparable companies but at the 50th percentile of the pre-IPO comparable companies; and

•	Our historic long term equity incentive awards placed us approximately midway between the 75th and 90th percentiles of the initial comparable companies.

In addition to reviewing our compensation practices relative to the initial comparable companies, our compensation committee gave substantial consideration to the incentive value, both as a performance incentive and a retention incentive, of current cash and equity incentive programs for our executive officers. Our historic cash incentive programs have consisted exclusively of bonuses approved pursuant to annual plans, such as the STI Bonus Plans, from time to time based on financial performance or other metrics the board of directors or compensation committee determined relevant. For our executive officers, these bonus targets generally totaled approximately 25% of base salary, other than for Dr. Jin, whose bonus target is 50% of base salary. As a result, our compensation committee determined that both our short and long term incentive programs offered insufficient performance or retention value for our executive officers. The compensation committee intends to continue to evaluate the compensation levels and anticipates that it may approve increases in compensation. The market for executive talent in technology companies is very competitive, particularly in Silicon Valley, where we have historically looked to hire a substantial number of our executive officers and key employees.

January 2010 Actions.    On January 26, 2010, the compensation committee approved the following salaries and target bonuses for our executive officers for calendar 2010:

Executive officer	Base salary	Target bonus at 100% achievement of KPIs
H.P. Jin	$210,000	$110,000
Douglas Miller	210,000	55,000
Y.C. Chao	180,000	55,000
Salman Dhanani	180,000	55,000
Loren Hillberg	200,000	55,000
Robert Rennard	210,000	55,000
Hassan Wahla	180,000	55,000

The compensation committee concluded that the foregoing base salaries plus bonus potential would enable our executive officers’ aggregate base salary and bonus in calendar 2010 to fall approximately within the 25th percentile of the 2010 peer group companies.

Severance compensation and termination protection.    Our compensation committee believes that these change in control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction involving a change in control and reduce the risk that an executive would leave his employment before a transaction is consummated. See the section entitled “Executive compensation—Employment agreements” or “Executive compensation—Potential payments upon termination or change of control” for a description of agreements with and the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

Accounting and tax considerations.    Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to our chief executive officer and to each of our most highly compensated officers that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1,000,000 deduction limit. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

2009 summary compensation table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer, our former chief sales and marketing officer and each of our three other most highly compensated persons serving as executive officers as of June 30, 2009. We refer to these executive officers as our “named executive officers.”

Name and principal position	Fiscal year	Salary	Bonus	Stock awards	Option awards (1)	Non-equity incentive plan compensation (2)	Change in pension value and nonqualified deferred compensation earnings	All other compensation (3)	Total

H.P. Jin	2009	$200,000	$—	$—	$—	$112,500	$—	$2,667	$315,167
President, Chief Executive Officer

Douglas Miller	2009	200,000	—	—	49,700	51,533	—	6,958	308,191
Chief Financial Officer

Y.C. Chao	2009	170,000	—	—	—	36,888	—	600	207,488
Vice President, Research and Development

Robert Rennard	2009	195,000	—	—	—	41,214	—	7,833	244,047
Chief Technical Officer

Hassan Wahla	2009	141,250	—	—	6,644	56,353	—	6,864	211,111
Vice President, Business Development and Carrier Sales

William Bettencourt	2009	268,750	—	—	45,279	70,411	—	3,554	387,994
Former Chief Sales and Marketing Officer(4)

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009 for the fair value of stock options granted to each of the named executive officers in fiscal 2009 as well as prior fiscal years in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. For additional information, refer to the footnotes of Notes to our Consolidated Financial Statements for the assumptions made in the valuation of the options. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by named executive officers.

(2)	The amounts in this column represents total performance-based bonuses earned during fiscal 2009 pursuant to our 2008 and 2009 STI Bonus Plans.

(3)	Amounts represent our 401(k) matching contribution by us.

(4)	On January 27, 2009, William Bettencourt resigned as our chief sales and marketing officer and on July 1, 2009, he resigned from our company as an employee.

Grants of plan-based awards for year ended June 30, 2009

The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal 2009.

		Estimated future payouts under non-equity incentive plan awards	All other option awards: number of securities underlying options(2)	Exercise or base price of option awards (per share)(3)	Grant date fair value of stock and option awards (4)
Name	Grant date	Target(1)

H.P. Jin	—	$100,000	—	$—	$—
Douglas Miller	—	50,000	—	—	—
Y.C. Chao	—	40,000	—	—	—
Dr. Robert Rennard	—	50,000	—	—	—
Hassan Wahla	—	50,000	—	—	—

	5/21/2009	—	8,333	4.20	21,360
William Bettencourt(5)	—	—	—	—	—

(1)	Represents target awards under the 2009 Short Term Incentive Bonus Plan as further described in the section entitled “Executive compensation—Compensation discussion and analysis—Bonuses.” The target award is calculated on a specified percentage of the base salary approved by our compensation committee on February 3, 2009 and pro rated for the amount of time the executive is employed by our company. For more information regarding the amounts paid to our executive officers under our STI Bonus Plan for fiscal 2009 see the section entitled “Executive compensation—2009 summary compensation table.”

(2)	Represents stock option awards granted under our 1999 Stock Option Plan on the dates set forth in this table. 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and the remaining options vest at a rate of 1/36 each month thereafter. The options have a maximum term of 10 years.

(3)	Based on the valuation of our common stock as of the date of grant.

(4)	Represents grant date value computed in accordance with SFAS 123(R). See Notes to our Consolidated Financial Statements for the assumptions used to determine the values.

(5)	On January 27, 2009, William Bettencourt resigned as our chief sales and marketing officer and on July 1, 2009, he resigned from our company as an employee.

Outstanding equity awards at June 30, 2009

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at June 30, 2009.

	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options		Option awards(1)
Name							Option exercise price	Option expiration date

H.P. Jin	152,794	(2)	—		—		$0.072	2/06/2012
	435,182		100,427	(3)	178,537	(4)	0.720	3/14/2016

Douglas Miller	303,309		90,173	(5)	—		0.720	8/07/2016

Y.C. Chao	104,390	(2)	—		—		0.072	2/06/2012
	245,724		56,706	(3)	100,811	(4)	0.720	3/14/2016

Robert Rennard	105,482	(2)	—		—		0.072	2/06/2012
	245,724		56,706	(3)	100,811	(4)	0.720	3/14/2016

Hassan Wahla	4,062		938	(6)	—		0.720	3/14/2016
	2,673		3,160	(7)	—		1.320	8/29/2017
	25,000	(8)	—		—		1.560	8/05/2015
	1,822		4,011	(9)	—		2.040	3/12/2018
	—		8,333	(10)	—		4.200	5/21/2019

William Bettencourt(11)	204,938	(12)	—		—		0.960	1/02/2017

(1)	Unless otherwise noted, all stock options listed in this Outstanding equity awards table were granted under our 1999 Stock Option Plan.

(2)	This option was granted under our 2002 Executive Stock Option Plan.

(3)	This portion of the stock option (75% of the total shares subject to the stock option) vests in equal monthly installments over a period of 48 months and it began to vest on March 7, 2006.

(4)	This portion of the stock option (25% of the total shares subject to the stock option) will vest upon the effectiveness of this offering.

(5)	The shares subject to this stock option began vesting on May 15, 2006 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(6)	The shares subject to this stock option began vesting on March 7, 2006 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(7)	The shares subject to this stock option began vesting on August 29, 2007 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(8)	This option was granted in exchange for an option approved by our board of directors to purchase 25,000 shares of common stock at an exercise price of $0.096 per share on August 5, 2005. The vesting schedule of the option granted on December 20, 2007 remained the same as the stock option granted on August 5, 2005, which began vesting on May 23, 2005 and vested and became exercisable ratably over 48 months.

(9)	The shares subject to this stock option began vesting on March 1, 2008 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(10)	The shares subject to this stock option began vesting on March 18, 2009 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

(11)	On January 27, 2009, William Bettencourt resigned as our chief sales and marketing officer and on July 1, 2009, he resigned from our company as an employee.

(12)	The stock option was exercised with respect to all shares on July 8, 2009.

Option exercises during fiscal 2009

None of the named executive officers exercised stock options during fiscal 2009.

Employment agreements

We currently have employment agreements or change of control agreements with each of our executive officers. The employment agreements with our executive officers provide for at will employment, base salary, term of the agreement, eligibility to participate in any of our bonus plans or programs, standard employee benefit plan participation and eligibility to receive stock option grants. The employment agreements contain certain severance and change of control benefits in favor of the executives.

H.P. Jin.    In October 2009, we entered into an employment agreement with H.P. Jin, our chief executive officer and chairman of the board of directors. The agreement sets forth an initial annual base salary of $200,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that Dr. Jin is an at will employee and his employment may be terminated at any time by us or Dr. Jin. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Jin is entitled to severance benefits upon termination of employment as described below under “Executive compensation—Potential payments upon termination or change of control.”

Douglas Miller.    On April 20, 2006, we entered into an employment agreement with Mr. Miller, our chief financial officer, which was amended and restated in its entirety in October 2009. Under the original agreement, Mr. Miller’s annual base salary was $200,000 and his annual target bonus was $30,000. In addition, Mr. Miller received a signing bonus of $10,000 in May 2006. On August 7, 2006, in accordance with the terms of his employment agreement, our board of directors granted Mr. Miller an option to purchase 393,482 shares of our common stock at an exercise price of $0.72. The stock option vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months. Mr. Miller is also eligible to participate in our standard employee benefit plans.

In October 2009, we entered into an amended and restated employment agreement with Mr. Miller. The amended and restated agreement sets forth an initial annual base salary of $200,000, subject to review. Mr. Miller is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Miller is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Miller. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Miller is entitled to severance benefits upon termination of employment as described below under “Executive compensation—Potential payments upon termination or change of control.”

Y.C. Chao.    In October 2009, we entered into an employment agreement with Dr. Chao, our vice president, research and development. The agreement sets forth the initial annual base salary of $180,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. Dr. Chao is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Dr. Chao. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Chao is entitled to severance benefits upon termination of employment as described below under “Executive compensation—Potential payments upon termination or change of control.”

Salman Dhanani.    In October 2009, we entered into an employment agreement with Mr. Dhanani, our vice president, marketing and products. The agreement sets forth an initial annual base salary of $180,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Dhanani is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Dhanani. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Dhanani is entitled to severance benefits upon termination of employment as described below under “Executive compensation—Potential payments upon termination or change of control.”

Loren Hillberg.    We entered into an employment agreement with Mr. Hillberg, our general counsel and secretary, on April 7, 2009, which was amended and restated in its entirety in October 2009. Under the original agreement, Mr. Hillberg’s base salary was $200,000 per year with a target bonus of $40,000 annually. On May 21, 2009, in accordance with the terms of his employment agreement, our board of directors granted Mr. Hillberg an option to purchase 104,166 shares of our common stock at an exercise price of $4.20. The stock option vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months. Mr. Hillberg is also eligible to participate in our standard employee benefit plans.

In October 2009, we entered into an amended and restated employment agreement with Mr. Hillberg. The amended and restated agreement sets forth the initial annual base salary of $200,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Hillberg is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Hillberg. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Hillberg is entitled to severance benefits upon termination of employment as described below under “Executive compensation—Potential payments upon termination or change of control.”

Robert Rennard.    In October 2009, we entered into an employment agreement with Dr. Rennard, our chief technical officer. The agreement sets forth an initial annual salary of $200,000, subject to annual review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. Dr. Rennard is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Dr. Rennard. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Rennard is entitled to severance benefits upon termination of employment as described below under “Executive compensation—Potential payments upon termination or change of control.”

Hassan Wahla.    We entered into an employment agreement with Mr. Wahla, our vice president of business development and carrier sales, on May 4, 2005, which was amended and restated in its entirety in October 2009. Under the original agreement, Mr. Wahla’s base salary was $130,000 per year with a target bonus of $39,000 annually. In addition, Mr. Wahla received a signing bonus of $10,000, which was paid within six months of joining us. On August 5, 2005, in accordance with the terms of his employment agreement, our board of directors granted Mr. Wahla an option to purchase 25,000 shares of our common stock at an exercise price of $0.096, which was exchanged for an option granted on December 20, 2007 to purchase 25,000 shares of our common stock at an exercise price of $1.56. The stock option vests in equal monthly installments over a period of 48 months. Mr. Wahla is also eligible to participate in our standard employee benefit plans.

In October 2009, we entered into an amended and restated employment agreement with Mr. Wahla. The amended and restated agreement sets forth an initial annual salary of $180,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Wahla. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Wahla is entitled to severance benefits upon termination of employment as described below under “Executive compensation—Potential payments upon termination or change of control.”

Potential payments upon termination or change of control

We recently entered into employment agreements that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. The description and table that follow describe the payments and benefits that may be owed by us to each of our executive officers upon the executive officer’s termination under certain circumstances.

Provided the employment agreement is not terminated earlier pursuant to its terms, in the event of a Change of Control (as defined below), the agreement provides for an automatic extension of the term of the agreement through the 18 month anniversary of such Change of Control with automatic one year renewals after the 18 month anniversary of the Change of Control unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal.

The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment for Cause (as defined below), death or disability or if the executive officer terminates his employment other than for Good Reason (as defined below) upon or within a two-month period before or a 12-month period after a Change of Control, we must pay the executive any base salary earned but not paid through the date of the executive officer’s termination, any earned but unpaid bonus and severance benefits in accordance with our policies then in effect, if any, and the vesting of all of the executive’s outstanding equity awards will cease on the date of the executive officer’s termination.

The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then such executive officer will receive a lump sum severance payment equivalent to a percentage of the executive’s base salary then in effect, a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), and continued coverage under our benefit plans for a specified period of time.

The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment other than for Cause, death or disability or if the executive officer terminates his employment for Good Reason, and the termination is upon or within a two-month period before or a 12-month period after a Change of Control, then such executive officer will receive a lump sum severance payment equivalent to a percentage of the executive officer’s base salary then in effect, a lump sum bonus payment equal to his target bonus as in effect for the fiscal year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), continued coverage under our benefit plans for a specified period of time and acceleration of 100% of the unvested equity awards held by such executive officer.

The employment agreements provide that the executive officers will not resign for Good Reason without first providing us with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

In order to receive the severance benefits described above, the executive officer is obligated to refrain from soliciting our employees to leave our company for a one year period, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.

In the event any payment to one of our executive officers under his employment agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such executive officer will be entitled to receive such payment as would entitle him to receive the greatest after tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of our new employment agreements with our executive officers, “Change of Control” means the occurrence of any of the following:

(i)	the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us), or Person, that becomes the owner, directly or indirectly, of our securities representing more than 50% of the total voting power represented by our then outstanding securities; provided, however, that for the purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than 50% of the total voting power of our securities shall not be considered a Change of Control;

(ii)	a change in the composition of our board of directors occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are our directors as of the effective date of the employment agreement with the executive officer or (B) are elected, or nominated for election, to our board of directors with the affirmative votes of a least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of our directors); or

(iii)	a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of our assets: (1) a transfer to an entity that is controlled by our stockholders immediately after the transfer; or (2) a transfer of assets by us to: (A) a stockholder of ours (immediately before the asset transfer) in exchange for or with respect to our securities; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us; (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all our outstanding stock; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction of ours that does not constitute a change of control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii) shall not be considered a Change of Control.

For the purposes of our new employment agreements with our executive officers, “Cause” means:

(i)	any material act of personal dishonesty made by the executive officer in connection with the executive officer’s responsibilities as an employee;

(ii)	the executive officer’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

(iii)	the executive officer’s gross misconduct;

(iv)	the executive officer’s unauthorized use or disclosure of any of our proprietary information or trade secrets or of any other party to whom the executive officer owes an obligation of nondisclosure as a result of executive officer’s relationship with us;

(v)	the executive officer’s willful breach of any obligations under any written agreement or covenant with us; or

(vi)	the executive officer’s continued failure to perform his employment duties after the executive officer has received a written demand of performance from us which specifically sets forth the factual basis for our belief that the executive officer has not substantially performed his duties and has failed to cure such nonperformance to our satisfaction within 10 business days after receiving such notice.

For the purpose of our new employment agreements with Messrs. Jin, Miller and Hillberg, “Good Reason” means the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)	the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of such executive officer’s authority, duties or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., the executive officer’s same position in the parent company of the combined entity);

(ii)	a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)	a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.

For the purpose of our new employment agreements with Messrs. Chao, Dhanani, Rennard and Wahla, “Good Reason” means the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)	the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of the executive officer’s authority, duties, or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status);

(ii)

a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)	a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.

Severance terms for Dr. Jin.    In the event that Dr. Jin is terminated other than for Cause, death or disability, and the termination is not up to or within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans.

In the event that Dr. Jin is terminated other than for Cause, death or disability, or if he terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 18 months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of up to 18 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•

all unvested equity awards will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

Severance terms for Messrs. Miller and Hillberg.    We entered into employment agreements on April 20, 2006 and April 7, 2009 with Mr. Miller and Mr. Hillberg, respectively, which were amended and restated in their entirety in October 2009.

Prior employment agreements.    The prior employment agreements of Messrs. Miller and Hillberg provide that 50% of the then unvested equity awards held by the executive will immediately vest and the remaining unvested shares will vest on the earlier of the date such executive’s employment is terminated other than for cause or the executive resigns for good reason or one year following such change of control. In addition, in the case of termination other than for cause, we agreed to provide (i) a severance amount equal to three months of the executive’s then annual base salary and (ii) three months continued coverage under COBRA.

The following definition of “change of control” applies to the prior employment agreements of Messrs. Miller and Hillberg. A “change of control” means the acquisition of 50% or more of our outstanding shares pursuant to a lawful tender offer validly made by a third party; a merger, consolidation or other reorganization of TeleNav (other than reincorporation of TeleNav), if after giving effect to such merger, consolidation or other reorganization of TeleNav, our stockholders immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary power to elect directors of the surviving entity after such merger, consolidation or other reorganization; or the sale of all or substantially all of our assets to a third party who is not our affiliate.

Pursuant to the prior employment agreements with Messrs. Miller and Hillberg, a “good reason” exists if there is a material adverse change in the executive’s position causing such position to be of significantly less stature or of significantly less responsibility, there is a reduction of more than 20% of the executive’s base compensation or the executive refuses to relocate to a facility or location that is more than 50 miles from our current location, and within the 30 days immediately following such material change, reduction or refusal the executive elects to terminate his employment voluntarily.

Amended and restated employment agreements.    In October 2009, we entered into amended and restated employment agreements with Messrs. Miller and Hillberg. The amended and restated employment agreements with each of Messrs. Miller and Hillberg provide that, in the event either Messrs. Miller and Hillberg is terminated other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to six months for himself and his eligible dependents under our medical, dental and vision benefit plans.

In the event we terminate the employment of Messrs. Miller and Hillberg other than for Cause, death or disability, or if either Messrs. Miller and Hillberg terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•

all of the unvested equity awards of the executive officer will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

Severance terms for Messrs. Chao, Dhanani, Rennard and Wahla.    Pursuant to the employment agreements, in the event that we terminate the employment of Messrs. Chao, Dhanani, Rennard and Wahla other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then such executive officer will, subject to certain conditions, be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to six months for himself and his eligible dependents under our medical, dental and vision benefit plans.

In the event that we terminate the employment of Messrs. Chao, Dhanani, Rennard and Wahla other than for Cause, death or disability, or if any of Messrs. Chao, Dhanani, Rennard and Wahla terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of up to 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•

all of the unvested equity awards of the executive officer will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

Fiscal 2009 potential payments upon termination or change of control

The following table shows the amounts each of our named executive officers would receive in the event of their termination following a Change of Control, or upon certain other events, assuming the termination took place on June 30, 2009, the last business day of our most recent completed fiscal year.

	Benefits	Involuntary termination
Name		More than two months before change of control	Within two months before or 12 months after change of control

H.P. Jin	Severance Payment (Salary)	$200,000	$300,000
	Severance Payment (Bonus)	100,000	100,000
	Continuation of Medical/Welfare Benefits	15,866	23,799
	Acceleration of Stock Options(1)	—	1,506,406

Douglas Miller	Severance Payment (Salary)	100,000	200,000
	Severance Payment (Bonus)	50,000	50,000
	Continuation of Medical/Welfare Benefits	7,986	15,972
	Acceleration of Stock Options(1)	—	486,934

Y.C. Chao	Severance Payment (Salary)	90,000	180,000
	Severance Payment (Bonus)	40,000	40,000
	Continuation of Medical/Welfare Benefits	7,933	15,866
	Acceleration of Stock Options(1)	—	850,592

Salman Dhanani	Severance Payment (Salary)	82,500	165,000
	Severance Payment (Bonus)	40,000	40,000
	Continuation of Medical/Welfare Benefits	9,971	19,942
	Acceleration of Stock Options(1)	—	87,766

Loren Hillberg	Severance Payment (Salary)	100,000	200,000
	Severance Payment (Bonus)	30,000	30,000
	Continuation of Medical/Welfare Benefits	7,986	15,972
	Acceleration of Stock Options(1)	—	199,999

Robert Rennard	Severance Payment (Salary)	100,000	200,000
	Severance Payment (Bonus)	50,000	50,000
	Continuation of Medical/Welfare Benefits	5,518	11,037
	Acceleration of Stock Options(1)	—	850,592

Hassan Wahla	Severance Payment (Salary)	80,000	160,000
	Severance Payment (Bonus)	50,000	50,000
	Continuation of Medical/Welfare Benefits	9,971	19,942
	Acceleration of Stock Options(1)	—	52,597

(1)	100% of the unvested shares subject to stock options would accelerate if the executive officer were terminated other than for Cause, death or disability or resigned for Good Reason within a two-month period before or a 12-month period after a Change of Control. Value represents the gain the executive officer would receive, calculated as the difference between the stock price on June 30, 2009 and the exercise price of all unvested options. The stock price on June 30, 2009 as determined by our board of directors was $6.12 per share.

Severance agreements

Severance Agreement with William Bettencourt.    We entered into a severance agreement and general release with Mr. Bettencourt on February 18, 2009, as amended, in connection with his resignation as our chief sales and marketing officer on January 27, 2009 and the termination of his employment effective as of July 1, 2009.

The agreement, as amended, provides that any benefits of employment ceased on Mr. Bettencourt’s resignation as our chief sales and marketing officer and any unvested stock options held by Mr. Bettencourt ceased to vest after such date. Pursuant to the severance agreement, as amended, we continued to pay Mr. Bettencourt’s health insurance benefits and regular salary through July 31, 2009.

In addition, the severance agreement, as amended, provided that Mr. Bettencourt released us from any charges, complaints, claims, causes of action, debts, demands, sums of money, controversies, agreements, promises, damages and liabilities relating to any matters of any kind, whether known or unknown, that occurred after November 1, 2006 and prior to June 30, 2009. Mr. Bettencourt agreed not to file any charge, complaint, claim or lawsuit of any kind against us relating to and for, among other things, any claim addressed by the severance agreement, as amended.

Mr. Bettencourt exercised his remaining outstanding options on July 8, 2009. Mr. Bettencourt acknowledged that he is not entitled to any further compensation. The agreement, as amended, also provides that Mr. Bettencourt has certain ongoing confidentiality and invention assignment obligations.

Employee benefit plans

2009 Equity Incentive Plan.    Our board of directors has adopted, and in December 2009 our stockholders approved, our 2009 Plan. The 2009 Plan became effective upon adoption by our board of directors. We may not issue awards under the 2009 Plan until this offering occurs. Our 2009 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized shares.    The maximum aggregate number of shares that may be issued under the 2009 Plan is 2,083,333 shares of our common stock, plus (i) any shares that as of the completion of this offering, have been reserved but not issued pursuant to any awards granted under our 1999 Stock Option Plan and are not subject to any awards granted thereunder and (ii) any shares subject to stock options or similar awards granted under the 1999 Stock Option Plan that expire or otherwise terminate without having been exercised in full and unvested shares issued pursuant to awards granted under the 1999 Stock Option Plan that are forfeited to or repurchased by us, with the maximum number of shares to be added to the 2009 Plan pursuant to clauses (i) and (ii) above equal to 6,089,029 shares. In addition, the number of shares available for issuance under the 2009 Plan will be annually increased on the first day of each of our fiscal year, beginning with the 2012 fiscal year, by an amount equal to the least of:

•	1,666,666 shares;

•	4% of the outstanding shares of our common stock as of the last day of our immediately preceding fiscal year; or

•	such amount as our board of directors may determine.

Shares issued pursuant to awards under the 2009 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2009 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2009 Plan.

Plan administration.    The 2009 Plan will be administered by our board of directors which, at its discretion or as legally required, may delegate such administration to our compensation committee or one and/or more additional committees. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Internal Revenue Code Section 162(m).

Subject to the provisions of our 2009 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award. The administrator also has the authority, subject to the terms of the 2009 Plan, to amend existing awards to reduce or increase their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms, to prescribe rules and to construe and interpret the 2009 Plan.

Stock options.    The administrator may grant incentive and/or nonstatutory stock options under our 2009 Plan. Except for options granted pursuant to Section 424(a) of the Internal Revenue Code, the exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, the term of such incentive stock option may not exceed five years and the exercise price must equal at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of our 2009 Plan, the administrator determines the term of all other options. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock appreciation rights.    Stock appreciation rights may be granted under our 2009 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2009 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted stock.    Restricted stock may be granted under our 2009 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service to us. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us.

Restricted stock units.    Restricted stock units may be granted under our 2009 Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both.

Performance units/performance shares.    Performance units and performance shares may be granted under our 2009 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Automatic director grants.    Our 2009 Plan also provides for the automatic grant of nonstatutory stock options to our nonemployee directors. Each nonemployee director appointed to the board of directors after the completion of this offering will automatically receive an option to purchase 10,416 shares upon such appointment. This initial award will vest as to 1/36th of the shares subject to the initial award on the last day of each month commencing the first full month after such initial award is granted, provided he or she continues to serve as a director through such vesting dates. In addition, beginning in 2011, nonemployee directors who have been directors for at least six months will automatically receive a subsequent option to purchase 4,166 shares on each date of our annual meeting of stockholders. These subsequent awards will vest as to 1/12th of the shares subject to such subsequent award on the last day of each month commencing the first full month after such subsequent award is granted, provided he or she continues to serve as a director through such vesting dates. All awards granted under the automatic grant provisions will have a term of 10 years and an exercise price equal to the fair market value on the date of grant. The administrator may change the terms of future automatic awards granted to our nonemployee director including with respect to the types and number of awards granted.

Transferability of awards.    Unless the administrator provides otherwise, our 2009 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise such an award during his or her lifetime.

Certain adjustments.    In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2009 Plan, the administrator will make adjustments to the number and class of shares that may be delivered under the plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change in control.    Our 2009 Plan provides that in the event of a merger or change in control, as defined under the 2009 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her options, restricted stock units and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met.

Plan amendment, termination.    Our board of directors has the authority to amend, suspend or terminate the 2009 Plan provided such action does not impair the existing rights of any participant. Our 2009 Plan will automatically terminate ten years from the date it was adopted by our board of directors, unless we terminate it sooner.

1999 Stock Option Plan.    Our board of directors adopted and our stockholders approved our 1999 Stock Option Plan, or the 1999 Plan, in October 1999 and it became effective upon approval by our stockholders. Our 1999 Plan was amended and restated in September 2009. The purposes of the 1999 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business. Our 1999 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and for the grant of nonstatutory stock options and stock purchase rights to our employees and consultants. We will not grant any additional awards under our 1999 Plan following this offering and will instead grant awards under our 2009 Plan. However, the 1999 Plan will continue to govern the terms and conditions of the outstanding options previously granted thereunder.

Stock subject to the plan.    The maximum aggregate number of shares that may be issued under the 1999 Plan is 7,542,571 shares of our common stock. As of March 31, 2010, options to purchase 5,308,783 shares of our common stock were outstanding and 738,339 shares were available for future grant under the 1999 Plan.

If a stock option or stock purchase right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an exchange program, the unpurchased shares subject to such stock options will become available for future grant or sale under the 1999 Plan, unless the plan has terminated. However, shares that have actually been issued under the 1999 Plan, upon exercise of either a stock option or stock purchase right, will not be returned to the 1999 Plan and will not become available for future distribution under the 1999 Plan.

Plan administration.    Our board of directors or a committee which it appoints administers the 1999 Plan. Subject to the provisions of our 1999 Plan, the administrator has the authority in its discretion to determine the terms of awards, the fair market value of our common stock, the exercise price of each option, the purchase price for each stock purchase right, the number of shares subject to each award and the vesting schedule applicable to the awards (together with any vesting acceleration). The administrator also has the authority, subject to the terms of the 1999 Plan, to amend outstanding options to reduce or increase their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms and to construe and interpret the 1999 Plan.

Stock options.    The administrator may grant incentive and/or nonstatutory stock options under our 1999 Plan. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, the term of such incentive stock option may not exceed five years and the exercise price must equal at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash or check. Subject to the provisions of our 1999 Plan, the administrator determines the term of all other options. After the termination of service as an employee or consultant (other than for death or disability), the participant may exercise his or her option, to the extent vested as of such date of termination, for a period of 60 days following such termination. If termination is due to disability, the option will remain exercisable, to the extent vested as of the date of termination, for 12 months following such termination, unless the participant’s termination is due to “permanent disability,” as defined in Section 22(e)(3) of the Internal Revenue Code, in which case, an additional number of shares subject to the option that would normally vest had the participant remained employed for two years from the date of such termination will immediately vest and remain exercisable for the 12 months following his or her termination. If termination is due to death, the option will remain exercisable for 12 months following such termination for the number of shares vested as of the date of termination, plus an additional number of shares subject to the option that that would normally vest had the participant remained employed for two years from the date of such termination. However, in no event may an option be exercised later than the expiration of its term.

Stock purchase rights.    Stock purchase rights may be granted either alone, in addition to or in tandem with, other awards granted under the 1999 Plan and/or cash awards made outside of the 1999 Plan. Stock purchase rights are grants of rights to purchase our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. After the administrator determines that it will offer stock purchase rights, it will advise the purchaser of the terms, conditions and restrictions related to the offer, including the number of shares that the purchaser is entitled to purchase, the price to be paid and the time within which the purchaser must accept such offer. A purchaser accepts the offer by execution of a restricted stock purchase agreement in the form determined by the administrator. Once the stock purchase right is exercised, the purchaser will have rights equivalent to a stockholder.

Transferability of awards.    Our 1999 Plan generally does not allow for awards to be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Certain adjustments.    In the event of any change in the number of our issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease as determined by the administrator is made in our capitalization, certain proportional adjustments will be made, including adjustments to the exercise or purchase price of the option or stock purchase right and in the number of shares covered by each outstanding award, as well as the number of shares available for issuance under the 1999 Plan but as to which no awards have yet been granted or that have been returned to the 1999 Plan upon their cancellation. In the event of our proposed dissolution or liquidation, the administrator will notify the participants at least 15 days prior to such proposed action and all outstanding awards will terminate immediately prior to the consummation of such proposed transaction.

Merger.    In the event of our merger with or into another corporation, each outstanding option or stock purchase right may be assumed or an equivalent option or right may be substituted by the successor corporation or its parent or subsidiary. If, in such event, an option or stock purchase right is not assumed or substituted, the option or stock purchase right will terminate as of the date of the closing of the merger. We will notify in writing each holder of an option or stock purchase right at least 20 days prior to the consummation of a merger of the principal terms of the merger and whether the options and stock purchase rights will be assumed in the merger. The participant will then have the opportunity to exercise any vested options and stock purchase rights prior to the merger.

Plan termination and amendment.    Our board of directors may at any time amend, alter, suspend or discontinue the 1999 Plan, provided such action does not impair the existing rights of any participant. In September 2009, our board of directors and stockholders approved the extension of the term of the 1999 Plan until September 2019, unless we terminate it sooner.

2002 Executive Stock Option Plan.    Our board of directors adopted and our stockholders approved our 2002 Executive Stock Option Plan, or the 2002 Plan, in January 2002 and it became effective upon approval by our stockholders. The purposes of the 2002 Plan are to retain our executives, H.P. Jin, Robert Rennard and Y.C. Chao, and to provide such executives with additional incentives to promote the success of our business. Our 2002 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, and nonstatutory stock options. We will not grant any additional awards under our 2002 Plan following this offering and will instead grant awards under our 2009 Plan. However, the 2002 Plan will continue to govern the terms and conditions of the outstanding options previously granted thereunder.

Stock subject to the plan.    The maximum aggregate number of shares that may be issued under the 2002 Plan is 3,307,092 shares of our common stock. As of March 31, 2010, options to purchase 362,666 shares of our common stock were outstanding and two shares were available for future grant under the 2002 Plan.

If a stock option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an exchange program, the unpurchased shares subject to such stock options will become available for future grant or sale under the 2002 Plan, unless the plan has terminated. However, shares that have actually been issued under the 2002 Plan, upon exercise of a stock option, will not be returned to the 2002 Plan and will not become available for future distribution under the 2002 Plan.

Plan administration.    Our board of directors or a committee which it appoints administers the 2002 Plan. Subject to the provisions of our 2002 Plan, the administrator has the authority in its discretion to determine the terms of options awarded, the fair market value of our common stock and the exercise price of each option, the number of shares subject to each option and the vesting schedule applicable to the options (together with any vesting acceleration). The administrator also has the authority, subject to the terms of the 2002 Plan, to amend outstanding options to reduce or increase their exercise price, to allow participants the opportunity to transfer outstanding awards in certain circumstances, to institute an exchange program by which outstanding options may be surrendered in exchange for awards that may have different exercise prices and terms and to construe and interpret the 2002 Plan.

Stock options.    The administrator may grant incentive and/or nonstatutory stock options under our 2002 Plan. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, the term of such incentive stock option may not exceed five years and the exercise price must equal at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash or check. Subject to the provisions of our 2002 Plan, the administrator determines the term of all other options. After the termination of service as an employee or consultant (other than for death or disability), the participant may exercise his or her option, to the extent vested as of such date of termination, for a period of 60 days following such termination. If termination is due to disability, the option will remain exercisable, to the extent vested as of the date of termination, for 12 months following such termination, unless the participant’s termination is due to “permanent disability,” as defined in Section 22(e)(3) of the Internal Revenue Code, in which case, an additional number of shares subject to the option that would normally vest had the participant remained employed for two years from the date of such termination will immediately vest and remain exercisable for the 12 months following his or her termination. If termination is due to death, the option will remain exercisable for 12 months following such termination for the number of shares vested as of the date of termination, plus an additional number of shares subject to the option that would normally vest had the participant remained employed for two years from the date of such termination. However, in no event may an option be exercised later than the expiration of its term.

Transferability of awards.    Our 2002 Plan generally does not allow for options to be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Certain adjustments.    In the event of any change in the number of our issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease as determined by the administrator is made in our capitalization, certain proportional adjustments will be made, including adjustments to the exercise price of the option, and in the number of shares covered by each outstanding option, as well as the number of shares available for issuance under the 2002 Plan but as to which no options have yet been granted or that have been returned to the 2002 Plan upon their cancellation. In the event of our proposed dissolution or liquidation, the administrator will notify the participants at least 15 days prior to such proposed action and all outstanding options will terminate immediately prior to the consummation of such proposed transaction.

Merger.    In the event of our merger with or into another corporation, each outstanding option may be assumed or an equivalent option or right may be substituted by the successor corporation or its parent or subsidiary. If, in such event, an option is not assumed or substituted, the option will terminate as of the date of the closing of the merger. We will notify in writing each holder of an option at least 20 days prior to the consummation of a merger of the principal terms of the merger, whether the merger will constitute a change of control, as defined under the 2002 Plan, and whether the options will be assumed in the merger. The participant will then have the opportunity to exercise any vested options prior to the merger (including options entitled to accelerated vesting pursuant to a prospective change of control).

Initial public offering.    Upon the completion of this offering, all of the shares subject to outstanding options under the 2002 Plan will become fully vested.

Plan termination and amendment.    Our board of directors may at any time amend, alter, suspend or discontinue the 2002 Plan, provided such action does not impair the existing rights of any participant. Our 2002 Plan will automatically terminate in 2012, unless we terminate it sooner.

401(k) plan.    We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements. Under our 401(k) plan, employees may elect to defer up to 100% of their eligible compensation subject to applicable annual Internal Revenue Code limits. With certain limitations, our 401(k) plan permits us to match our employees’ 401(k) plan contributions in an amount equal to 100% of employee contributions, up to a maximum contribution equal to 2% of employee compensation, and 50% of employee contributions exceeding 2% of employee compensation, but not more than 4% of employee compensation. Our matching contributions are subject to certain vesting requirements. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Internal Revenue Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Sales Commission Incentive Plans.    We utilize sales commission incentive plans to encourage and reward members of our sales team for their efforts in securing and expanding revenue generating relationships for us during the year, including commission incentive plans specific to Sprint and AT&T.

Our commission incentive plans vary by individual employees depending on the position held by the employee and the employee’s assigned duties. Our vice president, products and marketing, recommends sales quotas and our chief financial officer reviews these recommendations. Periodic commission targets are set for the employees participating in our commission incentive plans. The amount of the commission targets earned by the employees is based on the percentage attained of their applicable sales quota. In addition, the employees are eligible for commission in excess of the commission targets up to a certain threshold to the extent the sales quotas are exceeded for a particular period.

Limitation of liability and indemnification of directors and officers

Our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the completion of this offering provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Certain relationships and related party transactions

The following is a summary of transactions since July 1, 2006 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive compensation” section of this prospectus. We also describe below certain transactions and series of similar transactions since July 1, 2004 with our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons to which we are a party.

Investors’ rights agreement

In connection with our Series E preferred stock financing completed in January 2006, we entered into an amended and restated investors’ rights agreement with certain purchasers of our common stock and preferred stock, including our principal stockholders with whom certain of our directors are affiliated. Pursuant to this agreement, we granted such stockholders certain registration rights with respect to certain shares of our common stock held or issuable upon conversion of the shares of preferred stock held by them. This amended and restated investors’ rights agreement was amended and restated in April 2009. For a description of these registration rights, see “Description of capital stock—Registration rights.”

Voting agreement

We have entered into a voting agreement with certain holders of our outstanding preferred stock and common stock, including entities with which certain of our directors are affiliated, and certain other stockholders, obligating each party to vote or consent at each stockholder meeting or with respect to each written stockholder consent to elect the nominees of certain parties to our board of directors. The parties to the voting agreement have agreed, subject to certain conditions, to vote their shares so as to elect as directors the nominees designated by certain of our investors, including Menlo Ventures and its affiliated funds, which has designated Mr. Carolan for election to our board of directors; the holders of a majority of the outstanding shares of our Series D preferred stock, which has designated Mr. Chen for election to our board of directors; iGlobe Partners Fund, L.P., which has designated Ms. Koh for election to our board of directors; and Mr. Chiu, who has designated himself for election to our board of directors. In addition, the parties to the voting agreement have agreed to vote their shares so as to elect our then current chief executive officer to our board of directors, one person nominated by the holders of a majority of the outstanding shares of common stock and approved by a majority of the other directors and one person unanimously approved by our board of directors, which is Mr. Zaelit. Upon the closing of this offering, the voting agreement will terminate in its entirety and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

Transactions with entities affiliated with our directors and officers

We have purchased certain GPS related products from GlobalSat Technology Corp., or GlobalSat. Under the terms of the agreement, we paid GlobalSat for products delivered to us in the sums of

$29,698, $217,880, $608,590, $319,596 and $30,380 in fiscal 2005, 2006, 2007, 2008 and 2009, respectively. These amounts represented less than 5% of our revenue and GlobalSat’s revenue and did not exceed $1 million in the applicable period. Samuel Chen, a member of our board of directors, is the chairman of the board of directors of GlobalSat and holds shares of GlobalSat.

Stock repurchases

In September 2009, we repurchased 166,667 shares of our common stock from William Bettencourt, our former chief sales and marketing officer, for $1,020,000, or $6.12 per share. The purchase price per share for the stock repurchase was the fair market value of our common stock at the time of the repurchase.

Employment agreements

We have entered into agreements containing compensation, termination and change of control provisions, among others, with certain of our executive officers as described in the section entitled “Executive compensation—Employment agreements” above.

Indemnification of officers and directors

Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. For further information, see the section entitled “Executive compensation—Limitation of liability and indemnification of directors and officers.”

Participation in the initial public offering

The Menlo Funds, which are affiliated with Shawn Carolan, a member of our Board of Directors, and which, as of March 31, 2010, beneficially owned 14.1% of our outstanding common stock (assuming conversion of all outstanding shares of preferred stock), are being allocated the opportunity to purchase shares of our common stock in this offering at the initial public offering price per share of not more than $11.00, for an aggregate purchase price of up to $7,000,000. Based on an initial public offering price of $11.00 per share, the Menlo Funds are being allocated the opportunity to purchase 636,363 shares of our common stock in this offering and have indicated an interest in purchasing all of such shares.

Private financings

In December 2004, we issued convertible promissory notes for $6 million and warrants to purchase an aggregate of 272,684 shares of our Series E preferred stock with an exercise price of $3.300492 per share in connection with a bridge loan financing.

In January 2006, we issued and sold an aggregate of 9,089,546 shares of our Series E preferred stock at a per share price of $3.300492 for aggregate new consideration of approximately $24 million.

We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described above were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions. The following table summarizes since July 1, 2004 the investments and securities received by our directors, executive officers and holders of more than 5% of our capital stock and their affiliated entities.

Participants	December 2004 bridge loan			Series E preferred stock financing		Aggregate investment
	Loan amount(1)	Shares of Series E preferred stock subject to warrant		Number of shares(2)	Total purchase price(3)

Executive officers and directors
H.P. Jin	$—	—		—	$—	$—
Douglas Miller	—	—		—	—	—
Y.C. Chao	—	—		—	—	—
Salman Dhanani	—	—		—	—	—
Loren Hillberg	—	—		—	—	—
Robert Rennard	—	—		—	—	—
Hassan Wahla	—	—		—	—	—
William Bettencourt(4)	—	—		—	—	—
Shawn Carolan(5)	—	—		4,923,507	16,249,995	16,249,995
Samuel Chen	5,200,000	236,328	(6)	1,990,162	1,368,513	6,568,513
Hon Jane (Jason) Chiu	200,000	9,089	(7)	130,014	229,110	429,110
Soo Boon Koh(8)	250,000	11,361	(9)	255,852	594,438	844,438
Joseph M. Zaelit	—	—		—	—	—

Principal stockholders
Hang-Chien Hsu	300,000	13,634	(7)	152,737	204,109	504,109
iGlobe Partners Fund, L.P.	250,000	11,361	(9)	255,852	594,438	844,438
Entities affiliated with Menlo Ventures:	—	—		4,923,507	16,249,995	16,249,995

(1)	The December 2004 bridge loan amounts were converted into shares of Series E preferred stock as part of the Series E preferred stock financing.

(2)	Includes shares acquired through the conversion of notes issued pursuant to the December 2004 Bridge Loan, as applicable.

(3)	Amount does not include conversion of notes from our December 2004 bridge loan.

(4)	On January 27, 2009, William Bettencourt resigned as our chief sales and marketing officer and on July 1, 2009, he resigned from our company as an employee.

(5)	Consists of amounts invested and securities purchased or acquired by Menlo Ventures X, L.P., Menlo Entrepreneurs Fund X, L.P. and MMEF X, L.P. Mr. Carolan, one of our directors, is a managing director of Menlo Ventures and has shared voting and investment power over these shares; however, he disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein.

(6)	This warrant was exercised in full on December 11, 2009 at an exercise price of $3.300492.

(7)	This warrant was exercised in full on October 30, 2009 at an exercise price of $3.300492.

(8)	Consists of amounts invested and securities purchased or acquired by iGlobe Partners Fund, L.P. Ms. Koh, one of our directors, is a managing partner of iGlobe Partners and has shared voting and investment power over these shares; however, she disclaims beneficial ownership of these shares, except to the extent of her proportionate partnership interest therein.

(9)	This warrant was exercised in full on May 27, 2008 at an exercise price of $3.300492.

Stock option awards

Certain stock option grants to our directors and executive officers and related option grant policies are described in this prospectus under the sections entitled “Management—Director compensation,” “Executive compensation—Compensation disclosure and analysis,” “Executive compensation—Grants of plan-based awards for year ended June 30, 2009,” “Executive compensation—Outstanding equity awards at June 30, 2009” and “Executive compensation—Employment agreements.” Pursuant to our director and executive officer compensation policies or other arrangements, we granted the following options to certain directors and executive officers since July 1, 2004:

Name	Grant date	Shares subject to option (1)		Exercise price

H.P. Jin	3/14/2006	714,146	(2)	$0.720
	8/18/2009	125,000		6.120

Douglas Miller	8/07/2006	393,482		0.720
	8/18/2009	50,000		6.120

Y.C. Chao	3/14/2006	403,241	(2)	0.720
	8/18/2009	50,000		6.120

Salman Dhanani	3/14/2006	86,682		0.720
	8/18/2009	100,000		6.120

Loren Hillberg	5/21/2009	104,166		4.200

Robert Rennard	3/14/2006	403,241	(2)	0.720
	8/18/2009	50,000		6.120

Hassan Wahla	8/05/2005	25,000	(3)	0.096
	3/14/2006	5,000		0.720
	8/29/2007	5,833		1.320
	3/12/2008	5,833		2.040
	5/21/2009	8,333		4.200
	8/18/2009	62,500		6.120

William Bettencourt(4)	1/02/2007	393,482	(5)	0.960
	1/02/2007	196,741	(6)	0.960

Shawn Carolan	—	—		—

Samuel Chen	—	—		—

Hon Jane (Jason) Chiu	—	—		—

Soo Boon Koh	—	—		—

Joseph Zaelit	8/18/2009	41,666		6.120

(1)	Unless otherwise noted, each option listed in this table vests and becomes exercisable at a rate of 25% on the first anniversary of the vesting commencement date with the remainder vesting and becoming exercisable ratably over the next 36 months, subject to continued service through each applicable date by the applicable optionholder.

(2)	75% of this option vests and becomes exercisable ratably over 48 months, subject to continued service through each applicable date. 25% of this option will vest and become exercisable upon the effectiveness of this offering.

(3)	This option was exchanged for an option to purchase 25,000 shares of common stock at an exercise price of $1.56 per share granted on December 20, 2007. The vesting schedule of the option granted on December 20, 2007 remained the same as the stock option granted on August 5, 2005, which vests and becomes exercisable ratably over 48 months, subject to continued service through each applicable date.

(4)	On January 27, 2009, William Bettencourt resigned as our chief sales and marketing officer and on July 1, 2009, he resigned from our company as an employee.

(5)

25% shares of common stock subject to this option vested and became exercisable in three equal installments on the last day of each month of the fourth calendar quarter of 2007 and 75% shares of common stock subject to this option were to vest and become exercisable at a rate of 8,197 shares of common stock per month over the next 36 months with all remaining shares subject to the option becoming vested on December 31, 2010, subject to continued service through each applicable date. However, the unvested shares subject to this option were canceled upon the termination of Mr. Bettencourt’s employment with us. None of the vesting acceleration terms of this option as set forth in Mr. Bettencourt’s offer letter were triggered prior to the cancelation of this option.

(6)	None of the shares subject to this option were vested upon Mr. Bettencourt’s resignation as our chief sales and marketing officer and this option was terminated on January 27, 2009.

Policies and procedures for related party transactions

As provided by the audit committee charter, the audit committee of our board of directors must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to the audit committee any related party transaction prior to entering into the transaction.

We believe that we have executed all of the transactions set forth under the section entitled “Certain relationships and related party transactions” on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Principal and selling stockholders

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2010 and as adjusted to reflect the shares of common stock to be issued and sold in the offering assuming no exercise of the underwriters’ over-allotment option, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	all executive officers and directors as a group; and

•	each of our selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after March 31, 2010. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after March 31, 2010 are included for that person or group but not the stock options or warrants of any other person or group.

Percentage of beneficial ownership is based on 34,934,772 shares outstanding as of March 31, 2010, assuming the conversion of all outstanding shares of our preferred stock as of March 31, 2010 and 40,873,962 shares outstanding after completion of this offering (excluding 1,138 shares of common stock which we expect to issue upon the exercise of options by selling stockholders in connection with the offering). The percentage ownership information assumes no exercise of the underwriters’ overallotment option.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o TeleNav, Inc., 1130 Kifer Road, Sunnyvale, California 94086.

	Shares beneficially owned prior to the offering		Number of shares offered	Shares beneficially owned after the offering
Name and address of beneficial owner	Shares	Percentage		Shares	Percentage

5% Stockholders:
Entities affiliated with Menlo Ventures(1)(41)	4,923,507	14.09%	—	5,146,540	12.59%
3000 Sand Hill Road Building 4, Suite 100 Menlo Park, CA 94025
iGlobe Partners Fund, L.P.(2)(33)(36)(37)	3,563,809	10.20%	406,558	3,169,354	7.75%
5201 Great America Parkway Suite 320 Santa Clara, CA 95054
Hang-Chien Hsu(3)(38)	1,896,116	5.43%	32,525	1,871,126	4.58%
Named executive officers and directors:
H.P. Jin(4)(30)	1,536,003	4.31%	32,524	1,682,015	4.12%
Douglas Miller(5)	393,482	1.11%	—	393,482	*
Y.C. Chao(6)(39)	1,400,055	3.96%	13,010	1,487,855	3.64%
Robert Rennard(7)(39)	1,367,911	3.87%	25,071	1,443,650	3.53%
Hassan Wahla(8)(29)	39,600	*	1,138	38,462	*
William Bettencourt(9)	38,271	*	—	38,271	*
Shawn Carolan(10)(41)	4,923,507	14.09%	—	5,146,540	12.59%
Samuel Chen(11)(35)	11,525,011	32.99%	257,368	11,307,170	27.66%
Hon Jane (Jason) Chiu(12)(34)	1,852,180	5.30%	65,049	1,792,676	4.39%
Soo Boon Koh(13)(33)(36)(37)	3,563,809	10.20%	406,558	3,169,354	7.75%
Joseph M. Zaelit(14)	—	—	—	—	—
All executive officers and directors as a group (12 people)(15)	26,969,531	72.91%	808,849	26,821,046	61.93%
Other selling stockholders:
Sycamore Venture Capital, L.P.(16)(32)(34)(36)(38)	1,340,395	3.84%	435,959	907,967	2.22%
CG Asian-American Fund, L.P.(17)(32)(34)(36)(38)	446,796	1.28%	145,318	302,655	*
Salman Dhanani(18)(31)	339,761	*	8,131	331,630	*
Navigo Capital Group, L.P.(19)(33)(34)	232,661	*	26,670	205,991	*
Alexander Glebov(20)(29)	97,210	*	1,956	95,259	*
Benjamin Chung Yip(21)(29)	83,609	*	2,602	81,006	*
Simon Ma(22)(29)	82,322	*	3,252	79,070	*
Xiaogang (Jason) Zhang(31)	33,333	*	4,336	28,997	*
Ky Tang(23)(29)	29,438	*	1,951	27,487	*
Bingham McCutchen LLP(24)(31)(35)	27,499	*	8,944	18,555	*
Hui Chen Huangtai(25)(29)	26,318	*	1,626	24,692	*
Kit C. Wong(33)(34)	18,116	*	1,888	16,228	*
Max G. Lagally(33)	16,666	*	3,252	13,414	*
Sami Nassar(29)	12,952	*	1,626	11,326	*
Class-A Investments Ltd.(26)(40)	10,624	*	3,455	7,169	*
Springvest Corporation(27)(40)	9,208	*	2,995	6,213	*
Kilin To(32)(34)(38)	8,414	*	2,736	5,678	*
John R. Whitman(33)(34)(38)	7,545	*	2,454	5,091	*

	Shares beneficially owned prior to the offering		Number of shares offered	Shares beneficially owned after the offering
Name and address of beneficial owner	Shares	Percentage		Shares	Percentage

Alnoor Shivji(32)	4,604	*	1,497	3,107	*
Peter Gerry(32)(34)(38)	4,206	*	684	3,522	*
Michael Horgan(32)(34)(38)	4,206	*	1,368	2,838	*
Subir Ray(32)(34)(38)	4,206	*	1,368	2,838	*
Simon Wong(32)(34)(38)	4,206	*	1,368	2,838	*
Stephen Sun Chiao(28)(36)	3,244	*	1,055	2,335	*
Kamal K. Mirchandani(32)	1,841	*	271	1,570	*

*	Represents beneficial ownership of less than 1%.

(1)	Includes 4,798,741 shares held by Menlo Ventures X, L.P., 83,977 shares held by MMEF X, L.P., 40,789 shares held by Menlo Entrepreneurs Fund X, L.P. and 223,033 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering. The sole general partner of Menlo Ventures X, L.P., MMEF X, L.P. and Menlo Entrepreneurs Fund X, L.P., or together, the Menlo Entities, is MV Management X, L.L.C., or MV Management. The managing members of MV Management are Shawn Carolan, H.D. Montgomery, Douglas C. Carlisle, John W. Jarve, Sonja L. Hoel, Mark Siegel, Kenneth H. Calhoun, Pravin Vazirani and Arvind Purushotham, and each disclaims beneficial ownership of shares held by the Menlo Entities except to the extent of his or her pecuniary interest therein.

(2)	Includes 12,103 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering. The general partner of iGlobe Partners Fund, L.P., or iGlobe Fund, is iGlobe Partners LLC, or iGlobe Partners. The managing members of iGlobe Partners are Soo Boon Koh and Doris Yee and each may be deemed to have voting and/or dispositive power over the shares held by iGlobe Fund.

(3)	Includes 7,535 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering.

(4)	Includes 12,500 shares held by Jacqueline Jin and 12,500 shares held by Michael Jin, Dr. Jin’s children, 822,599 shares held by Dr. Jin, 688,404 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2010 and 178,536 shares issuable upon the exercise of options that become exercisable at the time of the offering.

(5)	Consists solely of shares issuable upon the exercise of options exercisable within 60 days of March 31, 2010.

(6)	Includes 522,758 shares held by Kay Oz 2009 Revocable Trust dated July 28, 2009, 187,500 shares held by Kay Oz I 2009 Annuity Trust, 187,500 shares held by Kay Oz II 2009 Annuity Trust, 95,476 shares held by Mr. Chao, 406,821 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2010 and 100,810 shares issuable upon the exercise of options that become exercisable at the time of the offering.

(7)	Includes 708,333 shares held by Robert Rennard and Sherry Rennard, as Community Property, 83,333 shares held by Kristin Rennard, Mr. Rennard’s child, 168,332 shares held by Mr. Rennard, 407,913 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2010 and 100,810 shares issuable upon the exercise of options that become exercisable at the time of the offering.

(8)	Consists solely of shares issuable upon the exercise of options exercisable within 60 days of March 31, 2010. Immediately prior to the consummation of this offering, Mr. Wahla, one of our named executive officers, will exercise options to purchase 1,138 shares of our common stock at an exercise price of $0.72 per share pursuant to an irrevocable election to exercise.

(9)	On January 27, 2009, William Bettencourt resigned as our chief sales and marketing officer and on July 1, 2009, he resigned from our company as an employee.

(10)	Includes 4,798,741 shares held by Menlo Ventures X, L.P., 83,977 shares held by MMEF X, L.P., 40,789 shares held by Menlo Entrepreneurs Fund X, L.P. and 223,033 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering. The sole general partner of the Menlo Entities is MV Management. The managing members of MV Management are Shawn Carolan, H.D. Montgomery, Douglas C. Carlisle, John W. Jarve, Sonja L. Hoel, Mark Siegel, Kenneth H. Calhoun, Pravin Vazirani and Arvind Purushotham, and each disclaims beneficial ownership of shares held by the Menlo Entities except to the extent of his or her pecuniary interest therein.

(11)	Includes 4,282,101 shares held by Fiona Chang, Mr. Chen’s spouse, 7,242,910 shares held by Mr. Chen and 39,527 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering.

(12)	Includes 5,545 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering.

(13)	Includes 3,563,809 shares held by iGlobe Fund and 12,103 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering. The general partner of iGlobe Fund is iGlobe Partners. The managing members of iGlobe Partners are Soo Boon Koh and Doris Yee and each may be deemed to have voting and/or dispositive power over the shares held by iGlobe Fund.

(14)	Excludes 3,563,809 shares held by iGlobe Fund and 12,103 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering. Mr. Zaelit is a venture partner of iGlobe Partners Inc., an entity that provides administrative services to iGlobe Fund, but does not share voting or dispositive power for shares of our common stock.

(15)	Includes 2,433,353 shares of our common stock issuable upon exercise of options exercisable within 60 days after March 31, 2010, 380,156 shares issuable upon the exercise of options that become exercisable at the time of the offering and 280,208 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering.

(16)	Includes 3,531 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering. The general partner of Sycamore Venture Capital, L.P., or Sycamore VC, is Sycamore Business Partners, L.P., or Sycamore BP. The general partner of Sycamore BP is Sycamore Management Corporation, or Sycamore MC. John R. Whitman is the President and Kilin To is the Chairman of the Board of Directors of Sycamore MC and each disclaims beneficial ownership of shares held by Sycamore VC except to the extent of his pecuniary interest therein.

(17)	Includes 1,177 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering. The general partner of CG Asian-American Fund, L.P., or CG Fund, is CG Asian-American Partners, L.P., or CG Partners. The general partner of CG Partners is Sycamore MC. John R. Whitman is the President and Kilin To is the Chairman of the Board of Directors of Sycamore MC and each disclaims beneficial ownership of shares held by CG Fund except to the extent of his pecuniary interest therein.

(18)	Includes 88,765 shares of our common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2010. Mr. Dhanani is our vice president of marketing and product.

(19)	The general partner of Navigo Capital Group, L.P., or Navigo, is NCG Holdings, LLC, or NCG. Michael Probstel is the sole manager of NCG and may be deemed to have voting and/or dispositive power over the shares held by Navigo.

(20)	Includes 19,666 shares of our common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010. Mr. Glebov is a current employee of ours.

(21)	Includes 8,277 shares of our common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010. Mr. Yip is a current employee of ours.

(22)	Includes 24,083 shares of our common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010. Mr. Ma is a current employee of ours.

(23)	Includes 5,007 shares of our common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010. Mr. Tang is a current employee of ours.

(24)	Jay S. Zimmerman is the Chairman of Bingham McCutchen LLP, or Bingham, and may be deemed to have voting and/or dispositive power over the shares held by Bingham.

(25)	Includes 2,599 shares of our common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010. Ms. Huangtai is a current employee of ours.

(26)	Su Hua is the sole shareholder of Class-A Investments Ltd., or Class-A, and may be deemed to have voting and/or dispositive power over the shares held by Class-A.

(27)	Min Fu Chang and Bruce Hsiang are directors of Springvest Corporation, or Springvest, and may be deemed to have voting and/or dispositive power over the shares held by Springvest.

(28)	Includes 146 shares of common stock to be issued as a dividend on our Series E preferred stock upon the closing of this offering.

(29)	The shares offered for sale include shares acquired in connection with the exercise of stock options granted under our 1999 Stock Option Plan.

(30)	The shares offered for sale include shares acquired in connection with the exercise of stock options granted under our 2002 Executive Stock Option Plan.

(31)	The shares offered for sale include shares acquired upon the conversion of shares of our Series A preferred stock which were acquired in connection with our Series A preferred stock financing.

(32)	The shares offered for sale include shares acquired upon the conversion of shares of our Series B preferred stock which were acquired in connection with our Series B preferred stock financing.

(33)	The shares offered for sale include shares acquired upon the conversion of shares of our Series B Prime preferred stock. The shares of Series B Prime preferred stock were acquired in connection with the conversion of certain shares of our Series B preferred stock which were acquired in connection with our Series B preferred stock financing.

(34)	The shares offered for sale include shares acquired upon the conversion of shares of our Series C preferred stock and/or Series C Prime preferred stock which were acquired in connection with our Series C and Series C Prime preferred stock financing.

(35)	The shares offered for sale include shares acquired upon the conversion of shares of our Series D preferred stock which were acquired in connection with our Series D preferred stock financing.

(36)	The shares offered for sale include shares acquired upon the conversion of shares of our Series E preferred stock which were acquired in connection with our Series E preferred stock financing.

(37)	The shares offered for sale include shares acquired upon the conversion of shares of our Series E preferred stock which were acquired in connection with the exercise of warrants for our Series E preferred stock.

(38)	The shares offered for sale include shares acquired in connection with the exercise of warrants for our common stock.

(39)	The shares offered for sale include shares acquired in connection with our sale of common stock to our founders as part of our initial formation process.

(40)	The shares offered for sale include shares acquired upon the conversion of shares of our Series B preferred stock which were acquired pursuant to a transfer from one of our former stockholders who acquired such shares in connection with our Series B preferred stock financing.

(41)	The Menlo Funds are being allocated the opportunity to purchase shares of our common stock in this offering at the initial public offering price per share of not more than $11.00, for an aggregate purchase price of up to $7,000,000. Based on an initial public offering price of $11.00 per share, the Menlo Funds are being allocated the opportunity to purchase 636,363 shares of our common stock in this offering and have indicated an interest in purchasing all of such shares. If any shares are purchased by the Menlo Funds, the number of shares beneficially owned and the percentage of common stock beneficially owned after the offering will differ from that set forth in the table above. If the Menlo Funds purchase all 636,363 shares, the number of shares beneficially owned by the Menlo Entities, its related entities and Mr. Carolan will increase to 5,782,903, and the percentage of common stock beneficially owned after this offering will increase to 14.15%. In addition, the number of shares beneficially owned by all directors and executive officers as a group will increase to 27,457,409, and the percentage of common stock beneficially owned after this offering will increase to 63.40%.

Description of capital stock

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will become effective upon the completion of this offering. Our stockholders approved these documents in December 2009. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering.

Upon the completion of this offering, our authorized capital stock will consist of 600,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

Common stock

Based on 11,589,525 shares of common stock outstanding as of March 31, 2010 and the conversion of outstanding preferred stock as of March 31, 2010 into 23,345,247 shares of common stock upon the completion of this offering, assuming no outstanding options are exercised prior to the closing of this offering and the issuance of 5,500,000 shares of common stock in this offering, there will be 40,873,962 shares of common stock outstanding upon the closing of this offering (including 15,103 shares of common stock to be issued upon the exercise of an outstanding warrant, that, by its terms, provides for automatic exercise on a cashless basis upon the closing of this offering, (assuming a deemed market price equal to the assumed initial public offering price of $12.00 per share) and 424,087 shares of common stock to be issued as a dividend to the holders of our Series E preferred stock upon the closing of this offering (assuming a deemed market price equal to the assumed initial public offering price of $12.00 per share). As of March 31, 2010, assuming the conversion of all outstanding preferred stock into common stock upon the closing of this offering, we had approximately 273 record holders of our common stock.

As of March 31, 2010, there were 20,833 shares of common stock issuable upon exercise of an outstanding warrant, assuming the conversion of all outstanding preferred stock into common stock upon the closing of this offering, and 5,675,615 shares of common stock subject to outstanding options (including options to purchase 1,138 shares of our common stock expected to be exercised by selling stockholders in connection with the offering).

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred stock

As of March 31, 2010, there were 23,345,247 shares of our preferred stock outstanding, consisting of 333,319 shares of Series A preferred stock, 402,384 shares of Series B preferred stock, 488,998 shares of Series B Prime preferred stock, 5,162,253 shares of Series C preferred stock, 2,366,905 shares of Series C Prime preferred stock, 5,229,161 shares of Series D preferred stock and 9,362,227 shares of Series E preferred stock. Upon the closing of this offering, all currently outstanding shares of preferred stock will convert into shares of our common stock on a one for one basis.

Upon the completion of this offering, our board of directors will be authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock in one or more series and to fix or alter the designations, rights, preferences and privileges and any qualifications, limitations or restrictions of the shares of each such series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Warrants

As of March 31, 2010, we had an outstanding warrant to purchase 20,833 shares of our common stock with an exercise price of $3.30 per share and expiration date of July 19, 2012. Upon the closing of this offering, the warrant to purchase 20,833 shares of our common stock will be automatically exercised on a cashless basis immediately prior to the closing of this offering if not exercised sooner by the holder of the warrant.

Our warrant contains a cashless exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Our warrant also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock splits, reorganizations, reclassifications and consolidations.

The outstanding warrant will be automatically exercised on a cashless basis upon the closing of this offering based upon a market price per share of our common stock equal to the per share offering price to the public of this offering. Assuming that the market price of our common stock is equal to the assumed initial public offering price of $12.00 per share immediately prior to the date of exercise, we would issue 15,103 shares of our common stock upon the automatic cashless exercise of the warrant. A $1.00 increase in the assumed deemed market price of $12.00 per share would increase the number of shares of common stock to be issued upon the automatic cashless exercise of the warrant by approximately 441 shares of common stock, and a $1.00 decrease in the assumed deemed market price of $12.00 per share would decrease the number of shares of common stock to be issued upon the automatic cashless exercise of the warrant by approximately 520 shares of common stock.

Registration rights

Following the closing of this offering, the holders of an aggregate of 25,814,099 shares of our common stock issuable upon the conversion of our convertible preferred stock will be entitled to the registration rights set forth below with respect to registration of the resale of such shares under the Securities Act pursuant to an investors’ rights agreement by and among us and certain of our stockholders. As applicable, we refer to these shares collectively as registrable securities.

Demand registration rights.    At any time, other than during the 180-day period following the closing of this offering the holders of at least 50% of the registrable securities or 50% of the registrable securities issuable upon conversion of our Series E preferred stock may demand that we effect a registration under the Securities Act covering the public offering and sale of all or part of the registrable securities held by such stockholders, provided that the value of the registrable securities that such holders propose to sell in such offering is at least $50,000,000. Upon any such demand we must use our best efforts to effect the registration of the registrable securities which we have been requested to register together with all other registrable securities that we may have been requested to register by other stockholders pursuant to the incidental registration rights described below. We are only obligated to effect two registrations in response to these demand registration rights for the holders of the registrable securities. We may defer such registration until April 14, 2012, and after such date, depending on certain conditions, we may defer such registration for up to 90 days.

Incidental registration rights.    If we register any securities for public sale, including pursuant to any stockholder initiated demand registration, holders of the registrable securities will have the right to include their shares in the registration statement, subject to certain exceptions relating to employee benefit plans and mergers and acquisitions. The underwriters of any underwritten offering will have the right to limit the number of registrable securities to be included in the registration statement on a pro rata basis, subject to certain restrictions and the restricted period described under the section entitled “Underwriting.”

Short form registration rights.    Following this offering, we are obligated under the investors’ rights agreement to use commercially reasonable efforts to qualify and remain eligible for registration on Form S-3 under the Securities Act. At any time after we are qualified to file a registration statement on Form S-3, the holders of the registrable securities may request in writing that we effect a registration on Form S-3 if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $500,000, subject to certain exceptions. We are obligated to file up to two registration statements on Form S-3 in any 12-month period.

Expenses of registration.    We will pay all registration expenses related to any demand, incidental or Form S-3 registration, including up to $30,000 in expenses of one special counsel for the holders of the registrable securities, other than underwriting discounts, selling commissions and transfer taxes (if any), which will be borne by the holders of the registrable securities.

Indemnification.    The investors’ rights agreement contains indemnification provisions pursuant to which we are obligated to indemnify the selling stockholders, underwriters and certain of their affiliates in the event of material misstatements or omissions in the registration statement or related violations of federal and state securities law by us. As a condition to including their securities in any registration statement filed pursuant to demand or incidental registration rights, we may require the selling stockholders to agree to indemnify us for misstatements or omissions attributable to them.

Anti-takeover effects of Delaware law and our certificate of incorporation and bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. We expect these provisions and certain provisions of Delaware law, which are summarized below, to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated preferred stock.    As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on the ability of stockholders to act by written consent or call a special meeting.    Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our certificate of incorporation or bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board of directors, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board classification.    Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on the classified board of directors, see “Management—Board of directors.” Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and removal of directors.    Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

No cumulative voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise. Our restated certificate of incorporation and amended and restated bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Delaware anti-takeover statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer agent and registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Co., N.A. The transfer agent’s address is 250 Royall Street, Canton, MA 02021 and its telephone number is (800) 662-7232.

Listing

Our common stock has been approved for listing on the NASDAQ Global Market under the trading symbol TNAV, subject to official notice of issuance.

Shares eligible for future sale

Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of common stock and could impair our future ability to raise capital through the sale of equity securities.

Upon the completion of this offering, we will have an aggregate of 40,873,962 shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options (including the 1,138 shares of our common stock expected to be issued upon the exercise of options by selling stockholders in connection with the offering). All of the shares sold in this offering, plus any additional shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable, except that any shares purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act) (including shares purchased by the Menlo Funds, if any) may only be sold in compliance with the limitations described below. The outstanding 33,875,913 shares of common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, promulgated under the Securities Act, which rules are summarized below. Any shares purchased in this offering by the Menlo Funds will be subject to the lock-up agreement described below and restrictions under applicable securities laws.

As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, the restricted shares will be available for sale in the public market as follows:

•	23,329 shares will be eligible for sale upon completion of this offering;

•	6,736 shares will be eligible for sale 90 days after the completion of this offering;

•

33,845,848 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus, subject to extension in certain circumstances; and

•	3,251,693 shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus, subject to extension in certain circumstances.

Lock-up agreements and obligations

Our directors, officers and substantially all of our stockholders have entered into lock-up agreements that generally provide that these holders will not offer, pledge, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. for a period of 180-days from the date of this prospectus, subject to certain exceptions described under the heading “Underwriting.”

In addition, each grant agreement under each of our 1999 Plan and 2002 Plan contains restrictions similar to those set forth in the lock-up agreements described above limiting the disposition of securities issuable pursuant to those plans for a period of at least 180 days following the date of this prospectus.

The 180-day restricted periods described above are subject to extension such that, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions on offers, pledges, sales, agreements to sell or other dispositions of common stock or securities convertible into or exchangeable or exercisable for shares of our common stock described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release; provided, however, that if none of the underwriters’ representatives publishes or otherwise distributes a research report or makes a public appearance concerning us within three trading days of the announcement of such material news or material event, the extension of the 180-day restricted period related to such material news or material event (but not related to any other material news or material event) will be only until the later of (i) the last day of the initial 180-day restricted period and (ii) the third trading day after such announcement.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 408,740 shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

As of March 31, 2010, 4,239,279 shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and stock awards.

Stock options

We intend to file registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after this offering. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 will be subject to volume limitations, manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up agreements to which they are subject.

Registration rights

Upon completion of this offering, the holders of an aggregate of 25,814,099 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration. For a further description of these rights, see the section entitled “Description of capital stock—Registration rights.”

Material United States federal income tax

consequences to non-U.S. holders

The following is a summary of the material U.S. federal income tax and estate tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. holder defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder (other than a partnership or entity classified as a partnership for U.S. federal income tax purposes) that is not:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment maintained by you in the United States) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on disposition of common stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the period described above.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal estate tax

Our common stock held (or treated as such) by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently enacted legislation affecting taxation of our common stock held by or through foreign entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion is not tax advice. Each prospective investor should consult the prospective investor’s own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Underwriting

We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
Robert W. Baird & Co. Inc.
Canaccord Genuity Inc.
Piper Jaffray & Co.
Pacific Crest Securities LLC

Total	7,000,000

The underwriters are committed to purchase all the shares of common stock offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public, including to the Menlo Funds if the Menlo Funds purchase shares, at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common stock offered in this offering.

The Menlo Funds, which are affiliated with Shawn Carolan, a member of our Board of Directors, and which, as of March 31, 2010, beneficially owned 14.1% of our outstanding common stock (assuming conversion of all outstanding shares of preferred stock), are being allocated the opportunity to purchase shares of our common stock in this offering at the initial public offering price per share of not more than $11.00, for an aggregate purchase price of up to $7,000,000. Based on an initial public offering price of $11.00 per share, the Menlo Funds are being allocated the opportunity to purchase 636,363 shares of our common stock in this offering and have indicated an interest in purchasing all of such shares.

The underwriters have an option to buy up to 1,050,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

In connection with the offering of shares of our common stock described in this prospectus, a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act.

Underwriting discounts and commissions

	Per share		Total
	Without exercise of option to purchase additional shares	With exercise of option to purchase additional shares	Without exercise of option to purchase additional shares	With exercise of option to purchase additional shares

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $4.0 million.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives for the underwriters.

The following are some exceptions to the restrictions described in the preceding paragraph:

•

the issuance of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with the bona fide acquisition by us or any of our subsidiaries of the securities, businesses, property or assets of another person or entity; and

•

the issuance of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with bona fide joint ventures, commercial relationships or other strategic transactions.

Our issuance of shares pursuant to the above exceptions is limited to an aggregate number of shares of common stock not exceeding 10% of our common stock outstanding immediately following the completion of the offering.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that if none of the underwriters’ representatives publishes or otherwise distributes a research report or makes a public appearance concerning us within three trading days of the announcement of such material news or material event, the extension of the 180-day restricted period related to such material news or material event (but not related to any other material news or material event) will be only until the later of (i) the last day of the initial 180-day restricted period and (ii) the third trading day after such announcement.

Our directors and executive officers and substantially all of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock (other than the exercise of incidental registration rights pursuant to the terms of outstanding agreements between such stockholder and us in connection with a registered public offering to which the underwriters’ representatives have consented), in each case other than the shares of common stock sold by the selling stockholders in this offering.

The following are some exceptions to the restrictions described in the preceding paragraph:

•

the receipt of merger consideration for shares of common stock upon the consummation of a merger or consolidation of us with another company or the sale of shares of common stock upon the consummation of a sale, lease, exclusive license or other conveyance of all or substantially all of our assets;

•

entering into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act, provided that no sales of our securities will occur under such plan during the 180-day restrictive period, and no public disclosure of any such action is required or voluntarily made by any person during the 180-day restrictive period; and

•

the sale of securities, in a registered public offering to which J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. have consented on behalf of the underwriters, on exercise of certain pre-existing incidental registration rights.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that if none of the underwriters’ representatives publishes or otherwise distributes a research report or makes a public appearance concerning us within three trading days of the announcement of such material news or material event, the extension of the 180-day restricted period related to such material news or material event (but not related to any other material news or material event) will be only until the later of (i) the last day of the initial 180-day restricted period; and (ii) the third trading day after such announcement.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock has been approved for listing on the NASDAQ Global Market under the symbol TNAV, subject to official notice of issuance.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us, the selling stockholders and the representatives of the underwriters. In determining the initial public offering price, we, the selling stockholders and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom; (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person inside the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at June 30, 2008 and 2009, and for each of the three years in the period ended June 30, 2009, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

For further information about us and our common stock, you may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

Upon completion of this offering, we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

TeleNav, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of TeleNav, Inc:

We have audited the accompanying consolidated balance sheets of TeleNav, Inc. (the Company) as of June 30, 2008 and 2009, and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the three years in the period ended June 30, 2009. Our audits also included the financial statement schedule listed in Part II, Item 16.(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleNav, Inc. at June 30, 2008 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    Ernst & Young LLP

San Francisco, California

October 30, 2009, except as to Note 12, as to which the date is May 11, 2010

TeleNav, Inc.

Consolidated Balance Sheets

	June 30,		March 31,	Pro forma stockholders’ equity at March 31, 2010 (see Note 1)
(in thousands, except per share amounts)	2008	2009	2010

			(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,850	$33,128	$46,109
Accounts receivable; net of allowances of $20, $229 and $606 at June 30, 2008 and 2009 and March 31, 2010, respectively	14,552	23,938	38,570
Deferred income taxes, current	—	2,053	1,872
Prepaid expenses and other current assets	676	2,872	5,789

Total current assets	32,078	61,991	92,340
Property and equipment, net	2,857	6,615	9,463
Deposits and other assets	1,094	3,604	8,253

Total assets	$36,029	$72,210	$110,056

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,198	$2,115	$2,830
Accrued compensation	2,100	3,784	3,946
Accrued royalties	1,918	3,335	2,349
Other accrued expenses	1,624	1,875	3,059
Deferred revenue	2,379	3,472	5,262
Warrant liability, current	—	2,511	—
Income taxes payable	183	—	16

Total current liabilities	9,402	17,092	17,462
Other liabilities	564	374	2,371
Warrant liability	1,668	—	—
Commitments and contingencies

Convertible preferred stock:
$0.001 par value: 23,358 shares authorized; 23,084, 23,084 and 23,345 shares issued and outstanding at June 30, 2008 and 2009 and March 31, 2010 (unaudited), respectively; aggregate liquidation preference of $103,631 at June 30, 2009 and $106,718 at March 31, 2010 (unaudited); no shares outstanding pro forma (unaudited)	50,160	51,368	56,007	$—

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value: no shares authorized, issued or outstanding at June 30, 2008 and 2009 and March 31, 2010 (unaudited), respectively, 50,000 shares authorized, no shares issued or outstanding pro forma (unaudited)	—	—	—	—
Common stock, $0.001 par value: 41,667 shares authorized; 11,225, 11,320 and 11,590 shares issued and outstanding at June 30, 2008 and 2009 and March 31, 2010 (unaudited), respectively, and 35,359 shares outstanding pro forma (unaudited)	11	11	12	35
Additional paid-in capital	2,915	3,490	5,519	61,503
Accumulated other comprehensive income	248	404	354	354
Retained earnings (deficit)	(28,939)	(529)	28,331	28,331

Total stockholders’ equity (deficit)	(25,765)	3,376	34,216	$90,223

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$36,029	$72,210	$110,056

See Notes to Consolidated Financial Statements.

TeleNav, Inc.

Consolidated Statements of Operations

	Fiscal year ended June 30,			Nine months ended March 31,
(in thousands, except per share amounts)	2007	2008	2009	2009	2010

				(unaudited)
Revenue	$27,716	$48,065	$110,880	$76,626	$121,652
Cost of revenue	7,965	11,359	20,250	13,773	21,130

Gross profit	19,751	36,706	90,630	62,853	100,522

Operating expenses:
Research and development	10,923	13,687	23,500	16,276	28,083
Sales and marketing	14,506	13,245	16,536	12,030	12,523
General and administrative	4,677	4,993	8,302	5,888	9,275

Total operating expenses	30,106	31,925	48,338	34,194	49,881

Income (loss) from operations	(10,355)	4,781	42,292	28,659	50,641
Interest income	1,081	592	268	223	73
Other income (expense), net	(371)	(582)	(1,044)	(671)	(403)

Income (loss) before provision for income taxes	(9,645)	4,791	41,516	28,211	50,311
Provision for income taxes	1	184	11,898	8,926	19,513

Net income (loss)	$(9,646)	$4,607	$29,618	$19,285	$30,798

Net income (loss) applicable to common stockholders (see Note 2)	$(10,852)	$1,875	$15,719	$10,163	$16,624

Net income (loss) per share applicable to common stockholders:
Basic	$(1.00)	$0.17	$1.39	$0.90	$1.44

Diluted	$(1.00)	$0.07	$0.57	$0.37	$0.58

Weighted average shares used in computing net income (loss) applicable to common stockholders:
Basic	10,840	11,173	11,273	11,259	11,550

Diluted	10,840	26,872	27,724	27,621	28,787

Pro forma net income per share:
(unaudited):
Basic			$0.86		$0.89

Diluted			$0.80		$0.81

Pro forma weighted average shares:
(unaudited):
Basic			34,357		34,744

Diluted			36,825		37,998

See Notes to Consolidated Financial Statements.

TeleNav, Inc.

Consolidated Statements of Convertible Preferred Stock

and Stockholders’ Equity (Deficit)

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings (deficit)	Total stockholders’ equity (deficit)
(in thousands)	Shares	Amount	Shares	Amount
Balance at June 30, 2006	23,073	$47,196	10,765	$11	$1,992	$36	$(20,973)	$(18,934)
Issuance of common stock warrant	—	—	—	—	25	—	—	25
Issuance of common stock upon exercise of stock options	—	—	48	—	11	—	—	11
Issuance of common stock upon exercise of warrants	—	—	248	—	357	—	—	357
Stock-based compensation expense	—	—	—	—	147	—	—	147
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	163		163
Net loss	—	—	—	—	—	—	(9,646)	(9,646)

Comprehensive loss	—	—	—	—	—	—	—	(9,483)

Balance at June 30, 2007	23,073	47,196	11,061	11	2,532	199	(30,619)	(27,877)
Issuance of Series E convertible preferred stock upon exercise of warrants	11	37	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	63	—	41	—	—	41
Issuance of common stock upon exercise of warrants	—	—	101	—	60	—	—	60
Stock-based compensation expense	—	—	—	—	341	—	—	341
Settlement of stock options	—	—	—	—	(59)	—	—	(59)
Accretion of Series E preferred stock dividend	—	2,927	—	—	—	—	(2,927)	(2,927)
Comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	49	—	49
Net income	—	—	—	—	—	—	4,607	4,607

Comprehensive income	—	—	—	—	—	—	—	4,656

Balance at June 30, 2008	23,084	50,160	11,225	11	2,915	248	(28,939)	(25,765)
Issuance of common stock upon exercise of stock options	—	—	85	—	68	—	—	68
Issuance of common stock upon grant of shares to nonemployee	—	—	10	—	25	—	—	25
Stock-based compensation expense	—	—	—	—	482	—	—	482
Accretion of Series E preferred stock dividend	—	1,208	—	—	—	—	(1,208)	(1,208)
Comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	156	—	156
Net income	—	—	—	—	—	—	29,618	29,618

Comprehensive income	—	—	—	—	—	—	—	29,774

Balance at June 30, 2009	23,084	51,368	11,320	11	3,490	404	(529)	3,376
Issuance of Series E convertible preferred stock upon exercise of warrants (unaudited)	261	3,719	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options (unaudited)	—	—	471	1	437	—	—	438
Repurchase of common stock (unaudited)	—	—	(201)	—	(210)	—	(1,018)	(1,228)
Stock-based compensation expense (unaudited)	—	—	—	—	1,447	—	—	1,447
Excess tax benefit from employee stock option plans (unaudited)	—	—	—	—	355	—	—	355
Accretion of Series E preferred stock dividend (unaudited)	—	920	—	—	—	—	(920)	(920)
Comprehensive income (unaudited):
Currency translation adjustment (unaudited)	—	—	—	—	—	(50)	—	(50)
Net income (unaudited)	—	—	—	—	—	—	30,798	30,798

Comprehensive income (unaudited)	—	—	—	—	—	—	—	30,748

Balance at March 31, 2010 (unaudited)	23,345	$56,007	11,590	$12	$5,519	$354	$28,331	$34,216

See Notes to Consolidated Financial Statements.

TeleNav, Inc.

Consolidated Statements of Cash Flows

	Fiscal year ended June 30,			Nine months ended March 31,
(in thousands)	2007	2008	2009	2009	2010

				(unaudited)

Operating activities
Net income (loss)	$(9,646)	$4,607	$29,618	$19,285	$30,798
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Issuance of common stock warrant	25	—	—	—	—
Loss on disposal of property and equipment	4	26	63	1	3
Depreciation and amortization	862	1,495	2,390	1,644	3,502
Stock-based compensation expense	147	455	507	328	1,447
Revaluation of preferred stock warrants	292	652	843	460	346
Excess tax benefit from employee stock option plans	—	—	—	—	141
Changes in operating assets and liabilities:
Accounts receivable	(1,411)	(10,812)	(9,385)	(5,028)	(14,632)
Deferred income taxes	—	—	(2,476)	(725)	1,172
Prepaid expenses and other current assets	169	32	(2,196)	(669)	(2,552)
Other assets	(124)	(145)	(74)	190	(3,845)
Accounts payable	356	266	522	(72)	(34)
Accrued compensation	217	1,206	1,683	299	162
Accrued royalties	564	937	1,417	935	(986)
Accrued expenses and other liabilities	1,466	(57)	59	4,580	2,448
Income taxes payable	—	183	(183)	53	16
Deferred revenue	499	875	1,086	599	1,956

Net cash provided by (used in) operating activities	(6,580)	(280)	23,874	21,880	19,942

Investing activities
Capital expenditures	(2,470)	(1,727)	(7,828)	(3,790)	(7,197)

Net cash used in investing activities	(2,470)	(1,727)	(7,828)	(3,790)	(7,197)

Financing activities
Proceeds from exercise of Series E preferred stock warrants	—	37	—	—	862
Proceeds from exercise of common stock warrants	357	60	—	—	—
Proceeds from exercise of stock options	11	41	68	29	438
Repurchase of common stock	—	—	—	—	(1,228)
Settlement of stock options	—	(173)	—	—	—
Excess tax benefit from employee stock option plans	—	—	—	—	214

Net cash provided by (used in) financing activities	368	(35)	68	29	286

Effect of exchange rate changes on cash and cash equivalents	148	159	164	90	(50)
Net increase (decrease) in cash and cash equivalents	(8,534)	(1,883)	16,278	18,209	12,981
Cash and cash equivalents, at beginning of period	27,267	18,733	16,850	16,850	33,128

Cash and cash equivalents, at end of period	$18,733	$16,850	$33,128	$35,059	$46,109

Supplemental disclosure of cash flow information
Income taxes paid	$1	$1	$15,916	$9,549	$18,431

See Notes to Consolidated Financial Statements.

TeleNav, Inc.

Notes to Consolidated Financial Statements

1. Organization and significant accounting policies

Description of business

TeleNav, Inc., also referred to in this report as “we,” “our” or “us,” and our predecessor company were incorporated in October 2009 and September 1999, respectively, in the State of Delaware. We are a leading provider of location based services, or LBS, including voice guided navigation, on mobile phones. Our LBS solutions provide consumers and enterprises with convenient and easy to use location specific, real time and personalized features and functions. By using their mobile phones, our end users can access our LBS to efficiently navigate to their destinations and easily obtain relevant local information. We operate in a single segment. We refer to the fiscal years ended June 30, 2007, 2008 and 2009 as fiscal 2007, fiscal 2008 and fiscal 2009, respectively.

Accounting principles

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The consolidated financial statements include the accounts of TeleNav, Inc. and our wholly owned subsidiaries in China, the United Kingdom and Brazil. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited financial information

The accompanying unaudited interim consolidated balance sheet as of March 31, 2010, the consolidated statements of operations and cash flows for the nine months ended March 31, 2009 and 2010 and the consolidated statement of convertible preferred stock and stockholders’ equity for the nine months ended March 31, 2010 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include, in our opinion, all adjustments, which include only normal recurring adjustments, that management considers necessary for the fair presentation of our statement of financial position as of March 31, 2010 and our results of operations and cash flows for the nine months ended March 31, 2009 and 2010. The results for the nine months ended March 31, 2010 are not necessarily indicative of the results to be expected for fiscal 2010.

Use of estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions made by us include the determination of revenue recognition and deferred revenue, the fair market value of certain warrants, the recoverability of accounts receivable, and the fair value of stock awards issued. Actual results could differ from those estimates.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

Unaudited pro forma stockholders’ equity

All of our convertible preferred stock outstanding will convert into 23,345,247 shares of common stock based on the shares of convertible preferred stock outstanding at March 31, 2010 and we will issue approximately 424,087 shares of our common stock in the form of a stock dividend to the holders of our Series E convertible preferred stock upon the completion of the initial public offering. Unaudited pro forma stockholders’ equity, as adjusted for the assumed conversion of the convertible preferred stock and the issuance of the stock dividend to the holders of our Series E convertible preferred stock, is set forth on the consolidated balance sheets.

Revenue recognition

We derive our revenue primarily from subscriptions to access our LBS, which are generally provided through wireless carrier partners that offer our services to their subscribers. Revenue is primarily comprised of monthly subscription fees for the use of our LBS, as well as activation fees related to certain services. Our wireless carrier partners pay us a monthly subscription fee per end user as a fixed fee or a percentage of the revenue they charge to the subscriber, subject to a minimum fee per end user. We recognize revenue when persuasive evidence of an arrangement exists, delivery of those services has occurred, the fee is fixed or determinable, and collectability is reasonably assured.

We recognize monthly fees related to our services in the month we provide the services. We defer amounts received in advance of the service being provided and recognize the deferred amounts when the monthly service has been provided. Our agreements do not contain general rights of refund once the service has been provided. We defer activation fees received upon the initiation of certain services and recognize the deferred amounts over the estimated average length of subscription to the service, historically 16 months.

We recognize as revenue the amount our wireless carrier partners report to us as we provide our services, which are net of any revenue sharing or other fees earned and deducted by our wireless carrier partners. We are not the principal provider when selling access to our LBS through our wireless carrier partners as the subscribers directly contract with our wireless carrier partners. In addition, we earn a fixed fee or fixed percentage of fees charged by our wireless carrier partners and our wireless carrier partners have the sole ability to set the price charged to their subscribers for our service. Our wireless carrier partners have direct responsibility for billing and collecting those fees from their subscribers and we and our wireless carrier partners may offer subscribers a 30-day free trial for our service. We provide tiered pricing to certain of our wireless carrier partners based on the number of paying end users in a given month, which may result in a discounted fee per end user depending on the number of end users. Revenue recognized is based on the discounted fees earned for a given period.

In certain instances, due to the nature and timing of monthly revenue and subscriber reporting from our wireless carrier partners, we may be required to make estimates of the amount of LBS revenue to recognize from a wireless carrier partner for the current period. Estimates for revenue include our consideration of certain factors and information including subscriber data, historical

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

subscription and revenue reporting trends, end user subscription data from our internal systems, and data from comparable distribution channels of our other wireless carrier partners.

We may be required to make estimates of revenue for a given month if wireless carrier partners do not provide us with an LBS revenue report in a timely manner. We record any differences between estimated revenue and actual revenue in the reporting period when we determine the actual amounts. To date, actual amounts have not differed materially from our estimates.

In addition to our LBS, we offer mobile phone accessories and other related hardware products through our website. We recognize revenue related to these products upon delivery, assuming all other revenue recognition criteria have been met. Revenue from mobile phone accessories and other related hardware products represented less than 5% of our revenue for fiscal 2007. Revenue from mobile phone accessories and other related hardware products represented less than 2% of our revenue for fiscal 2008 and 2009 and the nine months ended March 31, 2009 and 2010.

Cost of revenue

Our cost of revenue consists primarily of the cost of third party royalty-based data, such as map, points of interest, traffic, gas price and weather data, and voice recognition technology that we use in providing our LBS. Our cost of revenue also includes expenses associated with data center operations, customer support, the amortization of capitalized software development costs and stock-based compensation.

In connection with our usage of licensed third party content, our contracts with certain licensors include minimum guaranteed royalty payments, which are payable regardless of the ultimate volume of revenue derived from the number of paying end users. These contracts contain obligations for the licensor to provide ongoing services and, accordingly, we record any minimum guaranteed royalty payments as an asset when paid and amortize the amount to cost of revenue over the applicable period. Any additional royalties due based on actual usage are expensed monthly as incurred.

Foreign currency translation

The functional currency of our foreign subsidiaries is the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of comprehensive income in stockholders’ equity (deficit). Foreign currency transaction gains and losses are included in our net income (loss) for each year. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average monthly exchange rates during the year. Equity transactions are translated using historical exchange rates. Foreign currency transaction gain (loss) was approximately $(63,000), $65,000 and $(223,000) for fiscal 2007, 2008 and 2009, respectively.

Cash and cash equivalents

We consider all highly liquid financial instruments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value. Our cash equivalents include interest-bearing money-market funds.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

We had a restricted cash balance of approximately $77,000 at June 30, 2008 in the form of a certificate of deposit to guarantee a corporate credit card.

Concentrations of credit risk and significant customers

Financial instruments that subject us to significant concentrations of credit risk primarily consist of cash and cash equivalents and accounts receivable. We maintain our cash and cash equivalents with well-capitalized financial institutions. Cash equivalents consist primarily of money-market accounts. Our primary customers are wireless carriers and we do not require collateral for accounts receivable. To manage the credit risk associated with accounts receivable, we evaluate the creditworthiness of our wireless carrier partners. We evaluate our accounts receivable on an ongoing basis to determine those amounts not collectible. To date, we are not aware of circumstances that may impair a specific wireless carrier partner’s ability to meet its financial obligations to us.

Revenue related to services provided through Sprint Nextel Corporation, or Sprint, comprised approximately 90%, 62% and 61% of revenue for fiscal 2007, 2008 and 2009, respectively, and approximately 61% and 55% for the nine months ended March 31, 2009 and 2010, respectively. Receivables due from Sprint were approximately 65% and 58% of total accounts receivable at June 30, 2008 and 2009, respectively, and approximately 59% at March 31, 2010, respectively. Revenue related to services provided through AT&T Inc., or AT&T, comprised approximately 2%, 26% and 29% of revenue for fiscal 2007, 2008 and 2009, respectively, and approximately 29% and 34% for the nine months ended March 31, 2009 and 2010, respectively. Receivables due from AT&T were approximately 27% and 29% of total accounts receivable at June 30, 2008 and 2009, respectively, and approximately 27% at March 31, 2010, respectively.

Fair value of financial instruments

The estimated fair market value of financial instruments, which include cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximates the carrying values of those instruments due to their relatively short maturities.

We have established a hierarchy, which consists of three levels, for disclosure of the inputs used to determine the fair value of our financial instruments. Level 1 valuations are based on quoted prices in active markets for identical assets or liabilities. Level 2 valuations are based on inputs that are observable, either directly or indirectly, other than quoted prices included within Level 1. Level 3 valuations are based on information that is unobservable and significant to the overall fair value measurement. The valuations of our cash equivalents are considered to be Level 1.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Computers, automobiles and equipment have useful lives of three years and fixtures and furniture have useful lives of five years. Leasehold improvements are amortized

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease.

We review our property and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. We have not recorded any impairment to our long-lived assets in any of the periods presented.

Preferred stock warrants

Outstanding warrants to purchase our Series E convertible preferred stock have been classified as liabilities on our consolidated balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net. As of December 31, 2009, all remaining outstanding Series E preferred stock warrants had been exercised and the warrant liability was reclassified to preferred stock.

Comprehensive income (loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), which includes cumulative foreign currency translation gains or losses. Foreign currency translation gains (losses) totaled approximately $163,000, $49,000 and $156,000 for fiscal 2007, 2008 and 2009, respectively, and approximately $(50,000) for the nine months ended March 31, 2010.

Stock-based compensation

We grant our employees options to purchase our common stock. Effective July 1, 2006, we adopted the fair value recognition method of accounting for stock-based employee compensation arrangements, which requires us to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value, and recognize the costs in the financial statements over the employees’ requisite service period. We adopted fair value accounting for stock-based compensation under the prospective-transition method and, therefore, our stock-based compensation expense is based on the grant-date fair value for all awards granted or modified on or after July 1, 2006. We recognize compensation expense for the fair value of these awards with time-based vesting on a straight-line basis over the employee’s requisite service period of each of these awards, net of estimated forfeitures.

Equity instruments issued to nonemployees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Income taxes

We utilize the liability method of accounting for income taxes, whereby deferred tax assets or liability account balances are calculated at the balance sheet date using current tax laws and

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount that will more likely than not be realized.

Research and software development costs

We expense research and development costs as incurred. We account for the costs of computer software we develop for internal use by capitalizing qualifying costs, which are incurred during the application development stage, and amortizing those costs over the application’s estimated useful life which generally ranges from 18 to 24 months, depending on the type of application. We capitalized approximately $353,000, $443,000 and $2.5 million of software development costs during fiscal 2007, 2008 and 2009, respectively, and approximately $2.2 million during the nine months ended March 31, 2010. Amortization expense related to these costs, which has been recorded in cost of revenue, totaled approximately $71,000, $279,000 and $424,000 for fiscal 2007, 2008 and 2009, respectively, and approximately $299,000 and $572,000 for the nine months ended March 31, 2009 and 2010, respectively.

Net capitalized software development costs are included in deposits and other assets.

Advertising expense

Advertising costs are expensed as incurred. Advertising expense was approximately $1.4 million, $676,000 and $662,000 for fiscal 2007, 2008 and 2009, respectively, and approximately $484,000 and $150,000 for the nine months ended March 31, 2009 and 2010, respectively.

Recent accounting pronouncements

In October 2009, the FASB issued its revised standard which supersedes certain guidance with respect to accounting for revenue arrangements with multiple deliverables. The revised standard changes the determination of when individual deliverables in a multiple element arrangement may be treated as separate units of accounting and modifies the manner in which the transaction consideration is allocated across separately identifiable deliveries. The revised standard is effective for our fiscal year beginning July 1, 2010, with an option of early adoption. We have not assessed the potential impact, if any, of the revised standard on our financial position, cash flows or results of operations.

2. Net income (loss) applicable to common stockholders and pro forma net income per share

Basic and diluted net income (loss) per share applicable to common stockholders are presented in conformity with the two-class method required for participating securities. Our Series E convertible preferred stock is a participating security. Holders of Series E convertible preferred stock are each entitled to receive cumulative dividends, payable prior and in preference to any dividends on any other shares of our capital stock. In the event a dividend is paid on any share of common stock, Series E convertible preferred stockholders are entitled to a proportionate share of any such dividend as if they were holders of common stock (on an as if converted basis).

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

Under the two-class method, basic net income (loss) per share applicable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net income (loss) applicable to common stockholders is determined by allocating undistributed earnings, calculated as net income (loss) less current period Series E convertible preferred stock cumulative dividends, between common and Series E convertible preferred stockholders. Diluted net income (loss) per share applicable to common stockholders is computed by using the weighted average number of shares of common stock outstanding, including potential dilutive common shares assuming (i) the dilutive effect of outstanding stock options and warrants using the treasury stock method and (ii) the issuance of shares upon the conversion of outstanding Series A, Series B, Series B Prime, Series C, Series C Prime and Series D convertible preferred stock. For fiscal 2007 for which there is a net loss, the numbers of shares used in the computation of diluted net loss per share are the same as those used for the computation of basic net loss per share, as the inclusion of dilutive securities would be anitdilutive. No portion of the loss for fiscal 2007 was allocated to the Series E participating securities under the two-class method since there is no contractual obligation for the Series E convertible preferred stock to share in those losses.

Pro forma basic and diluted net income per share were computed to give effect to the conversion of the Series A, Series B, Series B Prime, Series C, Series C Prime, Series D and Series E convertible preferred stock using the as if converted method into common stock as though the conversion had occurred on the original dates of issuance.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

The following table presents the calculation of historical basic and diluted net income (loss) per share applicable to common stockholders and pro forma basic and diluted net income per share (in thousands, except per share amounts):

	Fiscal year ended June 30,			Nine months ended March 31,
	2007	2008	2009	2009	2010

				(unaudited)
Net income (loss) applicable to common stockholders:
Net income (loss)	$(9,646)	$4,607	$29,618	$19,285	$30,798
Series E Preferred cumulative dividends	(1,206)	(1,207)	(1,208)	(907)	(920)
Undistributed earnings allocated to Series E preferred stockholders	—	(1,525)	(12,691)	(8,215)	(13,254)

Net income (loss) applicable to common stockholders	$(10,852)	$1,875	$15,719	$10,163	$16,624

Shares used in computing net income (loss) per share applicable to common stockholders:
Basic:
Weighted average common shares used in computing basic net income (loss) per share	10,840	11,173	11,273	11,259	11,550

Diluted:
Weighted average common shares used in computing basic net income (loss) per share	10,840	11,173	11,273	11,259	11,550
Add weighted average effect of dilutive securities:
Stock options	—	1,716	2,468	2,379	3,242
Common stock warrants	—	—	—	—	12
Conversion of convertible preferred stock	—	13,983	13,983	13,983	13,983

Weighted average common shares used in computing diluted net income (loss) per share	10,840	26,872	27,724	27,621	28,787

Net income (loss) per share applicable to common stockholders:
Basic	$(1.00)	$0.17	$1.39	$0.90	$1.44

Diluted	$(1.00)	$0.07	$0.57	$0.37	$0.58

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

	Fiscal year ended June 30,	Nine months ended March 31,
	2009	2010

	(unaudited)
Pro forma net income per share:
Net income	$29,618	$30,798

Shares used in computing pro forma net income per share:
Basic:
Basic weighted average common shares from above	11,273	11,550
Add assumed conversion of convertible preferred stock	23,084	23,194

Shares used in computing pro forma basic net income per share	34,357	34,744

Diluted:
Diluted weighted average common shares used above	27,724	28,787
Add conversion of Series E convertible preferred stock excluded under the two-class method	9,101	9,211

Shares used in computing pro forma diluted net income per share	36,825	37,998

Pro forma net income per share
Basic	$0.86	$0.89

Diluted	$0.80	$0.81

The following outstanding shares subject to options, warrants and convertible preferred stock were excluded from the computation of diluted net income (loss) per common share for the periods presented because including them would have had an antidilutive effect (in thousands):

	Fiscal year ended June 30,			Nine months ended March 31,
	2007	2008	2009	2009	2010

				(unaudited)
Options to purchase common stock	3,878	501	296	—	398
Warrants to purchase common stock	101	21	21	21	—
Warrants to purchase Series E convertible preferred stock	273	261	261	261	—
Convertible preferred stock (as converted basis)	13,983	—	—	—	—

	18,235	783	578	282	398

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

3. Property and equipment

Property and equipment consist of the following (in thousands):

	June 30,
	2008	2009

Computers and equipment	$3,971	$8,734
Computer software	740	1,342
Furnitures and fixtures	249	341
Automobiles	106	165
Leasehold improvements	1,229	1,261

	6,295	11,843
Less accumulated depreciation and amortization	(3,438)	(5,228)

Property and equipment, net	$2,857	$6,615

Depreciation and amortization expense was approximately $778,000, $1.2 million and $1.9 million for fiscal 2007, 2008 and 2009, respectively, and approximately $1.3 million and $2.9 million for the nine months ended March 31, 2009 and 2010, respectively.

4. Commitments and contingencies

Our primary facilities are located in Sunnyvale, California, and Shanghai, Beijing and Xi’an, China, and are leased under noncancelable operating lease arrangements. Future minimum operating lease payments as of June 30, 2009 were as follows (in thousands):

2010	$1,919
2011	2,094
2012	1,677
2013	961
2014 and thereafter	1,132

Total minimum lease payments	$7,783

Rent expense was approximately $977,000, $1.1 million and $1.7 million for fiscal 2007, 2008 and 2009, respectively, and approximately $1.1 million and $1.7 million for the nine months ended March 31, 2009 and 2010, respectively.

Purchase obligations

As of June 30, 2009, we had an aggregate of approximately $7.6 million of future minimum annual license fees due to certain of our third party content providers over the next three fiscal years.

Contingencies

From time to time, we may become involved in legal proceedings, claims and litigation arising in the ordinary course of business. When we believe a loss or a cost of indemnification is probable

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

and can be reasonably estimated, we accrue the estimated loss or cost of indemnification in our consolidated financial statements. Where the outcome of these matters is not determinable, we do not make a provision in our financial statements until the loss or cost of indemnification, if any, is probable and can be reasonably estimated or the outcome becomes known.

We have received claims from third parties asserting infringement of their intellectual property rights. In addition, we have received demands for indemnification related to our services from certain of our wireless carrier partners with respect to litigation to which they are a party.

In 2008, Alltel, AT&T, Sprint and T-Mobile, each demanded that we indemnify and defend them against a lawsuit brought by Emsat Advanced Geo-Location Technology LLC and Location Based Services LLC (collectively, “Emsat”) in the Northern District of Ohio (Case Nos. 4:08-cv-822, 4:08-cv-821, 4:08-cv-817, 4:08-cv-818) alleging that the wireless carriers infringe U.S. Patent Nos. 5,946,611, 6,324,404, 6,847,822 and 7,289,763 in connection with the delivery of wireless telephone services and seeking unspecified damages. The Emsat entities are patent holding companies. In May 2009, several of the cases were stayed pending proceedings relating to a request for reexamination of all the patents at issue in the litigation. In June 2009, the U.S. Patent and Trademark Office denied the requests for reexamination as it relates to all of the patent claims asserted in the lawsuits. Subsequently, the defendants in certain of the cases filed requests for reexamination of U.S. Patent No. 6,847,822 and indicated that they would do the same with respect to U.S. Patent No. 7,289,763. The U.S. Patent and Trademark Office is expected to rule on the requests by December 2009. In the Sprint and Alltel cases, the court has not yet lifted the stay, and has not ruled on a pending motion to vacate the stay. In the T-Mobile and AT&T cases, the parties voluntarily vacated the stay and a trial status conference with the court was held on September 24, 2009. Because of the reexamination and stays, none of the cases has a date for a claim construction hearing or trial. We cannot reasonably determine whether and to what extent we would indemnify our wireless carrier partners or the potential losses they and we may experience in connection with such litigation.

In March, April and May 2009, AT&T, Sprint and T-Mobile demanded that we indemnify and defend them against a lawsuit brought by Traffic Information LLC in the Eastern District of Texas (Case No. 2:09-cv-083) alleging that the wireless carriers infringe U.S. Patent Nos. 6,785,606 and 6,466,862 in connection with the collection and delivery of traffic information to wireless telephone customers and claiming unspecified damages. Traffic Information is a patent holding company. In June 2009, AT&T and T-Mobile responded to the allegations, filing an answer that the two patents were not infringed and were invalid. In July 2009, Sprint did the same. The court has not yet set any dates in the case and discovery has not commenced. We cannot reasonably determine whether and to what extent we would indemnify our wireless carrier partners or the potential losses they and we may experience in connection with such litigation.

In March and May 2009, AT&T and Sprint demanded that we indemnify and defend them against a lawsuit brought by Tendler Cellular of Texas LLC in the Eastern District of Texas (Case No. 6:09-cv-0115) alleging that the wireless carriers infringe U.S. Patent No. 7,447,508 in connection with the delivery of certain LBS as part of their wireless telephone services and seeking unspecified damages. Tendler Cellular of Texas is a patent holding company. In May

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

2009, AT&T responded to the allegations, filing an answer that the patent-in-suit is not infringed, is invalid and unenforceable. In June 2009, Sprint did the same. A claim construction hearing has been scheduled for June 24, 2010 and the court has set a trial date of January 10, 2011. We cannot reasonably determine whether and to what extent we would indemnify our wireless carrier partners or the potential losses they and we may experience in connection with such litigation.

While we presently believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm our financial position, cash flows or overall trends in results of operations, legal proceedings are subject to inherent uncertainties and unfavorable rulings could occur. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on our business, results of operation, financial position and overall trends.

5. Guarantees and indemnifications

We have agreed to indemnify our directors, officers and certain other employees for certain events or occurrences, subject to certain limits, while such persons are or were serving at our request in such capacity. We may terminate the indemnification agreements with these persons upon the termination of their services with us, but termination will not affect claims for indemnification related to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited. We have a directors and officers insurance policy that limits our potential exposure. We believe the fair value of these indemnification agreements is minimal. We had not recorded any liabilities for these agreements as of June 30, 2008 and 2009 and March 31, 2010.

Our agreements with our wireless carrier partners that offer our LBS generally include certain provisions for indemnifying them against liabilities if our LBS infringe a third party’s intellectual property rights or for other specified matters. We have in the past received indemnification requests or notices of their intent to seek indemnification in the future from our wireless carrier partners with respect to specific litigation claims in which our wireless carrier partners have been named as defendants. To date, we have not incurred material costs and do not have material liabilities related to such obligations recorded in our consolidated financial statements.

6. Preferred stock warrants

In January 2006, we issued warrants to purchase 272,684 shares of Series E convertible preferred stock at an exercise price of $3.300492 per share. The warrants, which expired in December 2009, were issued in connection with the December 2004 issuance of $6,000,000 in convertible notes payable. The fair value of the warrants was calculated using the Black-Scholes valuation model and was amortized to interest expense from the date of the issuance of the convertible notes payable in December 2004 through January 2006, the date the notes were converted to Series E convertible preferred stock. Warrants to purchase 11,361 shares were exercised in 2008, and warrants to purchase 261,323 shares remained outstanding at June 30, 2008 and 2009. All remaining outstanding warrants were exercised for cash consideration totaling $863,000 as of December 31, 2009.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

The preferred stock warrants are classified as liabilities in our consolidated balance sheets and are subject to remeasurement at each balance sheet date, with the change in fair value recognized as a component of other income (expense), net. The following table summarizes the related charge to other income (expense), net and the assumptions used to determine the fair value of the warrants at each balance sheet date (dollars in thousands, except per share amounts):

		Black-Scholes pricing model
	Total expense	Fair value per share	Remaining contractual term	Expected volatility	Risk-free interest rate	Assumed dividends

Fiscal 2007	$292	$3.73	2.5	75%	4.88%	—
Fiscal 2008	$652	$6.38	1.5	60%	2.50%	—
Fiscal 2009	$843	$9.61	0.5	75%	0.35%	—

During the nine months ended March 31, 2010, we recognized total other expense of $346,000 to reflect the change in fair value of preferred stock warrants. As of December 31, 2009, all remaining outstanding warrants had been exercised and a total of $2.9 million was reclassified from warrant liability to preferred stock.

7. Convertible preferred stock and stockholders’ equity (deficit)

Convertible preferred stock

The following table summarizes convertible preferred stock authorized and issued as of June 30, 2009 (in thousands):

	Date of issuance	Shares authorized	Shares issued and outstanding	Total proceeds	Aggregate liquidation preference

Series A	October 1999	333	333	$950	$1,000
Series B	April 2000 – September 2000	403	403	4,370	4,370
Series B Prime	November 2001	489	489	1,467	1,467
Series C	January 2002	5,162	5,162	3,717	3,717
Series C Prime	January 2002	2,367	2,367	1,704	3,408
Series D	June 2002 – June 2004	5,229	5,229	5,020	10,040
Series E	January 2006 – May 2008	9,375	9,101	30,005	79,629

		23,358	23,084	$47,233	$103,631

The rights, preferences and privileges of the convertible preferred stock are as follows:

Dividends

Holders of Series E convertible preferred stock are each entitled to receive cumulative dividends, payable in cash or stock at our option, at the rate of $0.13272 per share per annum. Dividends to Series E convertible preferred stockholders will be paid if and when declared by our board of directors and shall be paid in the event of a liquidation event or automatic conversion of the Series E convertible preferred shares. Dividends to Series E convertible preferred stockholders are to be paid out of funds legally available therefor, prior and in preference to any dividends on any other shares of our capital stock. Such dividends shall accrue on each share of Series E convertible preferred stock from the date the share is first purchased from us, and shall accrue by day whether or not they are earned or declared. The Series E dividends are cumulative such that any

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

dividends accrued and not paid for a prior or current period shall be paid prior to any other dividend or distribution being paid for other preferred shares. Subject to the full payment of dividends to the holders of Series E convertible preferred stock, dividends may be paid to the holders of common stock or any other series of preferred stock, if and when declared by our board of directors. In the event a dividend is paid on any share of common stock, Series E convertible preferred stockholders are entitled to a proportionate share of any such dividend as if they were holders of common stock (on an as if converted to common stock basis). No dividends have been declared or paid through June 30, 2009.

Voting

Each holder of shares of convertible preferred stock is entitled to voting rights equivalent to the number of shares of common stock into which the respective preferred shares are convertible. In addition, if at least 1,250,000 shares of Series E convertible preferred stock remain issued and outstanding, we may not, without first obtaining the approval of the holders of the majority of the total number of the then outstanding shares of Series E convertible preferred stock, voting as a separate class, take any action to: (i) alter or change the rights, preferences, privileges, or restrictions of the Series E convertible preferred stock; (ii) increase or decrease the number of authorized shares of common stock, preferred stock or any series of preferred stock; (iii) create, authorize or issue a new class or series of shares that has any rights, preferences or privileges senior to, or on parity with, the Series E convertible preferred stock; (iv) effect any redemption of any shares of our common stock or other securities convertible or exercisable into shares of common stock (other than pursuant to agreements with service providers giving us the right to repurchase shares at no more than cost upon the termination of services); (v) amend or waive any provision of our bylaws in a manner that affects the Series E convertible preferred stock; (vi) decrease the authorized size of our board of directors; (vii) declare, set aside or pay any dividend on any shares of common or preferred stock; or (viii) effect any liquidation event in which the rights of the Series E convertible preferred stock are altered or amended. We must also obtain approval of the holders of at least a majority of the outstanding preferred stock, voting as a single class on an as converted basis, prior to effecting any liquidation event or increase in the size of the Board of Directors.

Liquidation

In the event of voluntary or involuntary liquidation, the holders of Series E convertible preferred stock are entitled to receive, prior and in preference to any distribution to our common stockholders and the holders of Series A, Series B, Series B Prime, Series C, Series C Prime and Series D convertible preferred stock, a liquidation preference of $8.29524 per share, adjusted for subdivisions, stock splits, combinations of shares, and dividends payable in shares of common stock, plus any accrued but unpaid dividends. After payment in full to the Series E convertible preferred stockholders, the holders of Series D, Series C Prime and Series C convertible preferred stock are entitled to receive, prior and in preference to any distribution to our common stockholders, and the holders of Series A, Series B and Series B Prime convertible preferred stock are entitled to receive, a liquidation preference of $1.92, $1.44 and $0.72 per share, respectively, plus all declared but unpaid dividends.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

If, in the event of voluntary or involuntary liquidation, our assets are insufficient to make payment in full to Series E convertible preferred stockholders, then the assets or consideration will be distributed with equal priority and pro rata among the Series E convertible preferred stockholders in proportion to the full amounts to which they would otherwise be entitled to receive.

If, upon liquidation after payment of the full preferential amounts to Series E convertible preferred stockholders, our assets are insufficient to make payment in full to the Series D, Series C Prime and Series C convertible preferred stockholders, then the assets or consideration will be distributed with equal priority and pro rata among those preferred stockholders in proportion to the full amounts to which they would otherwise be entitled to receive. After payment in full to the Series E convertible preferred stockholders and the Series D, Series C Prime and Series C convertible preferred stockholders, the holders of Series B Prime, Series B and Series A convertible preferred stock are entitled to receive, prior and in preference to, any distribution to our common stockholders, a liquidation preference of $3.00, $10.86 and $3.00 per share, respectively, plus all declared but unpaid dividends.

If, upon liquidation and after payment of the full preferential amounts to Series E, Series D, Series C Prime and Series C stockholders, our assets are insufficient to make payment in full to the Series B Prime, Series B and Series A preferred stockholders, then the assets or consideration will be distributed with equal priority and pro rata among those preferred stockholders in proportion to the full amounts to which they would otherwise be entitled to receive. After payment in full to the Series E, Series D, Series C Prime, Series C, Series B Prime, Series B and Series A convertible preferred stockholders, our remaining assets legally available for distribution will be distributed with equal priority and pro rata among the holders of the Series E convertible preferred stock and common stock in proportion to the number of shares outstanding, with the Series E convertible preferred stock being treated on an as if converted to common stock basis. The total distribution to Series E stockholders, including its liquidation preference, may not exceed $16.50 per share.

A liquidation or winding up of our company, a greater than 50% change in control or a sale of substantially all of our assets would constitute a redemption event. Although the preferred stock is not mandatorily redeemable, as the redemption event is outside our control, all shares of preferred stock have been presented outside of permanent equity.

Conversion

Each share of Series A, Series B, Series B Prime, Series C, Series C Prime, Series D and Series E convertible preferred stock is convertible at the option of the stockholder at any time into the number of shares of common stock that is equal to the initial conversion price, plus all accrued but unpaid dividends, divided by the conversion price, which shall be equal to the initial conversion price for such shares. The initial conversion price for Series A, Series B, Series B Prime, Series C, Series C Prime, Series D and Series E convertible preferred stock is $3.00, $10.86, $3.00, $0.72, $0.72, $0.96 and $3.300492 per share, respectively. The initial conversion price per share for any preferred stock is required to be adjusted for any stock dividends, subdivisions, stock splits or recapitalizations. Conversion of all outstanding preferred stock will occur without further action upon the closing of the sale of our common stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

Act of 1933, as amended, in which the offering price of such shares is 2.5 times the initial conversion price of the Series E convertible preferred stock and the aggregate net cash proceeds to us (before underwriting commissions and expenses) are equal to or exceed $50,000,000. Each share of Series E convertible preferred stock will also be converted into shares of common stock without further action upon the vote of the holders of a majority of the then outstanding shares of Series E convertible preferred stock. Each share of convertible preferred stock (excluding Series E convertible preferred stock) will be converted into shares of common stock without further action upon the vote of the holders of at least 66.67% of the then outstanding shares of preferred stock (excluding Series E convertible preferred stock).

Common stock

We are authorized to issue 41,666,666 shares of $0.001 par value stock. The holders of each share of common stock have the right to one vote.

Common stock warrants

Beginning in March 2001 and continuing through June 2004, in conjunction with various financing activities, we issued warrants to purchase 6,752,433 shares of our common stock. The exercise prices of these warrants ranged from $0.072 per share to $2.40 per share. As of June 30, 2009 and March 31, 2010, a warrant to purchase 20,833 shares of common stock remained outstanding at a weighted-average exercise price of $3.30 per share. The warrant expires in July 2012. There was no activity for fiscal 2009 and the nine months ended March 31, 2010. The following table summarizes the common stock warrant activity through June 30, 2008 (in thousands, except per share amounts):

	Shares	Weighted average exercise price per share

Outstanding at June 30, 2006	351	$1.20
Granted	—	—
Exercised	(249)	1.44
Expired	(1)	2.40

Outstanding at June 30, 2007	101	0.60
Granted	21	3.30
Exercised	(101)	0.60
Expired	—	—

Outstanding at June 30, 2008 and 2009	21	$3.30

Stock option plans

Under our stock option plans (the 1999 Plan and the 2002 Plan), eligible employees, directors, and consultants are able to participate in our future performance through awards of nonqualified stock options, incentive stock options and restricted stock through the receipt of such awards as authorized by our board of directors. Incentive stock options may be granted only

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

to employees to purchase our common stock at prices equal to or greater than the fair market value on the date of grant. Nonqualified stock options to purchase our common stock may be granted at prices not less than 85% of the fair market value on the date of grant. Options generally vest monthly over a four-year period beginning from the date of grant and generally expire 10 years from the date of grant. In the past, we have granted options outside of our stock option plans with terms substantially similar to the terms of options granted under our plans.

A summary of our stock option activity is as follows (in thousands, except per share amounts):

		Options outstanding
	Shares available for grant	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual life (years)	Aggregate intrinsic value

Balance as of June 30, 2008	2,501	4,385	$0.90
Additional shares authorized	83	—	—
Granted	(553)	553	3.40
Exercised	—	(85)	0.80
Canceled	454	(454)	1.09

Balance as of June 30, 2009	2,485	4,399	1.20	4.84	$13,201
Granted (unaudited)	(1,850)	1,850	7.34
Exercised (unaudited)	—	(470)	0.93
Canceled (unaudited)	103	(103)	4.21

Balance as of March 31, 2010 (unaudited)	738	5,676	$3.17	7.20	$50,126

As of June 30, 2009:
Options vested and expected to vest		4,150	$1.18	4.72	$12,496
Options exercisable		2,704	$0.77	3.31	$9,257

As of March 31, 2010 (unaudited):
Options vested and expected to vest		5,373	$3.12	7.16	$47,716
Options exercisable		2,800	$0.87	5.66	$31,159

During fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2010, the total cash received from the exercise of stock options was approximately $11,000, $41,000, $68,000 and $438,000, respectively. During fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2010, the total intrinsic value of stock options exercised was approximately $37,000, $50,000, $169,000 and $2.2 million, respectively.

In fiscal 2008, we offered to certain individuals an opportunity to exchange certain options granted in 2005 where the exercise price of the option was later deemed to be less than the fair market value of our common stock on the grant date of that option, for an option to purchase an equivalent number of shares of our common stock with an exercise price at the then current fair market value of our common stock. As a result, we exchanged outstanding options for approximately 118,302 shares of our common stock. In addition, the participants whose options were exchanged received a special cash bonus, in the aggregate amount of $173,000, to compensate them for the higher exercise prices per share in effect for their exchanged options. This bonus, which was recorded in fiscal 2008, resulted in a decrease to additional paid-in capital of $59,000 and an increase in stock-based compensation expense of $114,000.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

During the nine months ended March 31, 2010, we repurchased from two of our former employees a total of 200,590 shares of our common stock at the then current fair market value, for a total of approximately $1.2 million.

Stock-based compensation

The following table summarizes the stock-based compensation expense recorded for stock options issued to employees and nonemployees (in thousands):

	Fiscal year ended June 30,			Nine months ended March 31,
	2007	2008	2009	2009	2010

				(unaudited)
Cost of revenue	$1	$2	$4	$3	$14
Research and development	44	202	237	139	741
Selling and marketing	45	194	155	107	346
General and administrative	57	57	111	79	346

Total stock-based compensation expense	$147	$455	$507	$328	$1,447

Commencing in December 2006, we have generally obtained contemporaneous valuation analyses prepared by an unrelated third party valuation firm in order to assist us in determining the fair market value of our common stock. The initial contemporaneous valuation report valued our common stock as of December 2006. Our most recent contemporaneous valuation report was as of December 31, 2009. Our board of directors has considered these reports when determining the fair market value of our common stock and related exercise prices of option awards on the date such awards were granted. We have also used these contemporaneous third party valuations for purposes of determining the Black-Scholes fair value of our stock option awards and related stock based compensation expense.

For stock options granted after July 1, 2006, we use the Black-Scholes pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant is affected by the stock price as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The fair value of our stock options granted to employees was estimated using the following weighted-average assumptions:

	Fiscal year ended June 30,			Nine months ended March 31,
	2007	2008	2009	2010

				(unaudited)
Dividend yield	—	—	—	—
Expected volatility	75%	61%	72%	75%
Expected term (in years)	6.80	4.69	4.76	4.90
Risk-free interest rate	4.92%	3.24%	2.46%	2.38%
Weighted average fair value per share at grant date	$0.62	$1.07	$2.04	$4.55

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

Dividend yield.    We have never declared or paid any cash dividends on our common stock and do not plan to pay cash dividends in the foreseeable future and, therefore, use an expected dividend yield of zero in the valuation model.

Expected volatility.    Since we have been a private entity with no historical data regarding the volatility of our common stock, the expected volatility used is based on volatility of various comparable companies. In evaluating similarity, we considered factors such as industry, stage of life cycle, revenue and size.

Expected term.    The expected term represents the period that our stock-based awards are expected to be outstanding. For options granted prior to fiscal 2008 the expected term was calculated as the average of the option vesting and contractual terms. For options granted beginning in fiscal 2008, the expected term was based on an analysis of our historical exercise and cancellation activity.

Risk-free interest rate.    The risk-free rate is based on U.S. Treasury zero coupon issues with remaining terms similar to the expected term on the options.

At June 30, 2009 and March 31, 2010, the total unrecognized stock-based compensation cost related to employee options was approximately $1.5 million and $7.8 million, respectively, net of estimated forfeitures and will be amortized over a weighted-average period of 3.4 and 3.5 years, respectively. The total fair value of stock options that vested during fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2010, was approximately $158,000, $315,000, $457,000 and $1.4 million, respectively.

We granted options to purchase 30,245 and 39,995 shares to nonemployees during fiscal 2007 and 2008, respectively. No shares were granted to nonemployees during fiscal 2009 or the nine months ended March 31, 2010. The fair value of these options granted to nonemployees was initially determined on the date of grant and is remeasured as the options vest using the Black-Scholes option-pricing model. During fiscal 2007, 2008, 2009 and the nine months ended March 31, 2010, approximately $31,000, $65,000, $20,000 and $59,000, respectively, was expensed in connection with stock options granted to nonemployees.

Shares reserved for future issuance

Common stock reserved for future issuance was as follows (in thousands):

	June 30, 2009	March 31, 2010

		(unaudited)
Warrants to purchase common stock	21	21
Warrants to purchase Series E convertible preferred stock	261	—
Conversion of preferred stock	23,084	23,345
Stock options outstanding	4,399	5,676
Stock options available for future grants	2,485	738

Total common shares reserved for future issuance	30,250	29,780

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

8. Income taxes

The domestic and foreign components of income (loss) before provisions for income taxes were as follows (in thousands):

	Fiscal year ended June 30,
	2007	2008	2009

North America	$(9,021)	$5,938	$44,211
Foreign	(624)	(1,147)	(2,695)

	$(9,645)	$4,791	$41,516

The provision for income taxes consists of the following (in thousands):

	Fiscal year ended June 30,
	2007	2008	2009

Current income taxes:
Federal	$—	$141	$12,490
State	1	43	1,872
Foreign	—	—	12

Total current income taxes	1	184	14,374

Deferred income taxes:
Federal	—	—	(1,966)
State	—	—	(510)

Total deferred income taxes	—	—	(2,476)

Total provision for income taxes	$1	$184	$11,898

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows (in thousands):

	Fiscal year ended June 30,
	2007	2008	2009

Tax at federal statutory tax rate	$(3,279)	$1,629	$14,530
State taxes—net of federal benefit	(562)	279	1,217
Non-deductible expenses	211	463	503
Research and development credits	—	—	(1,196)
Foreign income taxed at different rates	—	—	12
Stock-based compensation expense	46	155	146
Other	(397)	(244)	1,065
Change in valuation allowance	3,982	(2,098)	(4,379)

Total provision for income taxes	$1	$184	$11,898

Our effective tax rate for the nine months ended March 31, 2010 was 39% compared with 29% and 32% for fiscal 2009 and the nine months ended March 31, 2009, respectively. The increase in

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

the effective tax rate was primarily attributable to a $2.5 million tax benefit in fiscal 2009 related to the release of a portion of our valuation allowance against deferred tax assets and a reduction in the forecasted federal research credit for fiscal 2010 due to the expiration of the federal research and development tax credit effective December 31, 2009. The increase was partially offset by a tax benefit recognized in fiscal 2010 for a tax deduction related to Qualified Domestic Production Activities under Section 199 of the Internal Revenue Code.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our net deferred tax assets were as follows (in thousands):

	June 30,
	2008	2009

Deferred tax assets:
Federal, state and foreign net operating losses	$4,629	$3,283
Research tax credits	1,478	282
Fixed assets	499	(248)
Nondeductible accrued expenses	295	1,539

Total deferred tax assets:	6,901	4,856

Deferred tax liabilities:
Capitalized software	(178)	(978)

Net deferred tax assets:	6,723	3,878
Valuation allowance	(6,723)	(1,402)

Net deferred tax assets:	$—	$2,476

Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. We evaluate the recoverability of deferred tax assets and the level of the valuation allowance in light of this uncertainty and had established a valuation allowance in an amount equal to the deferred tax assets at June 30, 2008. During fiscal 2009, we determined that it was more likely than not that approximately $2.5 million of our deferred tax assets would be realizable, based on our earnings history and our projected future taxable income. As a result, we recognized an income tax benefit of approximately $2.5 million in fiscal 2009 as a result of the release of a portion of our valuation allowance. The valuation allowance decreased by approximately $2.2 million and $5.3 million during fiscal 2008 and 2009, respectively.

As of June 30, 2009, we had federal and state net operating loss carryforwards for income tax purposes of approximately $11.2 million and $16.6 million, respectively. These loss carryforwards will begin to expire in 2020 for federal purposes and 2012 for state purposes. During fiscal 2009, we completed an analysis pursuant to Section 382 of the Internal Revenue Code of 1986, as amended. The analysis indicated that there would be approximately $6.4 million of federal and $6.9 million of California net operating losses that would expire unused due to the Section 382 limitation. The deferred tax asset amount in the table above excludes the tax attributes that are not available due to the limitations under Section 382. Our ability to use our net operating loss carryforwards may be subject to further substantial annual limitation due to future ownership changes.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

As of June 30, 2009, we also have foreign net operating loss carryforwards of approximately $2.8 million, which will expire beginning in fiscal 2010. In addition, we have federal and California research and development tax credit carryforwards of approximately $256,000 and $40,000, respectively, as of June 30, 2009. The federal research credits will begin to expire in 2025 and the California research credits have no expiration date.

On September 30, 2008, the State of California enacted Assembly Bill 1452 into law which, among other provisions, suspended net operating loss deductions for our fiscal 2009 and 2010, extends for two years the carryforward period of any net operating losses not utilized due to such suspension, and limits the utilization of research and development credit carryforwards to no more than 50% of the tax liability before credits. The new tax law deferred the utilization of our California net operating loss carryforward and approximately $40,000 of our state research and development credit carryforward.

We adopted the FASB standard for accounting for uncertainty in income taxes at the beginning of fiscal 2010. At the adoption date of July 1, 2009, our cumulative unrecognized tax benefit was $1.1 million, of which $384,000 was netted against deferred tax assets. If recognized, all of the unrecognized tax benefit would affect our effective tax rate, before consideration of our valuation allowance. Upon adoption, we recognized no adjustment in the liability for unrecognized income tax benefits. Our unrecognized tax benefits increased by $751,000 during the nine months ended March 31, 2010, and we do not believe that the unrecognized tax benefits will materially change in the next 12 months.

We file income tax returns in the U.S. federal, California and various state and foreign tax jurisdictions in which we have subsidiaries. Fiscal 2000 through 2009 remain open to examination by U.S. and state tax authorities, and fiscal 2004 through 2009 remain open to examination by the foreign tax authorities.

We recognize interest and penalties related to uncertain tax positions as part of our provision for federal, state and foreign income taxes. As of the date of adoption, we had not accrued any interest or penalties.

9. Segment information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our chief executive officer. Our chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. We have one business activity, the provision of LBS, and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, we operate in a single reporting segment and operating unit structure.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

Revenue by geographic region is based on the billing address of our wireless carrier partners. The following table sets forth revenue and property and equipment by geographic region (in thousands):

	Fiscal year ended June 30,			Nine months ended March 31,
Revenue	2007	2008	2009	2009	2010

				(unaudited)
United States	$27,565	$46,582	$106,902	$73,882	$117,973
International	151	1,483	3,978	2,744	3,679

Total revenue	$27,716	$48,065	$110,880	$76,626	$121,652

	June 30,		March 31,
Property and equipment	2008	2009	2010

			(unaudited)
United States	$2,135	$5,702	$7,592
International	722	913	1,871

Total property and equipment, net	$2,857	$6,615	$9,463

10. Related party transactions

In February 2005, we granted a long-term and noninterest-bearing loan of $200,000 to the general manager of our China operations. The balance of the loan was approximately $170,000, $140,000 and $110,000 as of June 30, 2008 and 2009 and March 31, 2010, respectively. The loan is secured by the employee’s personal residence in China, as well as certain of the employee’s shares of our common stock. The loan is due on January 31, 2010, or upon the employee’s termination of employment with us. The loan is repayable through a bonus to the employee of $30,000 per year starting in the 2007 calendar year, contingent upon the employee’s continued employment with us.

11. Employee savings and retirement plan

We sponsor a defined contribution plan under Internal Revenue Code Section 401(k), or the 401(k) Plan. Most of our U.S. employees are eligible to participate following the start of their employment, at the beginning of each calendar month. Employees may contribute up to the lesser of 100% of their current compensation to the 401(k) Plan or an amount up to a statutorily prescribed annual limit. We pay the direct expenses of the 401(k) Plan and beginning in July 2006, we began to match employee contributions up to 4% of an employee’s salary. Contributions made by us are subject to certain vesting provisions. We made matching contributions and recorded expense of approximately $480,000, $390,000, $720,000 and $779,000 for fiscal 2007, 2008 and 2009 and the nine months ended March 31, 2010, respectively.

12. Subsequent events

On October 28, 2009, our board of directors approved an initial public offering of shares of our common stock by us and selling stockholders under the Securities Act of 1933. Additionally, on October 28, 2009, our board of directors approved an increase in the number of authorized

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

shares of our common stock from 41,666,666 to 600,000,000 shares. Our board of directors also approved the creation and authorization of 50,000,000 shares of undesignated preferred stock, par value $0.001 per share. These amendments to our certificate of incorporation were approved by our stockholders on December 23, 2009 and will become effective after the filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware prior to completion of the offering.

On October 28, 2009, our board of directors approved and, unless otherwise noted, our stockholders approved on December 23, 2009, the following actions to occur prior to or concurrently with the effectiveness of our planned initial public offering:

•

Forward merger—Our board of directors and stockholders approved the merger of TeleNav, Inc. with and into TNAV Holdings, Inc., a wholly owned subsidiary of TeleNav, Inc., such that at the effective time of the merger each outstanding share of common stock and preferred stock would be converted into the right to shares of TNAV Holdings common stock or preferred stock, as the case may be, in connection with such forward merger. The merger was effected on April 15, 2010 and the surviving corporation was renamed TeleNav, Inc.

•

Amendment to Series E preferred stock terms—Our board of directors and stockholders approved an amendment to our certificate of incorporation that would require us to pay the Series E dividend in stock in the event of the conversion of the Series E preferred stock in connection with an initial public offering. The number of shares we would issue would equal the quotient of the amount of the cumulative dividend per share and the per share price of the shares offered in the initial public offering. The amendment, which became effective after the filing of our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on April 15, 2010, provides that the cumulative dividend would be a fixed amount without further cumulation between April 15, 2010, the date our predecessor company merged with and into us, and September 1, 2010. If we were to complete our initial public offering after September 1, 2010, we would issue additional shares of common stock to reflect the cumulation of the dividend up to the date of the initial public offering as if the dividend had continued to cumulate during the period from the forward merger until September 1, 2010.

•

Termination of the 1999 Plan and 2002 Plan as to future option grants other than pursuant to subplans for certain of our subsidiaries outside of the United States until such time as new sub-plans for these foreign subsidiaries have received any necessary qualification under applicable foreign laws. We did not seek approval from our stockholders on this action.

•

Adoption of the 2009 Equity Incentive Plan— 2,083,333 shares of common stock will be reserved for issuance under the 2009 Equity Incentive Plan. On the first day of each fiscal year, starting with July 1, 2011, the number of shares in the reserve will increase by the lesser of 1,666,666 shares of common stock; 4% of outstanding shares of common stock on the last day of the previous fiscal year; or an amount determined by the board of directors. The plan will terminate in October 2019, unless the board of directors terminates it sooner.

•	Cancellation of 200,590 shares of common stock that we repurchased from two of our former employees during the nine months ended March 31, 2010.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

On November 17, 2009, WRE-Hol, LLC filed a complaint against us in the U.S. District Court for the Western District of Washington (Case No. 2:09-cv-01642-MJP). The suit alleges that certain of our products and/or services infringe U.S. Patent No. 7,149,625, and that we induce infringement and contribute to the infringement of U.S. Patent No. 7,149,625 by others. According to the patent, the invention generally relates to a system and method for providing navigation and automated guidance to a mobile user. The complaint seeks unspecified monetary damages, fees and expenses and injunctive relief against us. On November 27, 2009, WRE-Hol served the complaint on us. On January 25, 2010, we answered the WRE-Hol complaint asserting that the patent-in-suit is not infringed and is invalid and unenforceable. On March 11, 2010, WRE-Hol amended its complaint to add a new defendant, and we subsequently answered, repeating our assertions that the patent-in-suit is not infringed and is invalid and unenforceable. On April 27, 2010, we filed a reexamination request for all of the claims of the asserted patent before the U.S. Patent and Trademark Office. On April 29, 2010, we filed a motion to stay the litigation pending the reexamination. On May 3, 2010, WRE-Hol filed a motion for leave to amend the complaint against us, seeking to add claims for misappropriation of trade secrets against us and our founders, Y.C. Chao, H.P. Jin and Robert Rennard. WRE-Hol’s motion for leave to amend also seeks to add a breach of contract claim against us and a claim for wrongful inventorship involving two of our patents, requesting a declaratory judgment that a WRE-Hol inventor be named as an inventor on those patents. Both our motion to stay and WRE-Hol’s motion for leave to amend will be fully submitted to the court by May 28, 2010. On May 10, 2010, the parties filed a joint status report with the court proposing a litigation schedule but the court has not yet set a schedule for the litigation. Due to the preliminary status of the lawsuit and uncertainties related to litigation, we are unable to evaluate the likelihood of either a favorable or unfavorable outcome. We cannot currently estimate a range of any possible losses we may experience in connection with this case. Accordingly, we are unable at this time to estimate the effects of this complaint on our financial condition, results of operations or cash flows.

On December 7, 2009, our board of directors approved, and our stockholders approved on December 23, 2009, an amendment to our certificate of incorporation to effect a one for 12 reverse stock split of our common and preferred stock. The record date for the reverse stock split was April 15, 2010, the date the amendment to our certificate of incorporation was filed with the Delaware Secretary of State. The par value and the authorized shares of the common and convertible preferred stock were not adjusted as a result of the reverse stock split. The conversion ratios of each series of convertible preferred stock were adjusted accordingly. The reverse stock split is reflected in the accompanying consolidated financial statements and related notes on a retroactive basis for all periods presented.

On December 22, 2009, with respect to the lawsuit brought by Emsat, as previously disclosed, the U.S. Patent and Trademark Office granted the request for reexamination of 17 claims of U.S. Patent No. 6,847,822. On March 16, 2010, the U.S. Patent and Trademark Office confirmed two of the 17 claims and rejected the other 15 claims. A claim construction hearing was held on May 10, 2010 but a ruling has not yet been rendered by the court. T-Mobile and AT&T also filed a motion for partial summary judgment on the invalidity of some asserted claims of the patents-in-suit. The motion is pending before the court. Google joined as an intervenor in the T-Mobile case because

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

T-Mobile also sought indemnification from Google. In the AT&T case, Emsat amended the complaint to allege a breach of contract claim and AT&T denied the allegation in its answer. The AT&T case was consolidated with EMSAT Advanced Geo-Location Technology, LLC et al v. Tracfone Wireless, Inc. (Case No. 5:10-CV-00245).

On December 23, 2009, our stockholders approved an amendment and restatement of our bylaws, which adopts a classified board of directors; eliminates actions by written consent of stockholders; imposes advance notice requirements for stockholder proposals; revises the procedures for the filling of vacancies on the board of directors and provide that directors may only be removed for cause; provides that special meetings of the stockholders may only be called by a majority of the board of directors, the chairman of the board of directors, the chief executive officer or the president (in the absence of a chief executive officer); and provides that any future amendment to the foregoing provisions must be approved by the holders of at least 66 2/3% of our then outstanding common stock.

In December 2009 and March 2010, with respect to the lawsuit brought by Traffic Information LLC, as previously disclosed, we entered into agreements with two of the wireless carriers that clarify and limit our liabilities and any indemnification obligations with respect to those carriers to an amount that is not material to our consolidated financial statements. On March 16, 2010, the court granted a motion to dismiss the claims against Sprint with prejudice following a settlement between Traffic Information and Sprint. On May 6, 2010, the court granted a motion to dismiss the claims against T-Mobile with prejudice following a settlement between Traffic Information and T-Mobile. The court has scheduled a claim construction hearing on November 10, 2010 and a trial on February 6, 2012 as to the remaining defendants.

On December 31, 2009, Vehicle IP, LLC filed a complaint against us in the U.S. District Court for the District of Delaware (Case No. 1:09-cv-01007-JJF). The suit alleges that certain of our navigation services, including TeleNav GPS Navigator, infringe U.S. Patent No. 5,987,377, and that we induce infringement and contribute to the infringement of U.S. Patent No. 5,987,377 by others. According to the patent, the invention generally relates to a navigation system that determines an expected time of arrival. The complaint seeks unspecified monetary damages, fees and expenses and injunctive relief against us. On March 11, 2010, we answered the complaint, asserting that the patent-in-suit is not infringed and is invalid. Vehicle IP denied these counterclaims and requested that they be dismissed. Verizon Wireless was named as a co-defendant in the Vehicle IP litigation based on the VZ Navigator product and has demanded that we indemnify and defend Verizon against Vehicle IP. AT&T Mobility was also named as a co-defendant in the Vehicle IP litigation based on the AT&T Navigator product. AT&T Mobility has tendered the defense of the litigation to us and we are negotiating the scope of our indemnification obligations with AT&T. The court has not yet set a schedule for the remainder of the case. Due to the preliminary status of the lawsuit and uncertainties related to litigation, we are unable to evaluate the likelihood of either a favorable or unfavorable outcome. Accordingly, we are unable at this time to estimate the effects of this lawsuit on our financial condition, results of operations, or cash flows.

TeleNav, Inc.

Notes to Consolidated Financial Statements (continued)

On January 26, 2010, our board of directors approved an extension of the due date for the $200,000 loan to the general manager of our China operations to January 31, 2011.

In February 2010, Sprint demanded that we indemnify and defend them against a lawsuit brought by Alfred P. Levine, an individual, in the Eastern District of Texas (Case No. 2:09-cv-00372) alleging that Sprint and Samsung infringe U.S. Patent Nos. 6,243,030 and 6,140,943 in connection with providing wireless navigation systems, products and services. In March 2010, Sprint responded to the allegations, filing an answer that the patents-in-suit are not infringed, are invalid and unenforceable. Alfred Levine subsequently denied these counterclaims and requested that they be dismissed. The court has not yet set a schedule for the remainder of the case. We agreed to indemnify and defend Sprint against the lawsuit, with certain limitations, and we are presently negotiating the scope of our indemnification obligations with Sprint. We cannot reasonably estimate to what extent we will indemnify Sprint or the potential losses it and we may experience in connection with such litigation.

On April 15, 2010, TeleNav, Inc., our predecessor company, merged with and into us. The stockholders of TeleNav, Inc. became our stockholders and we changed our name to TeleNav, Inc.

On April 30, 2010, Traffic Information, LLC filed a complaint against us in the U.S. District Court for the Eastern District of Texas (Case No. 2:10-cv-00145-TJW). The suit alleges that certain of our products and/or services infringe U.S. Patent No. 6,785,606, and that we induce infringement and contribute to the infringement of U.S. Patent No. 6,785,606 by others. According to the patent, the invention generally relates to a system for providing traffic information to a plurality of mobile users connected to a network. The complaint seeks unspecified monetary damages, fees and expenses and injunctive relief against us. Due to the preliminary status of the lawsuit and uncertainties related to litigation, we are unable to evaluate the likelihood of either a favorable or unfavorable outcome. We cannot currently estimate a range of any possible losses we may experience in connection with this case. Accordingly, we are unable at this time to estimate the effects of this complaint on our financial condition, results of operations or cash flows.

7,000,000 shares

TELENAV, INC.

Common stock

Prospectus

J. P. Morgan	Deutsche Bank Securities

Baird	Canaccord Genuity	Piper Jaffray

Pacific Crest Securities

                    , 2010

Until                     , 2010, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in the prospectus

Item 13.    Other expenses of issuance and distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee	$6,299

FINRA filing fee	10,965

NASDAQ Global Market listing fee	125,000

Printing and engraving expenses	200,000

Legal fees and expenses	2,200,000

Accounting fees and expenses	1,300,000

Blue Sky fees and expenses (including legal fees)	20,000

Transfer agent and registrar fees and expenses	25,000

Miscellaneous	112,736

Total	$4,000,000

Item 14.    Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws to be in effect upon completion of this offering provide that:

•

We shall indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We will not be obligated to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by our board of directors.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

We may not retroactively amend our amended and restated bylaws to be in effect upon the completion of this offering to reduce our indemnification obligations to directors, officers, employees and agents.

•

We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification. This right to advance of expenses shall not apply to any claim for which indemnity is excluded by our amended and restated bylaws to be in effect upon completion of this offering.

•

The rights conferred in our amended and restated bylaws to be in effect upon completion of this offering are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also provide for certain additional procedural protections. We also maintain directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of this offering and their executive officers and directors, and by us of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15.    Recent sales of unregistered securities.

During the last three fiscal years and during the first nine months of the current fiscal year, we sold the following unregistered securities:

(1) From July 1, 2009 through March 31, 2010, we sold and issued to our employees and consultants or former service providers an aggregate of 470,032 shares of common stock pursuant to option exercises under the 1999 Stock Option Plan at prices ranging from $0.072 to $4.20 per share for an aggregate purchase price of $438,669.

(2) From July 1, 2009 through March 31, 2010, we granted options under our 1999 Stock Option Plan to purchase 1,850,228 shares of common stock to our employees and consultants, at prices ranging from $6.12 to $12.00 per share for an aggregate purchase price of $13,581,219.

(3) From July 1, 2006 through June 30, 2009, we sold and issued to our employees and consultants or former service providers an aggregate of 192,926 shares of common stock pursuant to option exercises under the 1999 Stock Option Plan at prices ranging from $0.072 to $2.40 per share for an aggregate purchase price of $118,576.

(4) From July 1, 2006 through June 30, 2009, we granted options under our 1999 Stock Option Plan to purchase 2,695,570 shares of common stock to our employees and consultants, having exercise prices ranging from $0.72 to $4.20 per share for an aggregate purchase price of $4,596,576.

(5) On June 10, 2008, we sold and issued 833 shares of common stock to an advisor at $0.72 per share, for a total consideration of $600, pursuant to the exercise of an option to purchase 833 shares of common stock granted to such advisor on August 7, 2006.

(6) On March 27, 2007, we sold and issued 1,736 shares of common stock to a former employee of TeleNav, at $0.096 per share, for total consideration of $167, pursuant to the exercise of an option to purchase 1,736 shares of common stock granted to such former employee on March 17, 2007.

(7) On May 30, 2007, we granted an option to purchase 4,166 shares of common stock, at an exercise price of $1.20 per share, to an advisor of TeleNav.

(8) On October 13, 2008, we sold and issued 10,416 shares of common stock to an advisor of TeleNav, at $0.012 per share, for a total consideration of $125.

(9) On May 27, 2008, we sold and issued 11,361 shares of Series E Preferred Stock to an accredited investor, at $3.300492 per share, for a total consideration of $37,497, pursuant to the exercise of a warrant.

(10) On October 30, 2009, we sold and issued 22,723 shares of our Series E Preferred Stock to two accredited investors, at $3.300492 per share, for a total consideration of $74,997, pursuant to the exercises of warrants.

(11) On December 11, 2009, we sold and issued 236,328 shares of Series E Preferred Stock to an accredited investor, at $3.300492 per share, for a total consideration of $779,999, pursuant to the exercise of a warrant.

(12) On December 14, 2009, we sold and issued 2,272 shares of Series E Preferred Stock to an accredited investor, at $3.300492 per share, for a total consideration of $7,499, pursuant to the exercise of a warrant.

No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16.    Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement.

2.1*	Merger Agreement between TeleNav, Inc. and TNAV Holdings, Inc., dated April 15, 2010.

3.1*	Form of Second Amended and Restated Certificate of Incorporation of TeleNav, Inc. to be effective upon closing of this offering.

3.1.1*	Amended and Restated Certificate of Incorporation of TeleNav, Inc., as currently in effect.

3.2*	Form of Amended and Restated Bylaws of TeleNav, Inc., to be effective upon closing of this offering.

3.2.1*	Bylaws of TeleNav, Inc., as currently in effect.

4.1*	Specimen Common Stock Certificate of TeleNav, Inc.

4.2*	Fifth Amended and Restated Investors’ Rights Agreement, dated April 14, 2009, between TeleNav, Inc. and certain holders of TeleNav, Inc.’s capital stock named therein.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1*	Form of Indemnification Agreement between Registrant and its directors and officers.

10.2*	1999 Stock Option Plan and forms of agreement thereunder.

10.3*	2002 Executive Stock Option Plan and forms of agreement thereunder.

10.4*	2009 Equity Incentive Plan and forms of agreement thereunder to be in effect upon the closing of this offering.

10.5*	Employment Agreement, dated as of April 20, 2006, between TeleNav, Inc. and Douglas Miller.

10.5.1*	Amended and Restated Employment Agreement, dated as of October 28, 2009, between TeleNav, Inc. and Douglas Miller.

10.6*	Employment Agreement, dated as of April 7, 2009, between TeleNav, Inc. and Loren Hillberg.

10.6.1*	Amended and Restated Employment Agreement, dated as of October 28, 2009, between TeleNav, Inc. and Loren Hillberg.

10.7*	Employment Agreement, dated as of May 4, 2005, between TeleNav, Inc. and Hassan Wahla.

10.8*	Employment Agreement, dated October 28, 2009, between TeleNav, Inc. and H.P. Jin.

10.9*	Form of Employment Agreement between TeleNav, Inc. and each of Y.C. Chao, Salman Dhanani, Robert Rennard and Hassan Wahla.

10.10*	Severance Agreement and General Release, dated as of January 29, 2009, between TeleNav, Inc. and William Bettencourt.

Exhibit number	Exhibit title

10.10.1*	Amendment dated July 8, 2009 to the Severance Agreement and General Release, dated as of January 29, 2009, between TeleNav, Inc. and William Bettencourt.

10.11*	Industrial/R&D Lease, dated as of October 9, 2006, by and between TeleNav, Inc. and Roeder Family Trust B.

10.11.1*	First Amendment dated October 27, 2006 to the Industrial/R&D Lease, dated as of October 9, 2006, by and between TeleNav, Inc. and Roeder Family Trust B.

10.12*	Shanghai Real Estate Lease Agreement, dated as of April 28, 2009, by and between TeleNav Shanghai Inc. and Shanghai Dongfang Weijing Culture Development Co.

10.13†*	Sprint Master Application and Services Agreement, dated as of January 30, 2009, by and between TeleNav, Inc. and Sprint United Management Company.

10.13.1†*	Amendment No. 1 effective as of July 1, 2009 to the Sprint Master Application and Services Agreement, dated as of January 30, 2009, by and between TeleNav, Inc. and Sprint United Management Company.

10.13.2†*	Amendment No. 2 effective as of December 16, 2009 to the Sprint Master Application and Services Agreement, dated as of January 30, 2009, by and between TeleNav, Inc. and Sprint United Management Company.

10.13.3†*	Addendum effective as of March 12, 2010 to the Sprint Master Application and Services Agreement, dated as of January 30, 2009, by and between TeleNav, Inc. and Sprint United Management Company.

10.14†*	License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.1†*	First Amendment effective as of November 13, 2008 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.2†*	Second Amendment effective as of November 20, 2008 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.3†*	Fourth Amendment effective as of June 16, 2009 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.4†*	Sixth Amendment effective as of October 13, 2009 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.5†*	Seventh Amendment effective as of October 27, 2009 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.6†*	Eighth Amendment effective as of November 16, 2009 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.15†*	License Agreement effective as of July 1, 2009, by and between TeleNav, Inc. and Tele Atlas North America, Inc.

Exhibit number	Exhibit title

10.15.1†*	Amendment #1 effective as of March 1, 2010 to the License Agreement, dated as of July 1, 2009, by and between TeleNav, Inc. and Tele Atlas North America, Inc.

10.16†*	Data License Agreement, dated as of December 1, 2002, by and between Televigation, Inc. and Navigation Technologies Corporation.

10.16.1†*	Third Amendment dated December 22, 2004 to the Data License Agreement, dated as of December 1, 2002, by and between Televigation, Inc. and NAVTEQ North America, LLC.

10.16.2†*	Fourth Amendment dated May 18, 2007 to the Data License Agreement, dated as of December 1, 2002, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.3†*	Fifth Amendment dated January 15, 2008 to the Data License Agreement, dated as of December 1, 2002, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.4†*	Seventh Amendment dated December 16, 2008 to the Data License Agreement, dated as of December 1, 2002, by and among TeleNav, Inc., NAVTEQ Europe B.V. and NAVTEQ North America, LLC.

10.16.5*	Eighth Amendment dated December 15, 2008 to the Data License Agreement, dated as of December 1, 2002, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.6†*	Territory License No. 1, dated as of December 1, 2002, by and between Televigation, Inc. and Navigation Technologies Corporation.

10.16.7†*	Territory License No. 2, dated as of June 30, 2003, by and between Telegivation, Inc. and NAVTEQ North America, LLC.

10.16.8†*	Territory License No. 3, dated as of February 7, 2006, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.9†*	Territory License No. 5, dated as of March 6, 2006, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.10†*	Territory License No. 6, dated as of May 18, 2007, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.11†*	Territory License No. 7, dated as of May 18, 2007, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.12†*	Ninth Amendment dated February 25, 2010 to the Data License Agreement, dated as of December 1, 2002 by and between TeleNav, Inc. and NAVTEQ North America, LLC.

21.1*	List of subsidiaries of TeleNav, Inc.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.

(b) Financial statement schedules.

The following schedule is filed as part of this registration statement.

Schedule II

TeleNav, Inc. valuation and qualifying accounts

(in thousands)	Beginning balance	Additions (recoveries) charged to operations	Write-offs	Ending balance

Trade receivable allowances:
Fiscal year ended June 30, 2007	$5	$—	$—	$5

Fiscal year ended June 20, 2008	$5	$17	$(2)	$20

Fiscal year ended June 30, 2009	$20	$209	$—	$229

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 11, 2010.

TeleNav, Inc.

By:	/s/ H.P. JIN
H.P. Jin, President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ H.P. JIN H.P. Jin	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 11, 2010

/S/ DOUGLAS MILLER Douglas Miller	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 11, 2010

/S/ SHAWN CAROLAN* Shawn Carolan	Director	May 11, 2010

/s/ SAMUEL CHEN* Samuel Chen	Director	May 11, 2010

/s/ HON JANE (JASON) CHIU* Hon Jane (Jason) Chiu	Director	May 11, 2010

/S/ SOO BOON KOH* Soo Boon Koh	Director	May 11, 2010

/S/ JOSEPH M. ZAELIT* Joseph M. Zaelit	Director	May 11, 2010

*By:	/S/ DOUGLAS MILLER
Attorney-in-Fact

Exhibit index

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement.

2.1*	Merger Agreement between TeleNav, Inc. and TNAV Holdings, Inc., dated April 15, 2010.

3.1*	Form of Second Amended and Restated Certificate of Incorporation of TeleNav, Inc. to be effective upon closing of this offering.

3.1.1*	Amended and Restated Certificate of Incorporation of TeleNav, Inc., as currently in effect.

3.2*	Form of Amended and Restated Bylaws of TeleNav, Inc., to be effective upon closing of this offering.

3.2.1*	Bylaws of TeleNav, Inc., as currently in effect.

4.1*	Specimen Common Stock Certificate of TeleNav, Inc.

4.2*	Fifth Amended and Restated Investors’ Rights Agreement, dated April 14, 2009, between TeleNav, Inc. and certain holders of TeleNav, Inc.’s capital stock named therein.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1*	Form of Indemnification Agreement between Registrant and its directors and officers.

10.2*	1999 Stock Option Plan and forms of agreement thereunder.

10.3*	2002 Executive Stock Option Plan and forms of agreement thereunder.

10.4*	2009 Equity Incentive Plan and forms of agreement thereunder to be in effect upon the closing of this offering.

10.5*	Employment Agreement, dated as of April 20, 2006, between TeleNav, Inc. and Douglas Miller.

10.5.1*	Amended and Restated Employment Agreement, dated as of October 28, 2009, between TeleNav, Inc. and Douglas Miller.

10.6*	Employment Agreement, dated as of April 7, 2009, between TeleNav, Inc. and Loren Hillberg.

10.6.1*	Amended and Restated Employment Agreement, dated as of October 28, 2009, between TeleNav, Inc. and Loren Hillberg.

10.7*	Employment Agreement, dated as of May 4, 2005, between TeleNav, Inc. and Hassan Wahla.

10.8*	Employment Agreement, dated October 28, 2009, between TeleNav, Inc. and H.P. Jin.

10.9*	Form of Employment Agreement between TeleNav, Inc. and each of Y.C. Chao, Salman Dhanani, Robert Rennard and Hassan Wahla.

10.10*	Severance Agreement and General Release, dated as of January 29, 2009, between TeleNav, Inc. and William Bettencourt.

10.10.1*	Amendment dated July 8, 2009 to the Severance Agreement and General Release, dated as of January 29, 2009, between TeleNav, Inc. and William Bettencourt.

10.11*	Industrial/R&D Lease, dated as of October 9, 2006, by and between TeleNav, Inc. and Roeder Family Trust B.

Exhibit number	Exhibit title

10.11.1*	First Amendment dated October 27, 2006 to the Industrial/R&D Lease, dated as of October 9, 2006, by and between TeleNav, Inc. and Roeder Family Trust B.

10.12*	Shanghai Real Estate Lease Agreement, dated as of April 28, 2009, by and between TeleNav Shanghai Inc. and Shanghai Dongfang Weijing Culture Development Co.

10.13†*	Sprint Master Application and Services Agreement, dated as of January 30, 2009, by and between TeleNav, Inc. and Sprint United Management Company.

10.13.1†*	Amendment No. 1 effective as of July 1, 2009 to the Sprint Master Application and Services Agreement, dated as of January 30, 2009, by and between TeleNav, Inc. and Sprint United Management Company.

10.13.2†*	Amendment No. 2 effective as of December 16, 2009 to the Sprint Master Application and Services Agreement, dated as of January 30, 2009, by and between TeleNav, Inc. and Sprint United Management Company.

10.13.3†*	Addendum effective as of March 12, 2010 to the Sprint Master Application and Services Agreement, dated as of January 30, 2009, by and between TeleNav, Inc. and Sprint United Management Company.

10.14†*	License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.1†*	First Amendment effective as of November 13, 2008 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.2†*	Second Amendment effective as of November 20, 2008 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.3†*	Fourth Amendment effective as of June 16, 2009 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.4†*	Sixth Amendment effective as of October 13, 2009 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.5†*	Seventh Amendment effective as of October 27, 2009 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.14.6†*	Eighth Amendment effective as of November 16, 2009 to the License and Service Agreement, dated as of March 19, 2008, by and between TeleNav, Inc. and AT&T Mobility LLC.

10.15†*	License Agreement effective as of July 1, 2009, by and between TeleNav, Inc. and Tele Atlas North America, Inc.

10.15.1†*	Amendment #1 effective as of March 1, 2010 to the License Agreement, dated as of July 1, 2009, by and between TeleNav, Inc. and Tele Atlas North America, Inc.

10.16†*	Data License Agreement, dated as of December 1, 2002, by and between Televigation, Inc. and Navigation Technologies Corporation.

Exhibit number	Exhibit title

10.16.1†*	Third Amendment dated December 22, 2004 to the Data License Agreement, dated as of December 1, 2002, by and between Televigation, Inc. and NAVTEQ North America, LLC.

10.16.2†*	Fourth Amendment dated May 18, 2007 to the Data License Agreement, dated as of December 1, 2002, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.3†*	Fifth Amendment dated January 15, 2008 to the Data License Agreement, dated as of December 1, 2002, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.4†*	Seventh Amendment dated December 16, 2008 to the Data License Agreement, dated as of December 1, 2002, by and among TeleNav, Inc., NAVTEQ Europe B.V. and NAVTEQ North America, LLC.

10.16.5*	Eighth Amendment dated December 15, 2008 to the Data License Agreement, dated as of December 1, 2002, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.6†*	Territory License No. 1, dated as of December 1, 2002, by and between Televigation, Inc. and Navigation Technologies Corporation.

10.16.7†*	Territory License No. 2, dated as of June 30, 2003, by and between Telegivation, Inc. and NAVTEQ North America, LLC.

10.16.8†*	Territory License No. 3, dated as of February 7, 2006, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.9†*	Territory License No. 5, dated as of March 6, 2006, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.10†*	Territory License No. 6, dated as of May 18, 2007, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.11†*	Territory License No. 7, dated as of May 18, 2007, by and between TeleNav, Inc. and NAVTEQ North America, LLC.

10.16.12†*	Ninth Amendment dated February 25, 2010 to the Data License Agreement, dated as of December 1, 2002 by and between TeleNav, Inc. and NAVTEQ North America, LLC.

21.1*	List of subsidiaries of TeleNav, Inc.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.